Filed pursuant to Rule 424(b)(3)
File No. 333-267988

OAKTREE SPECIALTY LENDING CORPORATION

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

November 30, 2022

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “OCSL Annual Meeting”) of Oaktree Specialty Lending Corporation, a Delaware corporation (“OCSL”), to be held virtually on January 20, 2023, at 10:00 a.m., Pacific Time (1:00 p.m. Eastern Time), at the following website: www.virtualshareholdermeeting.com/OCSL2023. Stockholders of record of OCSL at the close of business on November 28, 2022 are entitled to notice of, and to vote at, the OCSL Annual Meeting or any adjournment or postponement thereof.

The notice of annual meeting and the joint proxy statement/prospectus accompanying this letter provide an outline of the business to be conducted at the OCSL Annual Meeting. At the OCSL Annual Meeting, you will be asked to:

(i)	elect two directors, who will each serve until the 2026 Annual Meeting of Stockholders and until his successor is duly elected and qualifies (the “Director Proposal”);

(ii)	ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for OCSL for the fiscal year ending September 30, 2023 (the “Auditor Proposal”);

(iii)

approve the issuance of shares of common stock, par value $0.01 per share, of OCSL (“OCSL Common Stock”) to be issued pursuant to the Agreement and Plan of Merger, dated as of September 14, 2022 (the “Merger Agreement”), among Oaktree Strategic Income II, Inc., a Delaware corporation (“OSI2”), OCSL, Project Superior Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of OCSL (“Merger Sub”), and, for the limited purposes set forth therein, Oaktree Fund Advisors, LLC, a Delaware limited liability company and investment adviser to each of OCSL and OSI2 (the “Merger Stock Issuance Proposal”); and

(iv)

approve an amendment to OCSL’s restated certificate of incorporation, as amended and corrected, to effect a 1-for-3 reverse stock split (the “Reverse Stock Split”) of OCSL Common Stock (such proposal, the “Reverse Stock Split Proposal” and collectively with the Director Proposal, the Auditor Proposal and the Merger Stock Issuance Proposal, the “OCSL Proposals”).

Closing of the Mergers (as defined below) is contingent upon (a) OCSL stockholder approval of the Merger Stock Issuance Proposal, (b) OSI2 stockholder approval of the Merger Agreement and (c) satisfaction or waiver of certain other closing conditions. If the Mergers do not close, then the OCSL Common Stock will not be issued pursuant to the Merger Stock Issuance Proposal, even if approved by the OCSL stockholders.

OCSL and OSI2 are proposing a combination of both companies by a merger and related transactions pursuant to the Merger Agreement in which Merger Sub would merge with and into OSI2 (the “Merger”), with OSI2 continuing as the surviving company and as a wholly-owned subsidiary of OCSL. Immediately after the effectiveness of the Merger, OSI2 will merge with and into OCSL (together with the Merger, the “Mergers”), with OCSL continuing as the surviving company.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of OSI2 (“OSI2 Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares owned by OCSL or any of its consolidated subsidiaries (the “Cancelled Shares”)) will be converted into the right to receive a number of shares of OCSL Common Stock equal to the Exchange Ratio (as defined below), plus any cash in lieu of fractional shares.

Under the Merger Agreement, as of a mutually agreed date no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such date, the “Determination Date”), each of OSI2 and OCSL will deliver to the other a calculation of its net asset value as of such date (such calculation with respect to OSI2, the “Closing OSI2 Net Asset Value” and such calculation with respect to OCSL, the “Closing OCSL Net Asset Value”), in each case based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used in preparing the calculation of the net asset value per share by the applicable party. Based on such calculations, the parties will calculate the “OSI2 Per Share NAV”, which will be equal to (i) the Closing OSI2 Net Asset Value divided by (ii) the number of shares of OSI2 Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares), and the “OCSL Per Share NAV”, which will be equal to (A) the Closing OCSL Net Asset Value divided by (B) the number of shares of OCSL Common Stock issued and outstanding as of the Determination Date. The “Exchange Ratio” will be equal to the quotient (rounded to four decimal places) of (i) the OSI2 Per Share NAV divided by (ii) the OCSL Per Share NAV.

In connection with entry into the Merger Agreement and subject to completion of the transactions contemplated thereby, Oaktree Fund Advisors, LLC has agreed to waive $9.0 million of base management fees payable to it by OCSL as follows: $6.0 million at a rate of $1.5 million per quarter (with such amount appropriately prorated for any partial quarter) in the first year following closing of the Mergers and $3.0 million at a rate of $750,000 per quarter (with such amount appropriately prorated for any partial quarter) in the second year following closing of the Mergers.

Your vote is extremely important. The holders of at least a majority of the issued and outstanding shares of OCSL Common Stock must be present at the OCSL Annual Meeting for each of the OCSL Proposals to be voted on. The election of directors in connection with the Director Proposal requires the affirmative vote of the holders of at least a plurality of votes cast by holders of shares of OCSL Common Stock present at the OCSL Annual Meeting, virtually or represented by proxy, and entitled to vote thereat. The approval of each of the Auditor Proposal and the Merger Stock Issuance Proposal requires the affirmative vote of the holders of at least a majority of votes cast by holders of shares of OCSL Common Stock present at the OCSL Annual Meeting, virtually or represented by proxy, and entitled to vote thereat. The approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of OCSL Common Stock. Votes to “withhold authority” and broker non-votes (which occur when a beneficial owner does not instruct its broker, bank, trustee or nominee holding its shares of OCSL Common Stock how to vote such shares on its behalf), if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the voting outcome of the Director Proposal. Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the voting outcome of the Auditor Proposal and the Merger Stock Issuance Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote against the Reverse Stock Split Proposal. For the OCSL Annual Meeting, broker non-votes, if any, will be treated as shares present for quorum purposes.

After careful consideration and, with respect to the Merger Stock Issuance Proposal, on the recommendation of a special committee of the Board of Directors of OCSL (the “OCSL Board”) comprised entirely of certain independent directors, the OCSL Board unanimously recommends that OCSL’s stockholders vote “FOR” the election of each of the nominees proposed by the OCSL Board in connection with the Director Proposal, “FOR” the Auditor Proposal, “FOR” the Merger Stock Issuance Proposal and “FOR” the Reverse Stock Split Proposal.

It is important that your shares be represented at the OCSL Annual Meeting. Please follow the instructions on the enclosed proxy card and vote via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. OCSL encourages you to vote via the Internet as it saves OCSL significant time and processing costs. Voting by proxy does not deprive you of your right to participate in the OCSL Annual Meeting.

This joint proxy statement/prospectus describes the OCSL Annual Meeting, the Mergers and the documents related to the Mergers (including the Merger Agreement) that OCSL’s stockholders should review before voting on the Merger Stock Issuance Proposal and should be retained for future reference. Please carefully read this entire document, including “Risk Factors” beginning on page 23 and as otherwise incorporated by reference in this joint proxy statement/prospectus, for a discussion of the risks relating to the Mergers and OCSL. OCSL files periodic reports, current reports, proxy statements and other information with the U.S. Securities and Exchange Commission. This information is available free of charge, and stockholder inquiries can be made, by contacting OCSL at 333 South Grand Ave., 28th Floor, Los Angeles, CA 90071 or by calling OCSL collect at (213) 830-6300 or on OCSL’s website at www.oaktreespecialtylending.com. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information. Except for the documents incorporated by reference into this joint proxy statement/prospectus, information on OCSL’s website is not incorporated into or a part of this joint proxy statement/prospectus.

No matter how many or few shares in OCSL you own, your vote and participation are very important to us.

Sincerely yours,

/s/ Armen Panossian
Armen Panossian
Chief Executive Officer of OCSL

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of OCSL Common Stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated November 30, 2022 and is first being mailed or otherwise delivered to OCSL stockholders on or about December 1, 2022.

Oaktree Specialty Lending Corporation 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 (213) 830-6300	Oaktree Strategic Income II, Inc. 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 (213) 830-6300

OAKTREE SPECIALTY LENDING CORPORATION

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

NOTICE OF VIRTUAL 2023 ANNUAL MEETING OF STOCKHOLDERS

Online Meeting Only — No Physical Meeting Location

www.virtualshareholdermeeting.com/OCSL2023

January 20, 2023, 10:00 a.m., Pacific Time (1:00 p.m., Eastern Time)

Dear Stockholders:

The 2023 Annual Meeting of Stockholders (the “OCSL Annual Meeting”) of Oaktree Specialty Lending Corporation, a Delaware corporation (“OCSL”), will be conducted online on January 20, 2023, at 10:00 a.m., Pacific Time (1:00 p.m., Eastern Time) at the following website: www.virtualshareholdermeeting.com/OCSL2023.

At the OCSL Annual Meeting, in addition to transacting such other business as may properly come before the meeting and any adjournments and postponements thereof, the OCSL stockholders will consider and vote on the following proposals as to OCSL:

•	to elect two directors, who will each serve until the 2026 Annual Meeting of Stockholders and until his successor is duly elected and qualifies (the “Director Proposal”);

•	to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for OCSL for the fiscal year ending September 30, 2023 (the “Auditor Proposal”);

•

to approve the issuance of shares of common stock, par value $0.01 per share, of OCSL to be issued pursuant to the Agreement and Plan of Merger, dated as of September 14, 2022, among Oaktree Strategic Income II, Inc., a Delaware corporation (“OSI2”), OCSL, Project Superior Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of OCSL, and, for the limited purposes set forth therein, Oaktree Fund Advisors, LLC, a Delaware limited liability company and investment adviser to each of OCSL and OSI2 (the “Merger Stock Issuance Proposal”); and

•

to approve an amendment to OCSL’s restated certificate of incorporation, as amended and corrected, to effect a 1-for-3 reverse stock split of OCSL Common Stock (such proposal, the “Reverse Stock Split Proposal” and collectively with the Director Proposal, the Auditor Proposal and the Merger Stock Issuance Proposal, the “OCSL Proposals”).

AFTER CAREFUL CONSIDERATION AND, WITH RESPECT TO THE MERGER STOCK ISSUANCE PROPOSAL, ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF OCSL (THE “OCSL BOARD”) COMPRISED ENTIRELY OF CERTAIN INDEPENDENT DIRECTORS, THE OCSL BOARD UNANIMOUSLY RECOMMENDS THAT OCSL’S STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES PROPOSED BY THE OCSL BOARD IN CONNECTION WITH THE DIRECTOR PROPOSAL, “FOR” THE AUDITOR PROPOSAL, “FOR” THE MERGER STOCK ISSUANCE PROPOSAL AND “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

You have the right to receive notice of, and to vote at, the OCSL Annual Meeting if you were a stockholder of record of OCSL at the close of business on November 28, 2022. A joint proxy statement/prospectus is attached to this Notice that describes the matters to be voted upon at the OCSL Annual Meeting or any adjournment(s) or postponement(s) thereof. The enclosed proxy card will instruct you as to how you may vote your proxy via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. In addition, information regarding how to find the logistical details of the OCSL Annual Meeting (including how to remotely access, participate in and vote during the virtual meeting) is included beginning on page 2 of the attached joint proxy statement/prospectus.

Whether or not you plan to participate in the OCSL Annual Meeting, we encourage you to vote your shares by following the instructions on the enclosed proxy card. Please note, however, that if you wish to vote during the OCSL Annual Meeting and your shares are held of record by a broker, bank, trustee or nominee, you must obtain a “legal” proxy issued in your name from that record holder.

We are not aware of any other business, or any other nominees for election as directors of OCSL, that may properly be brought before the OCSL Annual Meeting.

Thank you for your continued support of OCSL.

By order of the Board of Directors,

/s/ John B. Frank
John B. Frank
OCSL Chairman

Los Angeles, CA

November 30, 2022

To ensure proper representation at the OCSL Annual Meeting, please follow the instructions on the enclosed proxy card to vote your shares via the Internet or telephone, or by signing, dating and returning the enclosed proxy card. Even if you vote your shares prior to the OCSL Annual Meeting, you still may participate in the OCSL Annual Meeting.

OAKTREE STRATEGIC INCOME II, INC.

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

November 30, 2022

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders (the “OSI2 Special Meeting”) of Oaktree Strategic Income II, Inc., a Delaware corporation (“OSI2”), to be held virtually on January 20, 2023, at 10:30 a.m., Pacific Time (1:30 p.m. Eastern Time), at the following website: www.virtualshareholdermeeting.com/OSI22023SM. Stockholders of record of OSI2 at the close of business on November 28, 2022 are entitled to notice of, and to vote at, the OSI2 Special Meeting or any adjournment or postponement thereof.

The notice of special meeting and the joint proxy statement/prospectus accompanying this letter provide an outline of the business to be conducted at the OSI2 Special Meeting. At the OSI2 Special Meeting, you will be asked to adopt the Agreement and Plan of Merger, dated as of September 14, 2022 (the “Merger Agreement”), among OSI2, Oaktree Specialty Lending Corporation, a Delaware corporation (“OCSL”), Project Superior Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of OCSL (“Merger Sub”), and, for the limited purposes set forth therein, Oaktree Fund Advisors, LLC, a Delaware limited liability company and investment adviser to each of OCSL and OSI2, and approve the transactions contemplated thereby, including the Mergers (as defined below) (such proposal collectively, the “Merger Proposal”).

Closing of the Mergers (as defined below) is contingent upon (i) OSI2 stockholder approval of the Merger Proposal, (ii) OCSL stockholder approval of the issuance of shares of common stock, par value $0.01 per share, of OCSL (“OCSL Common Stock”) in connection with the Merger Agreement and (iii) satisfaction or waiver of certain other closing conditions.

OCSL and OSI2 are proposing a combination of both companies by a merger and related transactions pursuant to the Merger Agreement in which Merger Sub would merge with and into OSI2 (the “Merger”), with OSI2 continuing as the surviving company and as a wholly owned subsidiary of OCSL. Immediately after the effectiveness of the Merger, OSI2 will merge with and into OCSL (together with the Merger, the “Mergers”), with OCSL continuing as the surviving company.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of OSI2 (“OSI2 Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares owned by OCSL or any of its consolidated subsidiaries, the “Cancelled Shares”)) will be converted into the right to receive a number of shares of OCSL Common Stock equal to the Exchange Ratio (as defined below), plus any cash in lieu of fractional shares.

Under the Merger Agreement, as of a mutually agreed date no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such date, the “Determination Date”), each of OSI2 and OCSL will deliver to the other a calculation of its net asset value as of such date (such calculation with respect to OSI2, the “Closing OSI2 Net Asset Value” and such calculation with respect to OCSL, the “Closing OCSL Net Asset Value”), in each case based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used in preparing the calculation of the net asset value per share by the applicable party. Based on such calculations, the parties will calculate the “OSI2 Per Share NAV”, which will be equal to (i) the Closing OSI2 Net Asset Value divided by (ii) the number of shares of OSI2 Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares), and the “OCSL Per Share NAV”, which will be equal to (A) the Closing OCSL Net Asset Value divided by (B) the number of shares of OCSL Common Stock issued and outstanding as of the Determination Date. The “Exchange Ratio” will be equal to the quotient (rounded to four decimal places) of (i) the OSI2 Per Share NAV divided by (ii) the OCSL Per Share NAV.

The market value of the consideration to be received by OSI2’s stockholders will fluctuate with changes in the market price of OCSL Common Stock. OSI2 urges you to obtain current market quotations of OCSL Common Stock. OCSL Common Stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “OCSL”. The following table shows the closing sale prices of OCSL Common Stock, as reported on Nasdaq on September 13, 2022, the last trading day before the execution of the Merger Agreement, and on November 29, 2022, the last trading day before printing this document.

OCSL Common Stock
Closing Sales Price on September 13, 2022	$6.75
Closing Sales Price on November 29, 2022	$7.10

Your vote is extremely important. At the OSI2 Special Meeting, you will be asked to vote on the Merger Proposal. The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of OSI2 Common Stock. Abstentions and broker non-votes (which occur when a beneficial owner does not instruct its broker, bank, trustee or nominee holding its shares of OSI2 Common Stock how to vote such shares on its behalf) will not count as affirmative votes cast and will therefore have the same effect as votes “against” the Merger Proposal.

After careful consideration, on the recommendation of a special committee of the Board of Directors of OSI2, comprised solely of certain independent directors, the Board of Directors of OSI2 unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that OSI2’s stockholders vote “FOR” the Merger Proposal.

It is important that your shares be represented at the OSI2 Special Meeting. Please follow the instructions on the enclosed proxy card and vote via the Internet or by telephone. OSI2 encourages you to vote via the Internet as it saves OSI2 significant time and processing costs. However, you may also vote your proxy by signing, dating and returning the enclosed proxy card to OSI2 in the postage-paid envelope provided. Voting by proxy does not deprive you of your right to participate in the OSI2 Special Meeting.

This joint proxy statement/prospectus describes the OSI2 Special Meeting, the Mergers and the documents related to the Mergers (including the Merger Agreement) that OSI2’s stockholders should review before voting on the Merger Proposal and should be retained for future reference. Please carefully read this entire document, including “Risk Factors ” beginning on page 23 and as otherwise incorporated by reference in this joint proxy statement/prospectus, for a discussion of the risks relating to the Mergers, OCSL and OSI2. OSI2 files periodic reports, current reports, proxy statements and other information with the U.S. Securities and Exchange Commission. This information is available free of charge, and stockholder inquiries can be made, by contacting OSI2 at 333 South Grand Ave., 28th Floor, Los Angeles, CA 90071 or by calling OSI2 collect at (213) 830-6300. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information. No matter how many or few shares in OSI2 you own, your vote and participation are very important to us.

Sincerely yours,

/s/ Armen Panossian
Armen Panossian
Chief Executive Officer of OSI2

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of OCSL Common Stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated November 30, 2022 and is first being mailed or otherwise delivered to OSI2 stockholders on or about December 1, 2022.

Oaktree Strategic Income II, Inc. 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 (213) 830-6300	Oaktree Specialty Lending Corporation 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 (213) 830-6300

OAKTREE STRATEGIC INCOME II, INC.

333 South Grand Avenue, 28th

Floor Los Angeles, CA 90071

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

Online Meeting Only — No Physical Meeting Location

www.virtualshareholdermeeting.com/OSI22023SM

January 20, 2023, 10:30 a.m., Pacific Time (1:30 p.m., Eastern Time)

Dear Stockholders:

The Special Meeting of Stockholders (the “OSI2 Special Meeting”) of Oaktree Strategic Income II, Inc., a Delaware corporation (“OSI2”), will be conducted online on January 20, 2023, at 10:30 a.m., Pacific Time (1:30 p.m., Eastern Time), at the following website: www.virtualshareholdermeeting.com/OSI22023SM.

At the OSI2 Special Meeting, in addition to transacting such other business as may properly come before the meeting and any adjournments and postponements thereof, stockholders of OSI2 will consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 14, 2022 (the “Merger Agreement”), among OSI2, Oaktree Specialty Lending Corporation, a Delaware corporation (“OCSL”), Project Superior Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of OCSL (“Merger Sub”), and, for the limited purposes set forth therein, Oaktree Fund Advisors, LLC, a Delaware limited liability company and investment adviser to each of OCSL and OSI2, and approve the transactions contemplated thereby, including the Mergers (as defined below) (such proposal collectively, the “Merger Proposal”).

OSI2 is proposing a combination of OCSL and OSI2 by a merger and related transactions pursuant to the Merger Agreement in which Merger Sub would merge with and into OSI2 (the “Merger”), with OSI2 continuing as the surviving company and as a wholly owned subsidiary of OCSL. Immediately after the effectiveness of the Merger, OSI2 will merge with and into OCSL (together with the Merger, the “Mergers”), with OCSL continuing as the surviving company.

AFTER CAREFUL CONSIDERATION, ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF OSI2, COMPRISED SOLELY OF CERTAIN INDEPENDENT DIRECTORS, THE BOARD OF DIRECTORS OF OSI2 UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS, AND UNANIMOUSLY RECOMMENDS THAT OSI2’S STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

You have the right to receive notice of, and to vote at, the OSI2 Special Meeting if you were a stockholder of record of OSI2 at the close of business on November 28, 2022. A joint proxy statement/prospectus is attached to this Notice that describes the matters to be voted upon at the OSI2 Special Meeting or any adjournment(s) or postponement(s) thereof. The enclosed proxy card will instruct you as to how you may vote your proxy via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. In addition, information regarding how to find the logistical details of the OSI2 Special Meeting (including how to remotely access, participate in and vote during the virtual meeting) is included on page 3 of the attached joint proxy statement/prospectus.

Whether or not you plan to participate in the OSI2 Special Meeting, we encourage you to vote your shares by following the instructions on the enclosed proxy card. Please note, however, that if you wish to vote during the OSI2 Special Meeting and your shares are held of record by a broker, bank, trustee or nominee, you must obtain a “legal” proxy issued in your name from that record holder.

We are not aware of any other business that may properly be brought before the OSI2 Special Meeting.

Thank you for your continued support of OSI2.

By order of the Board of Directors,

/s/ Mary Gallegly
Mary Gallegly
General Counsel and Secretary

Los Angeles, CA

November 30, 2022

To ensure proper representation at the OSI2 Special Meeting, please follow the instructions on the enclosed proxy card to vote your shares via the Internet or telephone, or by signing, dating and returning the enclosed proxy card. Even if you vote your shares prior to the OSI2 Special Meeting, you still may participate in the OSI2 Special Meeting.

i

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form N-14 filed with the U.S. Securities and Exchange Commission (the “SEC”) by OCSL (File No. 333-267988), constitutes a prospectus of OCSL under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of OCSL Common Stock to be issued to OSI2 Stockholders pursuant to the Merger Agreement.

This document also constitutes a joint proxy statement of OCSL and OSI2 under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to: (1) the Annual Meeting of Stockholders of OCSL (the “OCSL Annual Meeting”), at which OCSL Stockholders will be asked to vote upon the Director Proposal (as defined below), the Auditor Proposal (as defined below), the Merger Stock Issuance Proposal (as defined below) and the Reverse Stock Split Proposal (as defined below); and (2) the Special Meeting of Stockholders of OSI2 (the “OSI2 Special Meeting”), at which OSI2 Stockholders will be asked to vote upon the Merger Proposal (as defined below).

You should rely only on the information contained in this joint proxy statement/prospectus, including in determining how to vote the shares of OCSL Common Stock or OSI2 Common Stock, as applicable. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated November 30, 2022. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither any mailing of this joint proxy statement/prospectus to OCSL Stockholders or OSI2 Stockholders nor the issuance of OCSL Common Stock in connection with the Mergers will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Except where the context otherwise indicates, information contained in this joint proxy statement/prospectus regarding OCSL has been provided by OCSL and information contained in this joint proxy statement/prospectus regarding OSI2 has been provided by OSI2.

When used in this document, unless otherwise indicated in this document or the context otherwise requires:

•	“Determination Date” refers to an agreed upon date no more than 48 hours (excluding Sundays and holidays) prior to the Effective Time;

•	“Effective Time” refers to the effective time of the Merger;

•	“Independent Director” refers to each director who is not an “interested person” of OCSL or OSI2, as applicable, as defined in Section 2(a)(19) of the Investment Company Act;

•	“Investment Company Act” refers to the Investment Company Act of 1940, as amended;

•	“Merger” refers to the merger of Merger Sub with and into OSI2, with OSI2 as the surviving company;

•	“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of September 14, 2022, among OSI2, OCSL, Merger Sub and, for the limited purposes set forth therein, Oaktree;

•	“Merger Sub” refers to Project Superior Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of OCSL;

•	“Mergers” refers to the Merger, together with the Second Merger;

•	“NAV” refers to net asset value;

•	“Oaktree” refers to Oaktree Fund Advisors, LLC, a Delaware limited liability company and the investment adviser of OCSL and OSI2;

•	“Oaktree Administrator” refers to Oaktree Fund Administration, LLC, a Delaware limited liability company and the administrator of OCSL and OSI2;

•	“OCM” refers to Oaktree Capital Management, L.P., a Delaware limited partnership;

•	“OCSI” refers to Oaktree Strategic Income Corporation, which was a Delaware corporation prior to completion of the OCSI Merger;

•	“OCSI Merger” refers to the two-step merger of OCSI with and into OCSL;

•	“OCSL” refers to Oaktree Specialty Lending Corporation and, where applicable, its consolidated subsidiaries;

•	“OCSL Administration Agreement” refers to the administration agreement, dated September 30, 2019, by and between OCSL and Oaktree Administrator;

•	“OCSL Board” refers to the board of directors of OCSL;

•	“OCSL Common Stock” refers to the shares of OCSL common stock, par value $0.01 per share;

•	“OCSL Independent Directors” refers to the Independent Directors of the OCSL Board in their capacity as such;

•

“OCSL Investment Advisory Agreement” refers to the Amended and Restated Investment Advisory Agreement, dated as of March 19, 2021, by and between OCSL and Oaktree, as may be subsequently amended in accordance with its terms and the requirements of the Investment Company Act;

•	“OCSL Special Committee” refers to the committee of the OCSL Board comprised solely of certain OCSL Independent Directors;

•	“OCSL Stockholders” refers to the holders of shares of OCSL Common Stock;

•	“OSI2” refers to Oaktree Strategic Income II, Inc. and, where applicable, its consolidated subsidiaries;

•	“OSI2 Administration Agreement” refers to the administration agreement, dated September 30, 2019, by and between OSI2 and Oaktree Administrator;

•	“OSI2 Board” refers to the board of directors of OSI2;

•	“OSI2 Common Stock” refers to the shares of OSI2 common stock, par value $0.001 per share;

•	“OSI2 Independent Directors” refers to the Independent Directors of the OSI2 Board in their capacity as such;

•	“OSI2 Investment Advisory Agreement” refers to the Amended and Restated Investment Advisory Agreement, dated as of May 11, 2020, by and between OSI2 and Oaktree;

•	“OSI2 Special Committee” refers to the committee of the OSI2 Board comprised solely of certain OSI2 Independent Directors;

•	“OSI2 Stockholders” refers to the holders of shares of OSI2 Common Stock;

•	“Second Effective Time” refers to the effective time of the Second Merger; and

•	“Second Merger” refers to the merger of OSI2 with and into OCSL, with OCSL continuing as the surviving company.

Financial information of OSI2 as of or for the year ended September 30, 2022 presented in this joint proxy statement/prospectus is subject to the completion of OSI2’s financial closing procedures and is not a comprehensive statement of OSI2’s financial position, results of operations or cash flows as of or for the year ended September 30, 2022. Final results may differ materially as a result of the completion of OSI2’s financial closing procedures, as well as any subsequent events, including the discovery of information affecting fair values of OSI2’s portfolio investments as of September 30, 2022, arising between the date of this joint proxy statement/prospectus and the completion of OSI2’s financial statements and the filing of OSI2’s annual report on Form 10-K for the year then ended.

Such select financial information of OSI2 provided in this joint proxy statement/prospectus has been prepared by, and is the responsibility of OSI2 management. Ernst & Young LLP, OSI2’s independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the OSI2 select financial information. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

v

QUESTIONS AND ANSWERS ABOUT THE STOCKHOLDER MEETINGS AND THE PROPOSALS

The questions and answers below highlight only selected information from this joint proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully this entire document to fully understand the Merger Agreement and the transactions contemplated thereby (including the Mergers) and the proposals to be presented at and the voting procedures for each of the OCSL Annual Meeting and the OSI2 Special Meeting.

Questions and Answers about the Stockholder Meetings

Q:	Why am I receiving these materials?

A:

OCSL is furnishing these materials in connection with the solicitation of proxies by the OCSL Board for use at the OCSL Annual Meeting to be held virtually on January 20, 2023, at 10:00 a.m., Pacific Time (1:00 p.m. Eastern Time), at the following website: www.virtualshareholdermeeting.com/OCSL2023.

OSI2 is furnishing these materials in connection with the solicitation of proxies by the OSI2 Board for use at the OSI2 Special Meeting to be held virtually on January 20, 2023, at 10:30 a.m., Pacific Time (1:30 p.m. Eastern Time), at the following website: www.virtualshareholdermeeting.com/OSI22023SM.

This joint proxy statement/prospectus and the accompanying materials are being mailed on or about December 1, 2022 to stockholders of record of OCSL and OSI2 described below and are available at www.proxyvote.com.

Q:	What items will be considered and voted on at the OCSL Annual Meeting?

A:

At the OCSL Annual Meeting, OCSL Stockholders will be asked to (i) elect two directors, who will each serve until the 2026 Annual Meeting of Stockholders and until his successor is duly elected and qualifies (the “Director Proposal”); (ii) ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for OCSL for the fiscal year ending September 30, 2023 (the “Auditor Proposal”); (iii) approve the issuance of shares of OCSL Common Stock to be issued pursuant to the Merger Agreement (the “Merger Stock Issuance Proposal”); and (iv) approve an amendment to OCSL’s restated certificate of incorporation, as amended and corrected (“OCSL’s certificate of incorporation”) to effect a 1-for-3 reverse stock split of OCSL Common Stock (the “Reverse Stock Split Proposal”, and collectively with the Director Proposal, the Auditor Proposal and Merger Stock Issuance Proposal, the “OCSL Proposals”).

Q:	What items will be considered and voted on at the OSI2 Special Meeting?

A:

At the OSI2 Special Meeting, OSI2 Stockholders will be asked to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers (such proposal collectively, the “Merger Proposal”).

Q:	How does the OCSL Board recommend voting on the proposals at the OCSL Annual Meeting?

A:

After careful consideration and, with respect to the Merger Stock Issuance Proposal, on the recommendation of the OCSL Special Committee, comprised solely of certain independent directors, the OCSL Board unanimously recommends that OCSL Stockholders vote “FOR” the election of each of the nominees proposed by the OCSL Board in connection with the Director Proposal, “FOR” the Auditor Proposal, “FOR” the Merger Stock Issuance Proposal and “FOR” the Reverse Stock Split Proposal.

Q:	How does the OSI2 Board recommend voting on the proposal at the OSI2 Special Meeting?

A:	After careful consideration, on the recommendation of the OSI2 Special Committee, comprised solely of certain independent directors, the OSI2 Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that OSI2 Stockholders vote “FOR” the Merger Proposal.

Q:	If I am an OCSL Stockholder, what is the “record date” and what does it mean?

A:

The record date for the OCSL Annual Meeting is November 28, 2022 (the “OCSL Record Date”). The OCSL Record Date is established by the OCSL Board, and only holders of record of shares of OCSL Common Stock at the close of business on the OCSL Record Date are entitled to receive notice of the OCSL Annual Meeting and vote at the OCSL Annual Meeting. As of the OCSL Record Date, there were 183,374,250 shares of OCSL Common Stock outstanding.

Q:	If I am an OSI2 Stockholder, what is the “record date” and what does it mean?

A:

The record date for the OSI2 Special Meeting is November 28, 2022 (the “OSI2 Record Date”). The OSI2 Record Date is established by the OSI2 Board, and only holders of record of shares of OSI2 Common Stock at the close of business on the OSI2 Record Date are entitled to receive notice of the OSI2 Special Meeting and vote at the OSI2 Special Meeting. As of the OSI2 Record Date, there were 17,401,121 shares of OSI2 Common Stock outstanding.

Q:	If I am an OCSL Stockholder, how many votes do I have?

A:	Each share of OCSL Common Stock held by a holder of record as of the OCSL Record Date has one vote on each matter considered at the OCSL Annual Meeting.

Q:	If I am an OSI2 Stockholder, how many votes do I have?

A:	Each share of OSI2 Common Stock held by a holder of record as of the OSI2 Record Date has one vote on each matter considered at the OSI2 Special Meeting.

Q:	If I am an OCSL Stockholder, how do I participate in the OCSL Annual Meeting and vote?

A:

The OCSL Annual Meeting will be hosted virtually via live Internet webcast. Any OCSL Stockholder can attend the OCSL Annual Meeting online at www.virtualshareholdermeeting.com/OCSL2023. If you were an OCSL Stockholder as of the OCSL Record Date, or you hold a valid proxy for the OCSL Annual Meeting, you can vote at the OCSL Annual Meeting. A summary of the information you need to attend the OCSL Annual Meeting online is as follows:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership of OCSL Common Stock, are posted at www.virtualshareholdermeeting.com/OCSL2023;

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/OCSL2023 on the day of the OCSL Annual Meeting;

•

The webcast will start at 10:00 a.m., Pacific Time (1:00 p.m. Eastern Time), on January 20, 2023. Online check-in will begin at 9:50 a.m., Pacific Time (12:50 p.m. Eastern Time). Please allow time for online check-in procedures;

•	OCSL Stockholders may vote and submit questions while attending the OCSL Annual Meeting via the Internet; and

•	OCSL Stockholders will need a control number to enter the OCSL Annual Meeting.

An OCSL Stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet: www.proxyvote.com or scanning the QR Barcode on the enclosed proxy card.

•

By telephone: 800-690-6903 to reach a toll-free, automated touchtone voting line, or 844-557-9030 Monday through Friday 9:00 a.m. until 10:00 p.m. Eastern Time to reach a toll-free, live operator line.

•

By mail: You may also vote by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on January 19, 2023.

Important notice regarding the availability of proxy materials for the OCSL Annual Meeting. OCSL’s joint proxy statement/prospectus, OCSL’s Annual Report on Form 10-K for the year ended September 30, 2022 and the proxy card are available at www.proxyvote.com.

Q:	If I am an OSI2 Stockholder, how do I participate in the OSI2 Special Meeting and vote?

A:

The OSI2 Special Meeting will be hosted virtually via live Internet webcast. Any OSI2 Stockholder can attend the OSI2 Special Meeting online at www.virtualshareholdermeeting.com/OSI22023SM. If you were an OSI2 Stockholder as of the OSI2 Record Date, or you hold a valid proxy for the OSI2 Special Meeting, you can vote at the OSI2 Special Meeting. A summary of the information you need to attend the OSI2 Special Meeting online is as follows:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership of OSI2 Common Stock, are posted at www.virtualshareholdermeeting.com/OSI22023SM;

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/OSI22023SM on the day of the OSI2 Special Meeting;

•

The webcast will start at 10:30 a.m., Pacific Time (1:30 p.m. Eastern Time), on January 20, 2023. Online check-in will begin at 10:20 a.m., Pacific Time (1:20 p.m. Eastern Time). Please allow time for online check-in procedures;

•	OSI2 Stockholders may vote and submit questions while attending the OSI2 Special Meeting via the Internet; and

•	OSI2 Stockholders will need a control number to enter the OSI2 Special Meeting.

An OSI2 Stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet: www.proxyvote.com or scanning the QR Barcode on the enclosed proxy card.

•

By telephone: 800-690-6903 to reach a toll-free, automated touchtone voting line, or 844-670-2136 Monday through Friday 9:00 a.m. until 10:00 p.m. Eastern Time to reach a toll-free, live operator line.

•

By mail: You may also vote by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on January 19, 2023.

Important notice regarding the availability of proxy materials for the OSI2 Special Meeting. OSI2’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

Q:	What if an OCSL Stockholder does not specify a choice for a matter when authorizing a proxy?

A:

All properly executed proxies representing shares of OCSL Common Stock received prior to the OCSL Annual Meeting will be voted in accordance with the instructions marked thereon. If a proxy card is signed and returned without any instructions marked, the shares of OCSL Common Stock will be voted “FOR” each of the nominees proposed by the OCSL Board in connection with the Director Proposal, “FOR” the Auditor Proposal, “FOR” the Merger Stock Issuance Proposal and “FOR” the Reverse Stock Split Proposal.

Q:	What if an OSI2 Stockholder does not specify a choice for a matter when authorizing a proxy?

A:

All properly executed proxies representing shares of OSI2 Common Stock at the OSI2 Special Meeting will be voted in accordance with the instructions marked thereon. If the enclosed proxy card is signed and returned without any instructions marked, the shares of OSI2 Common Stock will be voted “FOR” the Merger Proposal.

Q:	If I am an OCSL Stockholder, how can I revoke a proxy?

A:

If you are a stockholder of record of OCSL, you can revoke your proxy as to OCSL at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the OCSL Annual Meeting to Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary; (ii) submitting a later-dated proxy that OCSL receives before the conclusion of voting at the OCSL Annual Meeting; or (iii) participating in the OCSL Annual Meeting and voting online. If you hold shares of OCSL Common Stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the OCSL Annual Meeting does not revoke your proxy unless you also vote online at the OCSL Annual Meeting.

Q:	If I am an OSI2 Stockholder, how can I revoke a proxy?

A:

If you are a stockholder of record of OSI2, you can revoke your proxy as to OSI2 at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the OSI2 Special Meeting to Oaktree Strategic Income II, Inc., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary; (ii) submitting a later-dated proxy that OSI2 receives before the conclusion of voting at the OSI2 Special Meeting; or (iii) participating in the OSI2 Special Meeting and voting online. If you hold shares of OSI2 Common Stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the OSI2 Special Meeting does not revoke your proxy unless you also vote online at the OSI2 Special Meeting.

Q:	How do I vote shares of OCSL Common Stock or OSI2 Common Stock held through a broker, bank, trustee or nominee?

A:

If you hold shares of OCSL Common Stock or OSI2 Common Stock through a broker, bank, trustee or nominee, you must direct your intermediary regarding how you would like your shares voted by following the voting instructions you receive from your broker, bank, trustee or nominee. Please instruct your broker, bank, trustee or nominee regarding how you would like your shares voted so your vote can be counted.

Shares for which brokers have not received voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote on certain proposals are considered “broker non-votes” with respect to such proposals.

For the OCSL Annual Meeting, broker non-votes, if any, will be treated as shares present for quorum purposes. Such broker non-votes will not be included in determining the number of votes cast and, as a result, will have no effect on the Director Proposal, the Auditor Proposal or the Merger Stock Issuance Proposal. Since the Reverse Stock Split Proposal requires the affirmative vote of a majority of the outstanding shares of OCSL Common Stock and broker non-votes will not be counted as affirmative votes, broker non-votes will have the same effect as votes “against” the Reverse Stock Split Proposal.

For the OSI2 Special Meeting, because the sole proposal is a matter on which brokers do not have discretionary authority to vote, OSI2 does not expect any broker non-votes. However, if shares representing broker non-votes are presented at the OSI2 Special Meeting, such shares will not be treated as shares present for quorum purposes and will not count as affirmative votes cast and will therefore have the same effect as votes “against” the Merger Proposal.

Q:	What constitutes a “quorum” for the OCSL Annual Meeting?

A:

For OCSL to conduct business at the OCSL Annual Meeting, a quorum of OCSL Stockholders must be present. The presence at the OCSL Annual Meeting, virtually or by proxy, of the holders of a majority of the shares of OCSL Common Stock outstanding on the OCSL Record Date will constitute a quorum of OCSL. Votes to “withhold authority” and abstentions will be treated as shares present for quorum purposes. Broker non-votes will be treated as shares present for quorum purposes at the OCSL Annual Meeting.

Pursuant to OCSL’s fourth amended and restated bylaws (“OCSL’s bylaws”), the chairman of the OCSL Annual Meeting will have the power to adjourn the OCSL Annual Meeting, whether or not a quorum is present, from time to time for any reason and without notice other than announcement at the OCSL Annual Meeting.

Q:	What constitutes a “quorum” for the OSI2 Special Meeting?

A:

For OSI2 to conduct business at the OSI2 Special Meeting, a quorum of OSI2 Stockholders must be present. The presence at the OSI2 Special Meeting, virtually or by proxy, of the holders of a majority of the shares of OSI2 Common Stock outstanding on the OSI2 Record Date will constitute a quorum of OSI2. Abstentions will be treated as shares present for quorum purposes. Broker non-votes will not be treated as shares present for quorum purposes at the OSI2 Special Meeting.

Pursuant to OSI2’s amended and restated bylaws (“OSI2’s bylaws”), if less than a quorum is present at the OSI2 Special Meeting or if an insufficient number of votes is present for the adoption of the Merger Proposal at such meeting, the chairman of the OSI2 Special Meeting or OSI2 stockholders holding a majority of the shares of OSI2 Common Stock will have the power to adjourn the OSI2 Special Meeting from time to time without notice other than announcement at the OSI2 Special Meeting.

Q:	What vote is required to approve each of the proposals at the OCSL Annual Meeting?

A:

The affirmative vote of a plurality of the shares of OCSL Common Stock outstanding and entitled to vote thereon at the OCSL Annual Meeting is required to elect each director nominee of OCSL (i.e., the candidate receiving the most “for” votes will win each election). Stockholders may not cumulate their votes. Votes to “withhold authority” and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the Director Proposal.

The affirmative vote of the holders of a majority of the votes cast by the holders of outstanding shares of OCSL Common Stock at the OCSL Annual Meeting in person or by proxy at a meeting at which a quorum is present is required for approval of the Auditor Proposal and the Merger Stock Issuance Proposal (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). The approval of the Reverse Stock Split Proposal requires the affirmative vote of a majority of the outstanding shares of OCSL Common Stock. Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the Auditor Proposal or the Merger Stock Issuance Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” the Reverse Stock Split Proposal.

Q: What vote is required to approve the proposal being considered at the OSI2 Special Meeting?

A:

The affirmative vote of the holders of a majority of the outstanding shares of OSI2 Common Stock is required to approve the OSI2 Merger Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” this proposal.

Q:	What will happen if all of the proposals being considered at the OCSL Annual Meeting and the OSI2 Special Meeting are not approved by the required vote?

A:

As discussed in more detail in “Description of the Merger Agreement — Conditions to Closing the Merger,” the closing of the Mergers (the “Closing”) is conditioned on (i) OCSL Stockholder approval of the Merger Stock Issuance Proposal, (ii) OSI2 Stockholder approval of the Merger Proposal and (iii) satisfaction or waiver of certain other closing conditions.

If the Mergers do not close because either the OCSL Stockholders or the OSI2 Stockholders do not approve the Merger Stock Issuance Proposal or Merger Proposal, as applicable, or any of the other conditions to the Closing is not satisfied or waived, each of OCSL and OSI2 will continue to operate pursuant to the current agreements in place for each, and each of OCSL’s and OSI2’s respective directors and officers will continue to serve as its directors and officers, respectively, until their successors are duly elected and qualified, or their earlier death, removal or resignation.

Q:	When will the final voting results be announced?

A:

Preliminary voting results will be announced at each stockholder meeting. Final voting results will be published by OCSL and OSI2 in a current report on Form 8-K within four business days after the date of the OCSL Annual Meeting and the OSI2 Special Meeting, respectively.

Q:	What does it mean if I receive more than one proxy card?

A:

Some of your shares of OCSL Common Stock or OSI2 Common Stock, as applicable, may be registered differently or held in different accounts. You should authorize a proxy to vote the shares in each of your accounts by mail, by telephone or via the Internet. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted.

Q:	Are the proxy materials available electronically?

A:

In addition to mailing proxy materials to OCSL Stockholders and OSI2 Stockholders, OCSL and OSI2 have made the registration statement (of which this joint proxy statement/prospectus forms a part), the Notice of Annual Meeting of Stockholders of OCSL, the Notice of Special Meeting of Stockholders of OSI2 and the proxy cards available to OCSL Stockholders and OSI2 Stockholders on the Internet. Stockholders may (i) access and review the proxy materials of OCSL and OSI2, as applicable, (ii) authorize their proxies, as described in “The OCSL Annual Meeting — Voting of Proxies” and “The OSI2 Special Meeting — Voting of Proxies,” and/or (iii) elect to receive certain future proxy materials by electronic delivery via the Internet address provided below.

The registration statement (of which this joint proxy statement/prospectus forms a part), the Notice of Annual Meeting of Stockholders of OCSL, the Notice of Special Meeting of Stockholders of OSI2 and the proxy cards are available at www.proxyvote.com.

Q:	Will my vote make a difference?

A:

Yes; your vote is very important. Your vote is needed to ensure the proposals can be acted upon. Please respond immediately to help avoid potential delays and save significant additional expenses associated with soliciting stockholder votes.

Q:	Whom can I contact with any additional questions?

A:	If you are an OCSL Stockholder, you can contact OCSL at the below contact information with any additional questions:

Investor Relations

Oaktree Specialty Lending Corporation

1301 Avenue of the Americas, 34th Floor

New York, NY 10019

(212) 284-1900

ocsl-ir@oaktreecapital.com

If you are an OSI2 Stockholder, you can contact OSI2 by calling collect at (213) 830-6300, by e-mail to OSI2 at mgallegly@oaktreecapital.com, or by writing to OSI2 at the below contact information with any additional questions:

Oaktree Strategic Income II, Inc.

333 South Grand Avenue, 28th Floor

Attention: Mary Gallegly

Los Angeles, CA 90071

(213) 830-6300

Q:	Where can I find more information about OCSL and OSI2?

A:	You can find more information about OCSL and OSI2 in the documents described under the caption “Where You Can Find More Information.”

Q:	What do I need to do now?

A:

We urge you to read carefully this entire document, including its annexes and the documents incorporated by reference. You should also review the documents referenced under “Where You Can Find More Information” and consult with your accounting, legal and tax advisors.

Questions and Answers about the Mergers

Q:	What will happen in the Mergers?

A:

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into OSI2. OSI2 will be the surviving company and will continue its existence as a corporation under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the occurrence of the Effective Time, in the Second Merger, OSI2 will merge with and into OCSL with OCSL continuing as the surviving company. As of the Second Effective Time, the separate corporate existence of OSI2 will cease.

Q:	What will OSI2 Stockholders receive in the Mergers?

A:

Under the Merger Agreement, as of the Determination Date, each of OSI2 and OCSL will deliver to the other a calculation of its NAV as of such date (such calculation with respect to OSI2, the “Closing OSI2 Net Asset Value” and such calculation with respect to OCSL, the “Closing OCSL Net Asset Value”), in each case based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used in preparing the calculation of the net asset value per share by the applicable party. Based on such calculations, the parties will calculate the “OSI2 Per Share NAV”, which will be equal to (i) the Closing OSI2 Net Asset Value divided by (ii) the number of shares of OSI2 Common Stock issued and outstanding as of the Determination

Date (excluding any shares owned by OCSL or any of its consolidated subsidiaries (the “Cancelled Shares”)), and the “OCSL Per Share NAV”, which will be equal to (A) the Closing OCSL Net Asset Value divided by (B) the number of shares of OCSL Common Stock issued and outstanding as of the Determination Date. The “Exchange Ratio” will be equal to the quotient (rounded to four decimal places) of (i) the OSI2 Per Share NAV divided by (ii) the OCSL Per Share NAV.

OSI2 and OCSL will update and redeliver the Closing OSI2 Net Asset Value or the Closing OCSL Net Asset Value, respectively, in the event of a material change to such calculation between the Determination Date and the closing of the Mergers (including for any dividend declared by either OSI2 or OCSL after the Determination Date but prior to the closing of the Mergers) and if needed to ensure that the calculation is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time.

Q:	Is the Exchange Ratio subject to any adjustment?

A:

Yes. The Exchange Ratio will be adjusted only if, between the Determination Date and the Effective Time, the respective issued and outstanding shares of OCSL Common Stock or OSI2 Common Stock will have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, merger, issuer tender or exchange offer, combination or exchange of shares or similar transaction, or if a stock dividend or dividend payable in any other securities or similar distribution will be authorized and declared with a record date within such period, as permitted by the Merger Agreement in each case to provide the stockholders of OSI2 and OCSL the same economic effect as contemplated by the Merger Agreement prior to such event. Because the Exchange Ratio will be determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time, the time period during which such an adjustment could occur will be relatively short.

Q:	Who is responsible for paying the expenses relating to completing the Mergers?

A:

Except with respect to (i) all filing and other fees paid to the SEC in connection with the Mergers and (ii) all filing and other fees in connection with any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which, in each case, will be borne equally by OCSL and OSI2, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Mergers) will be paid by the party incurring such fees or expenses, provided that all fees and expenses of Merger Sub will be paid by OCSL. It is anticipated that OCSL will bear expenses of approximately $3.4 million in connection with the Mergers ($0.7 million of which had been incurred by OCSL as of September 30, 2022) and OSI2 will bear expenses of approximately $2.0 million in connection with the Mergers ($0.6 million of which had been incurred by OSI2 as of September 30, 2022).

Q:	Will OCSL and OSI2 incur expenses in soliciting proxies?

A:

OCSL and OSI2 will bear the cost of preparing, printing and mailing this joint proxy statement/prospectus and the accompanying Notice of Annual Meeting of Stockholders of OCSL or Notice of Special Meeting of Stockholders of OSI2, as applicable, and proxy cards based on their respective numbers of stockholders. OCSL and OSI2 intend to use the services of Broadridge Investor Communication Services Inc. (“Broadridge”) to aid in the distribution and collection of proxies for an estimated fee of approximately $58,000 plus pass through charges. OCSL and OSI2 will also reimburse Broadridge for its reasonable out-of-pocket expenses. No additional compensation will be paid to directors, officers or Oaktree employees for such services. For more information regarding expenses related to the Merger, see “Questions and Answers about the Mergers — Who is responsible for paying the expenses relating to completing the Mergers?”

Q:	Will I receive dividends after the Mergers?

A:

Subject to applicable legal restrictions and the sole discretion of the OCSL Board, OCSL intends to declare and pay regular cash distributions to OCSL Stockholders on a quarterly basis. For a history of the dividend declarations and distributions paid by OCSL since October 1, 2020, see “Market Price, Dividend and Distribution Information — OCSL.” The amount and timing of past dividends and distributions are not a guarantee of any future dividends or distributions, or the amount thereof, the payment, timing and amount of which will be determined by the OCSL Board and depend on OCSL’s cash requirements, its financial condition and earnings, contractual restrictions, legal and regulatory considerations and other factors. See “Dividend Reinvestment Plan of OCSL” for information regarding OCSL’s dividend reinvestment plan.

Following the Effective Time, the holders of shares of OSI2 Common Stock will be entitled to receive dividends or other distributions declared by the OCSL Board with a record date after the Effective Time theretofore payable with respect to the whole shares of OCSL Common Stock received as part of the Merger Consideration.

Q:	Are the Mergers subject to any third party consents?

A:

Under the Merger Agreement, OCSL and OSI2 have agreed to cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (including any required applications, notices or other filings under the HSR Act), to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. As of the date of this joint proxy statement/prospectus, OCSL and OSI2 believe that, subject to the satisfaction or waiver of certain conditions, they have obtained all necessary third party consents (other than consent under the HSR Act and stockholder approval). There can be no assurance that any permits, consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following the Mergers.

Q:	How does OCSL’s investment objective, strategy and risks differ from OSI2’s?

A:

There are no material differences in investment objective, strategy and risks of OCSL and OSI2 although OCSL typically operates at higher leverage levels, which may magnify certain risks. OCSL’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds, preferred equity and certain equity co-investments. OCSL may also seek to generate capital appreciation and income through secondary investments at discounts to par in either private or syndicated transactions. OCSL expects its portfolio to include a mix of first and second lien loans, including asset backed loans, unitranche loans, mezzanine loans, unsecured loans, bonds, preferred equity and certain equity co-investments. OCSL’s portfolio may also include certain structured finance and other non-traditional structures.

OSI2’s investment objective is to generate current income and long-term capital appreciation. OSI2 seeks to achieve its investment objective without subjecting principal to undue risk of loss by lending to and investing in the debt of public and private companies, primarily in situations where a company or its owners are (a) overleveraged or facing pressures to recapitalize, (b) unable to access broadly syndicated capital markets, (c) undervalued after having recently exited bankruptcy, completed a restructuring or are in a cyclically out-of-favor industry or (d) otherwise affected by mispricings or inefficiencies in the capital markets or at different points throughout the credit cycle.

Oaktree is generally focused on middle-market companies, which OCSL and OSI2 define as companies with enterprise values of between $100 million and $750 million. Each of OCSL and OSI2 generally invests in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

As of September 30, 2022, 97% of OSI2’s portfolio investments are also in OCSL’s portfolio as OSI2 has been co-investing with OCSL and other Oaktree entities since its inception. As a result, OCSL and OSI2 have substantially similar risks as each focuses on making investments in privately-held middle-market companies.

Q:	How will the combined company be managed following the Mergers?

A:

The directors of OCSL immediately prior to the Mergers will remain the directors of OCSL and will hold office until their respective successors are duly elected and qualify, or their earlier death, removal or resignation. The officers of OCSL immediately prior to the Mergers will remain the officers of OCSL and will hold office until their respective successors are duly appointed and qualify, or their earlier death, removal or resignation. Following the Mergers, Oaktree will continue to be the investment adviser to OCSL and the OCSL Investment Advisory Agreement will remain in effect. OCSL will exclude any amounts resulting solely from the new cost basis of the acquired OSI2 investments established by ASC 805 (as defined below) as a result of the Mergers from the calculation of the incentive fee on income and the incentive fee on capital gains, with such exclusion to be implemented either through an amendment to the OCSL Investment Advisory Agreement or a waiver of such amounts by Oaktree.

Q:	If I am an OCSL Stockholder, will my expenses increase as a result of the Mergers without a waiver or reimbursement?

A:

No. Although the calculation of the base management fee and incentive fees payable under the OCSL Investment Advisory Agreement will remain unchanged, legacy OCSL Stockholders would have incurred less expenses as a percentage of net assets primarily due to lower interest expense and no acquired fund fees and expenses at OSI2 that would have been borne by the combined company had the Mergers been completed on September 30, 2022.

Q:	If I am an OSI2 Stockholder, will my expenses increase as a result of the Mergers without a waiver or reimbursement?

A:

Yes. Under the OSI2 Investment Advisory Agreement, the base management fee is calculated at an annual rate of 1.00% of OSI2’s Gross Asset Value (as defined below); provided that prior to a “Qualified Listing” (as defined below) the base management fee will not exceed 1.75% per annum of the Unleveraged Asset Value (as defined below). From and after the date of a Qualified Listing, if any, the applicable management fee percentage would increase to 1.50% per annum of OSI2’s Gross Asset Value. A “Qualified Listing” means (i) the listing of OSI2 Common Stock on a national securities exchange or (ii) an initial public offering (“IPO”) of the OSI2 Common Stock that results in gross proceeds to OSI2 of at least $50 million and a listing of the OSI2 Common Stock on a national securities exchange. “Gross Asset Value” means the value of OSI2’s gross assets, determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”), including portfolio investments purchased with borrowed funds and other forms of leverage, but excluding cash and cash equivalents. “Unleveraged Asset Value” means the Gross Asset Value less OSI2’s borrowings for investment purposes determined on a consolidated basis in accordance with GAAP (other than borrowings under OSI2’s investor subscription credit facility that are repaid within 180 days following incurrence).

However, under the OCSL Investment Advisory Agreement (which will serve as the investment advisory agreement for the combined company post-Mergers), the base management fee is calculated at a rate of 1.50% of OCSL’s total gross assets at the end of each quarter, including any investment made with borrowings, but excluding cash and cash equivalents; provided, however, the base management fee is calculated at an annual rate of 1.00% of the value of OCSL’s total gross assets, including any investments made with borrowings, but excluding cash and cash equivalents, that exceeds the product of (i) 200% (calculated in accordance with the Investment Company Act, and giving effect to exemptive relief OCSL has received with respect to debentures issued by a small business investment company subsidiary) and (ii) OCSL’s net assets. While Oaktree has agreed to waive $9.0 million of base management fees payable to it ($6.0 million at a rate of $1.5 million per quarter (with such amount appropriately prorated for any partial quarter) in the first year following closing of the Mergers and $3.0 million at a rate of $750,000 per quarter (with such amount appropriately prorated for any partial quarter) in the second year following the closing of the Mergers), OCSL’s base management fee rate is higher than that currently paid by OSI2 although it is equivalent to the OSI2 base management fee rate following a Qualified Listing. Such higher base management fee and higher acquired fund fees could result in decreases in net investment income or dividends.

Q:	How will the Mergers affect the management fee payable by OCSL post-Closing?

A:

OCSL’s contractual management fee will remain unchanged after the Mergers. See “Item 1. Business — Investment Advisory and Management Agreement — Management Fee” in Part I of OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022 for additional information on the calculation of the management fee under the OCSL Investment Advisory Agreement. In connection with entry into the Merger Agreement and subject to completion of the transactions contemplated thereby, Oaktree has agreed to waive $9.0 million of base management fees payable to it as follows: $6.0 million at a rate of $1.5 million per quarter (with such amount appropriately prorated for any partial quarter) in the first year following closing of the Mergers and $3.0 million at a rate of $750,000 per quarter (with such amount appropriately prorated for any partial quarter) in the second year following closing of the Mergers.

Q:	Will the composition of the OCSL Board change following the Mergers?

A:	No. As stated above, following the Mergers, the directors of OCSL immediately prior to the Mergers will remain the directors of OCSL.

Q:	Are OCSL Stockholders able to exercise appraisal rights?

A:

No. OCSL Stockholders will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the OCSL Annual Meeting. Any OCSL Stockholder may abstain from voting or vote against any of such matters.

Q:	Are OSI2 Stockholders able to exercise appraisal rights?

A:

No. OSI2 Stockholders will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the OSI2 Special Meeting. Any OSI2 Stockholder may abstain from voting or vote against any of such matters.

Q:	When do you expect to complete the Mergers?

A:

While there can be no assurance as to the exact timing, or that the Mergers will be completed at all, OCSL and OSI2 are working to complete the Mergers by March 31, 2023. It is currently expected that the Mergers will be completed promptly following receipt of the required stockholder approvals at the OCSL Annual Meeting and the OSI2 Special Meeting and satisfaction or waiver of the other closing conditions set forth in the Merger Agreement.

Q:	Are the Mergers expected to be taxable to OCSL Stockholders?

A:	No. The Mergers are not expected to be a taxable event for OCSL Stockholders.

Q:	Are the Mergers expected to be taxable to OSI2 Stockholders?

A:

No. The Mergers are intended to qualify as a “reorganization,” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the obligations of OSI2 and of OCSL to consummate the Mergers that OSI2 and OCSL will each use its best efforts to obtain legal opinions to that effect. OSI2 Stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of OSI2 Common Stock for shares of OCSL Common Stock pursuant to the Mergers, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of OCSL Common Stock. OSI2 Stockholders should read the section captioned “Certain Material U.S. Federal Income Tax Considerations — Certain Material U.S. Federal Income Tax Consequences of the Mergers” for a more complete discussion of the U.S. federal income tax consequences of the Mergers. Tax matters can be complicated and the tax consequences of the Mergers to an OSI2 Stockholder will depend on the particular tax situation of such stockholder. OSI2 Stockholders should consult with their own tax advisors to determine the tax consequences of the Mergers to them.

Q:	What happens if the Mergers are not consummated?

A:

If the Mergers are not completed for any reason, the OCSL Common Stock will not be issued pursuant to the Merger Stock Issuance Proposal and OSI2 Stockholders will not receive any consideration for their shares of OSI2 Common Stock in connection with the Merger. Instead, each of OCSL and OSI2 will remain an independent company. See “Description of the Merger Agreement — Termination of the Merger Agreement.”

Q:	Did the OCSL Special Committee and OCSL Board receive an opinion from the financial advisor to the OCSL Special Committee regarding the Exchange Ratio?

A:	Yes. For more information, see the section entitled “The Mergers — Opinion of the Financial Advisor to the OCSL Special Committee.”

Q:	Did the OSI2 Special Committee and OSI2 Board receive an opinion from the financial advisor to the OSI2 Special Committee regarding the Exchange Ratio?

A:	Yes. For more information, see the section entitled “The Mergers — Opinion of the Financial Advisor to the OSI2 Special Committee.”

SUMMARY OF THE MERGERS

This summary highlights selected information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the other documents to which this joint proxy statement/prospectus refers for a more complete understanding of the Mergers. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the Merger Agreement, which is attached as Annex A hereto, as it is the legal document that governs the Mergers. See “Where You Can Find More Information.” For a discussion of the risk factors you should carefully consider, see the section entitled “Risk Factors” beginning on page 23.

The Parties to the Mergers

Oaktree Specialty Lending Corporation

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

(213) 830-6300

OCSL is a specialty finance company that looks to provide customized, one-stop credit solutions to companies with limited access to public or syndicated capital markets. OCSL was formed in late 2007 and operates as a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act. OCSL has qualified and elected to be treated as a regulated investment company (“RIC”) under the Code for U.S. federal income tax purposes.

OCSL’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds, preferred equity and certain equity co-investments. OCSL may also seek to generate capital appreciation and income through secondary investments at discounts to par in either private or syndicated transactions. OCSL invests in companies that typically possess resilient business models with strong underlying fundamentals. OCSL intends to deploy capital across credit and economic cycles with a focus on long-term results, which OCSL believes will enable it to build lasting partnerships with financial sponsors and management teams, and OCSL may seek to opportunistically take advantage of dislocations in the financial markets and other situations that may benefit from Oaktree’s credit and structuring expertise, including throughout the COVID-19 pandemic. Sponsors may include financial sponsors, such as an institutional investor or a private equity firm, or a strategic entity seeking to invest in a portfolio company.

Oaktree Strategic Income II, Inc.

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

(213) 830-6300

OSI2 is a closed-end investment company focused on lending to small- and medium-sized companies. OSI2 was formed in April 2018 and operates as a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act. OSI2 has qualified and elected to be treated as a RIC under the Code for U.S. federal income tax purposes.

OSI2’s investment objective is to generate current income and long-term capital appreciation. OSI2 seeks to achieve its investment objective without subjecting principal to undue risk of loss by lending to and investing in the debt of public and private companies, primarily in situations where a company or its owners are

(a) overleveraged or facing pressures to recapitalize, (b) unable to access broadly syndicated capital markets, (c) undervalued after having recently exited bankruptcy, completed a restructuring or are in a cyclically out-of-favor industry or (d) otherwise affected by mispricings or inefficiencies in the capital markets or at different points throughout the credit cycle.

Project Superior Merger Sub, Inc.

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

(213) 830-6300

Merger Sub is a Delaware corporation and a newly formed wholly-owned subsidiary of OCSL. Merger Sub was formed in connection with and for the sole purpose of the Merger.

Oaktree Fund Advisors, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

(213) 830-6300

Each of OCSL and OSI2 is externally managed and advised by Oaktree, a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Oaktree, subject to the overall supervision of the OCSL Board, manages OCSL’s day-to-day operations, and provides investment advisory services to OCSL pursuant to the OCSL Investment Advisory Agreement. Oaktree, subject to the overall supervision of the OSI2 Board, manages OSI2’s day-to-day operations, and provides investment advisory services to OSI2 pursuant to the OSI2 Investment Advisory Agreement.

Oaktree is an affiliate of OCM, a leading global investment management firm headquartered in Los Angeles, California, focused on less efficient markets and alternative investments. A number of the senior executives and investment professionals of Oaktree and its affiliates have been investing together for over 35 years and have generated impressive investment performance through multiple market cycles. Oaktree and its affiliates emphasize an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high-yield debt and senior loans), control investing, real estate, convertible securities and listed equities.

In 2019, Brookfield Asset Management Inc. (“Brookfield”) acquired a majority economic interest in Oaktree Capital Group, LLC (“OCG”). OCG operates as an independent business within Brookfield, with its own product offerings and investment, marketing and support teams. Brookfield is a leading global alternative asset manager with a 120-year history and approximately $750 billion of assets under management as of September 30, 2022 (inclusive of OCG) across a broad portfolio of real estate, infrastructure, renewable power, credit and private equity assets. OCG’s founders, senior management and current and former employee-unitholders of OCG are able to sell their remaining OCG units to Brookfield over time pursuant to an agreed upon liquidity schedule and approach to valuing such units at the time of liquidation. Pursuant to this liquidity schedule, the earliest year in which Brookfield could own 100% of the OCG business is 2029.

Merger Structure

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into OSI2. OSI2 will be the surviving company and will continue its existence as a corporation under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the occurrence of the Effective Time, in the Second Merger, OSI2 will merge with and into OCSL with OCSL continuing as the surviving company. As of the Second Effective Time, the separate corporate existence of OSI2 will cease.

Based on the number of shares of OCSL Common Stock issued and outstanding and the NAVs of OCSL and OSI2 as of September 30, 2022 (and excluding transaction costs and tax-related distributions), OCSL would issue approximately 2.72 shares of OCSL Common Stock for each share of OSI2 Common Stock outstanding, resulting in pro forma ownership of 79.5% for current OCSL Stockholders and 20.5% for current OSI2 Stockholders.

Following the Mergers, Oaktree will continue to be the investment adviser to OCSL and the OCSL Investment Advisory Agreement will remain in effect. OCSL will exclude any amounts resulting solely from the new cost basis of the acquired OSI2 investments established by ASC 805 as a result of the Mergers from the calculation of the incentive fee on income and the incentive fee on capital gains, with such exclusion to be implemented either through an amendment to the OCSL Investment Advisory Agreement or a waiver of such amounts by Oaktree.

The Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. OCSL and OSI2 encourage their respective stockholders to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Mergers.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of OSI2 Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive a number of shares of OCSL Common Stock equal to the Exchange Ratio, plus any cash in lieu of fractional shares.

Under the Merger Agreement, as of the Determination Date, OSI2 and OCSL will deliver the Closing OSI2 Net Asset Value and the Closing OCSL Net Asset Value, respectively, in each case based on the same assumptions and methodologies, and applying the same categories of adjustments to NAV (except as may be mutually agreed by the parties), historically used in preparing the calculation of the NAV per share by the applicable party. Based on such calculations, the parties will calculate the OSI2 Per Share NAV, which will be equal to (i) the Closing OSI2 Net Asset Value divided by (ii) the number of shares of OSI2 Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares), and the OCSL Per Share NAV, which will be equal to (A) the Closing OCSL Net Asset Value divided by (B) the number of shares of OCSL Common Stock issued and outstanding as of the Determination Date. The Exchange Ratio will be equal to the quotient (rounded to four decimal places) of (i) the OSI2 Per Share NAV divided by (ii) the OCSL Per Share NAV.

OSI2 and OCSL will update and redeliver the Closing OSI2 Net Asset Value or the Closing OCSL Net Asset Value, respectively, in the event of a material change to such calculation between the Determination Date and the closing of the Mergers (including any dividend declared after the Determination Date but prior to the closing of the Mergers) and if needed to ensure that the calculation is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time.

The Exchange Ratio will be adjusted only if, between the Determination Date and the Effective Time, the respective issued and outstanding shares of OCSL Common Stock or OSI2 Common Stock will have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, merger, issuer tender or exchange offer, combination or exchange of shares or similar transaction, or if a stock dividend or dividend payable in any other securities (or similar distribution) will be authorized and declared with a record date within such period, as permitted by the Merger Agreement in each case to provide the stockholders of OSI2 and OCSL the same economic effect as contemplated by the Merger Agreement prior to such event. Because the Exchange Ratio will be determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time, the time period during which such an adjustment could occur will be relatively short.

Closing of the Mergers is contingent upon (i) OCSL stockholder approval of the Merger Stock Issuance Proposal, (ii) OSI2 stockholder approval of the Merger Proposal and (iii) satisfaction or waiver of certain other closing conditions.

After the Determination Date and until the Mergers are completed, the market value of the shares of OCSL Common Stock to be issued in the Merger will continue to fluctuate but the number of shares to be issued to OSI2 Stockholders will remain fixed.

Market Price of OCSL Common Stock

OCSL Common Stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “OCSL.” There is no public market for the OSI2 Common Stock currently. OSI2 Stockholders will receive OCSL Common Stock on the Closing Date and will be able to trade such shares of OCSL Common Stock as soon as they are credited to the account of the applicable legacy OSI2 Stockholder.

The following table presents the closing sales prices as of the last trading day before the execution of the Merger Agreement and the most recent quarter end, and the most recently determined NAV per share of OCSL Common Stock and the most recently determined NAV per share of OSI2 Common Stock.

	OCSL Common Stock	OSI2 Common Stock
Closing Sales Price as of September 14, 2022	$6.55	$—
NAV per Share as of September 30, 2022	$6.79	$18.50
Closing Sales Price as of September 30, 2022	$6.00	$—

Risks Relating to the Mergers

The Mergers and the other transactions contemplated by the Merger Agreement are subject to, among others, the following risks. OCSL Stockholders and OSI2 Stockholders should carefully consider these risks before deciding how to vote on the proposals to be voted on at their respective annual or special meeting.

•

Because the trading price of OCSL Common Stock and the NAV per share of OSI2 Common Stock and OCSL Common Stock will fluctuate, OSI2 Stockholders cannot be sure of the market value of the consideration they will receive in connection with the Mergers until the closing date of the Mergers.

•	Sales of shares of OCSL Common Stock after the completion of the Mergers may cause the trading price of OCSL Common Stock to decline.

•	OCSL Stockholders and OSI2 Stockholders will experience a reduction in percentage ownership and voting power in the combined company as a result of the Mergers.

•	OCSL may be unable to realize the benefits anticipated by the Mergers, including estimated cost savings, or it may take longer than anticipated to achieve such benefits.

•

The opinion of the financial advisor to the OCSL Special Committee delivered to the OCSL Special Committee and the OCSL Board prior to the signing of the Merger Agreement and the opinion of the financial advisor to the OSI2 Special Committee delivered to the OSI2 Special Committee and the OSI2 Board prior to the signing of the Merger Agreement will not reflect changes in circumstances since the date of the opinions.

•

If the Mergers do not close for any reason (whether due to failure to obtain required Stockholder approval or failure of either OCSL or OSI2 to satisfy certain closing conditions), OCSL and OSI2 will not benefit from the expenses incurred in pursuit of the Mergers.

•	The termination of the Merger Agreement could negatively impact OCSL and OSI2.

•	The Merger Agreement limits OCSL’s and OSI2’s ability to pursue alternatives to the Mergers.

•

The Mergers are subject to closing conditions, including stockholder approvals, that, if not satisfied or (to the extent legally allowed) waived, will result in the Mergers not being completed, which may result in material adverse consequences to the business and operations of OCSL and OSI2.

•	OCSL and OSI2 may, to the extent legally allowed, waive one or more conditions to the Mergers without resoliciting stockholder approval.

•	OCSL and OSI2 will be subject to operational uncertainties and contractual restrictions while the Mergers are pending.

•	The market price of OCSL Common Stock after the Mergers may be affected by factors different from those affecting such common stock currently.

See the section captioned “Risk Factors — Risks Relating to the Mergers” beginning on page 23 for a more detailed discussion of these risks.

Tax Consequences of the Mergers

The Mergers are intended to qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and it is a condition to the obligations of OSI2 and of OCSL to consummate the Mergers that OSI2 and OCSL will each use its best efforts to obtain a legal opinion to that effect. OSI2 Stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of OSI2 Common Stock for shares of OCSL Common Stock pursuant to the Mergers, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of OCSL Common Stock.

OSI2 Stockholders should read the section captioned “Certain Material U.S. Federal Income Tax Considerations — Certain Material U.S. Federal Income Tax Consequences of the Mergers” for a more complete discussion of the U.S. federal income tax consequences of the Mergers. Tax matters can be complicated and the tax consequences of the Mergers to an OSI2 Stockholder will depend on the particular tax situation of such stockholder. OSI2 Stockholders should consult with their own tax advisors to determine the tax consequences of the Mergers to them.

The Mergers are not expected to be a taxable event for OCSL Stockholders.

Annual Meeting of OCSL Stockholders

OCSL plans to hold the OCSL Annual Meeting virtually on January 20, 2023, at 10:00 a.m., Pacific Time (1:00 p.m. Eastern Time), at the following website: www.virtualshareholdermeeting.com/OCSL2023. At the OCSL Annual Meeting, holders of OCSL Common Stock will be asked to approve (i) the election of each of the nominees proposed by the OCSL Board in connection with the Director Proposal, (ii) the Auditor Proposal, (iii) the Merger Stock Issuance Proposal and (iv) the Reverse Stock Split Proposal.

An OCSL Stockholder can vote at the OCSL Annual Meeting if such stockholder owned shares of OCSL Common Stock at the close of business on the OCSL Record Date. As of that date, there were 183,374,250 shares of OCSL Common Stock outstanding and entitled to vote. Approximately 653,336 of such total outstanding shares, or approximately 0.4%, were owned beneficially or of record by directors and executive officers of OCSL.

Special Meeting of OSI2 Stockholders

OSI2 plans to hold the OSI2 Special Meeting virtually on January 20, 2023, at 10:30 a.m., Pacific Time (1:30 p.m. Eastern Time), at the following website: www.virtualshareholdermeeting.com/OSI22023SM. At the OSI2 Special Meeting, holders of OSI2 Common Stock will be asked to approve the Merger Proposal.

An OSI2 Stockholder can vote at the OSI2 Special Meeting if such stockholder owned shares of OSI2 Common Stock at the close of business on the OSI2 Record Date. As of that date, there were 17,401,121 shares of OSI2 Common Stock outstanding and entitled to vote, and no shares were owned beneficially or of record by directors and executive officers of OSI2.

OCSL Board Recommendation

The OCSL Board, upon recommendation of the OCSL Special Committee, comprised solely of certain independent directors of OCSL, has unanimously approved the Merger Agreement, including the Mergers and the related transactions, the proposed issuance of OCSL Common Stock in connection with the Mergers and directed that such matters be submitted to the OCSL Stockholders for approval at the OCSL Annual Meeting. After careful consideration and, with respect to the Merger Stock Issuance Proposal, on the recommendation of the OCSL Special Committee, the OCSL Board unanimously recommends that OCSL Stockholders vote “FOR” the election of each of the nominees proposed by the OCSL Board in connection with the Director Proposal, “FOR” the Auditor Proposal, “FOR” the Merger Stock Issuance Proposal and “FOR” the Reverse Stock Split Proposal.

OSI2 Board Recommendation

The OSI2 Board, upon recommendation of the OSI2 Special Committee, comprised solely of certain independent directors of OSI2, has unanimously approved the Merger Agreement, including the Mergers and the related transactions, and directed that such matters be submitted to the OSI2 Stockholders for approval. After careful consideration, on the recommendation of the OSI2 Special Committee, the OSI2 Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that OSI2 Stockholders vote “FOR” the Merger Proposal.

Vote Required — OCSL

Each share of OCSL Common Stock held by a holder of record as of the OCSL Record Date has one vote on each matter considered at the OCSL Annual Meeting.

The Director Proposal

The affirmative vote of a plurality of the shares of OCSL Common Stock outstanding and entitled to vote thereon at the OCSL Annual Meeting is required to elect each director nominee of OCSL (i.e., the candidate receiving the most “for” votes will win each election). Stockholders may not cumulate their votes. Votes to “withhold authority” and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the Director Proposal.

The Auditor Proposal

The affirmative vote of the holders of a majority of the votes cast by the holders of outstanding shares of OCSL Common Stock at the OCSL Annual Meeting in person or by proxy at a meeting at which a quorum is present is required for approval of the Auditor Proposal (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the Merger Stock Issuance Proposal.

The Merger Stock Issuance Proposal

The affirmative vote of the holders of a majority of the votes cast by the holders of outstanding shares of OCSL Common Stock at the OCSL Annual Meeting in person or by proxy at a meeting at which a quorum is present is required for approval of the Merger Stock Issuance Proposal (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the Merger Stock Issuance Proposal.

The Reverse Stock Split Proposal

The affirmative vote of a majority of the outstanding shares of OCSL Common Stock is required to approve the Reverse Stock Split Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” the Reverse Stock Split Proposal.

Vote Required — OSI2

Each share of OSI2 Common Stock held by a holder of record as of the OSI2 Record Date has one vote on each matter considered at the OSI2 Special Meeting.

The Merger Proposal

The affirmative vote of the holders of a majority of the outstanding shares of OSI2 Common Stock is required to approve the OSI2 Merger Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” this proposal.

Completion of the Mergers

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Mergers depends on a number of conditions being satisfied or, where legally permissible, waived. For information on the conditions that must be satisfied or waived for the Mergers to occur, see “Description of the Merger Agreement — Conditions to Closing the Mergers.” While there can be no assurance as to the exact timing, or that the Mergers will be completed at all, OCSL and OSI2 are working to complete the Merger by March 31, 2023. It is currently expected that the Mergers will be completed promptly following receipt of the required stockholder approvals at the OCSL Annual Meeting and the OSI2 Special Meeting and satisfaction or waiver of the other closing conditions set forth in the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement contains certain termination rights for OCSL and OSI2, each of which is discussed below in “Description of the Merger Agreement — Termination of the Merger Agreement.”

Other Actions Taken in Connection with the Mergers

In connection with entry into the Merger Agreement and subject to completion of the transactions contemplated thereby, Oaktree has agreed to waive $9.0 million of base management fees payable to it as follows: $6.0 million at a rate of $1.5 million per quarter (with such amount appropriately prorated for any partial quarter) in the first year following closing of the Mergers and $3.0 million at a rate of $750,000 per quarter (with such amount appropriately prorated for any partial quarter) in the second year following the closing of the Mergers.

Management of the Combined Company

The directors of OCSL immediately prior to the Mergers will remain the directors of OCSL and will hold office until their respective successors are duly elected and qualify, or their earlier death, removal or resignation.

The officers of OCSL immediately prior to the Mergers will remain the officers of OCSL and will hold office until their respective successors are duly appointed and qualify, or their earlier death, removal or resignation. Following the Mergers, Oaktree will continue to be the investment adviser to OCSL and the OCSL Investment Advisory Agreement will remain in effect. OCSL will exclude any amounts resulting solely from the new cost basis of the acquired OSI2 investments established by ASC 805 (as defined below) as a result of the Mergers from the calculation of the incentive fee on income and the incentive fee on capital gains, with such exclusion to be implemented either through an amendment to the OCSL Investment Advisory Agreement or a waiver of such amounts by Oaktree.

Reasons for the Mergers

OCSL

The OCSL Board consulted with its legal and other advisors, as well as OCSL’s management and Oaktree, and considered numerous factors, including the unanimous recommendation of the OCSL Special Committee, and the OCSL Board and the OCSL Special Committee unanimously determined that the Mergers are in the best interests of OCSL and in the best interests of OCSL Stockholders, and that existing OCSL Stockholders will not suffer any dilution for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers.

The OCSL Special Committee and the OCSL Board, with the assistance of their legal and financial advisors, weighed various benefits and risks in considering the Mergers, both with respect to the immediate effects of the Mergers on OCSL and OCSL Stockholders and with respect to the potential benefits that could be experienced by the combined company after the Mergers. Some of the material factors considered by the OCSL Special Committee and the OCSL Board that assisted it in concluding that the Mergers are in the best interests of OCSL and OCSL Stockholders included, among others:

•	expected accretion to net investment income;

•	increase in first lien investments;

•	expected greater access to debt capital;

•	increased scale and improved secondary market liquidity;

•	acquisition of a known, diversified portfolio;

•	no dilution for purposes of Rule 17a-8 of the Investment Company Act;

•	potential expense savings;

•

the financial analyses reviewed by Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) with the OCSL Special Committee as well as the oral opinion of Houlihan Lokey rendered to the OCSL Special Committee on September 14, 2022 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the OCSL Special Committee and OCSL Board, dated September 14, 2022), as to, as of such date, the fairness of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, from a financial point of view, to OCSL;

•	tax consequences of the Mergers; and

•	continuation of investment approach.

The foregoing list does not include all the factors that the OCSL Board considered in approving the proposed Mergers and the Merger Agreement and recommending that OCSL Stockholders approve the issuance of shares of OCSL Common Stock necessary to effectuate the Mergers.

For a further discussion of the material factors considered by the OCSL Board, see “The Mergers — Reasons for the Mergers.”

OSI2

The OSI2 Board consulted with its legal and other advisors, as well as OSI2’s management and Oaktree, and considered numerous factors, including the unanimous recommendation of the OSI2 Special Committee, and the OSI2 Board and the OSI2 Special Committee unanimously determined that the Merger Agreement and the terms of the Mergers and the related transactions contemplated by the Merger Agreement are advisable and in the best interests of OSI2, and that existing OSI2 Stockholders will not suffer any dilution for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers.

The OSI2 Special Committee and the OSI2 Board, with the assistance of their legal and financial advisors, weighed various benefits and risks in considering the Mergers, both with respect to the immediate effects of the Mergers on OSI2 and OSI2 Stockholders and with respect to the potential benefits that could be experienced by the combined company after the Mergers. Some of the material factors considered by the OSI2 Special Committee and the OSI2 Board that assisted it in concluding that the Mergers are in the best interests of OSI2 and OSI2 Stockholders included, among others:

•	expected accretion to net investment income;

•	expected greater access to more diverse and lower-cost sources of debt capital;

•	immediate access to liquidity for OSI2 Stockholders;

•	increased scale, broader equity research coverage and improved secondary market liquidity;

•	expected dividend accretion;

•	continuity of Oaktree and the management team;

•	ease of portfolio integration;

•	potential for operational synergies via the elimination of redundant expenses;

•	tax consequences of the Mergers;

•	no dilution for purposes of Rule 17a-8 of the Investment Company Act; and

•

the financial presentation, dated September 14, 2022, of Keefe, Bruyette & Woods, Inc. (“KBW”) provided to and reviewed with the OSI2 Special Committee and the opinion, dated September 14, 2022, of KBW to the OSI2 Special Committee and OSI2 Board as to, as of the date of the opinion, the fairness, from a financial point of view, to the holders of OSI2 Common Stock of the Exchange Ratio in the Merger.

The foregoing list does not include all the factors that the OSI2 Board considered in approving the Merger Agreement and recommending that OSI2 Stockholders approve the Merger Agreement.

For a further discussion of the material factors considered by the OSI2 Board, see “The Mergers — Reasons for the Mergers.”

OCSL Stockholders and OSI2 Stockholders Do Not Have Appraisal Rights

Neither OCSL Stockholders nor OSI2 Stockholders will be entitled to exercise appraisal rights in connection with the Mergers under the laws of the State of Delaware.

Opinion of the Financial Advisor to the OCSL Special Committee

On September 14, 2022, Houlihan Lokey orally rendered its opinion to the OCSL Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the OCSL Special Committee and the OCSL Board dated September 14, 2022), as to, as of September 14, 2022, the fairness of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, from a financial point of view, to OCSL.

Houlihan Lokey’s opinion was directed to the OCSL Special Committee (in its capacity as such) and, as requested by the OCSL Special Committee, the OCSL Board (in its capacity as such), and only addressed the fairness of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, from a financial point of view, to OCSL and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this joint proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the OCSL Special Committee, the OCSL Board, any security holder of OCSL or any other person as to how to act or vote with respect to any matter relating to the Merger.

Opinion of the Financial Advisor to the OSI2 Special Committee

In connection with the merger, KBW delivered a written opinion, dated September 14, 2022, to the OSI2 Special Committee and the OSI2 Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of OSI2 Common Stock of the Exchange Ratio in the proposed Merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this document. The opinion was for the information of, and was directed to, the OSI2 Special Committee (in its capacity as such) and, as requested by the OSI2 Special Committee, the OSI2 Board (in its capacity as such) in connection with their respective consideration of the financial terms of the Mergers. The opinion did not address the underlying business decision of OSI2 to engage in the Mergers or enter into the Merger Agreement or constitute a recommendation to the OSI2 Special Committee or the OSI2 Board in connection with the Mergers, and it does not constitute a recommendation to any holder of OSI2 Common Stock or any stockholder of any other entity as to how to vote in connection with the Mergers or any other matter.

RISK FACTORS

In addition to the other information included in this document, you should carefully consider the risks described below in determining whether to approve (i) in the case of OCSL Stockholders, the Merger Stock Issuance Proposal and (ii)  in the case of OSI2 Stockholders, the Merger Proposal. The information in “Item 1A. Risk Factors” in Part I of OCSL’s Annual Report on Form  10-K (File No. 814-00755) for the fiscal year ended September 30, 2022. The information in “Item 1A. Risk Factors” in Part I of OSI2’s Annual Report on Form 10-K (File No. 814-01281) for the fiscal year ended September 30, 2022 and in Part II, Item 1A of OSI2’s  Quarterly Report for the period ended June 30, 2022 is incorporated herein by reference for general risks related to OSI2. The occurrence of any of these risks could materially and adversely affect the business, prospects, financial condition, results of operations and cash flow of OCSL and OSI2 and, following the Mergers, the combined company and might cause you to lose all or part of your investment. The risks, as set out below and incorporated by reference herein, are not the only risks OCSL and OSI2 and, following the Mergers, the combined company face, and there may be additional risks that OCSL and OSI2 do not presently know of or that they currently consider not likely to have a significant impact. New risks may emerge at any time and OCSL and OSI2 cannot predict such risks or estimate the extent to which they may affect the business or financial performance of OCSL and OSI2 and, following the Mergers, the combined company. See also “Incorporation by Reference for OCSL,” “Incorporation by Reference for OSI2” and “Where You Can Find More Information” in this joint proxy statement/prospectus.

Risks Relating to the Mergers

Because the trading price of OCSL Common Stock and the NAV per share of OSI2 Common Stock and OCSL Common Stock will fluctuate, OSI2 Stockholders cannot be sure of the market value of the consideration they will receive in connection with the Mergers until the closing date of the Mergers.

At the Effective Time, each share of OSI2 Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive a number of shares of OCSL Common Stock, equal to the Exchange Ratio, plus any cash (without interest) in lieu of fractional shares. The market value of such consideration to be received by OSI2 Stockholders upon completion of the Mergers (the “Merger Consideration”) may vary from the closing price of OCSL Common Stock on the date prior to announcement of the Mergers, on the date of the OSI2 Special Meeting and on the date the Mergers are completed. Any change in the market price of OCSL Common Stock prior to completion of the Mergers will affect the market value of the Merger Consideration that OSI2 Stockholders will receive upon completion of the Mergers. Additionally, the Exchange Ratio will fluctuate as OSI2’s and OCSL’s respective NAVs change prior to Closing.

Accordingly, at the time of the OSI2 Special Meeting, OSI2 Stockholders will not know or be able to calculate the market value of the Merger Consideration they would receive upon completion of the Mergers. Neither OSI2 nor OCSL is permitted to terminate the Merger Agreement or resolicit the vote of their respective stockholders solely because of changes in the market price of shares of OCSL Common Stock. There will be no adjustment to the Merger Consideration for changes in the market price of shares of OCSL Common Stock.

Changes in the market price of OCSL Common Stock may result from a variety of factors, including, among other things:

•

significant volatility in the market price and trading volume of securities of Business Development Companies or other companies in OCSL’s sector, which are not necessarily related to the operating performance of these companies;

•	changes in regulatory policies, accounting pronouncements or tax guidelines, particularly with respect to RICs and Business Development Companies;

•	loss of OCSL’s Business Development Company or RIC status;

•	changes in earnings or variations in operating results or distributions that exceed OCSL’s net investment income;

•	increases in expenses associated with defense of litigation and responding to SEC inquiries;

•	changes in accounting guidelines governing valuation of OCSL’s investments;

•

changes in the value of OCSL’s portfolio of investments and any derivative instruments, including as a result of general economic conditions, interest rate shifts and changes in the performance of OCSL’s portfolio companies;

•	any shortfall in investment income or net investment income or any increase in losses from levels expected by investors or securities analysts;

•	departure of Oaktree’s key personnel; and

•	general economic trends and other external factors.

These factors are generally beyond the control of OCSL. The range of high and low sales prices per share of OCSL Common Stock as reported on Nasdaq for the quarter ended September 30, 2022 was a low of $5.87 and a high of $7.25. However, historical trading prices are not necessarily indicative of future performance. OSI2 Stockholders should obtain current market quotations for shares of OCSL Common Stock prior to the OSI2 Special Meeting.

Sales of shares of OCSL Common Stock after the completion of the Mergers may cause the market price of OCSL Common Stock to decline.

At the Effective Time, each share of the OSI2 Common Stock, issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares), will be converted into the right to receive a number of shares of OCSL Common Stock equal to the Exchange Ratio, plus any cash (without interest) in lieu of fractional shares. For illustrative purposes, based on September 30, 2022 NAVs and excluding transaction costs and other tax-related distributions, OCSL would issue approximately 2.72 shares of OCSL Common Stock for each share of OSI2 Common Stock outstanding, resulting in pro forma ownership of 79.5% for current OCSL Stockholders and 20.5% for current OSI2 Stockholders. Former OSI2 Stockholders may be required to or decide to sell the shares of OCSL Common Stock that they receive pursuant to the Merger Agreement, particularly because they have not previously held liquid securities. In addition, OCSL Stockholders may decide not to hold their shares of OCSL Common Stock after completion of the Mergers. In each case, such sales of OCSL Common Stock could have the effect of depressing the trading price for OCSL Common Stock and may take place promptly following the completion of the Mergers. If this occurs, it could impair OCSL’s ability to raise additional capital through the sale of equity securities should OCSL desire to do so.

OCSL Stockholders and OSI2 Stockholders will experience a reduction in percentage ownership and voting power in the combined company as a result of the Mergers.

OCSL Stockholders will experience a reduction in their percentage ownership interests and effective voting power in respect of the combined company relative to their percentage ownership interests in OCSL prior to the Mergers unless they hold a comparable or greater percentage ownership in OSI2 as they do in OCSL prior to the Mergers. Consequently, OCSL Stockholders should generally expect to exercise less influence over the management and policies of the combined company following the Mergers than they currently exercise over the management and policies of OCSL. OSI2 Stockholders will experience a substantial reduction in their percentage ownership interests and effective voting power in respect of the combined company relative to their percentage ownership interests in OSI2 prior to the Mergers unless they hold a comparable or greater percentage ownership in OCSL as they do in OSI2 prior to the Mergers. Consequently, OSI2 Stockholders should generally expect to exercise less influence over the management and policies of the combined company following the Mergers than they currently exercise over the management and policies of OSI2. In addition, prior to completion of the Mergers, subject to certain restrictions in the Merger Agreement, OCSL and OSI2 may issue additional shares of OCSL Common Stock and OSI2 Common Stock, respectively, which would further reduce the percentage ownership of the combined company to be held by current OCSL Stockholders and OSI2 Stockholders.

OCSL may be unable to realize the benefits anticipated by the Mergers, including estimated cost savings, or it may take longer than anticipated to achieve such benefits.

The realization of certain benefits anticipated as a result of the Mergers will depend in part on the integration of OSI2’s investment portfolio with OCSL’s investment portfolio and the integration of OSI2’s business with OCSL’s business. There can be no assurance that OSI2’s investment portfolio or business can be operated profitably going forward or integrated successfully into OCSL’s operations in a timely fashion or at all. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company and there can be no assurance that there will not be substantial costs associated with the transition process or there will not be other material adverse effects as a result of these integration efforts. Such effects, including incurring unexpected costs or delays in connection with such integration and failure of OSI2’s investment portfolio to perform as expected, could have a material adverse effect on the financial results of the combined company.

OCSL also expects to achieve certain synergies and cost savings from the Mergers when the two companies have fully integrated their portfolios. It is possible that the estimates of these synergies and potential cost savings could ultimately be incorrect. The cost savings estimates also assume OCSL will be able to combine its operations and OSI2’s operations in a manner that permits those cost savings to be fully realized. If the estimates turn out to be incorrect or if OCSL is not able to successfully combine OSI2’s investment portfolio or business with its operations, the anticipated synergies and cost savings may not be fully realized or realized at all or may take longer to realize than expected.

The opinion of the financial advisor to the OCSL Special Committee delivered to the OCSL Special Committee and the OCSL Board prior to the signing of the Merger Agreement and the opinion of the financial advisor to the OSI2 Special Committee delivered to the OSI2 Special Committee and the OSI2 Board prior to the signing of the Merger Agreement will not reflect changes in circumstances since the date of such opinions.

The opinion of Houlihan Lokey, the financial advisor to the OCSL Special Committee, was delivered to the OCSL Special Committee and the OCSL Board on, and was dated, September 14, 2022. The opinion of KBW, the financial advisor to the OSI2 Special Committee, was delivered to the OSI2 Special Committee and the OSI2 Board on, and was dated, September 14, 2022. Changes in OCSL’s or OSI2’s operations and prospects, general market and economic conditions and other factors that may be beyond the control of OCSL or OSI2 may significantly alter OSI2’s value or the price of shares of OCSL Common Stock by the time the Mergers are completed. The opinions do not speak as of the time the Mergers will be completed or as of any date other than the date of such opinions.

If the Mergers do not close for any reason (whether due to failure to obtain required stockholder approval or failure of either OCSL or OSI2 to satisfy certain closing conditions), OCSL and OSI2 will not benefit from the expenses incurred in pursuit of the Mergers.

The Mergers are subject to closing conditions, including certain approvals of OCSL Stockholders and OSI2 Stockholders that, if not satisfied, will prevent the Mergers from being completed. See “Description of the Merger Agreement Conditions to Closing the Mergers.” If the Mergers do not close, OCSL and OSI2 will have incurred substantial expenses for which no ultimate benefit will have been received. OCSL and OSI2 have incurred out-of-pocket expenses in connection with the Mergers for investment banking, legal and accounting fees and financial printing and other related charges, much of which will be incurred even if the Mergers are not completed.

The termination of the Merger Agreement could negatively impact OCSL and OSI2.

If the Merger Agreement is terminated, there may be various consequences, including:

•

the businesses of OCSL and OSI2 may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Mergers, without realizing any of the anticipated benefits of completing the Mergers;

•	the market price of OCSL Common Stock might decline to the extent that the market price prior to termination reflects a market assumption that the Mergers will be completed; and

•	OSI2 may not be able to find a party willing to pay an equivalent or more attractive price than the price OCSL agreed to pay in the Mergers.

The Merger Agreement limits OCSL’s and OSI2’s ability to pursue alternatives to the Mergers.

The Merger Agreement contains provisions that limit OCSL’s and OSI2’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of OCSL or OSI2. These provisions, which are typical for transactions of this type, include a termination fee of $9.8 million payable by third parties to OCSL and $37.9 million payable by third parties to OSI2 under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of OCSL or OSI2 from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the Mergers or might result in a potential competing acquirer proposing to pay a lower per share price to acquire OCSL or OSI2 than it might otherwise have proposed to pay.

The Mergers are subject to closing conditions, including stockholder approvals, that, if not satisfied or (to the extent legally allowed) waived, will result in the Mergers not being completed, which may result in material adverse consequences to the business and operations of OCSL and OSI2.

The Mergers are subject to closing conditions, including certain approvals of OCSL Stockholders and OSI2 Stockholders that, if not satisfied, will prevent the Mergers from being completed. The closing condition that OSI2 Stockholders adopt the Merger Agreement and approve the Merger Proposal may not be waived under applicable law and must be satisfied for the Mergers to be completed. If OSI2 Stockholders do not adopt the Merger Agreement and approve the Mergers and the Mergers are not completed, the resulting failure of the Mergers could have a material adverse impact on OCSL’s and OSI2’s respective businesses and operations. In addition, the closing condition that OCSL Stockholders approve the issuance of shares of OCSL Common Stock pursuant to the Merger Agreement may not be waived and must be satisfied for the Mergers to be completed. If OCSL Stockholders do not approve the Merger Stock Issuance Proposal and the Mergers are not completed, the resulting failure of the Mergers could have a material adverse impact on OCSL’s and OSI2’s respective businesses and operations. In addition to the required approvals of OCSL Stockholders and OSI2 Stockholders, the Mergers are subject to a number of other conditions beyond the control of OCSL and OSI2 that may prevent, delay or otherwise materially adversely affect completion of the Mergers. OCSL and OSI2 cannot predict whether and when these other conditions will be satisfied.

OCSL and OSI2 may, to the extent legally allowed, waive one or more conditions to the Mergers without resoliciting stockholder approval.

Certain conditions to OCSL’s and OSI2’s respective obligations to complete the Mergers may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by mutual agreement. In the event that any such waiver does not require resolicitation of stockholders, OCSL and OSI2 will each have the discretion to complete the Mergers without seeking further stockholder approval. The conditions requiring the approval of OCSL Stockholders and OSI2 Stockholders, however, cannot be waived.

OCSL and OSI2 will be subject to operational uncertainties and contractual restrictions while the Mergers are pending.

Uncertainty about the effect of the Mergers may have an adverse effect on OCSL or OSI2 and, consequently, on the combined company following completion of the Mergers. These uncertainties may cause those that deal with OCSL or OSI2 to seek to change their existing business relationships with them. In addition, the Merger Agreement restricts OCSL and OSI2 from taking actions that each might otherwise consider to be in its best interests. These restrictions may prevent OCSL or OSI2 from pursuing certain business opportunities that may arise prior to the completion of the Mergers.

The market price of OCSL Common Stock after the Mergers may be affected by factors different from those affecting such common stock currently.

OCSL’s business and OSI2’s business differ in some respects and, accordingly, the results of operations of the combined company and the market price of OCSL Common Stock after the Mergers may be affected by factors different from those currently affecting the independent results of operations of each of OCSL and OSI2, such as a larger stockholder base, a different portfolio composition and a different capital structure, and OCSL’s trading price. Accordingly, OCSL’s historical trading prices and financial results may not be indicative of these matters for the combined company following the Mergers.

COMPARATIVE FEES AND EXPENSES

Comparative Fees and Expenses Relating to the Mergers

The following table is intended to assist OCSL Stockholders and OSI2 Stockholders in understanding the costs and expenses that an investor in shares of OCSL Common Stock or OSI2 Common Stock bears directly or indirectly and, based on the assumptions set forth below, the pro forma costs and expenses estimated to be incurred by the combined company in the first year following completion of the Mergers. OCSL and OSI2 caution you that the percentages of Other expenses indicated in the table below are an estimate and may vary. Except where the context suggests otherwise, whenever this document contains a reference to fees or expenses paid or to be paid by “you,” “OCSL” or “OSI2,” stockholders will indirectly bear such fees or expenses as investors in OCSL or OSI2, as applicable. The table below is based on information as of September 30, 2022 (except as noted below) and includes expenses of the applicable consolidated subsidiaries.

	Actual		Pro Forma
Stockholder transaction expenses:	OCSL	OSI2	OCSL
Sales load (as a percentage of offering price)	None(1)	None(1)	None(1)
Offering expenses	None(1)	None(1)	None(1)
Dividend reinvestment plan fees (as a percentage of offering price)	Up to $15(2)	None(2)	Up to $15(2)
Total stockholder transaction expenses (as a percentage of offering price)	None	None	None

Annual expenses (as a percentage of net assets attributable to common stock (3)):	Actual		Pro Forma
	OCSL	OSI2	OCSL
Base management fees(4)	3.10%	1.75%	3.05%
Incentive fees (OCSL: 17.5%; OSI2: 20.0%)(5)	2.24%	2.37%	2.21%
Interest payments on borrowed funds (including other costs of servicing and offering debt securities)(6)	5.28%	4.44%	5.12%
Other expenses(7)	0.74%	0.80%	0.65%
Acquired fund fees and expenses(8)	1.36%	—%	1.09%
Total annual expenses(9)	12.72%	9.36%	12.12%

(1)

Purchases of shares of OCSL Common Stock or OSI2 Common Stock on the secondary market are not subject to sales load but may be subject to brokerage commissions or other charges. The table does not include any sales load (underwriting discounts or commissions) that stockholders may have paid in connection with their purchase of shares of OCSL Common Stock or OSI2 Common Stock in a prior underwritten offering or otherwise.

(2)

The expenses of administering the OCSL dividend reinvestment plan are included in “Other expenses.” However, if a participant in the plan elects by notice to the plan administrator in advance of termination to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a transaction fee of up to $15 plus a $0.10 per share fee from the proceeds. OSI2 does not have a dividend reinvestment plan.

(3)	For the pro forma column, the combined net assets of OCSL and OSI2 on a pro forma basis as of September 30, 2022 were used.
(4)

For OCSL, the base management fee is calculated at an annual rate of 1.50% of OCSL’s total gross assets at the end of each quarter, including any investment made with borrowings, but excluding cash and cash equivalents; provided, however, the base management fee is calculated at an annual rate of 1.00% of the value of OCSL’s total gross assets, including any investments made with borrowings, but excluding cash and cash equivalents, that exceeds the product of (i) 200% (calculated in accordance with the Investment Company Act, and giving effect to exemptive relief OCSL has received with respect to debentures issued by a small business investment company subsidiary) and (ii) OCSL’s net assets. In connection with the OCSI

Merger, Oaktree agreed to waive an aggregate of $6.0 million of base management fees otherwise payable to Oaktree in the two years following the closing of the OCSI Merger on March 19, 2021 at a rate of $750,000 per quarter (with such amount appropriately prorated for any partial quarter). See note 10 in the notes to the Consolidated Financial Statements in OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022 for additional information. This table assumes that OCSL’s total gross assets (excluding cash and cash equivalents) are $2.6 billion, which was the actual amount of OCSL’s total gross assets as of September 30, 2022. The base management fee net of such waiver would be 2.99% of net assets attributable to OCSL Common Stock.

For OSI2, the base management fee is calculated at an annual rate of 1.00% of the Gross Asset Value; provided that prior to a Qualified Listing the base management fee will not exceed 1.75% per annum of the Unleveraged Asset Value. From and after the date of a Qualified Listing, if any, the base management fee will increase to 1.50% per annum of OSI2’s Gross Asset Value. See Note 9 in the notes to the Consolidated Financial Statements in OSI2’s Quarterly Report on Form 10-Q (File No. 814-01281) for the quarter ended June 30, 2022 for additional information. This table assumes that OSI2’s Gross Asset Value is $578.2 million, which was the actual amount of OSI2’s total gross assets (excluding cash and cash equivalents) as of September 30, 2022.

Following completion of the Mergers, the combined company will be externally managed by Oaktree. The pro forma base management fee has been calculated in accordance with the OCSL Investment Advisory Agreement. The pro forma base management fee referenced in the table above is based on the combined gross assets (excluding cash and cash equivalents) of OCSL and OSI2 on a pro forma basis on September 30, 2022 and does not reflect the voluntary, irrevocable waiver by Oaktree of $9.0 million of base management fees payable to it as follows: $6.0 million at a rate of $1.5 million per quarter (with such amount appropriately prorated for any partial quarter) in the first year following closing of the Mergers and $3.0 million at a rate of $750,000 per quarter (with such amount appropriately prorated for any partial quarter) in the second year following closing of the Mergers. The pro forma base management fee net of the $1.5 million quarterly base management fee waiver in the year following closing of the Mergers would be 2.66% of net assets attributable to OCSL Common Stock.

(5)

For each of OCSL and OSI2, the incentive fee consists of two parts. For each of OCSL and OSI2, the incentive fee on income is calculated and payable quarterly in arrears based upon their respective pre-incentive fee net investment income for the immediately preceding quarter. The payment of the incentive fee on income is subject to payment of a preferred return to investors each quarter (i.e., a “hurdle rate”), expressed as a rate of return on the value of the net assets of OCSL and OSI2, as applicable, at the end of the most recently completed quarter, of 1.50%, subject to a “catch up” feature.

With respect to OCSL, the second part of the incentive fee (the “capital gains incentive fee”) is determined and payable in arrears as of the end of each fiscal year (or upon termination of the OCSL Investment Advisory Agreement, as of the termination date). With respect to OSI2, the second part of the incentive fee (the “capital gains incentive fee”) is determined and payable in arrears as of the end of each calendar year (or upon termination of the OSI2 Investment Advisory Agreement, as of the termination date).

With respect to OCSL, commencing with the fiscal year ended September 30, 2019, the capital gains incentive fee equals 17.5% of OCSL’s realized capital gains, if any, on a cumulative basis from the beginning of the fiscal year ended September 30, 2019 through the end of each fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains incentive fees under the OCSL Investment Advisory Agreement. Any realized capital gains or losses and unrealized capital depreciation with respect to OCSL’s portfolio as of the end of the fiscal year ended September 30, 2018 are excluded from the calculation of the second part of the incentive fee. In addition, the calculation of realized capital gains, realized capital losses and unrealized capital depreciation does (1) not include any such amounts resulting solely from merger-related accounting adjustments in connection with the assets acquired in the OCSI Merger, including any premium or discount paid for the acquisition of such assets, solely to the extent that the inclusion of such merger-related accounting adjustments, in the aggregate, would result in an increase in the capital gains incentive fee and (2) include any such amounts associated with the investments acquired in such transaction for the period from October 1, 2018 to the date of closing of such transaction, solely to the extent that the exclusion of such amounts, in the aggregate, would result in an increase in the capital gains incentive fee. See note 10 in the notes to the Consolidated Financial Statements in OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022 for additional information about the incentive fee payable by OCSL.

With respect to OSI2, the capital gains incentive fee equals 20% of OSI2’s realized capital gains, if any, on a cumulative basis from August 6, 2018, the date of OSI2’s initial closing, through the end of each calendar year, computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation, less the aggregate amount of any previously paid capital gains incentive fee under the OSI2 Investment Advisory Agreement. See Note 9 in the notes to the Consolidated Financial Statements in OSI2’s Quarterly Report on Form 10-Q (File No. 814-01281) for the fiscal quarter ended June 30, 2022 for additional information for additional information about the incentive fee payable by OSI2.

For the “Actual” columns, the incentive fees referenced in the table above are based on actual amounts of the incentive fee on income incurred during the fiscal quarter ended September 30, 2022 and the capital gains incentive fee payable under the applicable investment advisory agreement as of September 30, 2022.

Following completion of the Mergers, the combined company will be externally managed by Oaktree. The pro forma incentive fees have been calculated in a manner consistent with the OCSL Investment Advisory Agreement.

OCSL will exclude any amounts resulting solely from the new cost basis of the acquired OSI2 investments established by ASC 805 as a result of the Mergers from the calculation of the incentive fee on income and the incentive fee on capital gains, with such exclusion to be implemented either through an amendment to the OCSL Investment Advisory Agreement or a waiver of such amounts by Oaktree.

(6)

“Interest payments on borrowed funds (including other costs of servicing and offering debt securities)” is calculated as the weighted average interest rate in effect as of September 30, 2022 multiplied by the actual debt outstanding as of September 30, 2022 ($1.4 billion and $257.0 million for OCSL and OSI2, respectively) for the “Actual” columns. The weighted average interest rate (exclusive of deferred financing costs) for borrowings of OCSL and OSI2 as of September 30, 2022 was 4.4% (exclusive of deferred financing costs and inclusive of the impact of an interest rate swap designated as a hedging instrument) and 5.3%, respectively. The “Pro Forma” column assumes the sum of amounts of debt outstanding as of September 30, 2022 for each of OCSL and OSI2 for the combined company following the Mergers.

(7)

“Other expenses” are based on estimated amounts for the current fiscal year for each of OCSL and OSI2. These expenses include certain expenses allocated to the applicable Company under the OCSL Investment Advisory Agreement and the OSI2 Investment Advisory Agreement, as applicable, including travel expenses incurred by Oaktree’s personnel in connection with investigating and monitoring OCSL’s and OSI2’s respective investments, such as investment due diligence. The “Pro Forma” column assumes the sum of amounts estimated for each of OCSL and OSI2 for the combined company following the Mergers and reflects decreases in duplicative costs such as professional fees for legal, audit and tax fees, directors’ fees, and other redundant administrative and operating expenses directly related to the Mergers. “Other expenses” does not reflect any potential provision (benefit) for income taxes because of the uncertainties associated with determining such amounts in future periods.

(8)

OCSL Stockholders indirectly bear the expenses of underlying funds or other investment vehicles that would be an investment company under section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the Investment Company Act (“Acquired Funds”) in which OCSL invests. OSI2 has no such investments.

For OCSL, this amount includes the annual expenses of Senior Loan Fund I LLC (“SLF JV I”) and the annual expenses of OCSI Glick JV LLC (the “Glick JV”). There are no fees paid by SLF JV I or the Glick JV to Oaktree. The annual expenses of SLF JV I and the Glick JV include interest payments on the subordinated notes held by OCSL’s joint venture partners, which represented 10.3% of such expenses for OCSL, and exclude interest payments on the subordinated notes held by OCSL. See note 3 in the notes to the Consolidated Financial Statements in OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022 for more information on SLF JV I and the Glick JV.

The “Pro Forma” column assumes the sum of amounts for each of OCSL and OSI2 for the combined company following the Mergers.

(9)

“Total annual expenses” is presented as a percentage of net assets attributable to common stockholders because OCSL Stockholders and OSI2 Stockholders bear all of the fees and expenses of the respective company. “Total annual expenses” does not reflect any potential provision (benefit) for income taxes because of the uncertainties associated with determining such amounts in future periods.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in OCSL, OSI2 or the combined company’s common stock following completion of the Mergers on a pro forma basis, in each case assuming that OCSL, OSI2 and the combined company hold no cash or liabilities other than debt. In calculating the following expense amounts, each of OCSL and OSI2 has assumed that it would have no additional leverage and that its annual operating expenses would remain at the levels set forth in the tables above. Calculations for the pro forma combined company following the Mergers assume that the Mergers closed on September 30, 2022 and that the leverage and operating expenses of OCSL and OSI2 remain at the levels set forth in the tables above (and gives effect to the base management fee waivers described above). Transaction expenses related to the Mergers are not included in the following examples.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment:
OCSL, assuming a 5% annual return (assumes no return from net realized capital gains)	$100	$292	$474	$885
OSI2, assuming a 5% annual return (assumes no return from net realized capital gains)	$67	$200	$330	$641
OCSL, assuming a 5% annual return (assumes return entirely from realized capital gains)	$108	$314	$507	$929
OSI2, assuming a 5% annual return (assumes return entirely from realized capital gains)	$77	$227	$371	$708

	1 year	3 years	5 years	10 years
Pro forma combined company following the Mergers You would pay the following expenses on a $1,000 investment:
Assuming a 5% annual return (assumes no return from net realized capital gains)	$96	$281	$457	$857
Assuming a 5% annual return (assumes return entirely from realized capital gains)	$104	$303	$490	$904

While the example assumes, as required by the SEC, a 5% annual return, performance of OCSL, OSI2 and the combined company will vary and may result in a return greater or less than 5%. The incentive fee based on pre-incentive fee net investment income under each of the OCSL Investment Advisory Agreement and the OSI2 Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. If sufficient returns are achieved on investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, expenses, and returns to investors, would be higher. This example assumes that, as of October 1, 2022, the sum of realized capital losses and unrealized capital depreciation on a cumulative basis since October 1, 2020 for OCSL and since inception for OSI2 is zero. In addition, while the example assumes reinvestment of all distributions at NAV, participants in OCSL’s dividend reinvestment plan will receive a number of shares of OCSL Common Stock determined by dividing the total dollar amount of the cash distribution payable to a participant by either (i) the greater of (a) the current NAV per share of OCSL Common Stock and (b) 95% of the market price per share of OCSL Common Stock at the close of trading on the payment date fixed by the OCSL Board of Directors in the event that newly issued shares are used to satisfy the share requirements of the dividend reinvestment plan or (ii) the average purchase price, excluding any brokerage charges or other charges, of all shares of OCSL Common Stock purchased by the administrator of the dividend reinvestment plan in the event that shares are purchased in the open market to satisfy the share requirements of the dividend reinvestment plan, which may be at, above or below NAV.

The example and the expenses in the table above should not be considered a representation of OCSL’s, OSI2’s, or, following completion of the Mergers, the combined company’s, future expenses, and actual expenses may be greater or less than those shown.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including the documents incorporated by reference herein, contains statements that constitute forward-looking statements, which relate to OCSL, OSI2 or, following the Mergers, the combined company, regarding future events or the future performance or future financial condition of OCSL, OSI2 or, following the Mergers, the combined company. The forward-looking statements may include statements as to: future operating results of OCSL, OSI2 or, following the Mergers, the combined company and distribution projections; business prospects of OCSL, OSI2 or, following the Mergers, the combined company and the prospects of their portfolio companies; and the impact of the investments that OCSL, OSI2 or, following the Mergers, the combined company expect to make. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with:

•	the ability of the parties to consummate the Mergers on the expected timeline, or at all;

•	the expected synergies and savings associated with the Mergers;

•	the ability to realize the anticipated benefits of the Mergers including the expected elimination of certain expenses and costs due to the Mergers;

•	the percentage of OCSL Stockholders and OSI2 Stockholders voting in favor of the proposals submitted for their approval;

•	the possibility that competing offers or acquisition proposals will be made;

•	the possibility that any or all of the various conditions to the consummation of the Mergers may not be satisfied or waived;

•	risks related to diverting management’s attention from ongoing business operations;

•	the combined company’s plans, expectations, objectives and intentions, as a result of the Mergers;

•	any potential termination of the Merger Agreement;

•	the actions of OCSL Stockholders or OSI2 Stockholders with respect to any of the proposals submitted for their approval;

•	the future operating results and distribution projections of OCSL, OSI2 or, following the Mergers, the combined company;

•	the ability of Oaktree to reposition the portfolios of OCSL, OSI2 or, following the Mergers, the combined company, and to implement Oaktree’s future plans with respect to their businesses;

•	the ability of Oaktree and its affiliates to attract and retain highly talented professionals;

•	the business prospects of OCSL, OSI2 or, following the Mergers, the combined company and the prospects of their portfolio companies;

•	the impact of the investments that OCSL, OSI2 or, following the Mergers, the combined company expect to make;

•	the ability of the portfolio companies of OCSL, OSI2 or, following the Mergers, the combined company to achieve their objectives;

•	the expected financings and investments and additional leverage that OCSL, OSI2 or, following the Mergers, the combined company may seek to incur in the future;

•	the adequacy of the cash resources and working capital of OCSL, OSI2 or, following the Mergers, the combined company;

•	the timing of cash flows, if any, from the operations of the portfolio companies of OCSL, OSI2 or, following the Mergers, the combined company; and

•	the risk that stockholder litigation in connection with the Mergers may result in significant costs of defense and liability.

In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this joint proxy statement/prospectus involve risks and uncertainties. The actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Item 1A. Risk Factors” in Part I of each of OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September  30, 2022 and OSI2’s Annual Report on Form 10-K (File No. 814-01281) for the fiscal year ended September 30, 2021 and in “Item 1A. Risk Factors” in Part II of each of OSI2’s Quarterly Reports on Form 10-Q (File No. 814-01281) for the quarters ended June 30, 2022 and March 31, 2022, as such factors may be updated from time to time in their periodic filings with the SEC, and elsewhere contained or incorporated by reference in this joint proxy statement/prospectus.

Other factors that could cause actual results to differ materially include:

•	changes or potential disruptions in the operations of OCSL, OSI2 or, following the Mergers, the combined company, the economy, financial markets or political environment;

•

risks associated with possible disruption in the operations of OCSL and OSI2 or the economy generally due to terrorism, war or other geopolitical conflict (including the current conflict between Russia and Ukraine), natural disasters or pandemics;

•

future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in OCSL’s and OSI2’s operating areas, particularly with respect to Business Development Companies or RICs; and

•	other considerations that may be disclosed from time to time in the publicly disseminated documents and filings of OCSL, OSI2 or, following the Mergers, the combined company.

OCSL and OSI2 have based the forward-looking statements included in this joint proxy statement/prospectus and documents incorporated by reference into this joint proxy statement/prospectus on information available to them on the applicable date of the relevant document, and they assume no obligation to update any such forward-looking statements. Although OCSL and OSI2 undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that OCSL and OSI2 in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. This joint proxy statement/prospectus and documents incorporated by reference into this joint proxy statement/prospectus contain or may contain statistics and other data that have been obtained from or compiled from information made available by third-party service providers. Neither OCSL nor OSI2 has independently verified such statistics or data.

CAPITALIZATION

The following table sets forth (1) OCSL’s and OSI2’s actual capitalization as of September 30, 2022 and (2) OCSL’s capitalization as adjusted to reflect the effects of the Mergers. You should read this table together with OCSL’s and OSI2’s consolidated financial statements incorporated by reference herein.

	As of September 30, 2022 (dollar amounts and share data in thousands, except per share data)
	Actual	Actual (unaudited)	Pro forma Adjustments (unaudited)		Pro Forma (unaudited)
	OCSL	OSI2			OCSL
Cash, cash equivalents and restricted cash	$26,364	$19,406	$(4,078	)(1)	$41,692
Debt less unamortized debt issuance costs	1,301,043	257,000	—		1,558,043
Net assets	1,245,563	321,923	(4,078	)(2)	1,563,407
Total capitalization	$2,546,606	$578,923	$(4,078)		$3,121,450
Number of shares of common stock outstanding	183,373	17,401	47,318		230,692
NAV per common share	$6.79	$18.50			$6.78	(3)

(1)	Pro forma adjustments reflect the combined impact of $2.7 million and $1.4 million of estimated remaining transaction expenses expected to be incurred by OCSL and OSI2, respectively.
(2)

Pro forma adjustment reflects the shares of OCSL Common Stock issued to OSI2 Stockholders based on an exchange ratio of 2.72 shares of OCSL Common Stock for each share of OSI2 Common Stock. For purposes of calculating the exchange ratio, the OCSL NAV and OSI2 NAV was adjusted by the transaction expenses previously discussed in Note (1).

(3)	The decrease of $0.01 in pro forma NAV per common share is the result of estimated OCSL transaction costs.

THE OCSL ANNUAL MEETING

Date, Time and Place of the OCSL Annual Meeting

The OCSL Annual Meeting will be held virtually on January 20, 2023, at 10:00 a.m., Pacific Time (1:00 p.m. Eastern Time), at the following website: www.virtualshareholdermeeting.com/OCSL2023. This joint proxy statement/prospectus and the accompanying materials are being mailed on or about December 1, 2022 to stockholders of record of OCSL and are available at www.proxyvote.com.

Purpose of the OCSL Annual Meeting

At the OCSL Annual Meeting, OCSL Stockholders will be asked to approve each of (i) the nominees proposed by the OCSL Board in connection with the Director Proposal; (ii) the Auditor Proposal; (iii) the Merger Stock Issuance Proposal; and (iv) the Reverse Stock Split Proposal.

After careful consideration and, with respect to the Merger Stock Issuance Proposal, on the recommendation of the OCSL Special Committee, comprised solely of certain independent directors of OCSL, the OCSL Board unanimously recommends that OCSL Stockholders vote “FOR” the election of each of the nominees proposed by the OCSL Board in connection with the Director Proposal, “FOR” the Auditor Proposal, “FOR” the Merger Stock Issuance Proposal and “FOR” the Reverse Stock Split Proposal.

Record Date

The OCSL Record Date is November 28, 2022. The OCSL Record Date is established by the OCSL Board, and only holders of record of shares of OCSL Common Stock at the close of business on the OCSL Record Date are entitled to receive notice of the OCSL Annual Meeting and vote at the OCSL Annual Meeting. As of the OCSL Record Date, there were 183,374,250 shares of OCSL Common Stock outstanding. Each share of OCSL Common Stock held by a holder of record as of the OCSL Record Date has one vote on each matter considered at the OCSL Annual Meeting.

Quorum and Adjournments

For OCSL to conduct business at the OCSL Annual Meeting, a quorum of OCSL Stockholders must be present. The presence at the OCSL Annual Meeting, virtually or by proxy, of the holders of a majority of the shares of OCSL Common Stock outstanding on the OCSL Record Date will constitute a quorum. Votes to “withhold authority” and abstentions will be treated as shares present for quorum purposes. Shares for which brokers have not received voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote on certain proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as shares present for quorum purposes at the OCSL Annual Meeting.

Pursuant to OCSL’s bylaws, the chairman of the OCSL Annual Meeting shall have the power to adjourn the OCSL Annual Meeting, whether or not a quorum is present, from time to time for any reason and without notice other than announcement at the OCSL Annual Meeting.

Broker Non-Votes

Broker non-votes are described as votes cast by a broker or other nominee on behalf of a beneficial holder who does not provide explicit voting instructions to such broker or nominee and who does not attend the meeting.

The Director Proposal is expected to be a non-routine matter for OCSL. As a result, if an OCSL Stockholder holds shares in “street name” through a broker, bank or other nominee, the broker, bank or nominee will not be permitted to exercise voting discretion with respect to the Director Proposal. Votes to “withhold authority” and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the voting outcome of the Director Proposal.

The Auditor Proposal is expected to be a routine matter for OCSL. As a result, if an OCSL Stockholder holds shares in “street name” through a broker, bank or other nominee, the broker, bank or nominee will be permitted to exercise voting discretion with respect to the Auditor Proposal. Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the voting outcome of the Auditor Proposal.

The Merger Stock Issuance Proposal is expected to be a non-routine matter for OCSL. As a result, if an OCSL Stockholder holds shares in “street name” through a broker, bank or other nominee, the broker, bank or nominee will not be permitted to exercise voting discretion with respect to the Merger Stock Issuance Proposal. Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on the voting outcome of the Merger Stock Issuance Proposal.

The Reverse Stock Split Proposal is expected to be a routine matter for OCSL. As a result, if an OCSL Stockholder holds shares in “street name” through a broker, bank or other nominee, the broker, bank or nominee will be permitted to exercise voting discretion with respect to the Reverse Stock Split Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” the Reverse Stock Split Proposal.

Vote Required

The affirmative vote of a plurality of the shares of OCSL Common Stock outstanding and entitled to vote thereon at the OCSL Annual Meeting is required to elect each director nominee of OCSL (i.e., the candidate receiving the most “for” votes will win each election). Stockholders may not cumulate their votes.

The affirmative vote of the holders of a majority of the votes cast by the holders of outstanding shares of OCSL Common Stock at the OCSL Annual Meeting in person or by proxy at a meeting at which a quorum is present is required for approval of the Auditor Proposal and the Merger Stock Issuance Proposal (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

The affirmative vote of a majority of the outstanding shares of OCSL Common Stock is required for approval of the Reverse Stock Split Proposal.

Voting of Management and Oaktree

On the OCSL Record Date, OCSL’s executive officers and directors owned and were entitled to vote approximately 653,336 shares of OCSL Common Stock, representing approximately 0.4% of the outstanding shares of OCSL Common Stock on the OCSL Record Date. None of OCSL’s executive officers or directors has entered into any voting agreement relating to the Mergers. OCM and certain affiliates, including Atlas OCM Holdings, LLC, intend to vote their shares of OCSL Common Stock “FOR” the approval of the Merger Stock Issuance Proposal. Pursuant to the voting agreement described under “Control Persons and Principal Stockholders of OCSL”, OCM also intends to direct Leonard Tannenbaum to vote the shares of OCSL Common Stock subject to such voting agreement “FOR” the approval of the Merger Stock Issuance Proposal.

Voting of Proxies

OCSL encourages OCSL Stockholders to vote their shares, either by voting at the OCSL Annual Meeting or by voting by proxy, which means that OCSL Stockholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with OCSL Stockholders’ instructions. If OCSL Stockholders execute a proxy without specifying their voting instructions, such OCSL Stockholders’

shares will be voted in accordance with the OCSL Board’s recommendation. If any other business is brought before the OCSL Annual Meeting, OCSL Stockholders’ shares will be voted at the OCSL Board’s discretion unless OCSL Stockholders specifically state otherwise on their proxy.

An OCSL Stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet: www.proxyvote.com or scanning the QR Barcode on the enclosed proxy card.

•

By telephone: 800-690-6903 to reach a toll-free, automated touchtone voting line, or 844-557-9030 Monday through Friday 9:00 a.m. until 10:00 p.m. Eastern Time to reach a toll-free, live operator line.

•

By mail: You may also vote by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on January 19, 2023.

Important notice regarding the availability of proxy materials for the OCSL Annual Meeting. OCSL’s joint proxy statement/prospectus, OCSL’s Annual Report on Form 10-K for the year ended September 30, 2022 and the proxy card are available at www.proxyvote.com.

Revocability of Proxies

If you are a stockholder of record of OCSL, you can revoke your proxy as to OCSL at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the OCSL Annual Meeting to Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary; (ii) submitting a later-dated proxy that OCSL receives before the conclusion of voting at the OCSL Annual Meeting; or (iii) participating in the OCSL Annual Meeting and voting online. If you hold shares of OCSL Common Stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the OCSL Annual Meeting does not revoke your proxy unless you also vote online at the OCSL Annual Meeting.

Solicitation of Proxies

OCSL and OSI2 will bear the cost of preparing, printing and mailing this joint proxy statement/prospectus and the accompanying Notice of Annual Meeting of Stockholders of OCSL or Notice of Special Meeting of Stockholders of OSI2, as applicable, and proxy cards based on their respective numbers of stockholders. OCSL and OSI2 intend to use the services of Broadridge to aid in the distribution and collection of proxies for an estimated fee of approximately $58,000 plus pass through charges. No additional compensation will be paid to directors, officers or Oaktree employees for such services. For more information regarding expenses related to the Mergers, see “Questions and Answers about the Mergers — Who is responsible for paying the expenses relating to completing the Mergers?”

Appraisal Rights

OCSL Stockholders do not have the right to exercise appraisal rights with respect to any matter to be voted upon at the OCSL Annual Meeting. To the extent that an OCSL Stockholder objects to the Merger Stock Issuance Proposal, such OCSL Stockholder will not have the right to have a court judicially determine (and the OCSL Stockholder will not receive) the fair value for its shares of OCSL Common Stock under the provisions of Delaware law governing appraisal rights.

THE OSI2 SPECIAL MEETING

Date, Time and Place of the OSI2 Special Meeting

The OSI2 Special Meeting will be held virtually on January 20, 2023, at 10:30 a.m., Pacific Time (1:30 p.m. Eastern Time), at the following website: www.virtualshareholdermeeting.com/OSI22023SM. This joint proxy statement/prospectus and the accompanying materials are being mailed on or about December 1, 2022 to stockholders of record of OSI2 and are available at www.proxyvote.com.

Purpose of the OSI2 Special Meeting

At the OSI2 Special Meeting, OSI2 Stockholders will be asked to approve the Merger Proposal.

After careful consideration, on the recommendation of the OSI2 Special Committee, comprised solely of certain independent directors of OSI2, the OSI2 Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that OSI2 Stockholders vote “FOR” the Merger Proposal.

Record Date

The OSI2 Record Date is November 28, 2022. The OSI2 Record Date is established by the OSI2 Board, and only holders of record of shares of OSI2 Common Stock at the close of business on the OSI2 Record Date are entitled to receive notice of the OSI2 Special Meeting and vote at the OSI2 Special Meeting. As of the OSI2 Record Date, there were 17,401,121 shares of OSI2 Common Stock outstanding. Each share of OSI2 Common Stock held by a holder of record as of the OSI2 Record Date has one vote on each matter considered at the OSI2 Special Meeting.

Quorum and Adjournments

For OSI2 to conduct business at the OSI2 Special Meeting, a quorum of OSI2 Stockholders must be present. The presence at the OSI2 Special Meeting, virtually or by proxy, of the holders of a majority of the shares of OSI2 Common Stock outstanding on the OSI2 Record Date will constitute a quorum of OSI2. Abstentions will be treated as shares present for quorum purposes. Broker non-votes, if any, will not be treated as shares present for quorum purposes at the OSI2 Special Meeting.

Pursuant to OSI2’s bylaws, if less than a quorum is present at the OSI2 Special Meeting or if an insufficient number of votes is present for the adoption of the Merger Proposal at such meeting, the chairman of the OSI2 Special Meeting or OSI2 stockholders holding a majority of the shares of OSI2 Common Stock will have the power to adjourn the OSI2 Special Meeting from time to time without notice other than announcement at the OSI2 Special Meeting until a quorum is present.

Broker Non-Votes

Broker non-votes are described as votes cast by a broker or other nominee on behalf of a beneficial holder who does not provide explicit voting instructions to such broker or nominee and who does not attend the meeting. The Merger Proposal is a non-routine matter for OSI2. As a result, if an OSI2 Stockholder holds shares in “street name” through a broker, bank, or other nominee, the broker, bank or nominee will not be permitted to exercise voting discretion with respect to the Merger Proposal. Because the sole proposal at the OSI2 Special Meeting is the Merger Proposal, OSI2 does not expect any broker non-votes. However, if shares representing broker non-votes are presented at the OSI2 Special Meeting, such shares will not count as affirmative votes cast and will therefore have the same effect as votes “against” the Merger Proposal.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of OSI2 Common Stock is required to approve the OSI2 Merger Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” this proposal. Proxies received will be voted “FOR” the Merger Proposal, unless OSI2 Stockholders designate otherwise.

Voting of Management

On the OSI2 Record Date, OSI2’s executive officers and directors did not own any shares of OSI2 Common Stock. None of OSI2’s executive officers or directors has entered into any voting agreement relating to the Mergers.

Voting of Proxies

OSI2 encourages OSI2 Stockholders to vote their shares, either by voting at the OSI2 Special Meeting or by voting by proxy, which means that OSI2 Stockholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with OSI2 Stockholders’ instructions. If OSI2 Stockholders execute a proxy without specifying their voting instructions, such OSI2 Stockholders’ shares will be voted in accordance with the OSI2 Board’s recommendation. If any other business is brought before the OSI2 Special Meeting, the OSI2 Stockholders’ shares will be voted at the OSI2 Board’s discretion unless the OSI2 Stockholders specifically state otherwise on their proxy.

An OSI2 Stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.

•	By Internet: www.proxyvote.com or scanning the QR Barcode on the enclosed proxy card.

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By telephone: 800-690-6903 to reach a toll-free, automated touchtone voting line, or 844-670-2136 Monday through Friday 9:00 a.m. until 10:00 p.m. Eastern Time to reach a toll-free, live operator line.

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By mail: You may also vote by mail by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on January 19, 2023.

Important notice regarding the availability of proxy materials for the OSI2 Special Meeting. OSI2’s joint proxy statement/prospectus and the proxy card are available at www.proxyvote.com.

Revocability of Proxies

If you are a stockholder of record of OSI2, you can revoke your proxy as to OSI2 at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the OSI2 Special Meeting to Oaktree Strategic Income II, Inc., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary; (ii) submitting a later-dated proxy that OSI2 receives before the conclusion of voting at the OSI2 Special Meeting; or (iii) participating in the OSI2 Special Meeting and voting online. If you hold shares of OSI2 Common Stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the OSI2 Special Meeting does not revoke your proxy unless you also vote online at the OSI2 Special Meeting.

Solicitation of Proxies

OCSL and OSI2 will bear the cost of preparing, printing and mailing this joint proxy statement/prospectus and the accompanying Notice of Annual Meeting of Stockholders of OCSL or Notice of Special Meeting of Stockholders of OSI2, as applicable, and proxy cards based on their respective numbers of stockholders. OCSL and OSI2 intend to use the services of Broadridge to aid in the distribution and collection of proxies for an estimated fee of approximately $58,000 plus pass through charges. No additional compensation will be paid to directors, officers or Oaktree employees for such services. For more information regarding expenses related to the Mergers, see “Questions and Answers about the Mergers — Who is responsible for paying the expenses relating to completing the Mergers?”

Appraisal Rights

OSI2 Stockholders do not have the right to exercise appraisal rights with respect to any matter to be voted upon at the OSI2 Special Meeting. To the extent that an OSI2 Stockholder objects to the Mergers, such OSI2 Stockholder will not have the right to have a court judicially determine (and the OSI2 Stockholder will not receive) the fair value for its shares of OSI2 Common Stock under the provisions of Delaware law governing appraisal rights.

THE MERGERS

The discussion in this joint proxy statement/prospectus, which includes the material terms of the Mergers and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

General Description of the Mergers

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into OSI2. OSI2 will be the surviving company and will continue its existence as a corporation under the laws of the State of Delaware and a direct, wholly-owned subsidiary of OCSL. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the effectiveness of the Merger, OSI2 will merge with and into OCSL, with OCSL as the surviving entity in the Second Merger. As of the Second Effective Time, the separate corporate existence of OSI2 will cease. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of OSI2 Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive a number of shares of OCSL Common Stock equal to the Exchange Ratio, plus any cash in lieu of fractional shares.

Based on the number of shares of OCSL Common Stock issued and outstanding and the NAVs of OCSL and OSI2 as of September 30, 2022 (and excluding transaction costs and tax-related distributions), OCSL would issue approximately 2.72 shares of OCSL Common Stock for each share of OSI2 Common Stock outstanding, resulting in pro forma ownership of 79.5% for current OCSL Stockholders and 20.5% for current OSI2 Stockholders.

Background of the Mergers

Since an affiliate of Oaktree became investment adviser to OCSL in October 2017, the OCSL Board has met regularly to provide governance and oversight for the ongoing operation of OCSL’s business, with a focus on generating current income and capital appreciation. Among other items, at these meetings, the OCSL Board periodically reviewed long-term strategic plans for OCSL, as well as potential business opportunities. As part of these ongoing discussions, Oaktree and its affiliates have explored means of improving the trading price of OCSL Common Stock and enhancing the size and scale of OCSL. Oaktree and the OCSL Board have focused their efforts on opportunities to provide additional scale to OCSL because of the general tendency of Business Development Companies with smaller market capitalizations to trade at a larger discount or smaller premium to NAV than larger Business Development Companies. In addition, Oaktree and its affiliates have discussed with the OCSL Board means of attracting additional equity research analyst coverage and institutional investors, as additional interest in the stock by potential investors could yield additional secondary market activity (thereby improving liquidity), improve the trading price of OCSL Common Stock and otherwise make raising equity capital in the future easier.

As part of these reviews of long-term strategic plans for OCSL, Oaktree and its affiliates regularly review with the OCSL Board potential mergers, acquisitions, joint ventures and other similar transaction opportunities that could enhance OCSL Stockholder value, including opportunities related to OCSL’s existing joint ventures. From time to time, Oaktree and its affiliates have presented to the OCSL Board, and the OCSL Board has considered and discussed, possible strategic transactions that were available to OCSL and the potential benefits and risks of such transactions.

As a result of these reviews and discussions, on October 28, 2020, OCSL entered into an Agreement and Plan of Merger (the “OCSI Merger Agreement”) with OCSI, Lion Merger Sub, Inc., OCSL’s wholly-owned subsidiary, and, solely for the limited purposes set forth therein, Oaktree. On March 19, 2021, pursuant to the OCSI Merger Agreement, OCSL acquired OCSI in the OCSI Merger. Since the OCSI Merger, Oaktree has continued to explore opportunities to enhance OCSL Stockholder value and further increase the scale of OCSL.

Oaktree and its affiliates regularly reviewed with the OCSL Board the impacts of the OCSI Merger on OCSL, including realization of expense savings, increased liquidity and increased access to debt capital.

In connection with the initial private offering of OSI2 Common Stock, OSI2 disclosed to investors that if OSI2 had not completed a “Liquidity Event” (as defined below) by the fifth anniversary of its initial closing, or August 6, 2023, the OSI2 Board (subject to any necessary stockholder approvals and applicable requirements of the Investment Company Act) will use its best efforts to wind down and/or liquidate and dissolve OSI2, subject to its right to engage in certain runoff activities. A “Liquidity Event” was defined as, at the discretion of the OSI2 Board: (a) a Qualified Listing (as defined below) or (b) with the consent of a majority of outstanding shares of OSI2 Common Stock not affiliated with Oaktree and in accordance with the applicable requirements of Delaware law, a corporate control transaction, which may include a strategic sale of OSI2 or all or substantially all of OSI2’s assets to, or a merger with, another entity, or another type of corporate control event, which may include, but is not limited to, a transaction with an affiliated entity, including an affiliated Business Development Company, for consideration in cash or publicly listed securities of such entity or a combination of cash and such publicly listed securities. For purposes of the above, a “Qualified Listing” is: (i) the listing of OSI2 Common Stock on a national securities exchange or (ii) an initial public offering of OSI2 Common Stock that results in gross proceeds to OSI2 of at least $50 million and a listing of OSI2 Common Stock on a national securities exchange. OSI2 refers collectively to a Liquidity Event and the wind down and/or liquidation and dissolution of OSI2, subject to its right to engage in certain runoff activities, as the “Liquidity Alternatives.”

On July 29, 2022, at a regular telephonic and video meeting of the OCSL Board, with representatives of Oaktree, Stradley Ronon Stevens & Young, LLP (“Stradley”), counsel to the OCSL Independent Directors, and Kirkland & Ellis LLP (“Kirkland”), counsel to Oaktree and OCSL, also in attendance, representatives of Oaktree proposed the Mergers. Before discussion of the proposed Mergers began and after discussion among the members of the OCSL Board, the OCSL Board determined to form a special committee (the “OCSL Special Committee”) to analyze and evaluate the Mergers and, as appropriate, to negotiate the terms of the Mergers on behalf of OCSL, with the OCSL Special Committee to consist of the OCSL Independent Directors other than Ms. Gero.

The OCSL Board then established the OCSL Special Committee and authorized it to, among other things: (1) review, evaluate, consider and, as appropriate, negotiate the terms and conditions of the Mergers and any agreements or arrangements proposed to be entered into by OCSL in connection with or relating to the Mergers, including to determine whether the Mergers are advisable and in the best interests of all OCSL Stockholders and whether the interests of OCSL Stockholders will be diluted as a result of the Mergers; (2) recommend to the full OCSL Board what action, if any, should be taken by the OCSL Board with respect to the Mergers and any such agreements or arrangements proposed to be entered into in connection with or relating to the Mergers; (3) hire any advisors that they deemed appropriate, including their own legal counsel and financial advisor; and (4) take such other actions as the OCSL Special Committee may deem to be necessary or appropriate for the OCSL Special Committee to discharge its duties. The OCSL Board determined to proceed with the Mergers only if the OCSL Special Committee (a) determined that the Mergers are advisable and in the best interests of all OCSL Stockholders and that the interests of OCSL Stockholders will not be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers and (b) recommended to the full OCSL Board to approve the Mergers. The OCSL Special Committee was not obligated to recommend the Mergers or any agreements or arrangements proposed to be entered into by OCSL in connection with or relating to the Mergers to the OCSL Board and was authorized to determine, if the OCSL Special Committee deemed appropriate, that it was in the best interests of OCSL and OCSL Stockholders not to proceed with the Mergers.

The OCSL Board then temporarily adjourned its regular telephonic and video meeting and the OCSL Special Committee convened a special telephonic and video meeting. Representatives of Oaktree, Stradley and Kirkland also attended at the request of the OCSL Special Committee. The OCSL Special Committee engaged Stradley to represent the OCSL Special Committee in its evaluation and negotiation of the Mergers. It was also noted that Oaktree and OCSL had provided waivers to enable Kirkland to provide joint representation to each of

OCSL (but not the OCSL Special Committee) and Oaktree in the proposed transaction, which was consistent with industry practice in other affiliated investment company mergers. Representatives of Oaktree then outlined an initial proposal for the Mergers, including that the proposed consideration to be paid to OSI2 Stockholders would be determined based on the relative NAVs of OCSL and OSI2 within 48 hours (excluding Sundays and holidays) prior to consummation of the Mergers (a so-called “NAV-for-NAV” transaction). Oaktree noted that the transaction structure for the Mergers would be similar to that of the OCSI Merger. Oaktree provided the OCSL Special Committee with additional background regarding OSI2, noting the extensive overlap between the OCSL and OSI2 portfolios. Oaktree then discussed the potential benefits of the Mergers to OCSL, including the potential for increased scale and secondary market liquidity, the possibility of broader research analyst coverage, acquiring a known portfolio of assets, enhanced access to debt capital markets at potentially more attractive pricing, accretion of net investment income per share and potential expense savings, as well as the potential negative considerations in connection with the Mergers, including any inability to receive the necessary stockholder approvals, potential pressures on the price of OCSL Common Stock if OSI2 Stockholders sell the shares received in the Mergers, the time and ability needed to ramp up to target leverage ratios, the potential for frivolous litigation and transaction costs. Oaktree representatives also reviewed key assumptions and discussed the financial model for the Mergers, which reflected a waiver of a portion of OCSL’s management fees for a period of two years following closing of the Mergers, and the anticipated capital structure for the combined company post-Mergers. The OCSL Special Committee then discussed the proposed Mergers and asked questions of Oaktree, Kirkland and Stradley. After discussion, the OCSL Special Committee decided to continue exploring the proposed Mergers and asked representatives of Oaktree to schedule a meeting of the OCSL Special Committee to discuss the engagement by the OCSL Special Committee of a financial advisor to advise it in connection with the transaction. The OCSL Special Committee also directed Kirkland to begin preparation of the draft Merger Agreement for review by the OCSL Special Committee and Stradley.

On August 5, 2022, at a regular telephonic and video meeting of the OSI2 Board, with representatives of Oaktree and Sullivan & Cromwell LLP (“Sullivan & Cromwell”), counsel to OSI2, also in attendance, representatives of Oaktree proposed potential Liquidity Alternatives for the OSI2 Board’s consideration, and representatives of Oaktree reminded the OSI2 Board that (i) OSI2’s investment period is scheduled to expire on August 6, 2023, (ii) different Liquidity Alternatives have different lead times and (iii) OSI2 Stockholders were informed at the time of their investment that if OSI2 did not complete a “Liquidity Event” on or prior to the fifth anniversary of the date of OSI2’s initial closing of its offering of shares of OSI2 Common Stock, August 6, 2023, the OSI2 Board would be obligated to use its best efforts to wind down and/or liquidate and dissolve OSI2 (subject to its right to engage in certain runoff activities). Before discussion of the proposed Mergers began and after discussion and upon the advice of Sullivan & Cromwell, the OSI2 Board determined to form a special committee (the “OSI2 Special Committee”), with the OSI2 Special Committee to analyze and evaluate any Liquidity Alternatives and, as appropriate, to negotiate the terms of such Liquidity Alternatives on behalf of OSI2, to consist of the OSI2 Independent Directors other than Ms. Gero.

The OSI2 Board then established the OSI2 Special Committee and authorized it to, among other things: (i) review, evaluate, consider and negotiate the terms and conditions of any Liquidity Alternatives and any agreements or arrangements proposed to be entered into by OSI2 in connection with or relating to any Liquidity Alternatives, including to determine whether the interests of OSI2 Stockholders would be diluted for purposes of Rule 17a-8 of the Investment Company Act; (ii) recommend to the OSI2 Board what action, if any, should be taken by the OSI2 Board with respect to any Liquidity Alternative and any such agreements or arrangements proposed to be entered into in connection with or relating to any Liquidity Alternatives; (iii) hire any advisors that the OSI2 Special Committee deems appropriate; (iv) take any such other actions as the OSI2 Special Committee may deem to be necessary or appropriate for the OSI2 Special Committee to discharge its duties; (v) provide reports or recommendations to the OSI2 Board in regard to such matters at such times as the OSI2 Special Committee deemed appropriate and consistent with its activities; and (vi) recommend, or not to recommend, to the OSI2 Board any Liquidity Alternative, and to determine whether or not it is in the best interests of OSI2 and the OSI2 Stockholders that OSI2 proceed with any Liquidity Alternative. Ms. Gero then temporarily dropped from the meeting for the remainder of the discussion regarding Liquidity Alternatives. As part of this discussion, representatives of Oaktree presented to the OSI2 Board on various Liquidity Alternatives, including the proposed Mergers.

At the end of this discussion, the OSI2 Special Committee discussed with representatives of Oaktree and Sullivan & Cromwell its options with respect to engaging a financial advisor to assist with its evaluation of the Liquidity Alternatives, and the OSI2 Special Committee determined to proceed with engaging a financial advisor. The OSI2 Special Committee selected certain nationally recognized investment banks to interview for the role of financial advisor to the OSI2 Special Committee in connection with its evaluation of the Liquidity Alternatives and directed Oaktree management to coordinate scheduling interviews.

On August 9, 2022, the OCSL Special Committee held a special telephonic and video meeting. Representatives of Oaktree, Stradley and Kirkland also attended at the request of the OCSL Special Committee. The OCSL Special Committee discussed its options with respect to engaging a financial advisor for the proposed Mergers. After discussion, the OCSL Special Committee decided to proceed with engaging a financial advisor to provide financial advisory services and evaluate the potential Mergers and selected certain nationally recognized investment banks to interview for the role of financial advisor to the OCSL Special Committee in connection with the Mergers and directed Oaktree management to coordinate scheduling interviews. The OCSL Special Committee then discussed the benefits and costs of seeking a fairness opinion from a financial advisor, noting the input of each of the investment banks to be interviewed for the role of financial advisor would be sought. Representatives of Oaktree then outlined a proposed timeline for the transaction and responded to questions from the OCSL Special Committee. At the request of the OCSL Special Committee, representatives of Kirkland and Stradley discussed with the OCSL Special Committee the fiduciary duties of the directors under Delaware law and considerations under the Investment Company Act, which were further documented in a written memorandum from Kirkland, and responded to questions from the OCSL Special Committee.

On August 13, 2022 and August 15, 2022, Kirkland and Sullivan & Cromwell exchanged correspondence regarding certain structural considerations in connection with the proposed Mergers, which was intended to assist the OCSL Special Committee in its consideration of the Mergers and to assist the OSI2 Special Committee in its consideration of the proposed Mergers as a Liquidity Alternative.

On August 15, 2022, Kirkland circulated a draft of the Merger Agreement to Stradley and the OCSL Special Committee.

On August 16, 2022, Kirkland exchanged correspondence with the OCSL Special Committee and Stradley regarding the draft Merger Agreement, responding to questions and comments from the OCSL Special Committee.

Later on August 16, 2022, the OCSL Special Committee held a special telephonic and video meeting to interview certain nationally recognized investment banks as financial advisor candidates in connection with its consideration of the Mergers and solicit their views regarding the benefits and costs of seeking a fairness opinion. Representatives of Stradley and Kirkland also attended at the request of the OCSL Special Committee. The OCSL Special Committee evaluated, among other things, the strengths and weaknesses of the presentations made by the financial advisor candidates and each investment bank’s experience with transactions involving Business Development Companies, their ability to provide high-quality financial advice and assistance with respect to the proposed transaction and estimated fees to be charged in connection with a potential engagement. After evaluating the qualifications of the investment banks, including whether such candidates had relationships with OSI2, OCSL or Oaktree and its affiliates, the OCSL Special Committee authorized the engagement of Houlihan Lokey as the financial advisor to the OCSL Special Committee and directed Kirkland and Stradley to proceed with negotiation of the Houlihan Lokey engagement letter, in consultation with the OCSL Special Committee. Representatives of Kirkland and Stradley then discussed the draft Merger Agreement with the OCSL Special Committee, highlighting certain differences from the OCSI Merger Agreement and the reasons for such differences, following which the OCSL Special Committee authorized continued negotiation of the transaction.

Subsequent to the meeting, Houlihan Lokey was engaged to act as the financial advisor to the OCSL Special Committee.

On August 18, 2022, Stradley provided comments on the draft Merger Agreement and directed Kirkland to provide the revised draft to Sullivan & Cromwell.

Also on August 18, 2022, the OSI2 Special Committee interviewed certain nationally recognized investment banks as financial advisor candidates in connection with its consideration of the Liquidity Alternatives. Representatives of Sullivan & Cromwell were in attendance for these interviews. Immediately following the aforementioned interviews, the OSI2 Special Committee held a special telephonic and video meeting with representatives of Sullivan & Cromwell and Oaktree in attendance at the request of the OSI2 Special Committee. Representatives of Oaktree then discussed the potential timeline for the proposed Mergers, in the event the OSI2 Special Committee determined to pursue the Mergers as a Liquidity Alternative. Representatives of Sullivan & Cromwell discussed with the OSI2 Special Committee the fiduciary duties of the directors under Delaware law and considerations under the Investment Company Act, which were further documented in a written presentation from Sullivan & Cromwell, and responded to questions from the OSI2 Special Committee. The OSI2 Special Committee then evaluated, among other things, the strengths and weaknesses of the financial advisor candidates based on their interviews and each investment bank’s qualifications, experience with transactions involving Business Development Companies, their ability to provide high-quality financial advice and assistance with respect to the proposed Liquidity Alternatives and estimated fees proposed for their services in connection with a potential engagement. After evaluating the qualifications of the investment banks, including whether such candidates had relationships with OSI2, OCSL or Oaktree and its affiliates, the OSI2 Special Committee authorized the engagement of KBW as the financial advisor to the OSI2 Special Committee. Subsequent to the meeting, KBW was engaged to act as the financial advisor to the OSI2 Special Committee.

On August 19, 2022, Kirkland circulated a draft of the Merger Agreement to Sullivan & Cromwell, which draft reflected feedback from Stradley and the OCSL Special Committee.

On August 20, 2022, Kirkland circulated a revised draft of the Merger Agreement to the OCSL Special Committee and Stradley.

On August 25, 2022, representatives of Sullivan & Cromwell and Kirkland had a telephone conference to discuss the draft Merger Agreement and certain provisions contained therein.

Also on August 25, 2022, Sullivan & Cromwell circulated comments to the draft Merger Agreement to the OSI2 Special Committee.

On August 26, 2022, the OSI2 Special Committee held a special telephonic and video meeting with representatives of Sullivan & Cromwell also in attendance, at the request of the OSI2 Special Committee, to discuss the key terms of Kirkland’s draft of the Merger Agreement, including, among other terms, deal protections, conditions to closing, and termination rights, and comments to the draft Merger Agreement, to provide the OSI2 Special Committee with further information on the proposed Mergers for purposes of the OSI2 Special Committee’s consideration of the Liquidity Alternatives. Representatives of Sullivan & Cromwell responded to questions from the OSI2 Special Committee. Representatives of Sullivan & Cromwell then provided an update on the proposed timeline for the proposed Mergers, following which the OSI2 Special Committee authorized negotiation of the transaction in the event that the OSI2 Special Committee chose to pursue the proposed Mergers as a Liquidity Alternative. Subsequent to the meeting, Sullivan & Cromwell provided comments on the draft Merger Agreement, which reflected feedback from the OSI2 Special Committee, to Kirkland.

On August 27, 2022, Kirkland circulated the comments received from Sullivan & Cromwell on the Merger Agreement to the OCSL Special Committee and Stradley, along with an outline of proposed responses, to which the OCSL Special Committee expressed their agreement.

On August 29, 2022, the OCSL Special Committee held a special telephonic and video meeting. Representatives of Oaktree, EY, Houlihan Lokey, Stradley and Kirkland also attended at the request of the OCSL Special Committee. Houlihan Lokey provided the OCSL Special Committee with its preliminary analysis of OSI2, OCSL and the proposed Mergers, based on the June 30, 2022 financial statements of each company. Representatives of Houlihan Lokey discussed certain considerations in connection with the proposed Mergers as well as the potential benefits of the Mergers (as identified by Oaktree). Representatives of Houlihan Lokey observed that, based on Oaktree’s assumptions underlying the Mergers, Oaktree expected the Mergers to be accretive to OCSL’s net investment income per share. Following this discussion with Houlihan Lokey, representatives of Oaktree discussed the financial model for the proposed Mergers, highlighting certain immaterial updates and noting the overall financial benefits of the transaction to OCSL remained unchanged. After the representatives of Oaktree and EY exited the meeting, Kirkland and Stradley discussed the updated draft of the Merger Agreement with the OCSL Special Committee, including a summary of the items that were still being negotiated, and the expected timeline for executing the agreement. The OCSL Special Committee discussed the Merger Agreement and the proposed Mergers, and Kirkland and Stradley answered questions from the OCSL Special Committee.

Later on August 29, 2022, Kirkland circulated a revised draft of the Merger Agreement to the OCSL Special Committee and Stradley.

On August 30, 2022, Stradley confirmed they did not have any further comments on the then current draft of the Merger Agreement and directed Kirkland to provide the draft to Sullivan & Cromwell. Later on August 30, 2022, Kirkland circulated a revised draft of the Merger Agreement to Sullivan & Cromwell, and Sullivan & Cromwell circulated the revised draft of the Merger Agreement to the OSI2 Special Committee.

On August 31, 2022, the OSI2 Special Committee held a special telephonic and video meeting, with representatives of Oaktree, KBW and Sullivan & Cromwell also in attendance at the request of the OSI2 Special Committee. KBW reviewed and discussed with the OSI2 Special Committee financial matters regarding OSI2, OCSL and the Liquidity Alternatives (including the proposed Mergers). Representatives of KBW discussed certain considerations in connection with the various Liquidity Alternatives, including the potential benefits of the Mergers (as identified by Oaktree). Following this discussion with KBW, representatives of Oaktree discussed an updated financial model for the proposed Mergers, highlighting material changes since the previously provided financial model. After the representatives of Oaktree exited the meeting, the OSI2 Special Committee discussed the financial matters reviewed by KBW, and representatives from KBW answered questions from the OSI2 Special Committee relating to the OSI2 Special Committee’s consideration of the different Liquidity Alternatives. The OSI2 Special Committee also discussed the latest draft of the Merger Agreement and representatives of Sullivan & Cromwell answered questions from the OSI2 Special Committee.

On September 1, 2022, representatives of Sullivan & Cromwell and Kirkland had a telephone conference to discuss the draft Merger Agreement.

On September 2, 2022, Sullivan & Cromwell circulated a revised draft the Merger Agreement to the OSI2 Special Committee, along with an outline of proposed responses to certain open points remaining in the draft, including the proposed approach for the termination fee, to which the OSI2 Special Committee expressed their agreement and confirmed they did not have any further comments on the then current draft of the Merger Agreement, recognizing that certain open points remained for discussion.

On September 3, 2022, Sullivan & Cromwell provided additional comments to Kirkland on the draft Merger Agreement, including the OSI2 Special Committee’s proposal for the termination fee to be payable by third parties to OCSL or OSI2 under certain circumstances.

On September 4, 2022, Kirkland circulated a revised draft of the Merger Agreement, which included the OSI2 Special Committee’s proposal for the termination fee, to the OCSL Special Committee and Stradley. From

September 4, 2022 through September 6, 2022, the OCSL Special Committee and Stradley corresponded with Kirkland regarding the most recent changes to the Merger Agreement and confirmed agreement with the proposed termination fee and other terms of the Merger Agreement and authorized Kirkland to finalize the Merger Agreement.

On September 6, 2022, representatives of Sullivan & Cromwell and Kirkland had a telephone conference to discuss the Merger Agreement.

On September 8, 2022, Kirkland circulated a revised draft of the Merger Agreement to Sullivan & Cromwell. Also on September 8, 2022, representatives of Sullivan & Cromwell and Kirkland had a telephone conference to discuss the Merger Agreement.

On September 9, 2022, Sullivan & Cromwell provided additional comments on the draft Merger Agreement and representatives of Sullivan & Cromwell and Kirkland had a telephone call to discuss certain provisions of the Merger Agreement. Also on September 9, 2022, Kirkland circulated a revised draft of the Merger Agreement to Sullivan & Cromwell, and Sullivan & Cromwell circulated the revised draft of the Merger Agreement to the OSI2 Special Committee. On September 10, 2022, the OSI2 Special Committee confirmed they did not have any further comments on the then current draft of the Merger Agreement, recognizing that certain open points remained for discussion.

Later on September 10, 2022, the draft Merger Agreement was circulated to the OCSL Special Committee in advance of the OCSL Special Committee’s scheduled special telephonic and video meeting.

On September 13, 2022, Sullivan & Cromwell circulated a revised draft of the Merger Agreement to the OSI2 Special Committee, and Sullivan & Cromwell and the OSI2 Special Committee exchanged correspondence regarding the draft Merger Agreement. Also on September 13, 2022, Sullivan & Cromwell circulated a revised draft of the Merger Agreement to Kirkland.

On September 14, 2022, the OSI2 Special Committee held a special telephonic and video meeting, with representatives of Oaktree, Sullivan & Cromwell and KBW also participating in such meeting at the request of the OSI2 Special Committee. Representatives of Oaktree reviewed with the OSI2 Special Committee the key benefits that Oaktree expected to accrue to OSI2 and the OSI2 Stockholders as a result of the Mergers, including increased scale and access to secondary market liquidity for OSI2 Stockholders, reduced operating expense rates due to a larger asset base, seamless portfolio integration due to overlap in portfolios, an enhanced portfolio size and diversification with limited execution risk with the same investment adviser, advantages relative to other alternatives, the potential for improved access to debt capital markets and reduced financing costs, and the expectation of being accretive to OSI2 Stockholders. Representatives of Oaktree also discussed with the OSI2 Special Committee the potential risks of the Mergers, including the ability to obtain the required vote, potential pressure on OCSL’s Common Stock price and potential stockholder litigation. Oaktree representatives noted that, in order to maintain its RIC status and avoid paying excise taxes, OSI2 would be required to distribute all previously undistributed taxable income immediately prior to closing of the Mergers, which would reduce its NAV for determining the Exchange Ratio. Representatives of Oaktree then described the expected valuation process for determining the NAVs of OCSL and OSI2 within 48 hours of closing in order to calculate the Exchange Ratio. Representatives of Sullivan & Cromwell then discussed with the OSI2 Special Committee the findings required for the Mergers to qualify for an exemption to the joint transaction restrictions applicable to Business Development Companies under Section 57 of the Investment Company Act found in Rule 17a-8 of the Investment Company Act, which permits mergers of Business Development Companies with certain affiliates that would otherwise be prohibited by Section 57 of the Investment Company Act. At the request of the OSI2 Special Committee, KBW then reviewed and discussed the financial aspects of the proposed Mergers, including financial analyses performed by KBW, and rendered an opinion to the OSI2 Special Committee and, at the request of the OSI2 Special Committee, the OSI2 Board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Exchange Ratio in the proposed Merger was fair, from a financial point of view, to the holders of OSI2 Common Stock.

The representatives of Oaktree then exited the meeting and, following a discussion of the foregoing matters and other matters presented, the OSI2 Special Committee (1) unanimously determined, and recommended that the OSI2 Board determine, (a) that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of OSI2 and the OSI2 Stockholders and (b) that the interests of existing OSI2 Stockholders would not be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the transactions contemplated by the Merger Agreement, including the Mergers and (2) unanimously recommended that the OSI2 Board approve the Merger Agreement and the transactions contemplated thereby, including the Mergers.

On September 14, 2022, following completion of the meeting of the OSI2 Special Committee, the OSI2 Board (including Ms. Gero) held a special telephonic and video meeting, with representatives of Oaktree, Sullivan & Cromwell and KBW also in attendance at the request of the OSI2 Special Committee. The OSI2 Board reviewed the recommendation of the OSI2 Special Committee with Sullivan & Cromwell. Representatives of Sullivan & Cromwell then discussed with the OSI2 Board the findings required for the Mergers to qualify for an exemption to the joint transaction restrictions applicable to Business Development Companies under Section 57 of the Investment Company Act found in Rule 17a-8 of the Investment Company Act, which permits mergers of Business Development Companies with certain affiliates that would otherwise be prohibited by Section 57 of the Investment Company Act. Representatives from Oaktree and Sullivan & Cromwell then discussed with the OSI2 Board the draft Merger Agreement, the timing of the announcement of the Mergers and the process of soliciting the necessary OSI2 Stockholder and OCSL Stockholder approvals.

Thereafter, on the unanimous recommendation of the OSI2 Special Committee, the OSI2 Board, including a majority of the Independent Directors, unanimously (1) determined that (a) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, are advisable and in the best interests of OSI2 and OSI2 Stockholders, and (b) that the interests of existing OSI2 Stockholders would not be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the transactions contemplated by the Merger Agreement, including the Mergers, and (2) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Mergers. The OSI2 Board then directed that the Merger Agreement be submitted to OSI2 Stockholders for approval and resolved to recommend that OSI2 Stockholders vote to adopt the same and approve the Mergers.

Also on September 14, 2022, the OCSL Special Committee held a special telephonic and video meeting. Representatives of Oaktree, EY, Stradley, Kirkland and Houlihan Lokey also participated at the invitation of the OCSL Special Committee. Representatives of Oaktree discussed with the OCSL Special Committee the financial model for the Mergers, highlighting certain immaterial updates and noting the overall financial benefits of the transaction to OCSL remained unchanged. At the request of the OCSL Special Committee, Houlihan Lokey then reviewed and discussed its financial analyses with respect to OCSL, OSI2 and the proposed Mergers. Thereafter, at the request of the OCSL Special Committee, Houlihan Lokey orally rendered its opinion to the OCSL Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 14, 2022 addressed to the OCSL Special Committee and, as requested by the OCSL Special Committee, the OCSL Board) as to, as of such date, the fairness of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, from a financial point of view, to OCSL.

The representatives of Oaktree and EY then exited the meeting. Representatives of Stradley then discussed with the OCSL Special Committee the findings required for the Mergers to qualify for an exemption to the joint transaction restrictions applicable to Business Development Companies under Section 57 of the Investment Company Act found in Rule 17a-8 of the Investment Company Act, which permits mergers of Business Development Companies with certain affiliates that would otherwise be prohibited by Section 57 of the Investment Company Act. Following a discussion of the matters presented at the meeting, the OCSL Special

Committee (1) unanimously determined, and recommended that the OCSL Board determine, (a) that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of OCSL and the OCSL Stockholders and (b) that the interests of existing OCSL Stockholders would not be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the transactions contemplated by the Merger Agreement, including the Mergers and (2) unanimously recommended that the OCSL Board approve the Merger Agreement and the transactions contemplated thereby, including the Mergers.

On September 14, 2022, following completion of the meeting of the OCSL Special Committee, the OCSL Board (including Ms. Gero) held a special telephonic and video meeting, with representatives of Oaktree, EY, Stradley, Kirkland and Houlihan Lokey also in attendance. The OCSL Board reviewed the recommendation of the OCSL Special Committee with Kirkland and Stradley. Representatives of Stradley then reviewed with the OCSL Board the findings required for the Mergers to qualify for an exemption to the joint transaction restrictions applicable to Business Development Companies under Section 57 of the Investment Company Act found in Rule 17a-8 of the Investment Company Act. Representatives from Oaktree and Kirkland then discussed with the OCSL Board the draft Merger Agreement, the timing of the announcement of the Mergers and the process of soliciting the necessary OCSL Stockholder and OSI2 Stockholder approvals.

Thereafter, on the unanimous recommendation of the OCSL Special Committee, the OCSL Board unanimously (1) determined that (a) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, are advisable and in the best interests of OCSL and OCSL Stockholders, and (b) that the interests of existing OCSL Stockholders would not be diluted for purposes of Rule 17a-8 of the Investment Company Act as a result of the transactions contemplated by the Merger Agreement, including the Mergers and (2) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Mergers and the issuance of OCSL Common Stock pursuant to the Merger Agreement. The OCSL Board then directed that issuance of OCSL Common Stock pursuant to the Merger Agreement be submitted to OCSL Stockholders for approval and resolved to recommend that OCSL Stockholders vote to approve the same.

Following the September 14, 2022 meetings of the OSI2 Special Committee, the OSI2 Board, the OCSL Special Committee and the OCSL Board, OSI2, OCSL, Merger Sub and Oaktree executed and delivered the Merger Agreement. On September 15, 2022, OCSL and OSI2 issued a joint press release announcing the execution of the Merger Agreement and OCSL held an investor call to discuss the Mergers.

For more information concerning the terms and provisions of the Merger Agreement as negotiated by the parties, see “Description of the Merger Agreement” beginning on page 82 of this joint proxy statement/prospectus.

Reasons for the Mergers

OCSL

At various telephonic and video meetings, the OCSL Special Committee and the OCSL Board considered the approval of the Mergers and the Merger Agreement. In connection with their consideration, Oaktree provided the OCSL Special Committee and the OCSL Board with information regarding the proposed Mergers, OSI2 and the anticipated effects of the Mergers on OCSL and OCSL Stockholders. During the process of reviewing the materials and information provided and considering the Mergers, the OCSL Special Committee and the OCSL Board consulted with Stradley, Kirkland and Houlihan Lokey, as well as management of Oaktree. The OCSL Special Committee and the OCSL Board considered the nature and adequacy of the information provided, the terms of the Merger Agreement, their duties under state and federal law in considering and ultimately approving the Merger Agreement and the Mergers and the conflicts of interest presented by the transactions provided for in the Merger Agreement. The OCSL Special Committee and the OCSL Board considered numerous factors, including the ones described below, in connection with their consideration and approval of the Merger

Agreement and the Mergers. On September 14, 2022, the OCSL Board and the OCSL Special Committee unanimously determined that the Mergers are in the best interests of OCSL and in the best interests of OCSL Stockholders, and that existing OCSL Stockholders will not suffer any dilution for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers.

In considering the Mergers, the OCSL Special Committee reviewed comparative information about OCSL and OSI2 including, among other items: (1) their respective investment objectives, strategies, policies and restrictions and what changes, if any, would occur as a result of the Mergers; (2) their individual holdings, including, in particular, the extent of the overlap between the portfolios of OCSL and OSI2; (3) their existing leverage facilities; (4) their investment performance and financial results; (5) the anticipated effect of the Mergers on future OCSL net investment income, distributions and expenses; and (6) the U.S. federal income tax implications of the Mergers. In addition, the OCSL Special Committee reviewed comprehensive information regarding the anticipated benefits and possible risks to OCSL as a result of the Mergers, and the anticipated investment, market and financial synergies to be experienced by the combined company. The OCSL Special Committee considered the potential financial impacts to OCSL as a result of the Mergers in consultation with Houlihan Lokey, the financial advisor to the OCSL Special Committee.

The OCSL Special Committee and the OCSL Board, with the assistance of their legal and financial advisors, weighed various benefits and risks in considering the Mergers, both with respect to the immediate effects of the Mergers on OCSL and OCSL Stockholders and with respect to the potential benefits that could be experienced by the combined company after the Mergers. Some of the material factors considered by the OCSL Special Committee and the OCSL Board that assisted it in concluding that the Mergers are in the best interests of OCSL and OCSL Stockholders included, among others:

Expected Accretion to Net Investment Income. The OCSL Special Committee and the OCSL Board considered that the Mergers are expected to be accretive to net investment income, as a result of expense savings (as described more fully below) and the ability to operate at a slightly higher debt-to-equity ratio. In the short term, accretion to net investment income is also expected to result from the waiver of base management fees by Oaktree.

Increase in First Lien Investments. The OCSL Special Committee and the OCSL Board considered that, as of June 30, 2022, 84% of OSI2’s investment portfolio at fair value was in first lien senior secured loans, compared to 70% of OCSL’s investment portfolio. Based on the June 30, 2022 portfolio of each of OCSL and OSI2, on a pro forma basis, 73% of the portfolio of the combined entity would be in first lien senior secured loans. The OCSL Special Committee and the OCSL Board considered the lower risk profile of the OCSL portfolio post-Mergers due to a larger percentage of first lien loans.

Expected Greater Access to Debt Capital. The OCSL Special Committee and the OCSL Board discussed how the larger scale of the combined company may improve OCSL’s access to more diverse and lower cost sources of debt capital compared to what OCSL would be expected to obtain without the scale provided by the Mergers. The OCSL Special Committee and the OCSL Board noted that the larger size of the combined company could also allow for OCSL to operate at a slightly higher debt-to-equity ratio given the larger size and diversification.

Increased Scale and Improved Secondary Market Liquidity. The OCSL Special Committee and the OCSL Board considered scale and liquidity advantages expected to accrue to the combined company as a result of its larger size. The OCSL Special Committee and the OCSL Board considered that larger Business Development Companies tend to have higher average daily trading volumes, which would give existing OCSL Stockholders more flexibility to manage their investments and would be expected to attract new investors, including institutional investors, seeking a more liquid stock than OCSL provides on a standalone basis. The OCSL Special Committee and the OCSL Board also considered that larger Business Development Companies generally have broader coverage by equity research analysts, which is also expected to expand the potential stockholder base of the combined company. The OCSL Special Committee and the OCSL Board noted that increased interest in OCSL Common Stock by a larger number of potential stockholders could result in increased trading volumes and higher trading prices, which could provide greater flexibility and opportunity to raise additional equity capital in the future.

Acquisition of a Known, Diversified Portfolio. The OCSL Special Committee and the OCSL Board considered that the significant overlap of OSI2’s investments with those of OCSL (approximately 97% of the investments held by OSI2 on June 30, 2022 were also held by OCSL) and Oaktree’s familiarity with the investments held by OSI2, which would outweigh considerations related to slightly increased portfolio concentration, would result in a more straightforward and faster integration of the portfolio into OCSL’s than a portfolio of a third party. The OCSL Special Committee and the OCSL Board noted that the acquisition of OSI2’s portfolio of investments would lead to a larger portfolio with strong credit quality, as no investments were on non-accrual as of June 30, 2022. The OCSL Special Committee and the OCSL Board also considered the advantages to OCSL of immediately acquiring known, income-producing assets already diligenced and managed by Oaktree as opposed to the process of raising incremental capital in follow-on equity or rights offerings, and suffering lower returns until such capital is invested in income producing assets consistent with Oaktree’s underwriting standards. The OCSL Special Committee and the OCSL Board also considered that execution and integration risk could be lower as compared to a merger with an unaffiliated entity.

No Dilution for Purposes of Rule 17a-8 of the Investment Company Act. The OCSL Special Committee and the OCSL Board considered that the Exchange Ratio (and thus the number of shares of OCSL Common Stock to be issued to OSI2 Stockholders pursuant to the Merger Agreement) will be determined on a NAV-for-NAV basis (determined shortly before the Closing Date on the basis of methodologies that were considered and approved by the OCSL Board) and therefore the interests of the OCSL Stockholders will not be diluted for purposes of Rule 17a-8 under the Investment Company Act as a result of the Mergers.

Potential for Expense Savings. The OCSL Special Committee and the OCSL Board also considered that, as a result of the Mergers, certain redundant professional services and other corporate expenses would be eliminated, which would reduce the potential expenses of the combined company as compared to the aggregate expenses of OCSL and OSI2 on a standalone basis. In addition, the OCSL Special Committee considered that the combined company may have access to lower-cost sources of capital and thus be able to reduce its interest expense. The OCSL Special Committee and the OCSL Board noted that, although certain one-time costs would be borne by OCSL Stockholders in connection with the Mergers, such costs would be offset by the base management fee waiver by Oaktree and operating expense synergies.

Opinion of Houlihan Lokey, Financial Advisor to the OCSL Special Committee. The OCSL Special Committee considered the financial analysis reviewed by Houlihan Lokey with the OCSL Special Committee as well as the oral opinion of Houlihan Lokey rendered to the OCSL Special Committee on September 14, 2022 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 14, 2022 addressed to the OCSL Special Committee and, as requested by the OCSL Special Committee, the OCSL Board), as to, as of September 14, 2022, the fairness of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, from a financial point of view, to OCSL, as more fully described below in the section entitled “ — Opinion of the Financial Advisor to the OCSL Special Committee.”

Tax Consequences of the Mergers. The OCSL Special Committee and the OCSL Board considered that the Mergers are expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Mergers are anticipated to be treated as a tax-free reorganization for U.S. federal income tax purposes and OCSL Stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers.

Other Considerations. The OCSL Special Committee and the OCSL Board noted that the Mergers are not expected to affect the ability of OCSL to comply with its regulatory obligations, including its ability to continue to operate in compliance with the asset coverage requirements set forth in the Investment Company Act and to pay dividends required of RICs.

In the course of its deliberations, the OCSL Board and the OCSL Special Committee also considered a variety of risks and other potentially negative factors that could cause the Mergers not to close or the anticipated benefits of the Mergers not to be realized, including the following (which are not in any relative order of importance):

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Failure to Close. The Mergers may not be completed or that completion may be delayed for reasons beyond the control of OCSL or OSI2, including an inability to obtain the required stockholder approvals.

•	Management Diversion. It is possible that the attention of management may be diverted during the period prior to completion of the Mergers, which may adversely affect OCSL’s business.

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Pressure on the trading price of OCSL Common Stock. If OSI2 Stockholders sell the shares of OCSL Common Stock received in the Mergers, whether because they do not want to or cannot hold shares of a publicly traded company or for any other reason, it could put negative pressure on the trading price of OCSL Common Stock.

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Time and Ability to Ramp to Target Leverage Ratios. OSI2 currently operates at a lower debt-to-equity ratio than OCSL’s target and any delay in returning the combined company to the target range could impact net investment income.

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Restrictions on Conduct of Business. The restrictions on the conduct of OCSL’s business prior to completion of the Mergers, requiring OCSL to conduct its business only in the ordinary course of business in all material respects, subject to specific limitations, could delay or prevent OCSL from undertaking certain business opportunities that may arise pending completion of the Mergers.

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Restrictions on Superior Proposals; Termination Fee. The Merger Agreement includes restrictions on the ability of OCSL to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (as more fully described in the section entitled “Description of the Merger Agreement — Additional Agreements”), which could have the effect of discouraging such proposals from being made or pursued. In addition, a third party acquiring OCSL may be required to pay a termination fee of $37.9 million to OSI2, which might discourage a potential acquirer that might have an interest in acquiring all or a significant part of OCSL from considering or proposing that acquisition.

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Fees Associated with the Mergers. Except certain limited expenses that will be split equally with OSI2, OCSL will be responsible for the expenses incurred by OCSL in connection with the Mergers and the completion of the transactions contemplated by the Merger Agreement, whether or not the Mergers are ultimately consummated.

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Litigation Risk. Mergers of publicly traded companies are frequently the subject of litigation. If any litigation arises in connection with the Mergers, even if any plaintiff’s claims are without merit, it could divert management time and resources away from OCSL’s business.

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Other Risks. There are various other risks associated with the Mergers and the business of OCSL and the combined company described in the section entitled “Risk Factors” beginning on page 23 and in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 33.

This discussion of the information and factors that the OCSL Special Committee and the OCSL Board considered in making their decisions is not intended to be exhaustive but includes the material benefits, risks and other factors considered by the OCSL Special Committee and the OCSL Board. Because of the wide variety of factors considered in connection with the evaluation of the Mergers and Merger Agreement and the complexity of those matters, the OCSL Board and the OCSL Special Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the OCSL Special Committee and the OCSL Board may have given different weights to different factors.

The OCSL Special Committee consulted with Houlihan Lokey, as its financial advisor, in connection with its evaluation of the financial terms of the Mergers. In addition, the OCSL Special Committee and the OCSL Board relied on their respective legal advisors for legal analysis in connection with the transactions contemplated by the Merger Agreement, including the Mergers.

The OCSL Special Committee and, upon the unanimous recommendation of the OCSL Special Committee, the OCSL Board considered all of these factors and others as a whole and, on balance, determined the Mergers to be in the best interests of OCSL and OCSL Stockholders and unanimously approved the Mergers and the Merger Agreement.

OSI2

At various telephonic and video meetings, the OSI2 Special Committee and the OSI2 Board considered the approval of the Mergers and the Merger Agreement. In connection with their consideration, Oaktree provided the OSI2 Special Committee and the OSI2 Board with information regarding the proposed Mergers, OCSL and the anticipated effects of the Mergers on OSI2 and OSI2 Stockholders. Throughout the process of reviewing the materials and information provided and considering the Liquidity Alternatives, including the Mergers, the OSI2 Special Committee and the OSI2 Board consulted with Sullivan & Cromwell and KBW, as well as management of Oaktree. The OSI2 Special Committee and the OSI2 Board considered the nature and adequacy of the information provided, the terms of the Merger Agreement, their duties under state and federal law in considering and ultimately approving the Merger Agreement and the Mergers and the conflicts of interest presented by the transactions provided for in the Merger Agreement. The OSI2 Special Committee and the OSI2 Board considered numerous factors, including the ones described below, in connection with their consideration and approval of the Merger Agreement and the Mergers. On September 14, 2022, the OSI2 Board and the OSI2 Special Committee unanimously determined that the Mergers are advisable and in the best interests of OSI2, and that existing OSI2 Stockholders will not suffer any dilution for purposes of Rule 17a-8 of the Investment Company Act as a result of the Mergers.

In considering the Mergers, the OSI2 Special Committee and the OSI2 Board reviewed comparative information about OSI2 and OCSL including, among other items: (1) their respective investment objectives, strategies, policies and restrictions and what changes would occur as a result of the Mergers; (2) information about how their holdings substantially overlap and differ; (3) their existing leverage facilities; (4) their short-term and long-term investment performance history and financial results; (5) the level of past distributions and expenses and the anticipated effect of the Mergers on future net investment income, distributions and expenses; (6) their respective investment advisory agreements and expense ratios; and (7) the U.S. federal income tax implications of the Mergers. In addition, the OSI2 Special Committee and the OSI2 Board reviewed comprehensive information regarding the anticipated benefits and possible risks to OSI2 and OSI2 Stockholders as a result of the Mergers, and the anticipated investment, market and financial synergies to be experienced by the combined company. The OSI2 Special Committee also considered financial aspects of the proposed Mergers in consultation with KBW, the financial advisor to the OSI2 Special Committee.

The OSI2 Special Committee and the OSI2 Board weighed various benefits and risks in considering the Mergers, both with respect to the immediate effects of the Mergers on OSI2 and OSI2 Stockholders and with respect to the potential benefits that could be experienced by the combined company after the Mergers. Some of the material factors considered by the OSI2 Special Committee and the OSI2 Board that assisted it in concluding that the Mergers are in the best interests of OSI2 and OSI2 Stockholders included, among others:

Expected Accretion to Net Investment Income. The OSI2 Special Committee and the OSI2 Board considered that the Mergers are expected to be accretive to net investment income in both the short-term and long-term. The OSI2 Special Committee and the OSI2 Board noted that Oaktree expects, in the short term, accretion to net investment income to be delivered primarily by the waiver of base management fees by Oaktree and, over the long term, by expense savings through operational synergies and a streamlined capital structure.

Expected Greater Access to Debt Capital. The OSI2 Special Committee and the OSI2 Board considered how OCSL’s larger scale may improve access to more diverse, lower cost sources of capital. The OSI2 Board also considered that OSI2 Stockholders may benefit from OCSL’s lower cost, more flexible capital structure, including investment grade credit ratings and unsecured debt.

Immediate Access to Liquidity. The OSI2 Special Committee and the OSI2 Board considered that upon completion of the Mergers OSI2 Stockholders will receive OCSL Common Stock that is listed on Nasdaq and is freely saleable, providing immediate access to liquidity. The OSI2 Special Committee and OSI2 Board also considered alternative paths to liquidity for OSI2 Stockholders but determined the potential benefits of the proposed Mergers represent a superior alternative for OSI2 Stockholders.

Similarities in Investment Strategies and Risks. The OSI2 Special Committee and OSI2 Board reviewed the investment objectives and strategies of OCSL and noted the similarities to the objectives and strategies of OSI2 and substantially similar risks and that each focuses on direct lending to middle-market companies. The OSI2 Special Committee and OSI2 Board took into consideration that OSI2 and OCSL are each managed by Oaktree and, after the Mergers, OSI2 Stockholders would be invested in a similarly structured investment vehicle and that their investment experience would likely be comparable in the combined entity.

Broader Equity Coverage and Improved Secondary Market Liquidity. In the Mergers, OSI2 Stockholders will receive OCSL Common Stock and the assets of OSI2 will be incorporated into OCSL, increasing OCSL’s market capitalization and NAV. The OSI2 Special Committee and the OSI2 Board considered that larger Business Development Companies tend to have higher average daily trading volumes, which would give existing OSI2 Stockholders more flexibility to manage their investments and would be expected to attract new investors seeking a more liquid stock than either company provides on a standalone basis. The OSI2 Board and the OSI2 Special Committee noted that OCSL’s increased size as a result of the Mergers could result in additional market coverage of OCSL by analysts and, potentially, an increased focus by institutional investors on the combined company. The OSI2 Special Committee and the OSI2 Board noted that increased interest in the OCSL Common Stock by a larger number of potential stockholders could result in increased trading volumes and higher trading prices, which could provide greater flexibility for the combined company to raise additional equity capital in the future.

Expected Dividend Accretion. The OSI2 Special Committee and the OSI2 Board considered that the Mergers would be accretive to dividends received by OSI2 Stockholders in both the short-term and long-term, as OSI2 Stockholders would benefit from the higher yielding assets currently in the OCSL portfolio.

Continuity of Oaktree and the Management Team. The OSI2 Special Committee and the OSI2 Board, considered that the combined company would have the same investment adviser and management team that have already been considered and approved by the OSI2 Board. The OSI2 Special Committee and the OSI2 Board considered that, because there would be no change in the investment adviser, the combined entity and the OSI2 Stockholders would be expected to receive the same nature, quality and extent of services from Oaktree that they are currently receiving and would continue to benefit from the experience and expertise of its current management team, including familiarity with the investment portfolio.

Ease of Portfolio Integration. The OSI2 Special Committee and the OSI2 Board considered that the significant overlap of OSI2’s investments with those of OCSL (approximately 97% of the investments held by OSI2 on June 30, 2022 were also held by OCSL) and Oaktree’s familiarity with the investments held by OSI2 would result a more straightforward and faster integration of OSI2’s portfolio into that of OCSL than into a portfolio of an unaffiliated acquirer with reduced execution risk. The OSI2 Special Committee and the OSI2 Board also considered the larger portfolio size and increased number of individual borrowers of the combined entity.

Potential for Operational Synergies via the Elimination of Redundant Expenses. The OSI2 Special Committee and the OSI2 Board also considered that, as a result of the Mergers, certain redundant professional services and other corporate expenses would be eliminated, which would reduce the potential expenses of the combined company as compared to the aggregate expenses of OCSL and OSI2 on a standalone basis. The OSI2 Special Committee and the OSI2 Board noted that, although certain one-time costs would be borne by OSI2 Stockholders in connection with the Mergers, such costs would be offset by the OCSL base management fee waiver and operating expense synergies.

Tax Consequences of the Mergers. The OSI2 Special Committee and the OSI2 Board considered that the Mergers are expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. OSI2 Stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of OSI2 Common Stock for shares of OCSL Common Stock pursuant to the Mergers, except with respect to cash received in lieu of fractional shares of OCSL Common Stock. OSI2 Stockholders will receive a distribution of their proportionate share of OSI2’s undistributed net investment income and net realized gains, if any, prior to or shortly after the completion of the Mergers (the “OSI2 Distribution”) that generally will be taxable to taxable stockholders for U.S. federal, state and local income tax purposes. The OSI2 Distribution may include return of capital which would generally result in a reduction in basis.

No Dilution for Purposes of Rule 17a-8 of the Investment Company Act. The OSI2 Special Committee and the OSI2 Board considered that the Exchange Ratio (and thus the number of shares of OCSL Common Stock to be issued to OSI2 Stockholders pursuant to the Merger Agreement) will be determined on a NAV-for-NAV basis (determined shortly before the Closing Date on the basis of methodologies that were considered and approved by the OSI2 Board), supporting a determination that the interests of the OSI2 Stockholders will not be diluted for purposes of Rule 17a-8 under the Investment Company Act as a result of the Mergers.

Opinion of KBW, Financial Advisor to the OSI2 Special Committee. The OSI2 Special Committee considered the financial presentation, dated September 14, 2022, of KBW provided to and reviewed with the OSI2 Special Committee and the opinion, dated September 14, 2022, of KBW to the OSI2 Special Committee and OSI2 Board as to, as of the date of the opinion, the fairness, from a financial point of view, to the holders of OSI2 Common Stock of the Exchange Ratio in the Merger, as more fully described below in the section entitled “ — Opinion of the Financial Advisor to the OSI2 Special Committee.” At the request of the OSI2 Special Committee, KBW also attended the special telephonic and video meeting of the OSI2 Board following the delivery of its opinion to provide the OSI2 Board with the opportunity to discuss KBW’s opinion.

Other Considerations. The OSI2 Special Committee and the OSI2 Board also considered that the OSI2 Board will declare the OSI2 Distribution.

In the course of its deliberations, the OSI2 Board and the OSI2 Special Committee also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

•	Failure to Close. It is possible that the Mergers may not be completed or that completion may be delayed for reasons beyond the control of OCSL or OSI2.

•	Management Diversion. It is possible that the attention of management may be diverted during the period prior to completion of the Mergers, which may adversely affect OSI2’s business.

•

Restrictions on Conduct of Business. The restrictions on the conduct of OSI2’s business prior to completion of the Mergers, requiring OSI2 to conduct its business only in the ordinary course of business in all material respects, subject to specific limitations, could delay or prevent OSI2 from undertaking business opportunities that may arise pending completion of the Mergers.

•

Restrictions on Superior Proposals. The Merger Agreement includes restrictions on the ability of OSI2 to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions (as more fully described in the section entitled “Description of the Merger Agreement — Additional Agreements”), which could have the effect of discouraging such proposals from being made or pursued.

•

Fees Associated with the Mergers. Except certain limited expenses that will be split equally with OCSL, OSI2 will be responsible for the expenses incurred by OSI2 in connection with the Mergers and the completion of the transactions contemplated by the Merger Agreement, whether or not the Mergers are ultimately consummated.

•

Litigation Risk. Mergers of publicly traded companies are frequently the subject of litigation. If any litigation arises in connection with the Mergers, even if any plaintiff’s claims are without merit, it could divert management time and resources away from the combined company’s business.

•

Higher Base Management Fee. While Oaktree has agreed to waive $9.0 million of base management fees ($6.0 million at a rate of $1.5 million per quarter, with such amount prorated for any partial quarter, in the first year following closing of the Mergers and $3.0 million at a rate of $750,000 per quarter, with such amount prorated for any partial quarter, in the second year following the closing of the Mergers), OCSL’s base management fee rate is higher than that of OSI2, which could result in decreases in net investment income or dividends for OSI2 Stockholders if Oaktree is unable to successfully rotate out of lower-yielding OSI2 investments.

•

Other Risks. There are various other risks associated with the Mergers and the business of OSI2 and the combined company described in the section entitled “Risk Factors” beginning on page 23 and in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 33.

This discussion of the information and factors that the OSI2 Special Committee and the OSI2 Board considered in making their decisions is not intended to be exhaustive, but includes the material benefits, risks and other factors considered by the OSI2 Special Committee and the OSI2 Board. Because of the wide variety of factors considered in connection with the evaluation of the Mergers and Merger Agreement and the complexity of those matters, the OSI2 Board and the OSI2 Special Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the OSI2 Special Committee and the OSI2 Board may have given different weights to different factors.

The OSI2 Special Committee consulted with KBW, as its financial advisor regarding financial matters, in connection with the OSI2 Special Committee’s evaluation of the Liquidity Alternatives, including the financial terms of the Mergers. In addition, the OSI2 Special Committee and the OSI2 Board relied on their legal advisors for legal analysis in connection with the transactions contemplated by the Merger Agreement, including the Mergers.

The OSI2 Special Committee and, upon the unanimous recommendation of the OSI2 Special Committee, the OSI2 Board considered all of these factors and others as a whole and, on balance, determined the Mergers to be in the best interests of OSI2 and OSI2 Stockholders and unanimously approved the Mergers and the Merger Agreement.

OCSL Board Recommendation

The OCSL Board, upon recommendation of the OCSL Special Committee, has unanimously approved the Merger Agreement, including the Mergers and the related transactions, and the proposed issuance of OCSL Common Stock in connection with the Mergers, and directed that the proposed issuance of OCSL Common Stock in connection with the Mergers be submitted to the OCSL Stockholders for approval at the OCSL Annual Meeting. The OCSL Board unanimously recommends that OCSL Stockholders vote “FOR” the Merger Stock Issuance Proposal.

OSI2 Board Recommendation

The OSI2 Board, upon recommendation of the OSI2 Special Committee, has unanimously approved the Merger Agreement, including the Mergers and the related transactions, and directed that the Merger Agreement be submitted to the OSI2 Stockholders for approval at the OSI2 Special Meeting. The OSI2 Board unanimously recommends that OSI2 Stockholders vote “FOR” the Merger Proposal.

Certain Prospective Financial Information Provided by Oaktree

Neither OCSL nor OSI2 (or Oaktree on their behalf), as a matter of course, makes public long-term projections as to their respective future investment income, net investment income or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Oaktree prepared certain unaudited forecasted financial information, which was made available to the OCSL Special Committee and the OCSL Board in connection with their evaluation of the proposed Mergers and to Houlihan Lokey who was authorized and directed to use and rely upon such information for purposes of providing financial advice to the OCSL Special Committee. In addition, Oaktree prepared certain unaudited forecasted financial information, which was made available to the OSI2 Special Committee and the OSI2 Board in connection with their evaluation of the Liquidity Alternatives, including the proposed Mergers, and to KBW who was authorized and directed to use and rely upon such information for purposes of providing financial advice to the OSI2 Special Committee. The prospective financial information contained in this joint proxy statement/prospectus was prepared for internal use and not with a view to public disclosure and is being included in this joint proxy statement/prospectus only because the prospective financial information was provided to the OCSL Special Committee and OSI2 Special Committee in connection with their evaluation of the proposed Mergers or to Houlihan Lokey and KBW who were authorized and directed to use and rely upon such information for purposes of providing financial advice to the OCSL Special Committee and the OSI2 Special Committee, respectively. The summary of the projections and prospective financial information included in this joint proxy statement/prospectus are not being provided to influence the decision of OCSL Stockholders to vote for the Merger Stock Issuance Proposal or OSI2 Stockholders to vote for the Merger Proposal.

The prospective financial information was not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information does not purport to present operations in accordance with U.S. generally accepted accounting principles, and OCSL’s and OSI2’s registered public accounting firms have not examined, compiled or otherwise applied procedures to the prospective financial information and accordingly assume no responsibility for such information.

The prospective financial information provided by Oaktree on behalf of OCSL and OSI2, as applicable, was based solely on the information available to Oaktree management at that time. The inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future results, and the forecasts should not be relied upon as such. None of OCSL, OSI2, Oaktree or any other person makes any representation to any security holders regarding the ultimate performance of OCSL or OSI2, as applicable, compared to the prospective financial information set forth in this joint proxy statement/prospectus.

The prospective financial information is not fact and reflects numerous assumptions and estimates as to future events made by Oaktree management of OCSL or OSI2, as applicable, that were believed to be reasonable at the time the prospective financial information was prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to the businesses of OCSL and OSI2, all of which are difficult to predict and many of which are beyond the control of OCSL and OSI2. Other persons attempting to project the future results of OCSL and OSI2 will make their own assumptions that could result in projections materially different than those presented in this joint proxy statement/prospectus. In addition, the prospective financial information does not take into account any circumstances or events occurring after the date that they were prepared. Further, the prospective financial information does not take into account the effect of any failure to occur of the Mergers. Accordingly, there can be no assurance that the prospective financial information will be realized, and actual results could vary significantly from those reflected in the prospective financial information.

Neither OCSL nor OSI2 intends to update or otherwise revise the prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. The projections and prospective financial information in this joint proxy statement/prospectus are forward-looking statements. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Oaktree made available to OCSL and Houlihan Lokey (who was authorized and directed to use and rely upon such information for purposes of providing financial advice to the OCSL Special Committee) the following information with respect to:

•	OCSL on a standalone basis:

•	Estimated total increases in adjusted annual net investment income per share of 4.4% by March 31, 2026 as compared to adjusted net investment income for the twelve months ended June 30, 2022; and

•	Estimated total increases in annual distributions per share of 9.2% by March 31, 2026 as compared to distributions for the twelve months ended June 30, 2022;

•

OSI2 on a standalone basis (based on scenarios involving an orderly liquidation of OSI2 following the end of the investment period in August 2023, an extension to the investment period and a listing of OSI2 on a national securities exchange):

•	Estimated total changes in annual net investment income per share of between (25.8)% and (3.2)% by March 31, 2026 as compared to net investment income for the twelve months ended June 30, 2022; and

•	Estimated total changes in annual distributions per share of between (34.0)% and (13.9)% by March 31, 2026 as compared to distributions for the twelve months ended June 30, 2022; and

•	the combined company on a pro forma basis giving effect to the Mergers and the base management fee waiver by Oaktree assuming the Mergers close on March 31, 2023:

•	Estimated total increases in adjusted net investment income per share of 10.3% by March 31, 2026 as compared to OCSL’s adjusted net investment income for the twelve months ended June 30, 2022; and

•	Estimated total increases in annual distributions per share of 15.4% by March 31, 2026 as compared to OCSL’s distributions for the twelve months ended June 30, 2022.

In addition, Oaktree made available to OSI2 and KBW (which was authorized and directed to use and rely upon the following information for purposes of providing financial advice to the OSI2 Special Committee) the following information:

•	With respect to OCSL on a standalone basis:

•

Estimated annual net investment income and annual distributions per share of between $0.71 per share and $0.72 per share during the twelve month periods ending March 31, 2024, March 31, 2025 and March 31, 2026; and

•

Additionally for KBW’s use in performing analyses in connection with KBW’s opinion, estimated annual net investment income and annual distributions of between $130.7 million and $132.6 million during the twelve month periods ending December 31, 2024, December 31, 2025 and December 31, 2026.

•	With respect to OSI2 on a standalone basis:

•

Estimated annual net investment income and annual distributions per share (based on scenarios involving an orderly liquidation of OSI2 following the end of the investment period in August 2023, an extension of the investment period of OSI2 and a listing of OSI2 on a national securities exchange) of between $1.38 per share and $1.80 per share during the twelve month periods ending March 31, 2024, March 31, 2025 and March 31, 2026, depending on the liquidity alternative under consideration; and

•

Additionally for KBW’s use in performing analyses in connection with KBW’s opinion, estimated annual net investment income and annual distributions (based on the scenario involving an extension of the investment period) of between $30.9 million and $31.5 million during the twelve month periods ending December 31, 2024, December 31, 2025 and December 31, 2026.

•

With respect to the combined company on a pro forma basis giving effect to the Mergers (including an implied exchange ratio of 2.7037 (with pro forma adjustments reflecting the combined impact of $3.4 million and $2.0 million of estimated transaction expenses expected to be incurred by OCSL and OSI2, respectively) shares of OCSL Common Stock for each share of OSI2 Common Stock) and the base management fee waiver by Oaktree assuming the Mergers close on March 31, 2023, estimated annual net investment income and annual distributions per share of between $0.75 per share and $0.77 per share during the twelve month periods ending March 31, 2024, March 31, 2025 and March 31, 2026.

Opinion of the Financial Advisor to the OCSL Special Committee

On September 14, 2022, Houlihan Lokey orally rendered its opinion to the OCSL Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the OCSL Special Committee and the OCSL Board dated September 14, 2022), as to, as of September 14, 2022, the fairness of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, from a financial point of view, to OCSL.

Houlihan Lokey’s opinion was directed to the OCSL Special Committee (in its capacity as such) and, as requested by the OCSL Special Committee, the OCSL Board (in its capacity as such), and only addressed the fairness of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, from a financial point of view, to OCSL and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this joint proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the OCSL Special Committee, the OCSL Board, any security holder of OCSL or any other person as to how to act or vote with respect to any matter relating to the Merger.

In arriving at its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed a draft, dated September 13, 2022, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to OCSL and OSI2 that Houlihan Lokey deemed to be relevant;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of OSI2 and OCSL made available to Houlihan Lokey by Oaktree, including (a) financial projections prepared by the management of Oaktree relating to OSI2 contemplating continued operation as a going concern (the “OSI2 Projections”), (b) solely for illustrative purposes, financial projections prepared by the management of Oaktree relating to OSI2 contemplating a wind-down and liquidation of OSI2 (the “OSI2 Liquidation Projections”), (c) solely for illustrative purposes, financial projections prepared by the management of Oaktree relating to OSI2 contemplating an IPO by OSI2 (the “OSI2 IPO Projections”), (d) financial projections prepared by the management of Oaktree relating to OCSL (the “OCSL Projections”), and (e) solely for illustrative purposes, financial projections prepared by the management of Oaktree relating to OCSL after giving effect to the Merger (the “Pro Forma OCSL Projections”);

•

spoke with certain members of the management of Oaktree and certain of its representatives and advisors regarding the respective businesses, operations, financial condition and prospects of OSI2 and OCSL, the Merger and related matters;

•	compared the financial and operating performance of OSI2 and OCSL with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•

reviewed the NAV per share of OSI2 Common Stock and the NAV per share of OCSL Common Stock as of June 30, 2022, prepared and provided to Houlihan Lokey by Oaktree, as adjusted for estimated transaction expenses provided by Oaktree (the “Adjusted June 30 NAVs”);

•

compared the Exchange Ratio, determined on the basis of the Adjusted June 30 NAVs, to the relative value reference ranges that Houlihan Lokey believed were indicated by its financial analyses of OSI2 and OCSL;

•	reviewed the current and historical market prices for OCSL’s publicly traded equity securities; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of Oaktree advised Houlihan Lokey, and Houlihan Lokey assumed, that (a) the OSI2 Projections, the OSI2 Liquidation Projections, and the OSI2 IPO Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of OSI2 on a going concern basis, under a wind-down and liquidation, and following an IPO, respectively, and (b) the OCSL Projections and the Pro Forma OCSL Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of OCSL on a standalone basis and after giving effect to the Merger, respectively. At the OCSL Special Committee’s direction, Houlihan Lokey assumed that the OSI2 Projections and the OCSL Projections provided a reasonable basis on which to evaluate OSI2, OCSL and the Merger and Houlihan Lokey, at the OCSL Special Committee’s direction, used and relied upon the OSI2 Projections and the OCSL Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the OSI2 Projections, the OSI2 Liquidation Projections, the OSI2 IPO Projections, the OCSL Projections, the Pro Forma OCSL Projections or the respective assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of OSI2 or OCSL since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to it that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by it incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto that would be material to its analyses or opinion. Houlihan Lokey also assumed that the Merger, together with the Second Merger, would qualify, for federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code. Houlihan Lokey relied upon and assumed, without independent verification, that

(i) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of OSI2 or OCSL, or otherwise have an effect on the Merger, OSI2 or OCSL or any expected benefits of the Merger that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ from the draft of the Merger Agreement identified above in any respect material to its analyses or opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of OSI2, OCSL or any other party. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which OSI2 or OCSL was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which OSI2 or OCSL was or may have been a party or was or may have been subject.

Houlihan Lokey was not requested to, and did not, (a) solicit any indications of interest from third parties with respect to the Merger, the securities, assets, businesses or operations of OSI2, OCSL or any other party, or any alternatives to the Merger, or (b) advise the OCSL Special Committee, the OCSL Board or any other party with respect to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. As the OCSL Special Committee was aware the credit, financial and stock markets had been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Merger, and Houlihan Lokey’s opinion did not purport to address potential developments in any such markets. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of OCSL Common Stock actually would be when issued pursuant to the Merger or the price or range of prices at which OSI2 Common Stock or OCSL Common Stock may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the shares of OCSL Common Stock to be issued in the Merger to holders of OSI2 Common Stock would be listed on Nasdaq immediately following the consummation of the Merger.

Houlihan Lokey’s opinion was furnished for the use of the OCSL Special Committee and the OCSL Board (each in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the OCSL Special Committee, the OCSL Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

Houlihan Lokey’s opinion only addressed the fairness of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, from a financial point of view, to OCSL and did not address any other aspect or implication of the Merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the termination of the OSI2 Advisory Agreement and the OSI2 Administration Agreement immediately after the Effective Time and immediately prior to the Second Merger, or the Second Merger. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the OCSL Special Committee, the OCSL Board, OCSL, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Exchange Ratio to the extent expressly specified in its opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of OCSL, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for OCSL, OSI2 or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of OCSL’s or any other party’s security holders or other constituents vis-à-vis any other class or group of OCSL’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of OCSL, whether OCSL should be issuing debt or equity securities or a combination of both in the Merger, or the form, structure or any aspect or terms of any debt or equity financing for the Merger or the likelihood of obtaining such financing, (vii) whether or not OCSL, OSI2, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (viii) the solvency, creditworthiness or fair value of OCSL, OSI2 or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the OCSL Special Committee, on the assessments by the OCSL Special Committee, the OCSL Board, OCSL and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to OSI2, OCSL and the Merger or otherwise.

In preparing its opinion to the OCSL Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to OCSL, OSI2 or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the OCSL Projections and the OSI2 Projections and the implied exchange ratio reference ranges indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of OCSL and OSI2. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the OCSL Special Committee and the OCSL Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the OCSL Special Committee or the OCSL Board with respect to the Merger or the Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between OCSL and OSI2, and the decision to enter into the Merger Agreement was solely that of the OCSL Special Committee and the OCSL Board.

Material Financial Analyses

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the OCSL Special Committee on September 14, 2022. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed the Adjusted June 30, 2022 NAVs of OCSL and OSI2, prepared and provided to Houlihan Lokey by Oaktree, and compared the implied exchange ratio, determined on the basis of the Adjusted June 30 NAVs, of 2.7037 shares of OCSL Common Stock for each share of OSI2 Common Stock to the relative value reference ranges that Houlihan Lokey believed were indicated by its financial analyses of OCSL and OSI2.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

Net Investment Income Per Share — generally, the amount of the relevant company’s income received from investment assets minus associated investment expenses for a specified period, divided by the number of shares outstanding of such company.

•

Last Quarter Annualized Dividends Per Share — generally, the annualized amount of the relevant company’s recurring cash distributions (excluding one-time or special dividends) for the most recent calendar quarter, divided by the number of shares outstanding of such company.

•	NAV Per Share — generally, the total value of all assets, less any liabilities, of the relevant company, divided by the number of shares outstanding of such company as of a specified date.

Unless the context indicates otherwise, share prices used in the selected companies analysis described below were based on the closing price of the common stock of the selected companies listed below as of September 8, 2022, and transaction values for the selected transactions analysis described below were calculated on an equity value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of future financial performance of OCSL relied upon for the financial analyses described below were based on the OCSL Projections, and the estimates of future financial performance of OSI2 relied upon for the financial analyses described below were based on the OSI2 Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The financial data reviewed included:

•	Stock price as a multiple of estimated Net Investment Income Per Share for the calendar year ending December 31, 2022, or “Price-to-CY 2022E Net Investment Income”;

•	Stock price as a multiple of estimated Net Investment Income Per Share for the calendar year ending December 31, 2023, or “Price-to-CY 2023E Net Investment Income”;

•	Last Quarter Annualized Dividend Per Share divided by stock price, or “LQA Dividend Yield”; and

•	Stock price as a multiple of NAV Per Share as of June 30, 2022, or “Price-to-NAV.”

With respect to OCSL, the selected companies and resulting high, mean, median and low financial data were:

•	Barings BDC, Inc.

•	BlackRock TCP Capital Corp.

•	Carlyle Secured Lending, Inc.

•	CION Investment Corporation

•	Crescent Capital BDC, Inc.

•	MidCap Financial Investment Corporation

•	PennantPark Floating Rate Capital Ltd.

•	Sixth Street Specialty Lending, Inc.

	Price /		Price / 6/30/2022 NAV Per Share	LQA Dividend Yield
	Net Investment Income Per Share
	2022E	2023E
High	10.5x	10.3x	1.15x	12.6%
Mean	9.2x	8.9x	0.89x	10.2%
Median	9.3x	9.1x	0.85x	9.6%
Low	7.5x	7.3x	0.62x	8.8%

With respect to OSI2, the selected companies and resulting high, mean, median and low financial data were:

•	BlackRock Capital Investment Corporation

•	Monroe Capital Corporation

•	Portman Ridge Finance Corporation

•	Stellus Capital Investment Corporation

•	WhiteHorse Finance, Inc.

	Price / Net Investment Income Per Share		Price / 6/30/2022 NAV Per Share	LQA Dividend Yield
	2022E	2023E
High	10.5x	10.3x	1.15x	12.6%
Mean	9.2x	8.9x	0.89x	10.2%
Median	9.3x	9.1x	0.85x	9.6%
Low	7.5x	7.3x	0.62x	8.8%

OCSL. Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected ranges of 8.50x to 10.50x to OCSL’s estimated Price-to-CY 2022E Net Investment Income Per Share, 8.00x to 10.00x to OCSL’s estimated Price-to-CY 2023E Net Investment Income Per Share, 10.50% to 8.50% to OCSL’s Last Quarter Annualized Dividend Per Share and 0.90x to 1.05x to OCSL’s NAV Per Share.

OSI2. Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected ranges of 8.50x to 10.50x to OSI2’s estimated Price-to-CY 2022E Net Investment Income Per Share, 8.00x to 10.00x to OSI2’s estimated Price-to-CY 2023E Net Investment Income Per Share, 11.00% to 9.00% to OSI2’s Last Quarter Annualized Dividend Per Share and 0.90x to 1.00x to OSI2’s NAV Per Share.

The selected companies analysis indicated implied exchange ratio reference ranges of 1.8882 to 2.8813 shares of OCSL Common Stock for each share of OSI2 Common Stock based on estimated Price-to-CY 2022E

Net Investment Income Per Share, 1.8824 to 2.9412 shares of OCSL Common Stock for each share of OSI2 Common Stock based on estimated Price-to-CY 2023E Net Investment Income Per Share, 2.0000 to 3.0196 shares of OCSL Common Stock for each share of OSI2 Common Stock based on Last Quarter Annualized Dividend Per Share and 2.3250 to 3.0138 shares of OCSL Common Stock for each share of OSI2 Common Stock based on NAV Per Share, in each case as compared to the implied exchange ratio of 2.7037 shares of OCSL Common Stock for each share of OSI2 Common Stock based on the Adjusted June 30, 2022 NAVs of OCSL and OSI2.

Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of NAV Per Share, and the selected transactions and resulting high, mean, median and low financial data were:

Date Announced	Date Effective	Target	Acquirer

December 2021	April 2022	SLR Senior Investment Corp.	SLR Investment Corp.

September 2021	February 2022	Sierra Income Corporation	Barings BDC, Inc.

December 2020	June 2021	Harvest Capital Credit Corporation	Portman Ridge Finance Corporation

November 2020	June 2021	FS KKR Capital Corp. II	FS KKR Capital Corp.

October 2020	March 2021	Oaktree Strategic Income Corporation	Oaktree Strategic Lending Corporation

August 2020	December 2020	MVC Capital, Inc.	Barings BDC, Inc.

June 2020	October 2020	Garrison Capital Inc.	Portman Ridge Finance Corporation

December 2019, Amended June 2020	October 2020	Goldman Sachs Middle Market Lending Corp.	Goldman Sachs BDC, Inc.

August 2019	January 2020	Alcentra Capital Corporation	Crescent Capital BDC, Inc.

July 2019	December 2019	OHA Investment Corporation	Portman Ridge Finance Corp.

June 2019	December 2019	FS Investment Corporation III, FS Investment Corporation IV, Corporate Capital Trust II	FS Investment Corporation II

November 2018	September 2019	Golub Capital Investment Corporation	Golub Capital BDC, Inc.

August 2018	Terminated	Medley Capital Corporation	Sierra Income Corporation

July 2018	December 2018	Corporate Capital Trust, Inc.	FS Investment Corporation

April 2018	August 2018	Triangle Capital Corporation	BSP Asset Acquisition I, LLC (Barings)

May 2017	June 2017	NF Investment Corp.	TCG BDC, Inc.

September 2016	October 2016	Credit Suisse Park View BDC, Inc.	CION Investment Corporation

June 2016	November 2016	Full Circle Capital Corporation	Great Elm Capital Corp.

May 2016	January 2017	American Capital, Ltd.	Ares Capital Corporation

April 2015	August 2015	MCG Capital Corporation	Pennant Park Floating Rate Capital Ltd.

October 2009	April 2010	Allied Capital Corporation	Ares Capital Corp.

August 2009	December 2009	Patriot Capital Corporation	Prospect Capital Corporation

Transaction Value / NAV[1]
High	1.12x
Mean	0.96x
Median	1.00x
Low	0.49x

1.	“Transaction Value” includes consideration paid by OCSL and, as applicable, Oaktree.

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 0.90x to 1.00x to OCSL’s NAV Per Share and 0.90x to 1.00x to OSI2’s NAV Per Share. The selected transactions analysis indicated an implied exchange ratio reference range of 2.4412 to 3.0138 shares of OCSL Common Stock for each share of OSI2 Common Stock, as compared to the implied exchange ratio of 2.7037 shares of OCSL Common Stock for each share of OSI2 Common Stock based on the Adjusted June 30, 2022 NAVs of OCSL and OSI2.

Discounted Dividend Analysis. Houlihan Lokey performed a discounted dividend analysis of OCSL and OSI2 based on the OCSL Projections and the OSI2 Projections, respectively. With respect to OCSL, Houlihan Lokey applied a range of terminal value multiples of 0.90x to 1.00x to OCSL’s estimated 2026E NAV and discount rates ranging from 8.5% to 10.5%. With respect to OSI2, Houlihan Lokey applied a range of terminal value multiples of 0.90x to 1.00x to OSI2’s estimated 2026E NAV and discount rates ranging from 9.0% to 11.0%. The discounted dividend analysis indicated an implied exchange ratio reference range of 2.2543 to 2.9458 shares of OCSL Common Stock for each share of OSI2 Common Stock, as compared to the implied exchange ratio of 2.7037 shares of OCSL Common Stock for each share of OSI2 Common Stock based on the Adjusted June 30, 2022 NAVs of OCSL and OSI2.

Other Matters

Houlihan Lokey was engaged by the OCSL Special Committee to act as its financial advisor in connection with a possible merger, consolidation, business combination, sale or other similar transaction involving OCSL and OSI2. The OCSL Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the OCSL Special Committee, Houlihan Lokey is entitled to a transaction fee of $1,000,000, of which $50,000 became payable to Houlihan Lokey upon its engagement as the OCSL Special Committee’s financial advisor, $300,000 became payable to Houlihan Lokey upon the rendering of its opinion to the OCSL Special Committee and the remainder is contingent upon the consummation of the Merger. OCSL also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, OSI2, OCSL, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and/or certain of its affiliates have in the past provided and are currently providing financial advisory and/or other services to OCSL and have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to OCM, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, OCM (collectively, with OCM, the “OCM Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, during the prior two years (i) having provided and currently providing valuation advisory services for financial reporting purposes to OCSL, (ii) having acted as financial advisor to the special committee of the board of directors of OCSI, then managed by Oaktree, in connection with the OCSI Merger, which closed in March 2021, (iii) having acted as financial advisor to a noteholder group, of which one or more members of the Oaktree Group were members, in relation to their interests as noteholders of Frontier Communications Corporation in connection with its chapter 11 bankruptcy proceedings, which concluded in April 2021, (iv) having acted as financial advisor to a consortium of shareholders, in which OCM was a leading member along with Centerbridge Partners, LP, in connection with the restructuring and reorganization of Garrett Motion, Inc., which was completed in April 2021, and (v) having acted as financial advisor to a lender group, of which one or more members of the Oaktree Group were members, in relation to their interests as lenders to Array Canada, Inc. in connection with its refinancing transaction, which closed in September 2021, for which Houlihan Lokey received aggregate compensation of approximately $35 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to OSI2, OCSL, members of the Oaktree Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and their respective employees may have committed to invest in private equity or other investment funds managed or advised by OCM, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the Oaktree Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, OSI2, OCSL, members of the Oaktree Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Opinion of the Financial Advisor to the OSI2 Special Committee

OSI2 engaged KBW to render financial advisory and investment banking services to the OSI2 Special Committee, including an opinion to the OSI2 Special Committee and, as requested by the OSI2 Special Committee, the OSI2 Board, as to the fairness, from a financial point of view, to the holders of OSI2 Common Stock of the Exchange Ratio in the proposed Merger. OSI2 selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Mergers. As part of its investment banking business, KBW is regularly engaged in the valuation of business development company securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meetings of the OSI2 Special Committee and the OSI2 Board held on September 14, 2022 at which the OSI2 Special Committee and the OSI2 Board evaluated the proposed Mergers. At the meeting of the OSI2 Special Committee, KBW reviewed the financial aspects of the proposed Mergers and rendered an opinion to the OSI2 Special Committee and the OSI2 Board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Exchange Ratio in the proposed Merger was fair, from a financial point of view, to the holders of OSI2 Common Stock. The OSI2 Board, upon recommendation of the OSI2 Special Committee, approved the Merger Agreement at its meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the OSI2 Special Committee (in its capacity as such) and, as requested by the OSI2 Special Committee, the OSI2 Board (in its capacity as such) in connection with their respective consideration of the financial terms of the Mergers. The opinion addressed only the fairness, from a financial point of view, of the Exchange Ratio in the Merger to the holders of OSI2 Common Stock. It did not address the underlying business decision of OSI2 to engage in the Mergers or enter into the Merger Agreement or constitute a recommendation to the OSI2 Special Committee or the OSI2 Board in connection with the Mergers, and it does not constitute a recommendation to any holder of OSI2 Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Mergers or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Mergers or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

At the direction of OSI2 and without independent verification, KBW relied upon and assumed for purposes of its analyses and opinion, that the OSI2 Per Share NAV and the OCSL Per Share NAV would be $18.58 and $6.87, respectively, and that, as a result thereof, the Exchange Ratio would be 2.7037x.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of OSI2 and OCSL and bearing upon the Mergers, including, among other things:

•	a draft of the Merger Agreement, dated September 9, 2022 (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended September 30, 2021 of OSI2;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2021, March 31, 2022 and June 30, 2022 of OSI2;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended September 30, 2021 of OCSL;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2021, March 31, 2022 and June 30, 2022 of OCSL;

•	certain other interim reports and other communications of OSI2 and OCSL to their respective stockholders; and

•

other financial information concerning the respective businesses and operations of OSI2 and OCSL furnished to KBW by OSI2 and OCSL or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of OSI2 and OCSL;

•	the assets and liabilities of OSI2 and OCSL;

•	the nature and terms of certain other merger transactions and business combinations in the business development company industry;

•

a comparison of certain financial information of OSI2 and certain financial and stock market information of OCSL with similar information for certain other companies the securities of which are publicly traded;

•

financial and operating forecasts and projections of OSI2 and OCSL that were prepared by Oaktree management (which acts as management of both OSI2 and OCSL), provided to and discussed with KBW by Oaktree management, and used and relied upon by KBW based on such discussions, at the direction of OSI2 and with the consent of the OSI2 Special Committee; and

•

estimates regarding certain pro forma financial effects of the Mergers on OCSL (including, without limitation, the cost savings, related expenses and operating synergies expected to result or be derived from the Mergers) that were prepared by Oaktree management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of OSI2 and with the consent of the OSI2 Special Committee.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the business development company industry generally. KBW also participated in discussions with Oaktree management regarding the past and current business operations, regulatory relations, financial condition and future prospects of OSI2 and OCSL and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to assist, and did not assist, OSI2 with soliciting indications of interest from third parties regarding a potential transaction with OSI2.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with KBW or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of OSI2 and the OSI2 Special Committee, upon Oaktree management, as to the reasonableness and achievability of the financial and operating forecasts and projections of OSI2 and OCSL and the estimates regarding certain pro forma financial effects of the Mergers on OCSL (including, without limitation, the cost savings, related expenses and operating synergies expected to result or be derived from the Mergers), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented the best currently available estimates and judgments of Oaktree management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated by such management.

It is understood that the foregoing financial information of OSI2 and OCSL that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with Oaktree management, and with the consent of OSI2 and the OSI2 Special Committee, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which was assumed to be limited, on OSI2 and OCSL. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either OSI2 or OCSL since the date of the last financial statements of each such entity that were made available to KBW. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of OSI2 or OCSL, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of OSI2 or OCSL under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses, the following:

•

the Mergers and any related transactions would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft reviewed by KBW and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of OSI2 Common Stock;

•	the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•	each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Mergers or any related transactions and all conditions to the completion of the Mergers and any related transactions would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Mergers and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of OSI2, OCSL or the pro forma entity, or the contemplated benefits of the Mergers, including without limitation the cost savings, related expenses and operating synergies expected to result or be derived from the Mergers.

KBW assumed that the Mergers would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of OSI2 that OSI2 relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to OSI2, OCSL, Merger Sub, the Mergers and any related transaction, and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the Exchange Ratio in the Merger to the holders of OSI2 Common Stock. KBW expressed no view or opinion as to any other terms or aspects of the Mergers or any term or aspect of any related transaction (including the termination of the OSI2 Investment Advisory Agreement and the OSI2 Administration Agreement and the fee waiver to be entered into by and between OCSL and Oaktree), including without limitation, the form or structure of the Mergers or any such related transaction, any consequences of the Mergers or any related transaction to OSI2, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Mergers, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to KBW through the date of the opinion. There has been significant volatility in the stock and other financial markets arising from global tensions, economic uncertainty and the effects of the

COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected and may affect the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW expressed no view or opinion as to any changes to the OSI2 Per Share NAV or the OCSL Per Share NAV after the date of its opinion from the respective amounts thereof that KBW was directed to assume for purposes of its analyses and opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of OSI2 to engage in the Mergers or enter into the Merger Agreement;

•	the relative merits of the Mergers as compared to any strategic alternatives that are, have been or may be available to or contemplated by OSI2, the OSI2 Special Committee or the OSI2 Board;

•

the fairness of the amount or nature of any compensation to any of OSI2’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of OSI2 Common Stock;

•

the effect of the Mergers or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of OSI2 (other than the holders of OSI2 Common Stock, solely with respect to the Exchange Ratio (as described in KBW’s opinion) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of OCSL or any other party to any transaction contemplated by the Merger Agreement;

•	any fees payable by OCSL to Oaktree for investment advisory and management services or the reduction of the base management fee resulting from the fee waiver between OCSL and Oaktree;

•	any adjustment (as provided in the Merger Agreement) to the Exchange Ratio assumed for purposes of KBW’s opinion (whether relating to a reverse stock split of OCSL Common Stock or otherwise);

•	the actual value of OCSL Common Stock to be issued in connection with the Merger;

•	the prices, trading range or volume at which OCSL Common Stock would trade following the public announcement or consummation of the Mergers;

•	any advice or opinions provided by any other advisor to any of the parties to the Mergers or any other transaction contemplated by the Merger Agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to OSI2, OCSL, Merger Sub, any of their respective stockholders, or relating to or arising out of or as a consequence of the Mergers or any other related transaction, including whether or not the Mergers would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, OSI2 and OCSL. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the OSI2 Special Committee in making its determination to recommend the approval by the OSI2 Board of the Merger Agreement and the Mergers and by the OSI2 Board in making its determination to approve the Merger Agreement and the Mergers. Consequently, the analyses described below should not be viewed as determinative of the decision of OSI2 Special Committee or the OSI2 Board with respect to the fairness of the Exchange Ratio. The type and amount of consideration payable in the Merger were determined through negotiation between OSI2 and OCSL and the decision of OSI2 to enter into the Merger Agreement was solely that of the OSI2 Special Committee and the OSI2 Board.

The following is a summary of the material financial analyses included in the presentation made by KBW and reviewed with the OSI2 Special Committee in connection with its opinion to the OSI2 Special Committee and the OSI2 Board. The summary is not a complete description of the financial analyses underlying the opinion or the presentation reviewed by KBW with the OSI2 Special Committee, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Implied Transaction Value for the Mergers. KBW calculated an implied transaction value for the proposed Mergers of $18.25 per outstanding share of OSI2 common stock based on an assumed 2.7037x exchange ratio and the closing price of OCSL Common Stock on September 13, 2022. This implied transaction value for the proposed Mergers was used to calculate implied transaction multiples and those multiples were compared to the ranges of multiples found in the financial analyses described below. This implied transaction value for the proposed Mergers was also compared to the ranges of implied value per share of OSI2 Common Stock in the financial analyses described below.

Selected Companies Analysis of OSI2. Using publicly available information, KBW reviewed, among other things, the market performance of 23 selected publicly traded, externally managed business development companies with market capitalizations between $100 million and $1 billion. Growth/total return business development companies were excluded from the selected companies.

The selected companies were as follows (shown by column in descending order of market capitalization):

Bain Capital Specialty Finance, Inc.	PennantPark Investment Corporation
MidCap Financial Investment Corporation	Gladstone Capital Corporation
SLR Investment Corp.	WhiteHorse Finance, Inc.
BlackRock TCP Capital Corp.	Horizon Technology Finance Corporation
Carlyle Secured Lending, Inc.	Saratoga Investment Corp.
CION Investment Corporation	BlackRock Capital Investment Corporation
Crescent Capital BDC, Inc.	Stellus Capital Investment Corporation
PennantPark Floating Rate Capital Ltd.	Portman Ridge Finance Corporation
Runway Growth Finance Corp.	Monroe Capital Corporation
Gladstone Investment Corporation	Oxford Square Capital Corp.
Fidus Investment Corporation	OFS Capital Corporation
TriplePoint Venture Growth BDC Corp.

To perform this analysis, KBW used market price information as of September 13, 2022, reported NAV per share data as of the end of the most recent completed quarterly period available (which in the case of OSI2 was June 30, 2022) and most recent completed quarterly period available annualized (“MRQ annualized”) reported net investment income per share (“NII”). KBW also used calendar years 2022 and 2023 earnings per share estimates (“EPS”) taken from consensus “street estimates” of the selected companies.

KBW’s analysis showed the following concerning the market performance of the selected companies, as well as certain corresponding implied transaction multiples for the proposed Mergers based on the implied transaction value for the proposed Mergers of $18.25 per outstanding share of OSI2 Common Stock and using historical financial information for OSI2 as of and for the three-month period (annualized) ended June 30, 2022:

Selected Companies
	Proposed Mergers	Low	25th Percentile	Average	Median	75th Percentile	High
Price / NAV per share	0.98x	0.63x	0.81x	0.88x	0.87x	0.97x	1.08x
Price / MRQ annualized NII	9.1x	5.6x	8.7x	9.7x	9.5x	10.4x	15.8x
Price / CY2022 EPS		7.5x	8.9x	9.8x	9.3x	10.6x	15.3x
Price / CY2023 EPS		7.3x	8.2x	9.3x	9.0x	10.0x	15.1x

KBW then applied a range of price-to-NAV per share multiples of 0.81x to 0.97x derived from the 25th percentile and 75th percentile multiples of the selected companies to the June 30, 2022 NAV per share of OSI2, a range of price-to-MRQ annualized NII multiples of 8.69x to 10.40x derived from the 25th percentile and 75th percentile multiples of the selected companies to the MRQ annualized NII per share of OSI2 for the three-month period ended June 30, 2022, and a range of price-to-estimated calendar year 2023 EPS multiples of 8.16x to 10.00x derived from the 25th percentile and 75th percentile multiples of the selected companies to the calendar year 2023 EPS of OSI2, which was based on financial and operating forecasts and projections of OSI2 provided by Oaktree management. This analysis indicated the following ranges of the implied value per share of OSI2 Common Stock, as compared to the implied transaction value for the proposed Mergers of $18.25 per outstanding share of OSI2 Common Stock:

Implied Value Per Share Ranges of OSI2 Common Stock
Based on NAV per share of OSI2 as of June 30, 2022	$15.18 to $18.16
Based on MRQ annualized NII per share of OSI2 for the 3-month period ended June 30, 2022	$17.36 to $20.78
Based on CY2023 EPS estimate of OSI2 provided by Oaktree management	$13.92 to $17.07

No company used as a comparison in the above selected companies analysis is identical to OSI2. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Companies Analysis of OCSL. Using publicly available information, KBW compared, among other things, the market performance of OCSL to 14 selected publicly traded, externally managed business development companies with market capitalizations above $750 million.

The selected companies were as follows (shown by column in descending order of market capitalization):

Ares Capital Corporation	Sixth Street Specialty Lending, Inc.
FS KKR Capital Corp.	New Mountain Finance Corporation
Owl Rock Capital Corporation	Barings BDC, Inc.
Blackstone Secured Lending Fund	Bain Capital Specialty Finance, Inc.
Prospect Capital Corporation	MidCap Financial Investment Corporation
Golub Capital BDC, Inc.	SLR Investment Corp.
Goldman Sachs BDC, Inc.	BlackRock TCP Capital Corp.

To perform this analysis, KBW used market price information as of September 13, 2022 and reported NAV per share data as of the end of the most recent completed quarterly period available (which in the case of OCSL was June 30, 2022) and reported MRQ annualized NII. KBW also used calendar years 2022 and 2023 EPS estimates taken from consensus “street estimates” of OCSL and the selected companies.

KBW’s analysis showed the following concerning the market performance of OCSL and the selected companies:

Selected Companies
	OCSL	Low	25th Percentile	Average	Median	75th Percentile	High
Price / NAV per share	0.98x	0.71x	0.82x	0.91x	0.89x	0.96x	1.14x
Price / MRQ annualized NII	7.7x	7.2x	8.7x	9.4x	9.5x	10.1x	11.7x
Price / CY2022 EPS	9.4x	7.1x	9.1x	9.5x	9.6x	10.0x	11.3x
Price / CY2023 EPS	9.1x	7.4x	8.6x	9.0x	9.0x	9.4x	10.7x

No company used as a comparison in the above selected companies analysis is identical to OCSL. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 20 selected acquisitions of U.S. business development companies announced since the beginning of 2009. Reverse mergers and distressed deals were excluded from the selected transactions.

The selected transactions were as follows:

Acquirer	Acquired Company
SLR Investment Corp.	SLR Senior Investment Corp.
Barings BDC Inc.	Sierra Income Corporation
Portman Ridge Finance Corporation	Harvest Capital Credit Corporation
FS KKR Capital Corp.	FS KKR Capital Corp. II
Oaktree Specialty Lending Corporation	Oaktree Strategic Income Corporation
Barings BDC, Inc.	MVC Capital, Inc.
Portman Ridge Finance Corporation	Garrison Capital Inc.
Goldman Sachs BDC, Inc.	Goldman Sachs Middle Market Lending Corporation
Crescent Capital BDC, Inc.	Alcentra Capital Corporation
Portman Ridge Finance Corporation	OHA Investment Corporation
Golub Capital BDC, Inc.	Golub Capital Investment Corporation
FS Investment Corporation	Corporate Capital Trust, Inc.
Benefit Street Partners LLC; Barings LLC	Triangle Capital Corporation
TCG BDC, Inc.	NF Investment Corporation
CĪON Investment Corporation	Credit Suisse Park View BDC, Inc.
MAST Capital Management LLC; Great Elm Capital Group Inc.	Full Circle Capital Corporation
Ares Capital Corporation	American Capital, Ltd.
PennantPark Floating Rate Capital Ltd.	MCG Capital Corporation
Ares Capital Corporation	Allied Capital Corporation
Prospect Capital Corporation	Patriot Capital Funding, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company (including contributions by external managers) and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction (adjusted to reflect announced pre-closing adjustments):

•	Price to NAV per share of the acquired company; and

•	Price to latest 12 months (“LTM”) NII per share of the acquired company.

KBW also reviewed the price per common share paid for the acquired company for the 14 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day and 30 days prior to the announcement of the respective transaction (expressed as percentages and referred to as the one day market premium and the 30 day market premium). The resulting transaction multiples for the selected transactions were compared with the corresponding transaction multiples for the proposed Mergers based on the implied transaction value for the proposed Mergers of $18.25 per outstanding share of OSI2 Common Stock and using historical financial information for OSI2 as of and for the LTM period ended June 30, 2022.

All Selected Transactions. KBW’s analysis showed the following concerning the proposed Mergers and the selected transactions (excluding the impact of the price-to-LTM net investment income per share of one of the selected transactions, which multiple was considered to be not meaningful because it was negative):

		Selected Transactions
	Proposed Mergers	25th Percentile	Average	Median	75th Percentile
Price / NAV Per Share	0.98x	0.77x	0.87x	0.90x	1.00x
Price / LTM NII Per Share	9.84x	8.96x	12.73x	10.46x	12.91x
One Day Market Premium		4.2%	26.0%	24.4%	38.5%
30 Day Market Premium		4.2%	39.0%	22.5%	34.7%

KBW applied a range of price-to-NAV per share multiples of 0.77x to 1.00x derived from the 25th percentile and 75th percentile multiples of the selected transactions to the June 30, 2022 NAV per share of OSI2 and a range of price-to-LTM NII multiples of 8.96x to 12.91x derived from the 25th percentile and 75th percentile multiples of the selected transactions to the LTM NII per share of OSI2 for the 12-month period ended June 30, 2022. This analysis indicated the following ranges of the implied value per share of OSI2 Common Stock, as compared to the implied transaction value for the proposed Mergers of $18.25 per outstanding share of OSI2 Common Stock:

Implied Value Per Share Ranges of OSI2 Common Stock
Based on June 30, 2022 NAV per share of OSI2	$14.45 to $18.69
Based on LTM NII per share of OSI2 for the 12-month- period ended June 30, 2022	$16.61 to $23.95

Selected Transactions Involving Affiliates. KBW’s analysis also showed the following concerning the proposed Mergers and the seven selected transactions involving affiliates (SLR Investment Corporation/SLR Senior Investment Corporation, FS KKR Capital Corp./FS KKR Capital Corp. II, Oaktree Specialty Lending Corporation/Oaktree Strategic Income Corporation, Goldman Sachs BDC, Inc./Goldman Sachs Middle Market Lending Corporation, Golub Capital BDC, Inc./Golub Capital Investment Corporation, FS Investment Corporation/Corporate Capital Trust, Inc. and TCG BDC, Inc./NF Investment Corp.), of which four involved publicly traded acquired companies:

		Selected Transactions Involving Affiliates
	Proposed Mergers	25th Percentile	Average	Median	75th Percentile
Price / NAV Per Share	0.98x	0.80x	0.93x	0.95x	1.04x
Price / LTM NII Per Share	9.84x	10.44x	11.47x	10.59x	12.06x
One Day Market Premium		(2.0)%	2.1%	0.1%	4.2%
30 Day Market Premium		(5.1)%	1.5%	(0.7)%	5.9%

KBW applied a range of price-to-NAV per share multiples of 0.80x to 1.04x derived from the 25th percentile and 75th percentile multiples of the selected transactions involving affiliates to the June 30, 2022 NAV per share of OSI2 and a range of price-to-LTM NII multiples of 10.44x to 12.06x derived from the 25th percentile and 75th percentile multiples of the selected transactions involving affiliates to the LTM NII per share of OSI2 for the 12-month period ended June 30, 2022. This analysis indicated the following ranges of the implied value per share of OSI2 Common Stock, as compared to the implied transaction value for the proposed Mergers of $18.25 per outstanding share of OSI2 Common Stock:

Implied Value Per Share Ranges of OSI2 Common Stock
Based on June 30, 2022 NAV per share of OSI2	$15.04 to $19.36
Based on LTM NII per share of OSI2 for the 12-month period ended June 30, 2022	$19.37 to $22.36

No company or transaction used as a comparison in the above selected transaction analysis is identical to OSI2 or the proposed Mergers. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Dividend Discount Analysis of OSI2. KBW performed a dividend discount analysis of OSI2 on a standalone basis to estimate ranges for the implied equity value of OSI2. In this analysis, KBW used financial and operating forecasts and projections relating to net investment income, dividends and net assets of OSI2 that were provided by Oaktree management. KBW assumed discount rates ranging from 8.5% to 10.5%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of OSI2 over the period from the assumed closing date of the proposed Mergers through December 31, 2026 and (ii) the present value of OSI2’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on December 31, 2026 estimated NAV per share multiples and the other based on calendar year 2026 estimated dividend yields. Using implied terminal values for OSI2 calculated by applying a terminal multiple range of 0.85x to 1.05x to OSI2’s estimated NAV per share as of December 31, 2026, this analysis resulted in a range of implied values per share of OSI2 Common Stock of approximately $16.37 to $20.04 per share, as compared to the implied transaction value for the proposed Mergers of $18.25 per outstanding share of OSI2 Common Stock. Using implied terminal values for OSI2 calculated by applying a terminal dividend yield range of 9.0% to 11.0% to OSI2 calendar year 2026 estimated dividends, this analysis resulted in a range of implied values per share of OSI2 Common Stock of approximately $16.91 to $20.59, as compared to the implied transaction value for the proposed Mergers of $18.25 per outstanding share of OSI2 Common Stock.

The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of OSI2.

Dividend Discount Analysis of OCSL. KBW performed a dividend discount analysis of OCSL on a standalone basis to estimate ranges for the implied equity value of OCSL. In this analysis, KBW used financial and operating forecasts and projections relating to net investment income, dividends and net assets of OCSL that were provided by Oaktree management. KBW assumed discount rates ranging from 7.5% to 9.5%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of OCSL over the period from the assumed closing date of the proposed Mergers through December 31, 2026 and (ii) the present value of OCSL’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on December 31, 2026 estimated NAV per share multiples and the other based on calendar year 2026 estimated dividend yields. Using implied terminal values for OCSL calculated by applying a terminal multiple range of 0.85x to 1.05x to OCSL’s estimated NAV per share as of December 31, 2026, this analysis resulted in a range of implied values per share of OCSL Common Stock of approximately $6.45 to $7.88 per share, as compared to the closing price of OCSL Common Stock on September 13, 2022 of $6.75. Using implied terminal values for OCSL calculated by applying a terminal dividend yield range of 8.5% to 10.5% to

OCSL calendar year 2026 estimated dividends, this analysis resulted in a range of implied values per share of OCSL Common Stock of approximately $7.15 to $8.80, as compared to the closing price of OCSL Common Stock on September 13, 2022 of $6.75.

The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend assumptions, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of OCSL or the pro forma combined company.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of OCSL and OSI2 to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (a) historical balance sheet and income statement information for OCSL and OSI2 as of and for the 12-month period ended June 30, 2022, and (b) the closing prices of OCSL Common Stock on September 13, 2022. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of OCSL and OSI2 Stockholders in the combined company based on the assumed exchange ratio of 2.7037x:

	OCSL as a % of Total	OSI2 as a % of Total
Pro Forma Ownership
Based on Assumed Exchange Ratio of 2.7037x	79.6%	20.4%
Balance Sheet
Total Assets	81.7%	18.3%
Investments	81.9%	18.1%
Total Debt	83.8%	16.2%
Net Asset Value	79.5%	20.5%
Illustrative Closing Net Asset Value(1)	79.6%	20.4%
Income Statement
LTM Net Investment Income	81.9%	18.1%

(1)	Adjusted for transaction-related costs

Potential Net Investment Income Per Share Accretion. Using (i) financial and operating forecasts and projections of OCSL and OSI2 provided by Oaktree management, and (ii) pro forma assumptions (including, without limitation, the cost savings, related expenses and operating synergies expected to result from the Mergers) provided by Oaktree management, KBW analyzed the potential financial impact of the Mergers on certain projected financial results of OCSL. This analysis indicated that, based on OCSL’s projected pro forma financial results attributable to a share of OSI2 Common Stock using an assumed 2.7037x exchange ratio, the proposed Mergers could be accretive relative to OSI2’s estimated net investment income per share in each of the twelve month periods ending March 31, 2024, March 31, 2025 and March 31, 2026. For all of the above analysis, the actual results achieved by OCSL following the proposed Mergers may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to the OSI2 Special Committee in connection with the proposed Mergers and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is regularly engaged in the valuation of business development company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, OSI2 and OCSL. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of OCSL for its and their own respective accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in OCSL Common Stock. As the OSI2 Special Committee was previously informed by KBW, such positions currently include an individual position in shares of OCSL Common Stock held by a senior member of the KBW advisory team providing services to the OSI2 Special Committee in connection with the proposed Mergers. A commercial bank affiliate of KBW was also, as of the date of KBW’s opinion, a lender to OCSL under a revolving credit facility.

Pursuant to the KBW engagement agreement, OSI2 agreed to pay KBW cash fees of $1,000,000 in the aggregate, $250,000 of which became payable with the rendering of KBW’s opinion and $750,000 of which is contingent upon the consummation of the Mergers. OSI2 also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith.

Other than in connection with the present engagement, during the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to OSI2. During the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to OCSL and received compensation for such services. KBW acted as (i) a sales agent for the ATM program of OCSL, (ii) financial advisor to the special committee of the OCSL Board in connection with the OCSI Merger, and (iii) co-manager for OCSL’s May 2021 notes offering. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to Oaktree. KBW may in the future provide investment banking and financial advisory services to OSI2, OCSL or Oaktree and receive compensation for such services.

Regulatory Approvals Required for the Mergers

The obligations of OCSL and OSI2 to complete the Mergers are subject to the satisfaction or waiver of certain conditions, including the condition that all regulatory approvals required by law to consummate the transactions contemplated by the Merger Agreement, including the Mergers, have been obtained and remain in full force and effect, and all statutory waiting periods required by applicable law in respect thereof have expired (including expiration of the applicable waiting period under the HSR Act). OCSL and OSI2 have agreed to cooperate with each other and use their reasonable best efforts to obtain all licenses, permits, variances, exemptions, approvals, qualifications or orders from any governmental or regulatory authority necessary to consummate the Mergers.

There can be no assurance that such regulatory approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Mergers.

Third Party Consents Required for the Mergers

Under the Merger Agreement, OCSL and OSI2 have agreed to cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (including any required applications, notices or other filings under the HSR Act), to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. As of the date of this joint proxy statement/prospectus, OCSL and OSI2 believe that, subject to the satisfaction or waiver of certain conditions, they have obtained all necessary third party consents (other than consent under the HSR Act and stockholder approval). There can be no assurance that any permits, consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following the Mergers.

DESCRIPTION OF THE MERGER AGREEMENT

The following summary, which includes the material terms of the Merger Agreement, is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. OCSL and OSI2 encourage you to read the Merger Agreement carefully and in its entirety.

Structure of the Mergers

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into OSI2. OSI2 will be the surviving company and will continue its existence as a corporation under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Merger Sub will cease. Immediately after the occurrence of the Effective Time, in the Second Merger, the surviving company will merge with and into OCSL in accordance with the Delaware General Corporation Law (the “DGCL”) with OCSL continuing as the surviving company. As of the Second Effective Time, the separate corporate existence of OSI2 will cease.

Closing; Completion of the Proposed Mergers

It is currently expected that the Merger will be completed promptly following receipt of the required stockholder approvals at the OCSL Annual Meeting and the OSI2 Special Meeting and satisfaction or waiver of the other closing conditions set forth in the Merger Agreement. The Second Merger will occur immediately after the Merger is completed.

The Mergers will occur on the date that is one (1) business day after the satisfaction or waiver of the latest to occur of the conditions to closing set forth in the Merger Agreement or at another time as may be agreed to in writing by the parties to the Merger Agreement. Assuming approval of the proposals presented at the OCSL Annual Meeting and the OSI2 Special Meeting and the other conditions to closing the Mergers are satisfied or waived, OCSL and OSI2 expect to complete the Mergers by March 31, 2023.

Merger Consideration

At the Effective Time, each share of OSI2 Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive a number of shares of OCSL Common Stock equal to the Exchange Ratio (as defined below), plus any cash (without interest) in lieu of fractional shares.

As of the Determination Date, each of OSI2 and OCSL will deliver to the other a calculation of its NAV as of such date, in each case based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used in preparing the calculation of the net asset value per share by the applicable party. Based on such calculations, the parties will calculate the OSI2 Per Share NAV and the OCSL Per Share NAV. The “Exchange Ratio” will be equal to the quotient (rounded to four decimal places) of (i) the OSI2 Per Share NAV divided by (ii) the OCSL Per Share NAV. Oaktree will certify in writing to each of OCSL and OSI2 the calculation of the Closing OCSL Net Asset Value or Closing OSI2 Net Asset Value, as the case may be.

OSI2 and OCSL will update and redeliver the Closing OSI2 Net Asset Value or the Closing OCSL Net Asset Value, respectively, in the event of a material change to such calculation between the Determination Date and the closing of the Mergers (including any dividend declared after the Determination Date but prior to the closing of the Mergers) and if needed to ensure that the calculation is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time.

Each of OSI2 and OCSL will use the portfolio valuation methods approved by the OSI2 Board or the OCSL Board, as applicable, for valuing the securities and other assets of OSI2 or OCSL, as applicable, as of September 8, 2022, unless otherwise agreed by each of the OCSL Board and the OSI2 Board.

The Exchange Ratio will be appropriately adjusted (to the extent not already taken into account in determining the Closing OSI2 Net Asset Value and/or the Closing OCSL Net Asset Value, as applicable) if, between the Determination Date and the Effective Time, the respective issued and outstanding shares of OCSL Common Stock or OSI2 Common Stock have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, merger, issuer tender or exchange offer, combination or exchange of shares or similar transaction, or if a stock dividend or dividend payable in any other securities or similar distribution is declared with a record date within such period (as permitted by the Merger Agreement), in each case to provide OCSL Stockholders and OSI2 Stockholders the same economic effect as contemplated by the Merger Agreement prior to such event, and such items, so adjusted will, from and after the date of such event, be the Exchange Ratio.

No fractional shares of OCSL Common Stock will be issued upon the conversion of OSI2 Common Stock into the right to receive shares of OCSL Common Stock. Each holder of shares of OSI2 Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of OCSL Common Stock will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of OCSL Common Stock multiplied by (ii) the volume-weighted average trading price of a share of OCSL Common Stock on Nasdaq for the five (5) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date.

Subject to the effect of applicable abandoned property, escheat or similar laws, following the Effective Time, the record holder of shares (other than Cancelled Shares) of OSI2 Common Stock at the Effective Time will be entitled to receive, without interest, the amount of dividends or other distributions which theretofore had become payable with respect to the whole shares of OCSL Common Stock which the shares of OSI2 Common Stock have been converted into the right to receive.

Conversion of Shares; Exchange of Shares

At the Effective Time, each share of OSI2 Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive the Merger Consideration. Each such share of OSI2 Common Stock will no longer be outstanding and will be automatically cancelled and cease to exist as of the Effective Time, with the holders of such shares ceasing to have any rights with respect to any OSI2 Common Stock other than the right to receive the Merger Consideration and any dividends or other distributions payable in accordance with the terms of the Merger Agreement.

After the Effective Time, the stock transfer books of OSI2 will be closed, and there will be no further transfers on the stock transfer books of OSI2 of the shares of OSI2 Common Stock that were issued and outstanding immediately prior to the Effective Time.

Withholding

OCSL or the exchange agent, as applicable, will be entitled to deduct and withhold from any amounts payable to any OSI2 Stockholder such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under applicable tax laws. If any amounts are withheld and paid over to the appropriate governmental entity, such withheld amounts will be treated as having been paid to the OSI2 Stockholders from whom they were withheld.

Representations and Warranties

The Merger Agreement contains representations and warranties of OCSL, Merger Sub, OSI2 and Oaktree relating to their respective businesses. With the exception of certain representations that must be true and correct in all or virtually all respects, or in all material respects, no representation or warranty will be deemed untrue, and neither party will be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances and events inconsistent with any representation made by such party (without considering “materiality” or “material adverse effect” qualifications), has had or is reasonably expected to have a material adverse effect (as defined below) with respect to the party giving the representation or warranty. The representations and warranties in the Merger Agreement will not survive after the Effective Time.

The Merger Agreement contains representations and warranties by each of OCSL and Merger Sub, on the one hand, and OSI2, on the other hand, subject to specified exceptions and qualifications, relating to, among other things:

•	corporate organization and qualification, including with respect to consolidated subsidiaries;

•	capitalization;

•

power and authority to execute, deliver and perform obligations under the Merger Agreement and the absence of violations of (1) organizational documents, (2) laws or orders or (3) permits, contracts or other obligations;

•	required government filings and consents;

•	SEC reports;

•	financial statements, including the status of internal controls and disclosure controls and procedures;

•	broker’s fees;

•	absence of certain changes and actions since September 30, 2021;

•	compliance with applicable laws, maintenance of appropriate permits and no disqualifications of affiliated persons;

•	the accuracy and completeness of information supplied for inclusion in this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus forms a part;

•	tax matters;

•	absence of certain litigation, orders or investigations;

•	employment and labor matters, including with respect to any employee benefit plans;

•	material contracts and certain other types of contracts;

•	insurance coverage;

•	intellectual property matters;

•	no real property ownership or leases;

•	investment assets;

•	state takeover laws;

•	solely in the case of OSI2, absence of appraisal rights;

•	valuation of certain investment assets; and

•	opinion of its financial advisor.

The Merger Agreement contains representations and warranties by Oaktree, subject to specified exceptions and qualifications, relating to:

•	organization and qualification;

•

power and authority to execute, deliver and perform obligations under the Merger Agreement and the absence of violations of (1) organizational documents, (2) laws or orders or (3) permits, contracts or other obligations;

•	compliance with applicable laws and maintenance of appropriate permits;

•	absence of certain litigation, orders or investigations;

•	the valuation of investment assets owned by OCSL and OSI2;

•

the accuracy of information supplied or to be supplied by Oaktree for inclusion in this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus forms a part;

•	the participation in the Mergers by OCSL and OSI2 and the impact of the Mergers on the existing OCSL Stockholders and OSI2 Stockholders;

•	the financial resources of Oaktree;

•	the representations and warranties made by OCSL and OSI2 in the Merger Agreement; and

•	the forbearances applicable to OCSL and OSI2 set forth in the Merger Agreement.

These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement and may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. The Merger Agreement is described in, and included as Annex A to, this document only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the parties or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document.

For purposes of the Merger Agreement, “material adverse effect” with respect to OCSL, OSI2 or Oaktree, as applicable, means any event, development, change, effect or occurrence that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (1) the business, operations, condition (financial or otherwise) or results of operations of such party and its consolidated subsidiaries, taken as a whole, or (2) the ability of such party to timely perform its material obligations under the Merger Agreement or consummate the Merger and the other transactions contemplated thereby. None of the following events, developments, changes, effects or occurrences will constitute or be taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur with respect to clause (1) in the immediately preceding sentence:

•

changes in general economic, social or political conditions or financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics, including COVID-19 (including the impact on economies generally and the results of any actions taken by governmental entities in response thereto);

•	general changes or developments in the industries in which such party and its consolidated subsidiaries operate, including general changes in law across such industries;

•	the announcement of the Merger Agreement or the transactions contemplated thereby or the identities of the parties to the Merger Agreement; and

•

any failure to meet internal or published projections or forecasts for any period, or, with respect to OCSL, any decline in the price of shares of OCSL Common Stock on Nasdaq (provided that the underlying cause of such failure or decline will be considered in determining whether there is a material adverse effect).

The events, developments, changes, effects and occurrences set forth in the first two bullets in the immediately preceding paragraph will otherwise be taken into account in determining whether a material adverse effect has occurred to the extent such events, developments, changes, effects or occurrences have a materially disproportionate adverse impact on such party and its consolidated subsidiaries, taken as whole, relative to other participants of similar sizes engaged in the same industries in which such party conducts its businesses.

Conduct of Business Pending Completion of the Mergers

Each of OCSL and OSI2 has undertaken covenants that place restrictions on it and certain of its subsidiaries until the completion of the Mergers. In general, each of OCSL and OSI2 has agreed that before the completion of the Mergers, except as may be required by law or a governmental entity, as required or expressly permitted by the Merger Agreement or with the prior written consent of the other parties to the Merger Agreement (including the consent of the OCSL Special Committee, in the case of OCSL, and the consent of the OSI2 Special Committee, in the case of OSI2), which prior written consent will not be unreasonably delayed, conditioned or withheld, it will, and will cause each of its consolidated subsidiaries to, conduct its business in the ordinary course of business and consistent with past practice and each of OSI2’s and OCSL’s investment objectives and policies as publicly disclosed, respectively, and use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.

In addition, before the completion of the Mergers, each of OCSL and OSI2 has agreed that, except as may be required by law or as expressly contemplated by the Merger Agreement or as set forth in its disclosure schedules, it will not, and will not permit any of its consolidated subsidiaries to, directly or indirectly, without the prior written consent of the OSI2 Special Committee or the OCSL Special Committee, as applicable (which prior written consent will not be unreasonably delayed, conditioned or withheld):

•

other than, in the case of OCSL, pursuant to its dividend reinvestment plan, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other rights to acquire, any such shares or other securities;

•

make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular cash distributions payable on a quarterly basis, (B) the authorization and payment of any dividend or distribution necessary for it to maintain its qualification as a RIC or avoid the imposition of any income or excise tax, (C) dividends payable by any of its direct or indirect wholly-owned consolidated subsidiaries to OCSL or OSI2, as applicable, or another direct or indirect wholly-owned consolidated subsidiary or (D), in the case of OSI2, the authorization and payment of any dividend or distribution necessary for such party to maintain its qualification as a RIC or to avoid the imposition of any income or excise tax, as reasonably determined by such party; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;

•

sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business, or (ii) encumbrances required to secure permitted indebtedness of it or any of its consolidated subsidiaries;

•

acquire or agree to acquire all or any portion of the assets, business or properties of any other person or entity, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business;

•	amend any of its governing documents or similar governing documents of any of its consolidated subsidiaries;

•

implement or adopt any material change in its tax or financial accounting principles, practices or methods, other than as required by applicable law, GAAP, the SEC or applicable regulatory requirements;

•

take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the transactions contemplated by the Merger Agreement or (ii) prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, provided, however, that the foregoing will not preclude OSI2 from declaring or paying any tax dividend on or before the Closing Date;

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incur any indebtedness for borrowed money or guarantee any indebtedness of another person or entity, except for draw-downs with respect to any previously disclosed financing arrangements and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and other permitted indebtedness;

•	make or agree to make any new capital expenditure, except for obligations to fund commitments to portfolio companies entered into in the ordinary course of business;

•

file or amend any material tax return other than in the ordinary course of business and consistent with past practice; make, change or revoke any tax election; or settle or compromise any material tax liability or refund;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause it to fail to qualify or not be subject to tax as a RIC;

•

enter into any new line of business (except for any portfolio companies in which it or any of its subsidiaries has made a debt or equity investment that is, would or should be reflected in the schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);

•	other than in the ordinary course of business consistent with past practice, enter into any material contract;

•

other than in the ordinary course of business, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any material contract (other than material contracts related to permitted indebtedness);

•

settle any proceeding against it, except for proceedings that (i) are settled in the ordinary course of business consistent with past practice and its investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received), (ii) would not impose any material restriction on the conduct of business of it or any of its consolidated subsidiaries or, after the Effective Time, OCSL, in the case of OSI2, the surviving company or any of their consolidated subsidiaries, and (iii) would not admit liability, guilt or fault;

•

except as expressly contemplated by the Merger Agreement, merge or consolidate OCSL or OSI2, as applicable, or any of its consolidated subsidiaries with any person or entity or enter into any other similar extraordinary corporate transaction with any person or entity, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of it or any of its consolidated subsidiaries; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors authorizing, any of the foregoing actions.

Additional Agreements

Further Assurances; Regulatory Matters

The Merger Agreement contains covenants relating to the preparation of this document, the holding of the OCSL Annual Meeting and the OSI2 Special Meeting and obtaining certain regulatory and third party consents. The Merger Agreement obligates the parties to cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits of all governmental entities and all permits, consents, approvals, confirmations and authorizations of all third parties that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities.

The parties are required to file any required applications, notices or other filings under the HSR Act as promptly as practicable. In connection with such filings, the parties are required to use reasonable best efforts to cooperate with one another, to keep the other party informed of any communications received from governmental entities and permit the other party to review such communications. The parties must consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and permits of all governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and each party must keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement. The parties are not required to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the transactions contemplated by the Merger Agreement, other than the consent fees set forth in the disclosure schedules to the Merger Agreement.

Stockholder Approval

OSI2 has agreed to hold the OSI2 Special Meeting as promptly as practicable following the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining the approval of OSI2 Stockholders of the Merger Proposal. OSI2 will be required to use its reasonable best efforts to obtain from OSI2 Stockholders the vote required to approve the Merger Proposal, unless the OSI2 Board withdraws its recommendation related to the Merger Proposal.

Similarly, OCSL has agreed to hold the OCSL Annual Meeting as promptly as practicable following the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining the approval of the Merger Stock Issuance Proposal. OCSL will be required to use its reasonable best efforts to obtain from OCSL Stockholders the vote required to approve the Merger Stock Issuance Proposal, unless the OCSL Board withdraws its recommendation related to the Merger Stock Issuance Proposal.

Nasdaq Listing

OCSL is required to use reasonable best efforts to cause the shares comprising the Merger Consideration to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, at or prior to the Effective Time.

Indemnification; Directors’ and Officers’ Insurance

OCSL has agreed to indemnify, defend and hold harmless, and advance expenses, to the present and former directors and officers of OSI2 or any of its consolidated subsidiaries (collectively, the “D&O Indemnified Parties”) against all costs or expenses (including, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages penalties, amounts paid in settlement or other liabilities in connection with any proceeding arising with respect to all acts or omissions in such capacities at any time at or prior to the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated thereby), to the fullest extent permitted by applicable law. If an indemnified liability arises, (i) OCSL has agreed to advance to the applicable D&O Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred so long as such D&O Indemnified Party, or someone on his or her behalf, undertakes to repay such advanced expenses if he or she is ultimately determined to be not entitled to indemnification and such D&O Indemnified Party complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) OCSL and the applicable D&O Indemnified Party will cooperate in the defense of such matter.

Unless (1) OCSL has amended its existing directors’ and officers’ insurance policies to include coverage for claims arising from acts of OSI2’s directors and officers with respect to matters existing or occurring at or prior to the Effective Time, provided that OCSL will maintain its directors’ and officers’ insurance policies as amended pursuant to this subpart (1) for a period of at least six years from and after the Effective Time with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, OSI2’s existing policies with respect to matters existing or occurring at or prior to the Effective Time or (2) OCSL and OSI2 otherwise agree, unless OSI2 or the surviving company or its successor has purchased a “tail” insurance policy prior to the Effective Time as provided below, for at least six years from and after the Effective Time, OCSL will cause the surviving company or its successor to pay for and maintain in full force and effect, a “tail” insurance policy for the extension of the directors’ and officers’ liability coverage of OSI2’s existing directors’ and officers’ insurance policies, with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, OSI2’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (provided that the annual cost for such insurance will in no event exceed 300% of the aggregate annual premiums currently paid by OSI2 on an annualized basis, but in such case, the surviving company or its successor will purchase as much of such coverage as possible for a cost not exceeding such amount). If OCSL or any of its successors or assigns consolidates with or merges into another entity and is not the surviving entity, or transfers all or substantially all of its assets to another entity, then OCSL will cause the successors and assigns of OCSL to assume the foregoing obligations.

No Solicitation

Each of OSI2 and OCSL has agreed to, and to cause its affiliates, consolidated subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents to, immediately cease and cause to be terminated all discussions or negotiations with respect to, or that are intended to or could reasonably be expected to lead to, a “Takeover Proposal” (as described below) from a third party and not to: (i) directly or indirectly solicit or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal or enter into any contract or understanding requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other transaction contemplated by the Merger Agreement; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any person or entity (other than OCSL, OSI2 and their respective affiliates or representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any takeover statute to any person or entity (other than OCSL, OSI2 and or its respective affiliates) or with respect to any transaction (other than the transactions contemplated by the Merger Agreement) or (y), unless required by applicable fiduciary duties, waiver or release under any standstill or any similar agreement with respect to equity securities of OSI2 or OCSL. If OSI2 or OCSL receives a Takeover Proposal or similar request for information, it must notify OCSL or OSI2, as applicable, as promptly as reasonably practicable (and in any event within twenty-four (24) hours), provide the other party with copies of any written materials received by it or its representatives in connection therewith and the identity of the potential acquirer, and keep the other party informed on a reasonably current basis of the status (including the status of negotiations) of such Takeover Proposal or similar request for information.

Takeover Proposals

OSI2 Takeover Proposals

If, prior to the OSI2 Special Meeting, (i) OSI2 receives a bona fide unsolicited Takeover Proposal from a third party, (ii) the OSI2 Special Committee determines in good faith, after consultation with its outside legal counsel and, in the case of financial matters, its financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be inconsistent with the OSI2 directors’ exercise of their fiduciary duties under applicable law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an “OSI2 Superior Proposal” (as described below); and (iii) OSI2 gives OCSL written notice of its intention to engage in negotiations or discussions with the person making such Takeover Proposal at least two (2) business days’ before engaging in such negotiations or discussions (with such written notice specifying the identity of the third party making such Takeover Proposal, the terms and conditions of such Takeover Proposal and OSI2’s intention to furnish information to, or participate in discussions or negotiations with, such third party), then OSI2 may engage in discussions and negotiations with such third party and may adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”), so long as certain notice and other procedural requirements are satisfied, including providing notice to OCSL within twenty-four (24) hours after determining that a Takeover Proposal constitutes an OSI2 Superior Proposal.

In addition, OSI2 may take other actions if the OSI2 Special Committee determines, after consultation with its outside counsel, that the continued recommendation of the Merger Proposal to OSI2 Stockholders would be reasonably likely to be inconsistent with the OSI2 directors’ exercise of their fiduciary duties under applicable law as a result of an OSI2 Superior Proposal, including withdrawing, qualifying, or modifying (in a manner adverse to OCSL), or publicly proposing to withdraw, qualify or modify (in a manner adverse to OCSL), the recommendation of the OSI2 Board that OSI2 Stockholders adopt the Merger Agreement and approve the transactions contemplated thereby or taking any other action inconsistent with such recommendation (collectively with any Takeover Approval, an “OSI2 Adverse Recommendation Change”). OSI2 may terminate the Merger Agreement and enter into an agreement with a third party who has made an OSI2 Superior Proposal, subject to negotiating in good faith to amend the Merger Agreement so that the OSI2 Superior Proposal is no longer deemed an OSI2 Superior Proposal and satisfying certain other procedural requirements. Other than in connection with a Takeover Proposal, nothing in the Merger Agreement will prohibit or restrict the OSI2 Board from withdrawing or qualifying or publicly proposing to withdraw or qualify the approval, adoption, recommendation or declaration of the advisability of the Merger Proposal in response to an Intervening Event, subject to the procedures set forth in the Merger Agreement.

Other than as described above, neither OSI2 nor the OSI2 Board may make any OSI2 Adverse Recommendation Change, and no OSI2 Adverse Recommendation Change will change the approval of the Merger Proposal or any other approval of the OSI2 Board, including in any respect that would have the effect of causing any takeover statue or similar statute to be applicable to the transactions contemplated by the Merger Agreement.

OCSL Takeover Proposals

If, prior to the OCSL Annual Meeting, (i) OCSL receives a bona fide unsolicited Takeover Proposal from a third party, (ii) the OCSL Special Committee determines in good faith, after consultation with its outside legal counsel and, in the case of financial matters, its financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be inconsistent with the OCSL directors’ exercise of their fiduciary duties under applicable law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an “OCSL Superior Proposal” (as described below); and (iii) OCSL gives OSI2 written notice of its intention to engage in negotiations or discussions with the person making such Takeover Proposal at least two (2) business days’ before engaging in such negotiations or discussions (with such written notice specifying the identity of the third party making such Takeover Proposal, the terms and conditions of such Takeover Proposal and OCSL’s intention to furnish information to, or participate in discussions or negotiations with, such third party) then OCSL may engage in discussions and negotiations with such third party and effect a Takeover Approval so long as certain notice and other procedural requirements are satisfied, including providing notice to OSI2 within twenty-four (24) hours after determining that a Takeover Proposal constitutes an OCSL Superior Proposal.

In addition, OCSL may take other actions if the OCSL Special Committee determines, after consultation with its outside counsel, that the continued recommendation of the Merger Stock Issuance Proposal to OCSL Stockholders would be reasonably likely to be inconsistent with the OCSL directors’ exercise of their fiduciary duties under applicable law as a result of an OCSL Superior Proposal, including withdrawing, qualifying, or modifying (in a manner adverse to OSI2), or publicly proposing to withdraw, qualify or modify (in a manner adverse to OSI2), the recommendation of the OCSL Board that OCSL Stockholders approve the Merger Stock Issuance Proposal or taking any other action inconsistent with such recommendation (collectively with any Takeover Approval, an “OCSL Adverse Recommendation Change”). OCSL may terminate the Merger Agreement and enter into an agreement with a third party who has made an OCSL Superior Proposal, subject to negotiating in good faith to amend the Merger Agreement so that the OCSL Superior Proposal is no longer deemed an OCSL Superior Proposal and satisfying certain other procedural requirements. Other than in connection with a Takeover Proposal, nothing in the Merger Agreement will prohibit or restrict the OCSL Board from withdrawing or qualifying or publicly proposing to withdraw or qualify the approval, adoption, recommendation or declaration of the advisability of the Merger Stock Issuance Proposal in response to an Intervening Event, subject to the procedures set forth in the Merger Agreement.

Other than as described above, neither OCSL nor the OCSL Board may make any OCSL Adverse Recommendation Change, and no OCSL Adverse Recommendation Change will change the approval of the Merger Stock Issuance Proposal or any other approval of the OCSL Board, including in any respect that would have the effect of causing any takeover statue or similar statute to be applicable to the transactions contemplated by the Merger Agreement.

Related Definitions

For purposes of the Merger Agreement:

•

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any person or group of persons (other than OCSL or OSI2 or any of their respective affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving OSI2 or OCSL, as applicable, or any of such party’s consolidated subsidiaries or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of OSI2 or OCSL, as applicable, and its respective consolidated subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, OSI2 or OCSL, as applicable, or in any of its consolidated subsidiaries, in each case other than the Merger and the other transactions contemplated by the Merger Agreement.

•

“OSI2 Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, OSI2 or any of its consolidated subsidiaries or by any of their respective affiliates or representatives in violation of the Merger Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of OSI2 or more than 75% of the assets of OSI2 on a consolidated basis (a) on terms which the OSI2 Board determines in good faith to be superior for OSI2 Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the OSI2 termination fee contemplated by the Merger Agreement and any alternative proposed by OCSL), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the OSI2 Board (upon the recommendation of the OSI2 Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

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“OCSL Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, OCSL or any of its consolidated subsidiaries or by any of their respective affiliates or representatives in violation of the Merger Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of OCSL or more than 75% of the assets of OCSL on a consolidated basis (a) on terms which the OCSL Board determines in good faith to be superior for OCSL Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the OCSL termination fee contemplated by the Merger Agreement and any alternative proposed by OSI2), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the OCSL Board (upon the recommendation of the OCSL Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

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“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date of the Merger Agreement that is material to, as applicable, OCSL and its consolidated subsidiaries, taken as a whole, or OSI2 and its consolidated subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, the party’s board of directors, as of or prior to the date of the Merger Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date of the Merger Agreement) and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, the Merger Agreement; provided, however, that in no event will the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, will be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the OCSL Common Stock (provided, however, that the exception to this clause (b) will not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event); and (c) any changes in general economic or political conditions.

Access to Information

Upon reasonable notice, except as may otherwise be restricted by applicable law, each of OCSL and OSI2 will, and will cause its consolidated subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, and records and, during such period, such party will, and will cause its consolidated subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request, subject to certain exceptions relating to confidentiality and attorney-client privilege.

Publicity

OSI2 and OCSL each will consult with the other before issuing or causing the publication of any press release or other public announcement with respect to the Merger Agreement, the Mergers or the transactions contemplated by the Merger Agreement, except as may be required by applicable law or the rules and regulations of Nasdaq and, to the extent practicable, before such press release or disclosure is issued or made, OCSL or OSI2, as applicable, will use commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such disclosure, subject to certain exceptions.

Takeover Statutes and Provisions

Neither OCSL nor OSI2 will take any action that would cause the transactions contemplated by the Merger Agreement to be subject to the requirements imposed by any takeover statute, and each of OCSL and OSI2 will take all necessary steps within its control to exempt such transactions from, or if necessary challenge the validity or applicability of, any applicable takeover statute.

Tax Matters

OCSL will obtain the opinion of Kirkland, counsel to OCSL (or, if Kirkland is unable or unwilling to render such an opinion, the written opinion of Sullivan & Cromwell or another nationally recognized counsel as may be reasonably acceptable to OCSL), addressed to OCSL, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization, within the meaning of Section 368(a) of the Code. In rendering such opinion, tax counsel may rely upon the tax representation letters provided by OCSL and OSI2. OSI2 will obtain the opinion of Sullivan & Cromwell, counsel to OSI2 (or, if Sullivan & Cromwell is unable or unwilling to render such an opinion, the written opinion of Kirkland or another nationally recognized counsel as may be reasonably acceptable to OSI2), addressed to OSI2, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, tax counsel may rely upon the tax representation letters provided by OCSL and OSI2.

During the period through the Effective Time, except as expressly contemplated or permitted by the Merger Agreement, (i) OSI2 will not, and will not permit any of its consolidated subsidiaries to, directly or indirectly, without the prior written consent of OCSL take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause OSI2 to fail to qualify as a RIC, and (ii) OCSL will not, and will not permit any of its consolidated subsidiaries to, directly or indirectly, without the prior written consent of OSI2, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause OCSL to fail to qualify as a RIC.

Unless otherwise required by applicable law or administrative action, (i) each of OSI2, OCSL and Merger Sub will use its reasonable best efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of OSI2, OCSL and Merger Sub will report the Mergers for U.S. federal income tax purposes in a manner consistent with a “reorganization” within the meaning of Section 368(a) of the Code.

Stockholder Litigation

The parties to the Merger Agreement will reasonably cooperate and consult with one another in connection with defense and settlement of any proceeding by OSI2 Stockholders or OCSL Stockholders against any of them or any of their respective directors, officers or affiliates with respect to the Merger Agreement or the transactions contemplated thereby, and each of OSI2 and OCSL will keep the other party reasonably informed of any material developments in connection with any such proceeding brought by its stockholders and will not settle any such proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

No Other Representations or Warranties

The parties have acknowledged and agreed that except for the representations contained in the Merger Agreement, none of Oaktree, OSI2, OCSL or any of OSI2’s or OCSL’s respective consolidated subsidiaries or any other person or entity acting on behalf of the foregoing makes any representation or warranty, express or implied.

Termination of OSI2 Agreements

Immediately after the occurrence of the Effective Time and prior to the Second Merger, the OSI2 Investment Advisory Agreement and the OSI2 Administration Agreement will be automatically terminated and of no further force and effect.

Coordination of Dividends

OCSL and OSI2 will coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders declared in accordance with the Merger Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and neither OCSL nor OSI2 will authorize or declare any dividend or distributions to its stockholders after the Determination Date at any time on or before the Closing Date. In the event that a dividend or distribution with respect to shares of OSI2 Common Stock permitted under the terms of the Merger Agreement (i) has a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of OSI2 Common Stock will be entitled to receive such dividend or distribution at the time such shares are exchange pursuant to the Merger Agreement.

Conditions to Closing the Mergers

Conditions to Each Party’s Obligations to Effect the Merger

The obligations of OCSL and OSI2 to complete the Merger are subject to the satisfaction or, other than with respect to the first bullet point below, waiver at or prior to the Effective Time of the following conditions:

•

the required approvals of OCSL Stockholders and OSI2 Stockholders, including, with respect to OCSL, the Merger Stock Issuance Proposal and, with respect to OSI2, the Merger Proposal, are obtained at their respective stockholder meetings;

•	the shares of OCSL Common Stock to be issued in connection with the Merger have been authorized for listing on Nasdaq, subject to official notice of issuance;

•

the registration statement, of which this joint proxy statement/prospectus forms a part, has become effective and no stop order suspending its effectiveness has been issued and no proceedings for that purpose have been initiated by the SEC, and any necessary state securities or “blue sky” authorizations have been received;

•

no order issued by any court or agency of competent jurisdiction or other law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement is in effect;

•

all regulatory approvals required by applicable law to consummate the transactions contemplated by the Merger Agreement have been obtained and remain in full force and effect and all statutory waiting periods required by applicable law in respect thereof have expired (including expiration of the applicable waiting period under the HSR Act), and each of the approvals set forth on the disclosure schedules to the Merger Agreement, if any, have been obtained and remain in full force and effect;

•

no proceeding by any governmental entity of competent jurisdiction is pending that challenges the Mergers or any of the other transactions contemplated by the Merger Agreement or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement;

•	the determination of both the Closing OCSL Net Asset Value and the Closing OSI2 Net Asset Value has been completed in accordance with the Merger Agreement; and

•

the representations and warranties of Oaktree are true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); provided that this condition will be deemed satisfied even if any such representations and warranties of Oaktree are not so true and correct, without regard to any material adverse effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of Oaktree to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to OCSL; and OCSL has received a certificate signed on behalf of Oaktree by an authorized officer of Oaktree to the effect that such conditions have been satisfied, and, for the avoidance of doubt, any waiver of any such conditions will require prior written consent of each of OCSL and OSI2.

Conditions to Obligations of OCSL and Merger Sub to Effect the Mergers

The obligations of OCSL and Merger Sub to effect the Mergers are also subject to the satisfaction, or waiver by OCSL, at or prior to the Effective Time, of the following conditions:

•	the representations and warranties of OSI2 pertaining to:

(1)

the capitalization of OSI2 are true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);

(2)

absence of events that would, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to OSI2 are true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);

(3)

authority, no violation, brokers, appraisal rights and valuation of investments are true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); and

(4)

all other representations contained in the Merger Agreement are true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); provided that this condition will be deemed satisfied even if any such representations and warranties of OSI2 are not so true and correct, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to OSI2; and OCSL has received a certificate signed on behalf of OSI2 by the Chief Executive Officer or Chief Financial Officer of OSI2 to such effect;

•

OSI2 has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time, and OCSL has received a certificate signed on behalf of OSI2 by the Chief Executive Officer or Chief Financial Officer of OSI2 to such effect;

•

since the date of the Merger Agreement, there has not occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect in respect of OSI2; and

•

OCSL has received the opinion of Kirkland (or, if Kirkland is unable or unwilling to render such an opinion, the written opinion of Sullivan & Cromwell or another nationally recognized counsel as may be reasonably acceptable to OCSL) substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, tax counsel may rely upon the tax representation letters provided by OCSL and OSI2.

Conditions to Obligations of OSI2 to Effect the Mergers

The obligation of OSI2 to effect the Mergers is also subject to the satisfaction, or waiver by OSI2, at or prior to the Effective Time, of the following conditions:

•	the representations and warranties of OCSL and Merger Sub pertaining to:

(1)

the capitalization of OCSL are true and correct in all respects (other than de minimis inaccuracies) as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);

(2)

absence of events that would, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to OCSL are true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date);

(3)

authority, no violation and brokers are true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); and

(4)

all other representations contained in the Merger Agreement are true and correct, without giving effect to any materiality or material adverse effect qualifications stated therein, as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such earlier date); provided that this condition will be deemed satisfied even if any such representations and warranties of OCSL and Merger Sub are not so true and correct, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to OCSL; and OSI2 has received a certificate signed on behalf of OCSL by the Chief Executive Officer or Chief Financial Officer of OCSL and Merger Sub to such effect;

•

each of OCSL and Merger Sub has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time, and OSI2 has received a certificate signed on behalf of OCSL and Merger Sub by the Chief Executive Officer or Chief Financial Officer of OCSL to such effect;

•

since the date of the Merger Agreement, there has not occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect in respect of OCSL; and

•

OSI2 has received the opinion of Sullivan & Cromwell (or if Sullivan & Cromwell is unable or unwilling to render such an opinion, the written opinion of Kirkland or another nationally recognized counsel as may be reasonably acceptable to OSI2) substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, tax counsel may rely upon the tax representation letters provided by OCSL and OSI2.

Frustration of Closing Conditions

None of OCSL, Merger Sub or OSI2 may rely on the failure of any condition applicable to the other party to be satisfied to excuse performance by such party of its obligations under the Merger Agreement if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the Merger and the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

Right to Terminate

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Proposal by OSI2 Stockholders or the Merger Stock Issuance Proposal by OCSL Stockholders:

•	by mutual consent of OSI2 and OCSL by each of the OSI2 Board (upon the recommendation of the OSI2 Special Committee) and OCSL Board (upon the recommendation of the OCSL Special Committee);

•	by either OSI2 (acting upon the recommendation of the OSI2 Special Committee) or OCSL (acting upon the recommendation of the OCSL Special Committee), if:

o	any governmental entity takes any final and non-appealable action that permanently restrains, enjoins or prohibits the transactions contemplated by the Merger Agreement;

o

the Merger has not been completed on or before June 30, 2023 (the “Termination Date”), provided that the right to terminate the Merger Agreement on this basis will not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date;

o	the requisite OSI2 Stockholder approval, including approval of the Merger Proposal, is not obtained; or

o	the requisite OCSL Stockholder approval, including approval of the Merger Stock Issuance Proposal, is not obtained,

provided, however, that the right to terminate the Merger Agreement pursuant to any of the foregoing will not be available to any party that has breached in any material respect its obligations in any manner that has been the principal cause of or resulted in the failure to consummate the transactions contemplated by the Merger Agreement;

•	by OSI2, if:

o

OCSL or Merger Sub breaches any of their respective representations, warranties and covenants under the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of certain OSI2 closing conditions, and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by OSI2 to OCSL (provided that OSI2 is not then in material breach so as to result in the failure of certain OCSL closing conditions);

o

prior to obtaining approval of the Merger Stock Issuance Proposal by OCSL Stockholders (A) an OCSL Adverse Recommendation Change and/or a Takeover Approval occurs, (B) OCSL fails to include in this joint proxy statement/prospectus the OCSL Board’s recommendation that OCSL Stockholders vote in favor of the Merger Stock Issuance Proposal, (C) a Takeover Proposal is publicly announced and OCSL fails to issue, within ten (10) business days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the OCSL Board that OCSL Stockholders vote in favor of the Merger Stock Issuance Proposal or (D) a tender or exchange offer relating to any shares of OCSL Common Stock has been commenced by a third party and OCSL does not send to OCSL Stockholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the OCSL Board recommends rejection of such tender or exchange offer;

o	OCSL breaches, in any material respect, its obligations relating to the solicitation and administration of Takeover Proposals from third parties; or

o

prior to obtaining approval of the Merger Proposal by OSI2 Stockholders, (A) OSI2 is not in material breach of any of the terms of the Merger Agreement, (B) the OSI2 Board, upon the recommendation of the OSI2 Special Committee, properly authorizes OSI2 to enter into, and OSI2 enters into, a definitive contract with respect to an OSI2 Superior Proposal and (C) the third party that made such OSI2 Superior Proposal, prior to such termination, pays to OCSL in immediately available funds any fees required to be paid pursuant to the Merger Agreement (described below); and

•	by OCSL, if:

o

OSI2 breaches or any of its representations, warranties and covenants under the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of certain OCSL closing conditions, and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by OCSL to OSI2 (provided that OCSL is not then in material breach so as to result in the failure of certain OSI2 closing conditions);

o

prior to obtaining approval of the Merger Proposal by OSI2 Stockholders (A) an OSI2 Adverse Recommendation Change and/or a Takeover Approval occurs, (B) OSI2 fails to include in this joint proxy statement/prospectus the OSI2 Board’s recommendation that OSI2 Stockholders vote in favor of the Merger Proposal, including the Merger and the other transactions contemplated by the Merger Agreement, (C) a Takeover Proposal is publicly announced and OSI2 fails to issue, within ten (10) business days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the OSI2 Board that OSI2 Stockholders vote in favor of the Merger Proposal, including the Merger and the other transactions contemplated by the Merger Agreement, or (D) a tender or exchange offer relating to any shares of OSI2 Common Stock has been commenced by a third party and OSI2 does not send to OSI2 Stockholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the OSI2 Board recommends rejection of such tender or exchange offer;

o	OSI2 breaches, in any material respect, its obligations relating to the solicitation and administration of Takeover Proposals from third parties; or

o

prior to obtaining approval of the Merger Stock Issuance Proposal by OCSL Stockholders, (A) OCSL is not in material breach of any of the terms of the Merger Agreement, (B) the OCSL Board, upon the recommendation of the OCSL Special Committee, properly authorizes OCSL to enter into, and OCSL enters into, a definitive contract with respect to an OCSL Superior Proposal and (C) the third party that made such OCSL Superior Proposal, prior to such termination, pays to OSI2 in immediately available funds any fees required to be paid pursuant to the Merger Agreement (described below).

Termination Fees

Set forth below are summaries of the termination fees that may be payable if the Merger Agreement is terminated prior to consummation of the Mergers. OCSL or OSI2, as applicable, will be the entities entitled to receive any termination fees under the Merger Agreement.

OSI2 Termination Fee

The Merger Agreement provides for the payment by a third party that makes an OSI2 Superior Proposal (or its designee) to OCSL of a termination fee of $9.8 million if the Merger Agreement is terminated by OSI2 at any time prior to obtaining approval of the Merger Proposal by OSI2 Stockholders and (A) OSI2 is not in material breach of any of the terms of the Merger Agreement, and (B) the OSI2 Board, including a majority of the OSI2 Independent Directors, authorizes OSI2 to enter into, and OSI2 enters into, a definitive contract with respect to such OSI2 Superior Proposal.

The Merger Agreement provides for the payment by a third party that makes the Takeover Proposal described in this paragraph (or its designee) to OCSL of a termination fee of $9.8 million if (A) the Merger Agreement is terminated (i) by OCSL or OSI2 if the Merger is not completed by the Termination Date, or the OSI2 Stockholders do not approve the Merger Proposal at the OSI2 Special Meeting, or (ii) by OCSL if OSI2 willfully or intentionally breaches its representations, warranties, covenants or agreements in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of certain OCSL closing conditions, and such breach is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by OCSL to OSI2 (provided that OCSL is not then in material breach so as to result in the failure of certain OSI2 closing conditions), (B) a Takeover Proposal (except that references to 25% in such definition will be deemed to be references to 50%) by the relevant third party is publicly disclosed after the date of the Merger Agreement and has not been withdrawn prior to the OSI2 Special Meeting (in the case of a termination due to the failure of the OSI2 Stockholders to approve the Merger Proposal) or termination of the Merger Agreement (in the case of (A)(ii) above or the failure to complete the Merger by the Termination Date) and (C) OSI2 enters into a definitive agreement with respect to such Takeover Proposal within twelve (12) months after the Merger Agreement is terminated and such Takeover Proposal is subsequently completed (regardless of whether such consummation happens prior to or following such 12-month period).

OCSL Termination Fee

The Merger Agreement provides for the payment by a third party that makes an OCSL Superior Proposal (or its designee) to OSI2 of a termination fee of $37.9 million if the Merger Agreement is terminated by OCSL at any time prior to obtaining approval of the Merger Stock Issuance Proposal by OCSL Stockholders and (A) OCSL is not in material breach of any of the terms of the Merger Agreement, and (B) the OCSL Board, including a majority of the OCSL Independent Directors, authorizes OCSL to enter into, and OCSL enters into, a definitive contract with respect to such OCSL Superior Proposal.

The Merger Agreement provides for the payment by a third party that makes the Takeover Proposal described in this paragraph (or its designee) to OSI2 of a termination fee of $37.9 million if (A) the Merger Agreement is terminated (i) by OCSL or OSI2 if the Merger is not completed by the Termination Date, or the OCSL Stockholders do not approve the Merger Stock Issuance Proposal at the OCSL Annual Meeting, or (ii) by OSI2 if OCSL willfully or intentionally breaches its representations, warranties, covenants or agreements in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of certain OCSL closing conditions, and such breach is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by OSI2 to OCSL (provided that OSI2 is not then in material breach so as to result in the failure of certain OCSL closing conditions), (B) a Takeover Proposal (except that references to 25% in such definition will be deemed to be references to 50%) by the relevant third party is publicly disclosed after the date of the Merger Agreement and has not been withdrawn prior to the OCSL Annual Meeting (in the case of a termination due to the failure of the OCSL Stockholders to approve the Merger Stock Issuance Proposal) or termination of the Merger Agreement (in the case of (A)(ii) above or the failure to complete the Merger by the Termination Date) and (C) OCSL enters into a definitive agreement with respect to such Takeover Proposal within twelve (12) months after the Merger Agreement is terminated and such Takeover Proposal is subsequently completed (regardless of whether such consummation happens prior to or following such 12-month period).

Effect of Termination

If the Merger Agreement is terminated, it will become void and have no effect, and there will be no liability on the part of OCSL, Merger Sub, OSI2, or their respective affiliates or consolidated subsidiaries or any of their respective directors or officers, except that (1) OCSL and OSI2 will remain liable to each other for any damages incurred or suffered by another party arising out of any willful or intentional breach of the Merger Agreement or a failure or refusal by a party to consummate the Merger Agreement and the transactions contemplated thereby when such party was obligated to do so in accordance with the terms of the Merger Agreement and (2) certain designated provisions of the Merger Agreement will survive the termination, including the confidentiality and termination fee provisions.

Amendment of the Merger Agreement

The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Merger Stock Issuance Proposal by OCSL Stockholders or the Merger Proposal by OSI2 Stockholders; provided that after any approval of the Merger Stock Issuance Proposal by OCSL Stockholders or the Merger Proposal by OSI2 Stockholders, there may not be, without further approval of such stockholders, any amendment of the Merger Agreement that requires such further approval under applicable law. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties (acting upon the recommendation of the OSI2 Special Committee, in the case of OSI2, or the OCSL Special Committee, in the case of OCSL).

Expenses and Fees

Except with respect to (i) all filing and other fees paid to the SEC in connection with the Mergers and (ii) all filing and other fees in connection with any filing under the HSR Act, which, in each case, will be borne equally by OCSL and OSI2, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Mergers) will be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by the Merger Agreement (including the Mergers) are consummated, provided that all fees and expenses of Merger Sub will be paid by OCSL.

ACCOUNTING TREATMENT OF THE MERGERS

Management of OCSL has performed an analysis and determined that the Mergers are asset acquisitions and that OCSL is the accounting survivor. Therefore, the Mergers will be accounted for under the asset acquisition method of accounting by OCSL in accordance with Accounting Standards Codification Topic 805-50, Business Combinations — Related Issues (“ASC 805-50”). Under asset acquisition accounting, acquiring assets in groups not only requires ascertaining the cost of the asset (or net assets), but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. Per ASC 805-50-30-1, assets are recognized based on their cost to the acquiring entity, which generally includes transaction costs of the asset acquisition, and no gain or loss is recognized unless the fair value of noncash assets given as consideration differs from the assets’ carrying amounts on the acquiring entity’s records. ASC 805-50-30-2 provides that asset acquisitions in which the consideration given is cash are measured by the amount of cash paid. However, if the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interests issued), measurement is based on the cost to the acquiring entity or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measured.

In connection with the Mergers, the outstanding shares of OSI2 Common Stock will be exchanged for newly issued shares of OCSL Common Stock. The aggregate NAV of the OCSL Common Stock received by OSI2 Stockholders in connection with the Mergers will equal the aggregate NAV of shares of OSI2 Common Stock held by OSI2 Stockholders immediately prior to the Mergers, less transaction costs and tax-related distributions, if any. Management of OCSL has determined the fair value of the shares of OCSL Common Stock to be issued pursuant to the Merger Agreement plus transaction costs (“purchase price”) to be most evident of fair value for measuring the consideration given in connection with the Mergers. The consideration paid by OCSL will be allocated to the individual assets acquired or liabilities assumed based on their relative fair values of net identifiable assets acquired other than “non-qualifying” assets (for example, cash) and does not give rise to goodwill. To the extent that the purchase price does not closely approximate the NAV of OCSL Common Stock at such time, the difference between the purchase price and the fair value of OSI2’s net assets acquired would result in a purchase discount or premium (henceforth referred to as the (“purchase discount (or premium)”). The purchase discount (or premium) will be allocated to the acquired assets and assumed liabilities of OSI2 based on their relative fair values as of the Closing Date. Immediately following the Mergers, OCSL will record its investments, including the acquired OSI2 investments, at their respective fair values and, as a result, the purchase discount (or premium) allocated to the cost basis of the investments acquired from OSI2 will be recognized as unrealized appreciation (or depreciation). The purchase discount (or premium) allocated to the acquired OSI2 investments in loans would accrete (or amortize) over the life of the loans through interest income with a corresponding reversal of the initial unrealized appreciation (or depreciation) on the acquired OSI2 loans through their ultimate disposition. The purchase discount (or premium) allocated to the acquired OSI2 investments in equity securities would not accrete (or amortize) over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the acquired OSI2 equity securities and disposition of such equity securities at fair value, would be recognized as realized gain (or loss) with a corresponding reversal of the unrealized appreciation (or depreciation) upon disposition of such equity securities.

The final allocation of the purchase price will be determined after the Mergers are completed and after completion of a final analysis to determine the estimated relative fair values of OSI2’s assets and liabilities. Increases or decreases in the estimated fair values of the net assets, commitments, and other items of OSI2 as compared to the information shown in this joint proxy statement/prospectus may occur. OCSL will exclude any amounts resulting solely from the new cost basis of the acquired OSI2 investments established by ASC 805 as a result of the Mergers from the calculation of the incentive fee on income and the incentive fee on capital gains, with such exclusion to be implemented either through an amendment to the OCSL Investment Advisory Agreement or a waiver of such amounts by Oaktree.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax consequences of the Mergers, including an investment in shares of OCSL Common Stock by an OSI2 Stockholder. This summary does not purport to be a complete description of the income tax consequences of the Mergers applicable to an investment in shares of OCSL Common Stock.

Neither OCSL nor OSI2 has sought or will seek any ruling from the Internal Revenue Service (“IRS”) as to the U.S. federal income tax consequences of the Mergers or any related transactions. The following discussion does not discuss the special treatment under U.S. federal income tax laws that could result if OCSL invested in tax-exempt securities or certain other investment assets. You are urged to consult with your own tax advisors and financial planners as to the particular tax consequences of the Mergers to you, as applicable, including the applicability and effect of any state, local or foreign laws and the effect of possible changes in applicable tax laws.

This discussion addresses only those OSI2 Stockholders that hold their OSI2 Common Stock (and will hold their OCSL Common Stock) as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all the U.S. federal income tax consequences that may be relevant to particular OSI2 Stockholders in light of their individual circumstances or to OSI2 Stockholders that are subject to special rules, including, without limitation:

•	tax-exempt organizations or governmental organizations;

•	insurance companies;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	stockholders who hold their shares as part of a straddle or a hedging or conversion transaction;

•	stockholders who purchase or sell shares as part of a wash sale;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	pension plans and trusts;

•	tax-qualified retirement plans;

•	real estate investment trusts;

•	other RICs;

•	banks, insurance companies and other financial institutions;

•	U.S. stockholders whose functional currency is not the U.S. dollar;

•	non-U.S. stockholders engaged in a trade or business in the United States;

•	nonresident alien individuals who are present in the United States for 183 days or more in a taxable year;

•	persons who have ceased to be U.S. citizens or to be taxed as residents of the United States; or

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax.

In addition, the discussion does not address any alternative minimum tax, gift or estate tax, or any state, local or foreign tax consequences of the Mergers, nor does it address any tax consequences arising under Medicare tax on net investment income.

For purposes of this discussion, a “U.S. stockholder” or “U.S. holder” is a beneficial owner of OSI2 Common Stock or OCSL Common Stock (as applicable) who for U.S. federal income tax purposes is:

(i) an individual who is a citizen or resident of the United States;

(2) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

(3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or

(4) an estate, the income of which is subject to U.S. federal income tax on its income regardless of its source.

For purposes of this discussion, a “non-U.S. stockholder” is a beneficial owner of OSI2 Common Stock or OCSL Common Stock (as applicable) that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes.

The tax treatment of a partner in a partnership (or an entity treated as a partnership) generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. An OSI2 Stockholder that is a partner of a partnership is urged to consult its own tax advisor.

The following discussion is based on the Code, its legislative history, existing and proposed U.S. Treasury regulations thereunder, published rulings, administrative pronouncements of the IRS and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change or different interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Each OSI2 Stockholder is urged to consult its tax advisor with respect to the particular tax consequence of the Mergers to such holder.

Certain Material U.S. Federal Income Tax Consequences of the Mergers

OCSL and OSI2 intend for the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of OSI2 to consummate the Mergers that OSI2 will obtain an opinion from Sullivan & Cromwell LLP, as counsel to OSI2, (or, if Sullivan & Cromwell LLP is unable or unwilling to render such an opinion, the written opinion of Kirkland & Ellis LLP or another nationally recognized counsel as may be reasonably acceptable to OSI2) generally to the effect that the Mergers, taken together will qualify as a “reorganization,” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of OCSL to consummate the Mergers that OCSL will obtain an opinion from Kirkland & Ellis LLP, as counsel to OCSL (or, if Kirkland & Ellis LLP is unable or unwilling to render such an opinion, the written opinion of Sullivan & Cromwell LLP or another nationally recognized counsel as may be reasonably acceptable to OCSL), generally to the effect that the Mergers, taken together, will qualify as a “reorganization,” within the meaning of Section 368(a) of the Code. The opinions will be based on then-existing law, will be subject to certain assumptions, qualifications and exclusions and will be based in part on the truth and accuracy of certain facts and representations contained in representation letters provided by each of OSI2 and OCSL and on customary factual assumptions.

The remainder of this disclosure assumes that the Mergers qualify as a “reorganization” under Section 368(a) of the Code.

U.S. Stockholders

OSI2 Stockholders that are U.S. holders who receive shares of OCSL Common Stock in exchange for shares of OSI2 Common Stock pursuant to the Mergers generally will not recognize gain or loss for U.S. federal income tax purposes, other than for cash received in lieu of fractional shares of OCSL Common Stock. The aggregate basis of the shares of OCSL Common Stock received in the Mergers will be the same as the aggregate basis of the OSI2 Common Stock for which it is exchanged, decreased by any basis attributable to fractional interests in shares of OCSL Common Stock for which cash is received. The holding period of shares of OCSL Common Stock received in exchange for shares of OSI2 Common Stock will include the holding period of the OSI2 Common Stock for which it is exchanged.

If the OSI2 Stockholder acquired different blocks of OSI2 Common Stock at different times or at different prices, then the OSI2 Stockholder’s basis and holding period in their shares of OCSL Common Stock will be determined by reference to each block of OSI2 Common Stock exchanged.

A holder of OSI2 Common Stock who receives cash instead of a fractional share of OCSL Common Stock will generally be treated as having received the fractional share pursuant to the Mergers and then as having sold that fractional share of OCSL Common Stock for cash. As a result, a U.S. holder of OSI2 Common Stock generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest. Except as described above, this gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Mergers, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Payments of cash in lieu of fractional shares to a holder of OSI2 Common Stock may, under certain circumstances, be subject to information reporting and backup withholding. Payments will not be subject to backup withholding if the U.S. stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides OCSL or the transfer agent, as appropriate, with a properly completed IRS Form W-9 (or its successor form) certifying that such U.S. stockholder is a U.S. person, the taxpayer identification number provided is correct and such U.S. stockholder is not subject to backup withholding. The taxpayer identification number of an individual is his or her Social Security number. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Each holder of OSI2 Common Stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives OCSL Common Stock in the Mergers will be required to file a statement with such U.S. federal income tax return in accordance with U.S. Treasury Regulations Section 1.368-3 setting forth such holder’s basis in, and the fair market value of, the OSI2 Common Stock that is exchanged for OCSL Common Stock by such significant holder (in each case determined immediately prior to the exchange). A “significant holder” is a holder of OSI2 Common Stock who, immediately before the Mergers, owned at least 1% of the outstanding stock of OSI2 or securities of OSI2 with a basis for U.S. federal income tax purposes of at least $1,000,000.

Non-U.S. Stockholders

OSI2 Stockholders that are non-U.S. stockholders who receive shares of OCSL Common Stock in exchange for shares of OSI2 Common Stock pursuant to the Mergers generally will not recognize gain or loss for U.S. federal income tax purposes. The holding period and basis of the OCSL Common Stock received by a non-U.S. stockholder generally will be calculated in the same manner as for as U.S. stockholder as described above under “— U.S. Stockholders”. Gain recognized by a non-U.S. stockholder upon the exchange of OSI2 Common Stock for cash in lieu of fractional shares of OCSL Common Stock pursuant to the Mergers generally should not be subject to U.S. federal income tax.

A non-U.S. stockholder will be subject to information reporting and, in certain circumstances, backup withholding with respect to any cash received in lieu of fractional shares received by such holder pursuant to the Mergers, unless such non-U.S. stockholder certifies under penalties of perjury that it is a non-U.S. stockholder

(and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such non-U.S. stockholder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Limitations on Utilization of Loss Carryforwards and Unrealized Losses

In general, it is expected that limitations under the Code will apply to loss carryforwards and unrealized losses of OSI2, as OSI2 Stockholders before the Mergers are expected to hold less than 50% of the outstanding shares of OCSL immediately following the Mergers.

In this regard, the Mergers are expected to result in potential limitations on the ability of OCSL to use OSI2’s loss carryforwards and unrealized capital losses inherent in the tax basis of the assets acquired, once realized, and on the ability of OSI2’s taxable subsidiaries to use their net operating loss carryforwards. These potential limitations generally would be imposed on an annual basis. Losses in excess of the limitation may be carried forward indefinitely for capital loss carryforwards and post-2017 net operating loss carryforwards while pre-2018 net operating loss carryforwards are subject to a 20-year expiration from the year incurred. The limitations generally would equal the product of the fair market value of OSI2’s (or OSI2’s taxable subsidiaries, as the case may be) equity immediately prior to the Mergers and the “long-term tax-exempt rate,” as published quarterly by the IRS, in effect at such time. No assurance can be given as to what long-term tax-exempt rate will be in effect at the time of the Mergers.

OCSL will be prohibited from using its capital loss carryforwards, if any, and unrealized losses (once realized) against the unrealized gains in OSI2’s portfolio at the time of the Mergers, if any, to the extent such gains are realized within five years following the Mergers, if OSI2 has a net unrealized built in gain at the time of the Mergers. The ability of OCSL to absorb its losses in the future depends upon a variety of factors that cannot be known in advance. Even if OCSL is able to utilize its capital loss carryforwards or unrealized losses, the tax benefit resulting from those losses will be shared by both OCSL Stockholders and OSI2 Stockholders following the Mergers. Therefore, an OCSL Stockholder or OSI2 Stockholder may pay more taxes, or pay taxes sooner, than such stockholder otherwise would have paid if the Mergers did not occur.

OCSL will also be prohibited from using OSI2’s capital loss carryforwards, if any, and unrealized losses (once realized) against the unrealized gains in OCSL’s portfolio at the time of the Mergers, if any, to the extent such gains are realized within five years following the Mergers, if OCSL has a net unrealized built in gain at the time of the Mergers. The ability of OCSL to use OSI2’s losses in the future depends upon a variety of factors that cannot be known in advance. Even if OCSL is able to utilize capital loss carryforwards or unrealized losses of OSI2, the tax benefit resulting from those losses will be shared by both OSI2 and OCSL stockholders following the Mergers. Therefore, an OSI2 stockholder may pay more taxes, or pay taxes sooner, than such stockholder otherwise would have paid if the Mergers did not occur.

Further, in addition to the other limitations on the use of losses, under Section 381 of the Code, for the taxable year of the Mergers, only that percentage of OCSL’s capital gain net income for such taxable year (excluding capital loss carryforwards), if any, equal to the percentage of its taxable year that remains following the Mergers can be reduced by OSI2’s capital loss carryforwards (as otherwise limited under Sections 382, 383 and 384 of the Code, as described above).

Distribution of Income and Gains

OSI2’s taxable year is expected to end as a result of the Mergers. Under applicable U.S. tax rules, OSI2 generally will be required to declare to OSI2 Stockholders of record one or more distributions of all of its previously undistributed net investment income and net realized capital gain (if any), in order to maintain OSI2’s treatment as a RIC with respect to its taxable year ending with the date of the Mergers and to avoid being subject to any corporate-level U.S. federal income tax on its taxable income in respect of such taxable year (a “Tax Dividend”). It is expected that the Tax Dividend will equal or exceed all of OSI2’s previously undistributed net investment income and net realized capital gains and that as a result OSI2 will not be subject to corporate-level U.S. federal income tax with respect to its final taxable year ending on the date on which the Mergers are effective.

Moreover, if OCSL has net investment income or net realized capital gain, but has not distributed such income or gain prior to the Mergers and an OSI2 Stockholder acquires shares of OCSL Common Stock in the Mergers, a portion of any subsequent distributions from OCSL may, in effect, be a taxable return of part of the stockholder’s investment. Similarly, if an OSI2 Stockholder acquires OCSL Common Stock in the Mergers when OCSL holds appreciated securities, the stockholder may receive a taxable return of part of its investment if and when OCSL sells the appreciated securities and distributes the realized gain.

The Tax Dividend should be treated as a distribution with respect to OSI2 Common Stock. Accordingly, if you are a U.S. stockholder, the Tax Dividend generally will (subject to the last sentence in this paragraph) be taxable to you as ordinary income or capital gains depending on the type and amount of OSI2’s income to which the Tax Dividend is attributable. Distributions of OSI2’s investment company taxable income (which is, generally, OSI2’s net ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to the extent of OSI2’s current or accumulated earnings and profits. To the extent any portion of the Tax Dividend is attributable to dividends from U.S. corporations and certain qualified foreign corporations, that portion may be eligible for taxation at a preferential rate if you are taxed at individual rates. In this regard, it is anticipated that the Tax Dividend will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential rate. Distributions of OSI2’s net capital gains (which are generally OSI2’s realized net long-term capital gains in excess of realized net short-term capital losses) and properly reported by OSI2 as “capital gain dividends” will be taxable to you as long-term capital gains. Distributions in excess of OSI2’s earnings and profits first will reduce your adjusted tax basis in your OSI2 common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to you.

If you are a non-U.S. stockholder, the Tax Dividend generally will be subject to withholding of U.S. federal tax at a 30% rate (or lower rate if you are eligible for a reduced rate under an applicable income tax treaty) to the extent attributable to a distribution of OSI2’s “investment company taxable income” out of current and accumulated earnings and profits, unless the distributions are properly designated as (1) paid by OSI2 in respect of OSI2’s “qualified net interest income” (generally, OSI2’s U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which OSI2 is at least a 10% stockholder, reduced by expenses that are allocable to such income) or (2) paid by OSI2 in connection with OSI2’s “qualified short-term capital gains” (generally, the excess of OSI2’s net short-term capital gains over OSI2’s net long-term capital losses for such taxable year). If any portion of the Tax Dividend is attributable to OSI2’s net capital gains or is in excess of OSI2’s current and accumulated earnings and profits, that portion of the Tax Dividend generally will not be subject to U.S. federal income tax. If the Tax Dividend is effectively connected with your conduct of a U.S. trade or business, you will not be subject to U.S. federal withholding tax, but you generally will be subject to tax on the Tax Dividend in the same manner as a U.S. stockholder, as described in the preceding paragraph.

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on certain types of income from sources within the United States, which may include the Tax Dividend, that are paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

OSI2 stockholders are urged to consult their tax advisors regarding the potential application of withholding under FATCA to the Tax Dividend.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the Mergers and does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Mergers. OSI2 Stockholders are strongly urged to consult their own tax advisors as to the specific tax consequences resulting from the Mergers, including tax return reporting requirements, the applicability and effect of United States federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

U.S. Federal Income Taxation of an Investment in OCSL Common Stock

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to OCSL, to OCSL’s qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code and to an investment in OCSL Common Stock.

Election to be Taxed as a RIC

OCSL has elected to be treated, and intends to operate in a manner so as to continuously qualify annually thereafter, as a RIC for U.S. federal income tax purposes. As a RIC, OCSL generally does not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that OCSL timely distributes (or are deemed to timely distribute) to OCSL Stockholders as dividends. Instead, dividends OCSL distributes (or are deemed to timely distribute) generally are taxable to the holders of OCSL Common Stock, and any net operating losses, foreign tax credits and most other tax attributes generally will not pass through to the holders of OCSL Common Stock. OCSL will be subject to U.S. federal corporate-level income tax on any undistributed income and gains. To qualify as a RIC, OCSL must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, OCSL must distribute to OCSL Stockholders, for each taxable year, at least 90% of OCSL’s investment company taxable income (which generally is OCSL’s net ordinary taxable income and realized net short-term capital gains in excess of realized net long-term capital losses, determined without regard to the dividends-paid deduction) (the “Annual Distribution Requirement”) for any taxable year. The following discussion assumes that OCSL continues to qualify as a RIC.

Taxation as a Regulated Investment Company

If OCSL qualifies as a RIC and meets the Annual Distribution Requirement, OCSL will not be subject to U.S. federal income tax on the portion of OCSL’s investment company taxable income and net capital gain (realized net long-term capital gain in excess of realized net short-term capital loss) that OCSL timely distributes (or are deemed to distribute) to OCSL Stockholders. OCSL would, however, be subject to a 4% nondeductible federal excise tax if OCSL does not distribute, actually or on a deemed basis, an amount at least equal to the sum of (i) 98% of OCSL’s ordinary income for the calendar year, (ii) 98.2% of OCSL’s net capital gains for the one-year period ending on October 31 of the calendar year and (iii) any income realized, but not distributed, in the preceding period (to the extent that income tax was not imposed on such amounts), less certain reductions, as applicable (together, the “Excise Tax Distribution Requirements”).

In order to qualify as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, OCSL must, among other things:

•	continue to qualify and have in effect an election to be treated as a Business Development Company under the Investment Company Act at all times during each taxable year;

•

derive in each taxable year at least 90% of OCSL’s gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income (including certain deemed inclusions) derived with respect to OCSL’s business of investing in such stock or securities or foreign currencies or net income derived from an interest in a “qualified publicly traded partnership” (the “90% Gross Income Test”);

•	diversify OCSL’s holdings so that at the end of each quarter of the taxable year:

o

OCSL ensures that at least 50% of the value of OCSL’s assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs and other securities, if such other securities of any one issuer do not represent more than 5% of the value of OCSL’s assets or more than 10% of the outstanding voting securities of the issuer; and

o

OCSL ensures that no more than 25% of the value of OCSL’s assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by OCSL and that are engaged in the same or similar or related trades or businesses, or the securities of one or more “qualified publicly traded partnerships” (the “Diversification Tests”).

Under certain applicable provisions of the Code and the U.S. Treasury regulations, distributions payable in cash or in shares of stock at the election of stockholders are treated as taxable dividends. The IRS has issued private rulings indicating that this rule will apply even if the issuer limits the total amount of cash that may be distributed, provided that the limitation does not cause the cash to be less than 20% of the total distribution. OCSL generally intends to pay distributions in cash. However, OCSL reserves the right, in OCSL’s sole discretion from time to time, to limit the total amount of cash distributed to as little as 20% of the total distribution depending on, among other factors, OCSL’s cash balances. In such a case, each stockholder receiving cash would receive a pro rata share of the total cash to be distributed and would receive the remainder of their distribution in shares of stock, even if the stockholder had “opted out” of OCSL’s dividend reinvestment plan. In no event will any stockholder that has “opted out” of the dividend reinvestment plan receive less than 20% of his or her entire distribution in cash. For U.S. federal income tax purposes, the amount of a dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

Stockholders who participate in OCSL’s dividend reinvestment plan will be required to include the full amount of the dividend (including the portion payable in stock) as ordinary income (or, in certain circumstances, long-term capital gain) to the extent of OCSL’s current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Furthermore, with respect to non-U.S. stockholders, OCSL may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in OCSL Common Stock. It is unclear whether and to what extent OCSL will be able to pay taxable dividends of the type described in this paragraph.

OCSL may have investments that require income to be included in investment company taxable income in a year prior to the year in which OCSL actually receives a corresponding amount of cash in respect of such income. For example, if OCSL holds corporate stock with respect to which Section 305 of the Code requires inclusion in income of amounts of deemed dividends even if no cash distribution is made, OCSL must include in OCSL’s taxable income in each year the full amount of OCSL’s allocable share of these deemed dividends. Additionally, if OCSL holds debt obligations that are treated under applicable U.S. federal income tax rules as having OID (such as debt instruments with PIK interest or, in certain cases, that have increasing interest rates or are issued with warrants), OCSL must include in OCSL’s taxable income in each year a portion of the OID that accrues over the life of the obligation, regardless of whether OCSL receives cash representing such income in the same taxable year. OCSL may also have to include in OCSL’s taxable income other amounts that OCSL has not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If OCSL’s deductible expenses in a given year exceed OCSL’s investment company taxable income, OCSL will have a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years, and these net operating losses generally will not pass through to stockholders. In addition, expenses can be used only to offset investment company taxable income, and may not be used to offset net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward those losses, and use them to offset future capital gains, indefinitely. Further, a RIC’s deduction of net business interest expense is limited to 30% of its “adjusted taxable income” plus “floor plan financing interest expense.” It is not expected that any portion of any underwriting or similar fee will be deductible for U.S. federal income tax purposes to OCSL or the holders of OCSL Common Stock. Due to these limits on the deductibility of expenses, net capital losses and business interest expenses, OCSL may, for U.S. federal income tax purposes, have aggregate taxable income for several years that OCSL is required to distribute and that is taxable to stockholders even if this income is greater than the aggregate net income OCSL actually earned during those years.

In order to enable OCSL to make distributions to the holders of OCSL Common Stock that will be sufficient to enable OCSL to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements in the event that the circumstances described in the preceding two paragraphs apply, OCSL may need to liquidate or sell some of OCSL’s assets at times or at prices that OCSL would not consider advantageous, OCSL may need to raise additional equity or debt capital, OCSL may need to take out loans, or OCSL may need to forego new investment opportunities or otherwise take actions that are disadvantageous to OCSL’s business (or be unable to take actions that are advantageous to OCSL’s business). Even if OCSL is authorized to borrow and to sell assets in order to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements, under the Investment Company Act, OCSL generally is not permitted to make distributions to OCSL Stockholders while OCSL’s debt obligations and senior securities are outstanding unless certain “asset coverage” tests or other financial covenants are met. If OCSL is unable to obtain cash from other sources to enable OCSL to satisfy the Annual Distribution Requirement, OCSL may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes). If OCSL is unable to obtain cash from other sources to enable OCSL to satisfy the Excise Tax Distribution Requirements, OCSL may be subject to an additional tax, as described above.

For the purpose of determining whether OCSL satisfies the 90% Gross Income Test and the Diversification Tests, the character of OCSL’s distributive share of items of income, gain, losses, deductions and credits derived through any investments in companies that are treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships), or are otherwise treated as disregarded from OCSL for U.S. federal income tax purposes, generally will be determined as if OCSL realized these tax items directly. Further, for purposes of calculating the value of OCSL’s investment in the securities of an issuer for purposes of determining the 25% requirement of the Diversification Tests, OCSL’s proper proportion of any investment in the securities of that issuer that are held by a member of OCSL’s “controlled group” must be aggregated with OCSL’s investment in that issuer. A controlled group is one or more chains of corporations connected through stock ownership with OCSL if (a) at least 20% of the total combined voting power of all classes of voting stock of each of the corporations is owned directly by one or more of the other corporations, and (b) OCSL directly owns at least 20% or more of the combined voting stock of at least one of the other corporations.

Failure to Qualify as a RIC

If OCSL fails to satisfy the 90% Gross Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, OCSL might nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code apply (which might, among other things, require OCSL to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). Subject to a limited exception applicable to RICs that qualified for RIC status under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, OCSL could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by OCSL during the period in which OCSL failed to qualify as a RIC that are recognized during the 5-year period after OCSL’s requalification as a RIC, unless OCSL made a special election to pay corporate-level U.S. federal income tax on these net built-in gains at the time of OCSL’s requalification as a RIC.

If OCSL fails to qualify for treatment as a RIC and such relief provisions do not apply to OCSL, OCSL would be subject to U.S. federal income tax on all of OCSL’s taxable income at regular corporate U.S. federal income tax rates (and OCSL also would be subject to any applicable state and local taxes), regardless of whether OCSL makes any distributions to the holders of OCSL Common Stock. OCSL would not be able to deduct distributions to OCSL Stockholders, nor would distributions to the holders of OCSL Common Stock be required to be made for U.S. federal income tax purposes. Any distributions OCSL makes generally would be taxable to the holders of OCSL Common Stock as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the current maximum rate applicable to qualifying dividend income of individuals and other non-corporate U.S. stockholders, to the extent of OCSL’s current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. OCSL Stockholders that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of OCSL’s current and accumulated earnings and profits would be treated first as a return of capital to the extent of the holder’s adjusted tax basis in its shares of OCSL Common Stock, and any remaining distributions would be treated as capital gain.

If, before the end of any quarter of OCSL’s taxable year, OCSL believes that OCSL may fail the Diversification Tests, OCSL may seek to take certain actions to avert a failure. However, the action frequently taken by RICs to avert a failure, the disposition of non-diversified assets, may be difficult for OCSL to pursue because of the limited liquidity of OCSL’s investments.

Although OCSL expects to operate in a manner so as to qualify continuously as a RIC, OCSL may decide in the future to be taxed as a “C” corporation, even if OCSL would otherwise qualify as a RIC, if OCSL determines that treatment as a C corporation for a particular year would be in OCSL’s best interests. The remainder of this discussion assumes that OCSL will continuously qualify as a RIC for each taxable year.

OCSL’s Investments — General

Certain of OCSL’s investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause OCSL to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Gross Income Test. OCSL intends to monitor OCSL’s transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that OCSL will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

Gain or loss recognized by OCSL from warrants or other securities acquired by OCSL, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long OCSL held a particular warrant or security.

A portfolio company in which OCSL invests may face financial difficulties that require OCSL to work-out, modify or otherwise restructure OCSL’s investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, cause OCSL to recognize taxable income without a corresponding receipt of cash, which could affect OCSL’s ability to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements or result in unusable capital losses and future non-cash income. Any such transaction could also result in OCSL receiving assets that give rise to non-qualifying income for purposes of the 90% Gross Income Test.

OCSL’s investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, OCSL’s yield on those securities would be decreased. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by OCSL.

If OCSL purchases shares in a “passive foreign investment company” (“PFIC”), OCSL may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if OCSL distributes such income as a taxable dividend to the holders of OCSL Common Stock. Additional charges in the nature of interest generally will be imposed on OCSL in respect of deferred taxes arising from any such excess distribution or gain. If OCSL invests in a PFIC and elects to treat the PFIC as a “qualified electing fund” under the Code (“QEF”), in lieu of the foregoing requirements, OCSL will be required to include in income each year OCSL’s proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Any required inclusions from the QEF election will be considered “good income” for purposes of the 90% Gross Income Test. Alternatively, OCSL may be able to elect to mark-to-market at the end of each taxable year OCSL’s shares in a PFIC; in this case, OCSL will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in OCSL’s income. OCSL’s ability to make either election will depend on factors beyond OCSL’s control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, OCSL may be required to recognize in a year income in excess of any distributions OCSL receives from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether OCSL satisfies the Excise Tax Distribution Requirements. See “— Taxation as a Regulated Investment Company” above.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time OCSL accrues income, expenses or other liabilities denominated in a foreign currency and the time OCSL actually collects such income or pays such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts, the disposition of debt obligations denominated in a foreign currency, and other financial transactions denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Taxation of U.S. Stockholders

The following discussion applies only to U.S. stockholders. If you are not a U.S. stockholder, this section does not apply to you.

Distributions by OCSL generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of OCSL’s investment company taxable income, determined without regard to the deduction for dividends paid, will be taxable as ordinary income to U.S. stockholders to the extent of OCSL’s current or accumulated earnings and profits, whether paid in cash or reinvested in additional OCSL Common Stock. To the extent such distributions OCSL pays to non-corporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) generally are taxable to U.S. stockholders at the preferential rates applicable to long-term capital gains. However, it is anticipated that distributions paid by OCSL will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential rates applicable to Qualifying Dividends or the dividends-received deduction available to corporations under the Code. Distributions of OCSL’s net capital gains (which generally are OCSL’s realized net long-term capital gains in excess of realized net short-term capital losses) that are properly reported by OCSL as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains that are currently taxable at reduced rates in the case of non-corporate taxpayers, regardless of the U.S. stockholder’s holding period for his, her or its OCSL Common Stock and regardless of whether paid in cash or reinvested in additional OCSL Common Stock. Distributions in excess of OCSL’s earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such U.S. stockholder’s OCSL Common Stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

A portion of OCSL’s ordinary income dividends, but not capital gain dividends, paid to corporate U.S. stockholders may, if certain conditions are met, qualify for up to a 50% dividends-received deduction to the extent OCSL has received dividends from certain corporations during the taxable year, but only to the extent these ordinary income dividends are treated as paid out of OCSL’s earnings and profits. OCSL expects only a small portion of OCSL’s dividends to qualify for this deduction. A corporate U.S. stockholder may be required to reduce its basis in its common stock with respect to certain “extraordinary dividends,” as defined in Section 1059 of the Code. Corporate U.S. stockholders should consult their own tax advisors in determining the application of these rules in their particular circumstances.

U.S. stockholders who have not opted out of OCSL’s dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of OCSL Common Stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to U.S. stockholders. A U.S. stockholder will have an adjusted basis in the additional OCSL Common Stock purchased through the plan equal to the dollar amount that would have been received if the U.S. stockholder had received the dividend or distribution in cash, unless OCSL were to issue new shares that are trading at or above NAV, in which case, the U.S. stockholder’s basis in the new shares would generally be equal to their fair market value. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

OCSL may distribute OCSL’s net long-term capital gains, if any, in cash or elect to retain some or all of such gains, pay taxes at the U.S. federal corporate-level income tax rate on the amount retained, and designate the retained amount as a “deemed distribution.” If OCSL elects to retain net long-term capital gains and deem them distributed, each U.S. common stockholder will be treated as if they received a distribution of their pro rata share of the retained net long-term capital gain and the U.S. federal income tax paid. As a result, each U.S. common stockholder will (i) be required to report their pro rata share of the retained gain on their tax return as long-term capital gain, (ii) receive a refundable tax credit for their pro rata share of federal tax paid by OCSL on the retained gain, and (iii) increase the tax basis of their shares of OCSL Common Stock by an amount equal to the deemed distribution less the tax credit. In order to utilize the deemed distribution approach, OCSL must provide written notice to OCSL Stockholders prior to the expiration of 60 days after the close of the relevant taxable year.

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, OCSL may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If OCSL makes such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by OCSL in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by OCSL Stockholders on December 31 of the year in which the dividend was declared.

If a U.S. stockholder purchases shares of OCSL Common Stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the U.S. stockholder investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.

A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder redeems, sells or otherwise disposes of his, her or its shares of OCSL Common Stock. The amount of gain or loss will be measured by the difference between such U.S. stockholder’s adjusted tax basis in the OCSL Common Stock sold, redeemed or otherwise disposed of and the amount of the proceeds received in exchange. Any gain or loss arising from such sale, redemption or other disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its shares for more than one year. Otherwise, such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale, redemption or other disposition of shares of OCSL Common Stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of OCSL Common Stock may be disallowed if substantially identical stock or securities are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the OCSL Common Stock acquired will be increased to reflect the disallowed loss.

In general, individual and certain other non-corporate U.S. stockholders are taxed at preferential rates on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in OCSL’s shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum rate also applied to ordinary income. Non-corporate U.S. stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

OCSL will send to each of OCSL’s U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in the U.S. stockholder’s taxable income for the applicable year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the preferential rates applicable to long-term capital gains). Dividends paid by OCSL generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because OCSL’s income generally will not consist of dividends. Distributions out of current or accumulated earnings and profits also generally will not be eligible for the 20% pass through deduction under Section 199A of the Code. However, under recent regulations, qualified real estate investment trust dividends earned by OCSL may qualify for the Section 199A deduction. Distributions may also be subject to additional state, local and non-U.S. taxes depending on a U.S. stockholder’s particular situation.

Taxation of non-U.S. stockholders

The following discussion applies only to non-U.S. stockholders. If you are not a non-U.S. stockholder, this section does not apply to you. Whether an investment in shares of OCSL Common Stock is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of OCSL Common Stock by a non-U.S. stockholder may have adverse tax consequences and, accordingly, may not be appropriate for a non-U.S. stockholder. Non-U.S. stockholders should consult their own tax advisors before investing in OCSL Common Stock.

Distributions on, and Sale or Other Disposition of, OCSL Common Stock

Distributions of OCSL’s investment company taxable income to non-U.S. stockholders generally will be subject to U.S. withholding tax (unless lowered or eliminated by an applicable income tax treaty) to the extent payable from OCSL’s current or accumulated earnings and profits unless an exception applies.

If a non-U.S. stockholder receives distributions and such distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, attributable to a permanent establishment in the United States of such non-U.S. stockholder, such distributions generally will be subject to U.S. federal income tax at the rates applicable to U.S. persons. In that case, OCSL will not be required to withhold U.S. federal income tax if the non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. stockholder that is a foreign trust and such entities are urged to consult their own tax advisors.

Actual or deemed distributions of OCSL’s net capital gain (which generally are OCSL’s realized net long-term capital gains in excess of realized net short-term capital losses) to a non-U.S. stockholder, and gains recognized by a non-U.S. stockholder upon the sale of OCSL Common Stock, will not be subject to withholding of U.S. federal income tax and generally will not be subject to U.S. federal income tax unless (a) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States (as discussed above) or (b) the non-U.S. stockholder is an individual, has been present in the United States for 183 days or more during the taxable year, and certain other conditions are satisfied. For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains recognized upon the sale of OCSL Common Stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” (unless lowered or eliminated by an applicable income tax treaty). Non-U.S. OCSL Stockholders are encouraged to consult their own advisors as to the applicability of an income tax treaty in their individual circumstances.

In general, no U.S. withholding taxes will be imposed on dividends paid by OCSL to non-U.S. stockholders to the extent the dividends are designated as “interest related dividends” or “short term capital gain dividends.” Under this exemption, interest related dividends and short term capital gain dividends generally represent distributions of interest or short term capital gain that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. stockholder, and that satisfy certain other requirements. No assurance can be given that OCSL will distribute any interest related dividends or short term capital gain dividends.

If OCSL distributes OCSL’s net capital gain in the form of deemed rather than actual distributions (which OCSL may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the non-U.S. stockholder’s allocable share of the tax OCSL pays on the capital gain deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number (“TIN”) (if one has not been previously obtained) and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. TIN or file a U.S. federal income tax return.

Non-U.S. stockholders who have not opted out of OCSL’s dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of OCSL Common Stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to non-U.S. stockholders to the same extent as if such dividends were received in cash. In addition, OCSL has the ability to declare a large portion of a dividend in shares of OCSL Common Stock, even if a non-U.S. stockholder has opted out of OCSL’s dividend reinvestment plan, in which case, as long as a portion of such dividend is paid in cash (which portion could be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes.

As a result, OCSL’s non-U.S. stockholders will be taxed on 100% of the fair market value of a dividend paid entirely or partially in OCSL Common Stock on the date the dividend is received in the same manner (and to the extent such non-U.S. stockholder is subject to U.S. federal income taxation) as a cash dividend (including the application of withholding tax rules described above), even if most or all of the dividend is paid in OCSL Common Stock. In such a circumstance, OCSL may be required to withhold all or substantially all of the cash OCSL would otherwise distribute to a non-U.S. stockholder.

Certain Additional Tax Considerations

Information Reporting and Backup Withholding

OCSL may be required to withhold a portion of all taxable distributions payable to stockholders (a) who fail to provide OCSL with their correct TINs or who otherwise fail to make required certifications or (b) with respect to whom the IRS notifies OCSL that this stockholder is subject to backup withholding. Certain stockholders specified in the Code and the U.S. Treasury regulations promulgated thereunder are exempt from backup withholding, but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability if the appropriate information is timely provided to the IRS. Failure by a stockholder to furnish a certified TIN to OCSL could subject the stockholder to a $50 penalty imposed by the IRS.

Withholding and Information Reporting on Foreign Financial Accounts

A non-U.S. stockholder who is otherwise subject to withholding of U.S. federal income tax may be subject to information reporting and backup withholding of U.S. federal income tax on dividends, unless the non-U.S. stockholder provides OCSL or the dividend paying agent with an IRS Form W-8BEN or W-8BEN-E (or an acceptable substitute form), or otherwise meets the documentary evidence requirements for establishing that it is a non-U.S. stockholder or establishes an exemption from backup withholding.

Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury regulations thereunder, the relevant withholding agent generally will be required to withhold 30% of any dividends paid with respect to common stock to: (i) a foreign financial institution, unless the foreign financial institution agrees to verify, report and disclose its U.S. accountholders, and meets certain other specified requirements or is subject to an applicable “intergovernmental agreement”; or (ii) a non-financial foreign entity beneficial owner, unless the entity certifies that it does not have any substantial U.S. owners or provides the name, address and TIN of each substantial U.S. owner, and meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. stockholders that otherwise are eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to these dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of this exemption or reduction. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Certain jurisdictions have entered into agreements with the United States that may supplement or modify these rules.

All stockholders should consult their own tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in OCSL Common Stock. OCSL will not pay any additional amounts in respect to any amounts withheld.

OCSL PROPOSAL 1 — ELECTION OF DIRECTORS

Under OCSL’s certificate of incorporation, directors are divided into three classes. At each annual meeting of stockholders of OCSL, the successors to the directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of his or her election and when his or her successor has been duly elected and qualifies or any director’s earlier resignation, removal from office, death or incapacity.

Each of Messrs. Frank and Zimmerman has been nominated for re-election to the OCSL Board for a three-year term expiring at the 2026 annual meeting of stockholders of OCSL. At the annual meeting of OCSL stockholders on March 9, 2020, Messrs. Frank and Zimmerman were re-elected to the OCSL Board. For Messrs. Frank and Zimmerman’s biographical information, see “Management of OCSL — Director and Executive Officer Information — Biographical Information — Interested Director” and “Management of OCSL — Director and Executive Officer Information — Biographical Information — Independent Directors” respectively.

No person being nominated by the OCSL Board as a director is being proposed for election pursuant to any agreement or understanding between any such person and OCSL.

Any OCSL Stockholder can vote for or withhold authority on each of the director nominees of OCSL. Votes to “withhold authority” and broker non-votes will not be included in determining the number of votes cast and, as a result, will have no effect on the election of any director nominee. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy “FOR” the election of the nominees named above. If a nominee should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person nominated by the OCSL Board as a replacement. The OCSL Board does not have any reason to believe that any director nominee named will be unable or unwilling to serve.

The OCSL Board unanimously recommends a vote “FOR” each of OCSL’s director nominees proposed by the OCSL Board in connection with the Director Proposal.

OCSL PROPOSAL 2 — RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR

Upon the recommendation of the Audit Committee of the OCSL Board, the OCSL Board intends to retain EY as OCSL’s independent registered public accounting firm for the fiscal year ending September 30, 2023, subject to ratification by OCSL Stockholders.

It is expected that a representative of EY will participate in the OCSL Annual Meeting and will have an opportunity to make a statement if he or she chooses and will be available to answer questions.

Independent Auditor’s Fees

The following table presents fees for professional services rendered to OCSL by EY for the fiscal years ended September 30, 2022 and 2021.

	2022		2021
Audit Fees	$1,280,000		$1,362,000
Audit-Related Fees	$—		$—
Aggregate Non-Audit Fees:
Tax Fees	$275,500		$221,000
All Other Fees	—		—
Total Aggregate Non-Audit Fees	$275,500	(1)	$221,000	(2)
Total Fees	$1,555,500		$1,583,000

(1)	Non-audit fees represent 17.7% of total fees.
(2)	Non-audit fees represent 14.0% of total fees.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of OCSL’s year-end financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of OCSL’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state and local tax compliance.

All Other Fees. All other fees would include fees for products and services other than the services reported above.

Aggregate Non-Audit Fees. Aggregate non-audit fees billed by EY to Oaktree and its affiliates who provide on-going services to OCSL during the fiscal year ended September 30, 2022 was $8,415,000. The OCSL Audit Committee does not consider the provision of such services to be incompatible with maintaining EY’s independence.

Required Vote

The affirmative vote of a majority of the votes cast by OCSL Stockholders at the OCSL Annual Meeting in person or by proxy is required to approve this proposal. Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal. Because brokers are expected to have discretionary authority to vote for the ratification of the selection of OCSL’s registered independent public accounting firm in the event that they do not receive voting instructions from the beneficial owner of shares of OCSL Common Stock, there should not be any broker non-votes with respect to this proposal.

The OCSL Board unanimously recommends a vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for OCSL for the fiscal year ending September 30, 2023.

OCSL Audit Committee Report

The following is the report of the OCSL Audit Committee with respect to OCSL’s audited financial statements for the fiscal year ended September 30, 2022.

As part of its oversight of OCSL’s financial statements, the OCSL Audit Committee reviewed and discussed with both management and its independent registered public accounting firm OCSL’s audited financial statements filed with the SEC as of and for the fiscal year ended September 30, 2022. OCSL’s management advised the OCSL Audit Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles (GAAP), and reviewed significant accounting issues with the OCSL Audit Committee. The OCSL Audit Committee discussed with its independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 1301 (Communication with Audit Committees). The independent registered public accounting firm also provided to the OCSL Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the OCSL Audit Committee concerning independence, and the OCSL Audit Committee discussed the subject of independence with the independent registered public accounting firm.

The OCSL Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by its independent registered public accounting firm. Pursuant to the policies, the OCSL Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

Any requests for audit, audit-related, tax, and other services that have not received general pre-approval must be submitted to the OCSL Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the OCSL Audit Committee. However, the OCSL Audit Committee may delegate pre-approval authority to subcommittees of one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the OCSL Audit Committee at its next scheduled meeting. The OCSL Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

The OCSL Audit Committee has reviewed the audit fees paid by OCSL to its independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with OCSL’s and the OCSL Audit Committee’s policies restricting the independent registered public accounting firm from performing services that might impair its independence.

Based on the reviews and discussions referred to above, the OCSL Audit Committee recommended to the OCSL Board that the financial statements as of and for the year ended September 30, 2022 be included in OCSL’s Annual Report on Form 10-K for the year ended September 30, 2022 for filing with the SEC. The OCSL Audit Committee also recommended the selection of EY to serve as the independent registered public accounting firm of OCSL for the fiscal year ending September 30, 2023.

November 10, 2022

The OCSL Audit Committee

Deborah Gero, Chair

Phyllis Caldwell, Member

Craig Jacobson, Member

Bruce Zimmerman, Member

OCSL PROPOSAL 3 — APPROVAL OF THE MERGER STOCK ISSUANCE PROPOSAL

OCSL is asking OCSL Stockholders to approve the issuance of the shares of OCSL Common Stock to be issued pursuant to the Merger Agreement. It is a condition to completion of the Mergers that OCSL issue shares of OCSL Common Stock to OSI2 Stockholders pursuant to the Merger Agreement. Upon completion of the Mergers, and subject to the terms and conditions of the Merger Agreement, each share of OSI2 Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in accordance with the Merger Agreement, the Merger Consideration as described in “Description of the Merger Agreement — Merger Consideration.”

The issuance of shares of OCSL Common Stock to OSI2 Stockholders is necessary to complete the Mergers and therefore the approval of the Merger Stock Issuance Proposal is required for completion of the Mergers.

Required Vote

OCSL Stockholders may vote “FOR” or “AGAINST,” or they may “ABSTAIN” from voting on, the Merger Stock Issuance Proposal. The affirmative vote “FOR” the Merger Stock Issuance Proposal of the holders of a majority of the votes cast by the holders of outstanding shares of OCSL Common Stock at the OCSL Annual Meeting in person or by proxy at a meeting at which a quorum is present is required for approval of the Merger Stock Issuance Proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the Merger Stock Issuance Proposal. Proxies received will be voted “FOR” the approval of the Merger Stock Issuance Proposal unless OCSL Stockholders designate otherwise.

OCM and certain affiliates, including Atlas OCM Holdings, LLC, intend to vote their shares of OCSL Common Stock “FOR” the approval of the Merger Stock Issuance Proposal. Pursuant to the voting agreement described under “Control Persons and Principal Stockholders of OCSL”, OCM also intends to direct Leonard Tannenbaum to vote the shares of OCSL Common Stock subject to such voting agreement “FOR” the approval of the Merger Stock Issuance Proposal.

On the recommendation of the OCSL Special Committee, the OCSL Board unanimously recommends a vote “FOR” The Merger Stock Issuance Proposal.

OCSL PROPOSAL 4 — APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL

OCSL is asking OCSL Stockholders to adopt and approve a proposed amendment to OCSL’s certificate of incorporation to effect the Reverse Stock Split. The OCSL Board has unanimously approved and declared advisable the proposed amendment and recommends that OCSL Stockholders adopt and approve the proposed amendment. The foregoing description of the proposed amendment is a summary and is subject to the full text of the proposed amendment, which is attached to this joint proxy statement/prospectus as Annex D (the “Certificate of Amendment”). The Reverse Stock Split Proposal is not contingent upon approval of any other proposal at the OCSL Annual Meeting, including the Merger Stock Issuance Proposal.

If OCSL Stockholders approve the Reverse Stock Split Proposal, the OCSL Board will cause the Certificate of Amendment to be filed with the Secretary of State of the State of Delaware and effect the Reverse Stock Split only if the OCSL Board determines that the Reverse Stock Split would be in the best interests of OCSL and OCSL Stockholders. If the Reverse Stock Split Proposal is approved, it could become effective as soon as the business day immediately following the OCSL Annual Meeting. However, the OCSL Board, in its sole discretion, may elect not to implement the Reverse Stock Split. No further action on the part of OCSL Stockholders will be required to either implement or abandon the Reverse Stock Split. The Reverse Stock Split, if approved by OCSL Stockholders and implemented by OCSL, will be effective at the date and time set forth in the Certificate of Amendment that is filed with the Secretary of State of the State of Delaware.

The proposed amendment, if effected, will effect a Reverse Stock Split of the outstanding shares of OCSL Common Stock at a reverse stock split ratio of 1-for-3. As of the Record Date, there were 183,374,250 shares of OCSL Common Stock issued and outstanding. Based on such number of shares of OCSL Common Stock issued and outstanding, immediately following the effectiveness of the Reverse Stock Split (and without giving any effect to the payment of cash in lieu of fractional shares or any issuances of shares of OCSL Common Stock after the date of this joint proxy statement/prospectus), there will be 61,124,750 shares of OCSL Common Stock issued and outstanding.

All holders of OCSL Common Stock will be affected proportionately by the Reverse Stock Split.

Reasons for the Reverse Stock Split

The OCSL Board authorized the reverse split of OCSL Common Stock with the primary intent of increasing the per share trading price of OCSL Common Stock on Nasdaq. OCSL believes that the Reverse Stock Split would bring OCSL’s stock price in line with that of its peer Business Development Companies. In addition, OCSL believes that the Reverse Stock Split might expand OCSL’s institutional investor base. Many brokerage firms and mutual funds have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.

Reducing the number of outstanding shares of OCSL Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share trading price of OCSL Common Stock. However, other factors, such as adverse effects on OCSL’s business, financial condition and results of operations may negatively affect the per share trading price of OCSL Common Stock following completion of the Reverse Stock Split. As a result, OCSL cannot assure OCSL Stockholders that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the per share trading price of OCSL Common Stock will increase following the Reverse Stock Split or that the per share trading price of OCSL Common Stock will not decrease in the future.

No Authorized Share Reduction

Under Delaware law, the implementation of the Reverse Stock Split does not require a reduction in the total number of authorized shares of OCSL Common Stock. If OCSL Stockholders adopt and approve the amendment to OCSL’s certificate of incorporation to effect the Reverse Stock Split, the authorized number of shares of OCSL Common Stock will not be reduced by a corresponding ratio.

Criteria to be Used for Determining Whether to Implement Reverse Stock Split

In determining whether and when to implement the Reverse Stock Split, if at all, following receipt of OCSL Stockholder approval of the Reverse Stock Split Proposal, the OCSL Board may consider, among other things, various factors, including:

•	the historical trading price and trading volume of OCSL Common Stock;

•	OCSL’s capitalization (including the number of shares of OCSL Common Stock issued and outstanding);

•	the then-prevailing trading price and trading volume of OCSL Common Stock and the expected impact of the Reverse Stock Split on the trading market for OCSL Common Stock; and

•	prevailing general market and economic conditions.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

OCSL cannot assure OCSL Stockholders that the Reverse Stock Split would result in an increase in the trading price of OCSL Common Stock. OCSL believes that the Reverse Stock Split will increase the per share trading price of OCSL Common Stock. However, the effect of the Reverse Stock Split on the per share trading price of OCSL Common Stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. The per share trading price of OCSL Common Stock after the Reverse Stock Split may not increase in the same proportion as the reduction in the number of outstanding shares of OCSL Common Stock following the Reverse Stock Split, and the Reverse Stock Split may not result in shares of OCSL Common Stock trading at prices per share in line with those of peer Business Development Companies or new investors purchasing shares of OCSL Common Stock. In addition, if OCSL implements the Reverse Stock Split, the per share trading price of OCSL Common Stock may decrease due to factors unrelated to the Reverse Stock Split, including future performance. If the Reverse Stock Split is consummated and the per share trading price of OCSL Common Stock declines, the percentage decline as an absolute number may be greater than would occur in the absence of the Reverse Stock Split.

OCSL cannot assure OCSL Stockholders that OCSL Common Stock will maintain its value as a result of the proposed Reverse Stock Split. There can be no assurance that the total market capitalization of OCSL Common Stock (i.e., the aggregate value of all shares of OCSL Common Stock at the then market price) immediately after implementation of the Reverse Stock Split Proposal will be equal to or greater than the total market capitalization immediately before the Reverse Stock Split Proposal or that the per share market price of OCSL Common Stock following implementation of the Reverse Stock Split Proposal will remain higher than the per share market price immediately before the implementation of the Reverse Stock Split Proposal or equal or exceed the direct arithmetical result of the implementation of the Reverse Stock Split Proposal.

The proposed Reverse Stock Split may decrease the liquidity of OCSL Common Stock and result in higher transaction costs. The liquidity of OCSL Common Stock may be negatively impacted by the Reverse Stock

Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it will increase the number of OCSL Stockholders who own “odd lots” of fewer than 100 shares of OCSL Common Stock. Brokerage commission and other transaction costs for odd lot transactions are generally higher than the costs of transactions of more than 100 shares. Accordingly, the Reverse Stock Split may not increase the marketability of OCSL Common Stock.

Fractional Shares

No fractional shares of OCSL Common Stock will be issued in connection with the Reverse Stock Split. In lieu of issuing fractional shares, OCSL will directly pay each OCSL Stockholder who would otherwise have been entitled to a fraction of a share an amount in cash (without interest) equal to the closing sale price of OCSL Common Stock, as quoted on Nasdaq on the trading day immediately prior to the effective date of the Reverse Stock Split. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive this cash payment.

Effects of the Reverse Stock Split

After the effective date of the Reverse Stock Split, if implemented by the OCSL Board, each OCSL Stockholder will own a reduced number of shares of OCSL Common Stock. The principal effect of the Reverse Stock Split will be to proportionately decrease the number of outstanding shares of OCSL Common Stock by two-thirds. Notwithstanding the decrease in the number of outstanding shares of OCSL Common Stock following the proposed Reverse Stock Split, the OCSL Board does not intend for the Reverse Stock Split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

The Reverse Stock Split will not change the terms of OCSL Common Stock. After the Reverse Stock Split, the shares of OCSL Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to OCSL Common Stock now authorized, except to the extent that the Reverse Stock Split results in any OCSL Stockholders owning a fractional share. Each OCSL Stockholder’s percentage ownership of OCSL based on holdings of OCSL Common Stock will not be altered, except to the extent that the Reverse Stock Split results in any OCSL Stockholders owning a fractional share. For example, a holder of 1% of the voting power of the outstanding shares of OCSL Common Stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 1% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares) of the voting power of the outstanding shares of OCSL Common Stock after the Reverse Stock Split.

The number of OCSL Stockholders of record will not be affected by the Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Reverse Stock Split may result in some OCSL Stockholders owning “odd lots” of less than 100 shares of OCSL Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other transaction costs are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the effective date of the Reverse Stock Split, if any, OCSL Common Stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify OCSL Common Stock.

OCSL Common Stock is currently registered under Section 12 of the Exchange Act, and OCSL is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of OCSL Common Stock under the Exchange Act or the listing of OCSL Common Stock on Nasdaq. Following the Reverse Stock Split, OCSL Common Stock will continue to be listed on Nasdaq under the symbol “OCSL,” although it will be considered a new listing with a new CUSIP number.

Because OCSL will not reduce the number of authorized shares of OCSL Common Stock, the overall effect of the Reverse Stock Split will be an increase in authorized but unissued shares of OCSL Common Stock as a result of the Reverse Stock Split. These authorized shares of OCSL Common Stock may be issued at the discretion of the OCSL Board. Any future issuances of shares of OCSL Common Stock will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of OCSL Common Stock. This relative increase in the number of authorized but unissued shares of OCSL Common Stock in relation to the number of outstanding shares of OCSL Common Stock after the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect. Although OCSL does not intend to use the relative increase in the number of authorized shares of OCSL Common Stock for anti-takeover purposes, the issuance of OCSL Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares of OCSL Common Stock entitled to vote, increase the number of votes required to approve a change of control of OCSL and dilute the interest of a party attempting to obtain control of OCSL.

Effect on Par Value

The proposed amendments to OCSL’s certificate of incorporation will not affect the par value of OCSL Common Stock, which will remain at $0.01.

Reduction in Stated Capital

If the Reverse Stock Split is implemented, the stated capital on OCSL’s balance sheet attributable to OCSL Common Stock, which consists of the par value per share of OCSL Common Stock multiplied by the aggregate number of shares of OCSL Common Stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. OCSL’s NAV, in the aggregate, will remain unchanged.

Effect of the Reverse Stock Split on Legal Ability to Pay Dividends

OCSL is not in arrears on any dividends, and OCSL does not believe that the Reverse Stock Split would have any effect with respect to future distributions, if any, to holders of OCSL Common Stock.

Shares Held in Book-Entry and Through a Broker, Bank or Other Holder of Record

If you hold registered shares of OCSL Common Stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of OCSL Common Stock in registered book-entry form or your cash payment in lieu of fractional shares, if applicable. If you are entitled to post-Reverse Stock Split shares of OCSL Common Stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Reverse Stock Split is implemented indicating the number of shares of OCSL Common Stock you hold. In addition, if you are entitled to a payment of cash in lieu of fractional shares, a check will be mailed to you at your registered address as soon as practicable after the Reverse Stock Split is implemented. By signing and cashing this check, you will warrant that you owned the shares of OCSL Common Stock for which you received a cash payment.

In connection with the Reverse Stock Split, OCSL intends to treat OCSL Stockholders holding shares of OCSL Common Stock in street name in the same manner as registered OCSL Stockholders whose shares of OCSL common stock are registered in their names. Brokers, banks, trustees and nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of OCSL Common Stock in “street name”; however, these intermediaries may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of OCSL Common Stock with an intermediary, and you have any questions in this regard, OCSL encourages you to contact your broker, bank, trustee or nominee.

Interest of Certain Persons in Matters to be Acted Upon

No officer or director of OCSL has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split that is not shared by all other OCSL Stockholders.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain material U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to holders of OCSL Common Stock that hold such stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). The following discussion is based on the Code, its legislative history, existing and proposed U.S. Treasury regulations thereunder, published rulings, administrative pronouncements of the IRS and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change or different interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Each OCSL Stockholder is urged to consult its tax advisor with respect to the particular tax consequence of the Reverse Stock Split.

This discussion does not address all aspects of federal income taxation that may be relevant to holders of OCSL Common Stock in light of their particular circumstances or to holders that may be subject to special tax rules, including: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding OCSL Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of OCSL Common Stock in connection with employment or other performance of services; or (xi) U.S. expatriates. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of OCSL Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

OCSL has not sought, and will not seek, an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax consequences of the Reverse Stock Split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or a court would not sustain any such challenge. The following summary does not address any U.S. state or local or any foreign tax consequences, any estate, gift or other non-U.S. federal income tax consequences, or the Medicare tax on net investment income.

EACH HOLDER OF OCSL COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of OCSL Common Stock who for U.S. federal income tax purposes is:

(1) an individual who is a citizen or resident of the United States;

(2) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

(3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or

(b) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or

(4) an estate, the income of which is subject to U.S. federal income tax on its income regardless of its source.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of shares of OCSL Common Stock that is not a U.S. holder or an entity that is treated as a partnership for U.S. federal income tax purposes.

U.S. Stockholders

The discussion in this section applies only to U.S. Holders. A U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of OCSL Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of OCSL Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of OCSL Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of OCSL Common Stock), and such U.S. Holder’s holding period in the shares of OCSL Common Stock received should include the holding period in the shares of OCSL Common Stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of OCSL Common Stock surrendered to the shares of OCSL Common Stock received pursuant to the Reverse Stock Split. Holders of shares of OCSL Common Stock acquired on different dates and at different prices are urged to consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of OCSL Common Stock pursuant to the Reverse Stock Split and whose proportionate interest in OCSL is reduced (after taking into account certain constructive ownership rules) should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of OCSL Common Stock surrendered that is allocated to such fractional share. Such capital gain or loss should be long term capital gain or loss if the U.S. Holder’s holding period for OCSL Common Stock surrendered exceeds one year at the time the Reverse Stock Split is implemented. A U.S. Holder that receives cash in lieu of a fractional share of OCSL Common Stock pursuant to the Reverse Stock Split and whose proportionate interest in OCSL is not reduced (after taking into account certain constructive ownership rules) should generally be treated as having received a distribution that will be treated first as dividend income to the extent paid out of OCSL’s current or accumulated earnings and profits, and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in OCSL Common Stock, with any remaining amount being treated as capital gain.

A U.S. Holder (other than an exempt recipient) that receives cash in lieu of a fractional share of OCSL Common Stock pursuant to the Reverse Stock Split generally will be subject to information reporting with respect to the cash payment. Furthermore, backup withholding (currently at a rate of 24%) may apply to such amount unless the U.S. Holder provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the U.S. Holder’s federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Stockholders

The discussion in this section applies only to Non-U.S. Holders. Generally, Non-U.S. Holders generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of OCSL Common Stock, as discussed below. A Non-U.S. Holder that receives cash in lieu of a fractional share pursuant to the Reverse Stock Split will not be subject to U.S. federal income tax on any gain recognized on the deemed redemption of such fractional share unless (a) any income or gain from the exchange of pre-Reverse Stock Split shares of Common Stock for post-Reverse Stock Split shares of Common Stock is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain income tax treaties apply, is attributable to a Non-U.S. holder’s permanent establishment or fixed base in the United States), or (b) such Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of the Reverse Stock Split and other conditions are met. Such Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of receiving cash in lieu of fractional shares.

A Non-U.S. Holder that receives cash in lieu of a fractional share of OCSL Common Stock pursuant to the Reverse Stock Split generally will not be subject to information reporting or backup withholding with respect to the cash payment if the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder (generally on IRS Form W-8BEN or IRS Form W-8BENE) and the applicable withholding agent does not have actual knowledge or reason to know to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Required Vote

The approval of the Reverse Stock Split Proposal requires the affirmative vote of holders of a majority of the outstanding shares of OCSL Common Stock entitled to vote. Because the vote is based on the total number of shares outstanding rather than the votes cast, abstentions and broker non-votes (if any) will have the effect of a vote against the Reverse Stock Split Proposal. Proxies received will be voted “FOR” the approval of the Reverse Stock Split Proposal unless OCSL Stockholders designate otherwise. Because brokers are expected to have discretionary authority to vote for the Reverse Stock Split Proposal in the event that they do not receive voting instructions from the beneficial owner of shares of OCSL Common Stock, there should not be any broker non-votes with respect to this proposal.

The OCSL Board unanimously recommends a vote “FOR” the Reverse Stock Split Proposal.

OSI2 PROPOSAL 1 — APPROVAL OF THE MERGER PROPOSAL

OSI2 is asking OSI2 Stockholders to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers. Upon completion of the Mergers, and subject to the terms and conditions of the Merger Agreement, each share of OSI2 Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in accordance with the Merger Agreement, the Merger Consideration as described in the section entitled “Description of the Merger Agreement — Merger Consideration.” For more information on the OSI2 Stockholder vote required for approval of the Merger Proposal, see “The OSI2 Special Meeting — Vote Required.”

Approval of the Merger Proposal is required for the completion of the Mergers.

Appraisal Rights

Under Delaware law, the Merger Agreement and OSI2’s amended and restated certificate of incorporation, as amended (“OSI2’s certificate of incorporation”), OSI2 Stockholders will not be entitled to rights of appraisal with respect to the Merger Proposal. Accordingly, to the extent that an OSI2 Stockholder objects to the Merger Proposal, such OSI2 Stockholder will not have the right to have a court judicially determine (and the OSI2 Stockholder will not receive) the fair value for its shares of OSI2 Common Stock under the provisions of Delaware law governing appraisal rights.

Required Vote

OSI2 Stockholders may vote “FOR” or “AGAINST,” or they may “ABSTAIN” from voting on, the Merger Proposal. The affirmative vote “FOR” the Merger Proposal of the holders of a majority of the outstanding shares of OSI2 Common Stock is required to approve the Merger Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” this proposal. Proxies received will be voted “FOR” the approval of the Merger Proposal unless OSI2 Stockholders designate otherwise.

On the recommendation of the OSI2 Special Committee, the OSI2 Board unanimously recommends a vote “FOR” The Merger Proposal.

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION

OCSL

Price Range of OCSL Common Stock

OCSL Common Stock trades on Nasdaq under the symbol “OCSL.” The following table sets forth, for each fiscal quarter during the two most recently completed fiscal years and for the current fiscal year, the range of high and low sales prices of OCSL Common Stock as reported on Nasdaq, the premium (discount) of sales price to OCSL’s NAV and the distributions declared by OCSL for each fiscal quarter.

		Sale Price
	NAV(1)	High	Low	Premium (Discount) of High Sales Price to NAV(2)	Premium (Discount) of Low Sales Price to NAV(2)	Cash Distribution per Share(3)
Fiscal Year ended September 30, 2021
First quarter	$6.85	$5.66	$4.52	(17.4)%	(34.0)%	$0.11
Second quarter	$7.09	$6.36	$5.47	(10.3)%	(22.8)%	$0.12
Third quarter	$7.22	$6.92	$6.19	(4.2)%	(14.3)%	$0.13
Fourth quarter	$7.28	$7.40	$6.58	1.6%	(9.6)%	$0.145
Fiscal Year ended September 30, 2022
First quarter	$7.34	$7.62	$7.03	3.8%	(4.2)%	$0.155
Second quarter	$7.26	$7.81	$7.13	7.6%	(1.8)%	$0.16
Third quarter	$6.89	$7.61	$6.20	10.4%	(10.0)%	$0.165
Fourth quarter	$6.79	$7.25	$5.87	6.8%	(13.5)%	$0.17
Fiscal Year ending September 30, 2023
First quarter (through November 23, 2022)	*	$7.23	$5.86	*	*	$0.32	(4)

*	Not determinable at the time of filing.
(1)

NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low sales price less NAV, divided by NAV.
(3)

Represents the distribution declared in the specified quarter. OCSL has adopted an “opt out” dividend reinvestment plan for OCSL Stockholders. Distributions by OCSL are generally taxable to U.S. stockholders as ordinary income or capital gains.

(4)

Includes (a) a quarterly cash distribution of $0.18 per share payable in cash on December 30, 2022 to stockholders of record on December 15, 2022 and (b) a special distribution of $0.14 per share payable in cash on December 30, 2022 to stockholders of record on December 15, 2022.

The last reported price for OCSL Common Stock on November 23, 2022 was $7.14 per share, which represented a 5.2% premium to OCSL’s NAV as of September 30, 2022. As of November 22, 2022, OCSL had 56 stockholders of record, which did not include stockholders for whom shares are held in nominee or “street” name.

OSI2

Price Range of OSI2 Common Stock

OSI2 Common Stock is not traded on a public market. The following table sets forth, for each fiscal quarter during the two most recently completed fiscal years and for the current fiscal year, the distributions per share that OSI2 has paid on OSI2 Common Stock for each fiscal quarter:

Distribution Type	Record Date	Payment Date	Amount Per Share	Cash Distributions
Fiscal Year ended September 30, 2021
Quarterly	December 15, 2020	December 31, 2020	$0.35	$6,090,393
Special	December 15, 2020	December 31, 2020	$0.62	$10,788,696
Quarterly	March 15, 2021	March 26, 2021	$0.35	$6,090,393
Quarterly	June 15, 2021	June 30, 2021	$0.40	$6,960,393
Quarterly	September 15, 2021	September 27, 2021	$0.42	$7,308,472
Period Total			$2.14	$37,238,403
Fiscal Year ended September 30, 2022
Quarterly	December 15, 2021	December 28, 2021	$0.42	$7,308,472
Special	December 15, 2021	December 28, 2021	$0.38	$6,612,424
Quarterly	March 15, 2022	March 28, 2022	$0.43	$7,482,481
Quarterly	June 15, 2022	June 30, 2022	$0.44	$7,656,494
Quarterly	September 15, 2022	September 27, 2022	$0.44	$7,656,494
Period Total			$2.11	$36,716,365
Fiscal Year ending September 30, 2023 (through November 23, 2022)
N/A

MANAGEMENT OF OCSL

The business and affairs of OCSL are managed under the oversight of the OCSL Board. The OCSL Board currently consists of five members, of whom four are Independent Directors. The OCSL Board may modify the number of its members in accordance with OCSL’s bylaws, except that no decrease in the number of directors will shorten the term of any incumbent director. Nasdaq requires that OCSL maintain a majority of Independent Directors on its Board and provides that a director of a Business Development Company is considered to be independent if he or she is not an “interested person”, as defined in Section 2(a)(19) of the Investment Company Act. Therefore, under both the Investment Company Act and applicable Nasdaq rules, a majority of the directors of the OCSL Board is independent.

Director and Executive Officer Information

Directors

Information regarding OCSL’s current directors is set forth below. The directors are divided into two groups — interested director and Independent Directors. The interested director is an “interested person” of OCSL, as defined in Section 2(a)(19) of the Investment Company Act.

Name, Address, and Age (1)	Length of Time Served; Term of Office	Principal Occupation(s) During the Past Five Years	Number of Portfolios in the Fund Complex (2) Overseen by the Director or Nominee for Director	Other Directorships Held by Director or Nominee for Director During the Past Five Years (3)
Interested Director
John B. Frank (66)*	Director since 2017; term expires, if elected, in 2026	OCM’s Vice Chairman since 2014.	1	A member of the board of directors of OCG since 2007; Chevron Corporation since October 2017; and Oaktree Acquisition Corp. III since February 2021. Previously a member of the board of directors of Oaktree Acquisition Corp., Oaktree Acquisition Corp. II and OCSI.
Independent Directors

Phyllis R. Caldwell (63)	Director since 2021; term expires in 2025	Founder and Managing Member of Wroxton Civic Ventures since 2012.	1	Member of the board of directors of Ocwen Financial Corporation since January 2015; JBG Smith Properties since March 2021; and OneMain Holdings, Inc. since July 2021. Previously a member of the board of directors of Revolution Acceleration Acquisition Corp. and American Capital Senior Floating, Ltd.

Deborah Gero (62)	Director since 2019; term expires in 2024	Director and Secretary of The Friends of the Brentwood Art Center since September 2016. Ms. Gero also held	3	Member of the board of directors of OSI2 since 2019; United Educators since April 2020; United Way of Greater Los

Name, Address, and Age (1)	Length of Time Served; Term of Office	Principal Occupation(s) During the Past Five Years	Number of Portfolios in the Fund Complex (2) Overseen by the Director or Nominee for Director	Other Directorships Held by Director or Nominee for Director During the Past Five Years (3)
		various positions with American International Group, Inc. and its affiliates (collectively, “AIG”) from 2009 to 2018.		Angeles since November 2020; Newport Re, Ltd. since May 2019; and The Friends of the Brentwood Art Center since September 2016. Member of the board of trustees of OSCF since 2021. Previously a member of the board of directors of OCSI.

Craig Jacobson (70)	Director since 2017; term expires in 2024	Partner of the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warran, Richman, Rush, Kaller & Gellman LLP since 1987; Founder at Whisper Advisors LLC since 2015; Founder at New Form Digital from 2014 to January 2019.	1	Member of the board of directors of Expedia and Charter Communications. Previously a member of the board of directors of Tribune Entertainment and OCSI.

Bruce Zimmerman (65)*	Director since 2017; term expires, if elected, in 2026	Chief Investment Officer of Dalio Family Office since July 2019; Chief Executive Officer and Chief Investment Officer of the University of Texas Investment Management Company from 2007 to October 2016.	1	Member of the board of directors of Advanced Merger Partners, Inc., since February 2021. Previously Vice Chairman of the Board of Trustees for the CommonFund. Previously a member of the boards of directors of Vistra Energy Corp., Beneficient Management, LLC and OCSI.

*	Director nominee.
(1)	The address of all directors is c/o Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.
(2)

“Fund Complex” includes OCSL, OSI2 and Oaktree Strategic Credit Fund (“OSCF”), a company that has elected to be regulated as a Business Development Company under the Investment Company Act and has the same investment adviser, Oaktree, and administrator, Oaktree Administrator, as OCSL and OSI2.

(3)

Except as set forth in this table, no current director of OCSL otherwise serves, or has served during the past five years, as a director of an investment company registered under the Investment Company Act or of a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

Executive Officers

The following persons serve in the following capacities for OCSL:

Name	Age	Position
Armen Panossian	46	Chief Executive Officer and Chief Investment Officer
Mathew Pendo	59	President
Matthew Stewart	38	Chief Operating Officer
Christopher McKown	41	Chief Financial Officer and Treasurer
Ashley Pak	44	Chief Compliance Officer

Biographical Information

Additional biographical information regarding OCSL’s current directors, nominees for director and executive officers is set forth below.

Interested Director

John B. Frank. Mr. Frank has been a member of the OCSL Board since October 2017. Mr. Frank has been OCM’s Vice Chairman since 2014 and has served on the board of directors of OCG since 2007. Prior to holding this position, Mr. Frank served as OCM’s Managing Principal from 2006 to 2014 and served as OCM’s General Counsel from 2001 to 2006. As Managing Principal of OCM, Mr. Frank was the firm’s principal executive officer and was responsible for all aspects of the firm’s management. Prior to joining OCM, Mr. Frank was a partner of the law firm Munger, Tolles & Olson LLP, where he managed a number of notable mergers and acquisitions transactions. While at that firm, he served as primary outside counsel to public and privately-held corporations and as special counsel to various boards of directors and special board committees. Prior to joining Munger, Tolles & Olson LLP in 1984, Mr. Frank served as a law clerk to the Honorable Frank M. Coffin of the United States Court of Appeals for the First Circuit. He is a member of the State Bar of California and, while in private practice, was listed in Woodward & White’s Best Lawyers in America. Mr. Frank is a member of the Board of Directors of Oaktree Acquisition Corp III, Chevron Corporation, ADRx, Inc. and Urban 626 LLC and a Trustee of Wesleyan University, the XPRIZE Foundation and The James Irvine Foundation. Mr. Frank previously served on the Board of Directors of OCSI, Oaktree Acquisition Corp and Oaktree Acquisition Corp II. Mr. Frank holds a B.A. with honors from Wesleyan University and a J.D. magna cum laude from the University of Michigan Law School where he was Managing Editor of the Michigan Law Review and a member of the Order of the Coif.

Mr. Frank’s position as OCM’s Vice Chairman and member of the board of directors of OCG and prior positions as OCM’s Managing Principal and General Counsel gives him deep knowledge of OCM’s operations, capabilities and business relationships. Mr. Frank’s experience as counsel to boards of directors and special board committees brings valuable legal insight to the OCSL Board. The foregoing qualifications led to the conclusion of the OCSL Board that Mr. Frank should serve as a member of the OCSL Board.

Independent Directors

Phyllis R. Caldwell. Ms. Caldwell has been a member of the OCSL Board since December 2021. Ms. Caldwell is founder and has served since 2012 as the managing member of Wroxton Civic Ventures, which provides advisory services on various financial, housing and economic development matters. Previously, Ms. Caldwell was Chief Homeownership Preservation Officer at the U.S. Department of the Treasury, responsible for oversight of the U.S. housing market stabilization, economic recovery and foreclosure prevention initiatives established through the Troubled Asset Relief Program. In addition, Ms. Caldwell held various leadership roles during 11 years at Bank of America, including serving as President of Community Development

Banking. Ms. Caldwell has served as Chair of the board of directors of Ocwen Financial Corporation since March 2016 and has served as a director of the company since January 2015. In June 2021, Ms. Caldwell became a member of the board of directors of OneMain Holdings, Inc., the country’s largest nonprime installment lender. In March 2021, Ms. Caldwell was appointed as a member of the board of trustees of JBG SMITH Properties, an owner and developer of mixed-use properties in the Washington, D.C. market. From December 2020 to July 2021, Ms. Caldwell served as a member of the board of directors of Revolution Acceleration Acquisition Corp., a special purpose acquisition company, and from January 2014 through September 2018, she served as an independent director of American Capital Senior Floating, Ltd., a Business Development Company. Ms. Caldwell also serves or has served on the boards of other public and private businesses and numerous non-profit organizations engaged in housing and community development finance. Ms. Caldwell received her Master of Business Administration from the Robert H. Smith School of Business at the University of Maryland, College Park and holds a Bachelor of Arts in Sociology, also from the University of Maryland.

Through her experiences in government, management and board service, including with American Capital Senior Floating, Ltd., Ms. Caldwell brings extensive knowledge of economic and financial matters. The foregoing qualifications led to the conclusion of the OCSL Board that Ms. Caldwell should serve as a member of the OCSL Board.

Deborah Gero. Ms. Gero has been a member of the OCSL Board since March 2019. Ms. Gero has also been a member of the board of directors of OSI2 since September 2019 and a member of the board of trustees of OSCF since December 2021. Ms. Gero has held various positions with AIG, including as a Senior Managing Director and Deputy Chief Investment Officer of AIG Asset Management, where she was responsible for developing the firm’s investment strategy for approximately $300 billion of insurance company portfolios from 2012 to 2018. She joined AIG in 2009 and served as Chief Risk Officer for the Life and Retirement division until 2012. Before joining AIG, Ms. Gero was a consultant from 2003 to 2009, focusing on collateralized debt obligation investment management and investments in insurance companies. Prior to her work as a consultant, Ms. Gero spent eight years at AIG and its predecessor entities in a variety of capacities including Portfolio Manager of a $3 billion collateralized debt obligation portfolio and Corporate Actuary. Previous experiences include numerous actuarial and asset/liability management roles at Conseco, Inc., Tillinghast/Towers-Perrin and Pacific Mutual Life Insurance Company. Ms. Gero currently serves as a director of Newport Re, Ltd. and The Friends of the Brentwood Art Center and as a member of the Investment Committee of United Way of Greater Los Angeles. Ms. Gero has previously served as a director of OCSI, Aurora National Life Insurance Company and New California Life Holdings, as well as several insurance and asset management subsidiaries of AIG. Ms. Gero received a B.A. degree in mathematics from the University of Notre Dame. She is a CFA charterholder, a fellow in the Society of Actuaries and a member of the American Academy of Actuaries.

Through her experience in insurance and financial services, Ms. Gero brings extensive experience in risk management, strategic planning and mergers and acquisitions to the OCSL Board. Due to such experience and Ms. Gero’s knowledge of and experience in finance and accounting, the OCSL Board determined that Ms. Gero is an “audit committee financial expert” as defined under SEC rules. Ms. Gero’s many experiences also make her skilled in leading committees requiring substantive expertise, including serving as the chair of the audit committee of the OCSL Board. The foregoing qualifications led to the conclusion of the OCSL Board that Mr. Gero should serve as a member of the OCSL Board.

Craig Jacobson. Mr. Jacobson has been a member of the OCSL Board since October 2017. Mr. Jacobson is a founder and partner with the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warran, Richman, Rush, Kaller & Gellman LLP where he practices in the area of media business. Mr. Jacobson founded New Form Digital, a venture with Discovery Media and ITV Studios which produces scripted short form online content, which he operated from 2014 to January 2019. In addition, Mr. Jacobson founded and operates Whisper Advisors, a boutique investment banking and advisory company. Mr. Jacobson serves on the Board of Directors of Expedia and Charter Communications. He chairs the Nominating Committee and is a member of the Audit and Compensation Committees of Expedia and is a member of the Nominating Committee of Charter

Communications. Mr. Jacobson has previously served as a director of OCSI, Tribune Media Company, TicketMaster, Eventful and Aver Media. Mr. Jacobson received a J.D. from the George Washington University Law School and holds a B.A. from Brown University.

Through his membership of the Board of Directors of several companies, Mr. Jacobson brings extensive experience as the director of both private and public companies to the OCSL Board. Mr. Jacobson’s services on the Audit and Compensation Committees of Expedia and Tribune Entertainment provides Mr. Jacobson with the knowledge and skills to significantly contribute to the committees of the OCSL Board. The foregoing qualifications led to the conclusion of the OCSL Board that Mr. Jacobson should serve as a member of the OCSL Board.

Bruce Zimmerman. Mr. Zimmerman has been a member of the OCSL Board since October 2017. Mr. Zimmerman has served as Chief Investment Officer of Dalio Family Office since July 2019 and was the Chief Executive Officer and Chief Investment Officer of the University of Texas Investment Management Company (“UTIMCO”) from 2007 until 2016. UTIMCO is the second largest investor of discretionary university assets worldwide. Before joining UTIMCO, Mr. Zimmerman was Chief Investment Officer and Global Head of Pension Investments at Citigroup. Mr. Zimmerman also served as Chief Financial Officer and Chief Administrative Officer of Citigroup Alternate Investments, which invests proprietary and client capital across a range of hedge fund, private equity, real estate and structured credit vehicles. Prior to his work at Citigroup, Mr. Zimmerman spent thirteen years at Texas Commerce Bank/JP Morgan Chase in a variety of capacities including Merger & Acquisition Investment Banking, Internet and ATM Retail Management, Consumer Marketing and Financial Planning, Strategy and Corporate Department. Mr. Zimmerman previously served as a director of OCSI, Vistra Energy Corp., an integrated power company, as Vice Chairman of the Board of Trustees for the CommonFund, a nonprofit asset management firm, as a member of the Board of Directors of the Beneficient Management LLC, a service provider for alternative assets, and on the Investment Committee for the Houston Endowment. Mr. Zimmerman was previously the International President of the B’nai B’rith Youth Organization. Mr. Zimmerman received an MBA from Harvard Business School and graduated Magna Cum Laude from Duke University.

Mr. Zimmerman’s executive experience brings extensive business, investment and management expertise to his Board service. His previous positions as Chief Financial Officer and Chief Accounting Officer bring valuable financial oversight skills to the OCSL Board. The foregoing qualifications led to the conclusion of the OCSL Board that Mr. Zimmerman should serve as a member of the OCSL Board.

Executive Officers

Armen Panossian. Mr. Panossian has served as Chief Executive Officer and Chief Investment Officer for OCSL since September 2019. Mr. Panossian has served as the Chairman, Chief Executive Officer and Chief Investment Officer of OSI2 and OSCF since September 2019 and December 2021, respectively. Mr. Panossian also served as Chief Executive Officer and Chief Investment Officer of OCSI from September 2019 to March 2021. Mr. Panossian is a managing director and OCM’s Head of Performing Credit where his responsibilities include oversight of the firm’s performing credit activities including the senior loan, high yield bond, private credit, convertibles, structured credit and emerging markets debt strategies. He also serves as a portfolio manager within the Global Private Debt and Global Credit strategies. Mr. Panossian joined OCM in 2007 as a senior member of its Global Opportunities group. In January 2014, he joined the U.S. Senior Loan team to assume co-portfolio management responsibilities and lead the development of OCM’s CLO business. Mr. Panossian joined OCM from Pequot Capital Management, where he worked on their distressed debt strategy. Mr. Panossian received a B.A. degree in economics with honors and distinction from Stanford University, where he was elected to Phi Beta Kappa. Mr. Panossian then went on to receive an M.S. degree in health services research from Stanford Medical School and J.D. and M.B.A. degrees from Harvard Law School and Harvard Business School. Mr. Panossian serves on the Advisory Board of the Stanford Institute for Economic Policy Research. He is a member of the State Bar of California.

Mathew Pendo. Mr. Pendo has served as President of OCSL since August 2019. Mr. Pendo has served as President of OSI2 and OSCF since August 2019 and December 2021, respectively. Mr. Pendo also currently serves as Managing Director, Head of Corporate Development and Capital Markets for OCM, which he joined in 2015, and as Chief Operating Officer of Oaktree Acquisition Corp. III since February 2021. Mr. Pendo previously served as Chief Operating Officer of OCSL from October 2017 to January 2022, as Chief Operating Officer and President of OCSI from October 2017 and August 2019, respectively, until March 2021, as Chief Operating Officer of OSI2 from July 2018 until December 2021 and as Chief Operating Officer of Oaktree Acquisition Corp. II. from August 2020 until June 2022.

Prior to joining OCM in 2015, Mr. Pendo was at the investment banking boutique of Sandler O’Neill Partners, where he was a managing director focused on the financial services industry. Prior thereto, Mr. Pendo was the chief investment officer of the Troubled Asset Relief Program (TARP) of the U.S. Department of the Treasury, where he was honored with the Distinguished Service Award. There, he built and managed a team of 20 professionals overseeing the Treasury’s $200 billion TARP investment activities across multiple industries including AIG, GM and the banks, and all levels of the capital structure. Mr. Pendo began his career at Merrill Lynch, where he spent 18 years, starting in their investment banking division before becoming managing director of the technology industry group. Subsequently, Mr. Pendo was a managing director at Barclays Capital, first serving as co-head of U.S. Investment Banking and then co-head of Global Industrials group. Mr. Pendo previously served as a member of the Board of Directors of Keypath Education, Inc., New IPT Holdings, LLC and SuperValue Inc. He received a bachelor’s degree in economics from Princeton University, cum laude.

Matthew Stewart. Mr. Stewart has served as Chief Operating Officer of OCSL since January 2022. Mr. Stewart has served as Chief Operating Officer of OSI2 and OSCF since December 2021. Mr. Stewart is a Senior Vice President and investment professional on OCM’s Strategic Credit team. Prior to joining OCM in 2017, Mr. Stewart was a vice president at Fifth Street Management. Prior thereto, he was a director at Stifel Nicolaus where he worked in the Leveraged Finance Group. Mr. Stewart began his career as a senior associate at BDO Consulting in the Business Restructuring group before moving on to serving as a vice president in the institutional fixed income business at Knight Capital Group. He received a B.B.A. in finance and a B.S. in accountancy from Villanova University. Mr. Stewart is a Certified Public Accountant (inactive) and CFA charterholder.

Christopher McKown. Mr. McKown has served as Chief Financial Officer and Treasurer of OCSL since November 2021. Mr. McKown has served as Chief Financial Officer and Treasurer of OSI2 and OSCF since January 2022 and December 2021, respectively. Mr. McKown joined OCM in 2011 and currently serves as a Managing Director responsible for fund accounting and reporting for OCM’s Strategic Credit strategy. Mr. McKown previously served as the Assistant Treasurer of OSI2 and OCSL and also served as Assistant Treasurer of OCSI until March 2021. Prior to joining OCM, Mr. McKown worked in the audit practice at KPMG LLP. Mr. McKown received a B.A. degree in business economics with a minor in accounting cum laude from the University of California, Los Angeles and is a Certified Public Accountant (inactive).

Ashley Pak. Ms. Pak has served as the Chief Compliance Officer of OCSL since November 2021. Ms. Pak has served as Chief Compliance Officer of OSI2 and OSCF since November 2021 and December 2021, respectively. Ms. Pak joined OCM in 2007 and currently serves as a Senior Vice President in the Compliance Department. Prior to joining OCM, she was a Compliance/Legal Specialist at Associated Securities Corp. Ms. Pak received a B.A. in Business Administration from Seattle University and an MBA from the University of Massachusetts, Amherst – Isenberg School of Management.

Board Leadership Structure

The OCSL Board monitors and performs oversight roles with respect to OCSL’s business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers. Among other things, the OCSL Board approves the appointment of OCSL’s investment adviser and officers, reviews and monitors the services and activities performed by OCSL’s investment adviser and officers and approves the engagement of, and reviews the performance of, the independent registered public accounting firm.

Under OCSL’s bylaws, the OCSL Board may designate a chairman to preside over the meetings of the OCSL Board and meetings of stockholders and to perform such other duties as may be assigned to him or her by the OCSL Board. OCSL does not have a fixed policy as to whether the chairman of the OCSL Board should be an Independent Director; OCSL believes that it should maintain the flexibility to select the chairman and reorganize its leadership structure, from time to time, based on the criteria that is in OCSL’s best interests and the best interests of OCSL Stockholders at such times. The OCSL Board has established corporate governance procedures to guard against, among other things, an improperly constituted Board. Pursuant to OCSL’s Corporate Governance Policy, whenever the chairman of the OCSL Board is not an Independent Director, the chairman of the OCSL Nominating and Corporate Governance Committee or, if there has been appointed a lead Independent Director, the lead Independent Director will act as the presiding Independent Director at meetings of the “Non-Management Directors” (which will include the Independent Directors and other directors who are not officers of OCSL even though they may have another relationship with OCSL or its management that prevents them from being Independent Directors). Currently, Mr. Zimmerman serves as the designated lead Independent Director of the OCSL Board.

Presently, Mr. Frank serves as the Chairman of the OCSL Board. Mr. Frank’s familiarity with the investment platform of Oaktree and its affiliates and extensive knowledge of the financial services industry qualify him to serve as the Chairman of OCSL. OCSL believes that it is best served through this existing leadership structure, as Mr. Frank’s relationship with Oaktree and its affiliates provides an effective bridge and encourages an open dialogue between Oaktree and its affiliates and the OCSL Board.

OCSL’s corporate governance practices include regular meetings of the OCSL Independent Directors in executive session without the presence of interested directors and management, the establishment of an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee comprised solely of OCSL Independent Directors and the appointment of a chief compliance officer, with whom the OCSL Independent Directors meet in executive session at least once a year, for administering OCSL’s compliance policies and procedures. While certain non-management members of the OCSL Board may participate on the boards of directors of other public companies, OCSL monitors such participation to ensure it is not excessive and does not interfere with their duties to OCSL.

The OCSL Board’s Role in Risk Oversight

The OCSL Board performs its risk oversight function primarily through (i) four standing committees, which report to the OCSL Board and, with the exception of the OCSL Co-Investment Committee, are comprised solely of OCSL Independent Directors, and (ii) active monitoring by OCSL’s chief compliance officer and its compliance policies and procedures.

As described below in more detail, the OCSL Audit Committee, the OCSL Compensation Committee, the OCSL Nominating and Corporate Governance Committee and the OCSL Co-Investment Committee assist the OCSL Board in fulfilling its risk oversight responsibilities. The OCSL Audit Committee’s risk oversight responsibilities include overseeing OCSL’s accounting and financial reporting processes, systems of internal controls regarding finance and accounting, and audits of OCSL’s financial statements, as well as the establishment of guidelines and making recommendations to the OCSL Board regarding the valuation of OCSL’s loans and investments. The OCSL Compensation Committee’s risk oversight responsibilities include reviewing and approving the reimbursement by OCSL of the compensation of its chief financial officer and chief compliance officer and their staffs and other non-investment professionals at OCM that perform duties for OCSL. The OCSL Nominating and Corporate Governance Committee’s risk oversight responsibilities include selecting, researching and nominating directors for election by OCSL Stockholders, developing and recommending to the OCSL Board a set of corporate governance principles and overseeing the evaluation of the OCSL Board and management. The OCSL Co-Investment Committee’s risk oversight responsibilities include reviewing and approving certain co-investment transactions in accordance with the conditions of the exemptive order OCSL has received from the SEC.

The OCSL Board also performs its risk oversight responsibilities with the assistance of OCSL’s chief compliance officer. The OCSL Board annually reviews a written report from OCSL’s chief compliance officer discussing the adequacy and effectiveness of OCSL’s compliance policies and procedures. The chief compliance officer’s annual report addresses: (i) the operation of the compliance policies and procedures of OCSL, its investment adviser and certain other entities since the last report; (ii) any material changes to such policies and procedures since the last report; (iii) any recommendations for material changes to such policies and procedures as a result of the chief compliance officer’s annual review; and (iv) any compliance matter that has occurred since the date of the last report about which the OCSL Board would reasonably need to know to oversee compliance. In addition, OCSL’s chief compliance officer meets in executive session with the OCSL Independent Directors at least once a year.

OCSL believes that the role of the OCSL Board in risk oversight is effective and appropriate given the extensive regulation to which it is already subject as a Business Development Company. As a Business Development Company, OCSL is required to comply with certain regulatory requirements that control the levels of risk in its businesses and operations.

Corporate Governance

Corporate Governance Documents

OCSL maintains a corporate governance webpage under the “Investors” link at www.oaktreespecialtylending.com.

The Joint Corporate Governance Policy, Joint Code of Business Conduct, Joint Code of Ethics, Joint Securities Trading Policy, Audit Committee Charter, Nominating and Corporate Governance Committee Charter and Compensation Committee Charter for OCSL are available at www.oaktreespecialtylending.com and are also available to any stockholder who requests them by writing to Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary.

Director Independence

In accordance with rules of Nasdaq, the OCSL Board annually determines the independence of each director. No director is considered independent unless the OCSL Board has determined that he or she has no material relationship with OCSL. OCSL monitors the status of its directors and officers through the activities of its Nominating and Corporate Governance Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has materially changed.

In order to evaluate the materiality of any such relationship, the OCSL Board uses the definition of director independence set forth in the Nasdaq listing rules. Section 5605 provides that a director of a Business Development Company will be considered to be independent if he or she is not an “interested person” of OCSL, as defined in Section 2(a)(19) of the Investment Company Act. Section 2(a)(19) of the Investment Company Act defines an “interested person” to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with OCSL.

The OCSL Board has determined that each of the current directors is independent and has no relationship with OCSL, except as a director and stockholder of OCSL, with the exception of Mr. Frank. Mr. Frank is an interested person of OCSL due to his positions at OCM and its affiliates.

Evaluation

OCSL’s directors perform an evaluation, no less frequently than annually, of the effectiveness of the OCSL Board and its committees. This evaluation includes Board and Board committee discussions.

Communications with Directors

Stockholders and other interested parties may contact any member (or all members) of the OCSL Board by mail. To communicate with the OCSL Board, any individual director or any group or committee of directors, correspondence should be addressed to the OCSL Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the OCSL Audit Committee. Appropriate personnel of OCSL will review and sort through communications before forwarding them to the addressee(s).

Board Meetings and Committees

The OCSL Board met six times during fiscal year 2022. Each director attended at least 75% of the total number of meetings of the OCSL Board and committees during fiscal year 2022 on which the director served that were held while the director was a member of the OCSL Board or such committee, as applicable. The OCSL Board’s standing committees are described below. Directors are encouraged to attend each annual meeting of stockholders. Four of OCSL’s directors attended its 2022 annual meeting of stockholders.

Audit Committee

OCSL’s Audit Committee is responsible for selecting, engaging and discharging OCSL’s independent accountants, reviewing the plans, scope and results of the audit engagement with its independent accountants, approving professional services provided by its independent accountants (including compensation thereof), reviewing the independence of its independent accountants and reviewing the adequacy of its internal control over financial reporting, as well as establishing guidelines and making recommendations to the OCSL Board regarding the valuation of its loans and investments.

The current members of OCSL’s Audit Committee are Messrs. Jacobson and Zimmerman and Mses. Caldwell and Gero, each of whom is not an interested person of OCSL as defined in the Investment Company Act and is independent for purposes of the Nasdaq listing rules. Ms. Gero serves as the Chair of the OCSL Audit Committee. The OCSL Board has determined that Ms. Gero is an “audit committee financial expert” as defined under SEC rules. OCSL’s Audit Committee met eight times during fiscal year 2022.

Compensation Committee

OCSL’s Compensation Committee is responsible for reviewing and approving the reimbursement by OCSL of the allocable portion of the compensation of its chief financial officer and chief compliance officer and their respective staffs and other non-investment professionals at OCM and its affiliates that perform duties for OCSL.

The current members of OCSL’s Compensation Committee are Messrs. Jacobson and Zimmerman and Mses. Caldwell and Gero, each of whom is not an interested person of OCSL as defined in the Investment Company Act and is independent for purposes of the Nasdaq listing rules. Mr. Jacobson serves as the Chair of the OCSL Compensation Committee. As discussed below, none of OCSL’s executive officers is directly compensated by OCSL. OCSL’s Compensation Committee met four times during fiscal year 2022.

Nominating and Corporate Governance Committee

OCSL’s Nominating and Corporate Governance Committee is responsible for determining criteria for service on the OCSL Board, identifying, researching and nominating directors for election by its stockholders, selecting nominees to fill vacancies on the OCSL Board or a committee of the OCSL Board, developing and recommending to the OCSL Board a set of corporate governance principles and overseeing the self-evaluation of the OCSL Board and its committees and evaluation of management.

The members of OCSL’s Nominating and Corporate Governance Committee are Messrs. Jacobson and Zimmerman and Mses. Caldwell and Gero, each of whom is not an interested person of OCSL as defined in the Investment Company Act and is independent for purposes of the Nasdaq listing rules. Ms. Gero serves as the Chair of the OCSL Nominating and Corporate Governance Committee. OCSL’s Nominating and Corporate Governance Committee met four times during fiscal year 2022.

OCSL’s Nominating and Corporate Governance Committee considers qualified director nominees recommended by OCSL Stockholders when such recommendations are submitted in accordance with OCSL’s bylaws and any other applicable law, rule or regulation regarding director nominations. OCSL Stockholders may submit candidates for nomination for the OCSL Board by writing to: Board of Directors, Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. When submitting a nomination for consideration, a stockholder must provide certain information about each person whom the stockholder proposes to nominate for election as a director, including: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of OCSL Common Stock owned beneficially or of record by the person; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. Such notice must be accompanied by the proposed nominee’s written consent to be named as a nominee and to serve as a director if elected.

In evaluating director nominees, OCSL’s Nominating and Corporate Governance Committee considers the following factors:

•	the appropriate size and composition of the OCSL Board;

•	its needs with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members the OCSL Board;

•	the capacity and desire to serve as a member of the OCSL Board and to represent the balanced, best interests of its stockholders as a whole;

•	experience with accounting rules and practices; and

•	the desire to balance the considerable benefit of continuity with the periodic addition of the fresh perspective provided by new members.

OCSL’s Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings it a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although OCSL’s Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in OCSL’s best interests and those of OCSL Stockholders. OCSL’s Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. OCSL believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the OCSL Board to fulfill its responsibilities. Other than the requirements of applicable law or Nasdaq listing rules, the OCSL Board does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for Board membership.

OCSL’s Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the OCSL Board willing to continue in service. Current members of the OCSL Board with skills and experience that are relevant to the applicable business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the OCSL Board with that of obtaining a new perspective. If any member of the OCSL Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the OCSL Board decides not to re-nominate a member for re-election or the OCSL Board decides to add a new director to the OCSL Board, the Nominating and Corporate Governance Committee would identify the desired skills and experience of a new nominee in light of the criteria above. Current members of OCSL’s Nominating and Corporate Governance Committee and the OCSL Board would review and discuss, for nomination, the individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals. The OCSL Nominating and Corporate Governance Committee has not, but may choose to, engage an independent consultant or other third party to identify or evaluate or assist in identifying potential nominees to the OCSL Board.

Co-Investment Committees

OCSL’s Co-Investment Committee is responsible for reviewing and approving certain co-investment transactions in accordance with the conditions of the exemptive order OCSL received from the SEC. The charter of OCSL’s Co-Investment Committee is available in print to any stockholder who requests it.

The current members of OCSL’s Co-Investment Committee are Messrs. Frank, Jacobson and Zimmerman and Mses. Gero and Caldwell, each of whom is not an interested person of OCSL as defined in the Investment Company Act and is independent for purposes of the Nasdaq listing rules, with the exception of Mr. Frank who is an interested person as defined in the Investment Company Act. Mr. Zimmerman currently serves as the Chair of the OCSL Co-Investment Committee.

Code of Business Conduct

OCSL has adopted a Joint Code of Business Conduct which applies to, among others, executive officers, including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and all other officers, employees and directors of OCSL. If OCSL makes any substantive amendment to, or grants a waiver from, a provision of the Joint Code of Business Conduct, OCSL will promptly disclose the nature of the amendment or waiver on its website at www.oaktreespecialtylending.com.

Securities Trading Policy

OCSL has adopted a Joint Securities Trading Policy that, among other things, prohibits directors, officers and other employees from entering into a short sale transaction or transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, with respect to OCSL’s securities or use any other derivative transaction or instrument to take a short position in respect of OCSL’s securities. OCSL’s Joint Securities Trading Policy permits share pledges in limited cases with the pre-approval of OCSL’s chief compliance officer.

Executive Compensation

The executive officers of OCSL do not receive direct compensation from OCSL. The compensation of the principals and other investment professionals of Oaktree is paid by OCM or one of its affiliates. Further, OCSL is prohibited under the Investment Company Act from issuing equity incentive compensation, including stock options, stock appreciation rights, restricted stock and stock, to its officers or directors, or any employees it may have in the future. Compensation paid to OCSL’s chief financial officer and chief compliance officer and their respective staffs and other non-investment professionals at OCM that perform duties for OCSL is set by Oaktree Administrator and is subject to reimbursement by OCSL of an allocable portion of such compensation for services rendered to it.

During fiscal year 2022, $1.5 million was incurred by, and $1.3 million was reimbursed to Oaktree Administrator by OCSL for the allocable portion of compensation expenses incurred by Oaktree Administrator on behalf of the chief financial officer, chief compliance officer and other support personnel of OCSL, pursuant to the OCSL Administration Agreement.

Director Compensation

The following table sets forth compensation of OCSL’s directors for the fiscal year ended September 30, 2022:

	Fees Earned or Paid in Cash(1)(2)	Total
Interested Directors:
John B. Frank	—	—
Independent Directors:
Phyllis R. Caldwell(3)	$112,500	$112,500
Deborah Gero	$175,000	$175,000
Craig Jacobson	$150,000	$150,000
Bruce Zimmerman	$165,000	$165,000

(1)	For a discussion of the OCSL Independent Directors’ compensation, see below.
(2)	OCSL does not maintain a stock or option plan, non-equity incentive plan or pension plan for its directors.
(3)	Ms. Caldwell joined the OCSL Board effective as of December 31, 2021.

For fiscal year 2022, each OCSL Independent Director received an annual retainer fee of $150,000. In addition, the lead Independent Director received $15,000, and the Chair of OCSL’s Audit Committee also received $25,000. No compensation was paid to directors who were interested persons of OCSL as defined in the Investment Company Act. The OCSL Independent Directors review and determine their compensation.

MANAGEMENT OF OSI2

The business and affairs of OSI2 is managed under the oversight of the OSI2 Board. The OSI2 Board currently consists of four members, of whom three are Independent Directors. The OSI2 Board may modify the number of its members in accordance with OSI2’s bylaws, except that the number of directors may never be fewer than one or greater than twelve and no decrease in the number of directors will shorten the term of any incumbent director. Pursuant to Section 56 of the Investment Company Act, a majority of the directors of the OSI2 Board must be comprised of persons who are not “interested persons” of OSI2, as defined in Section 2(a)(19) of the Investment Company Act. Therefore, under the Investment Company Act, a majority of the directors of the OSI2 Board are independent. In addition, the OSI2 Board has determined that it is appropriate that a majority of OSI2’s directors meet the definition of “independent director” under the corporate governance standards of Nasdaq.

Director and Executive Officer Information

Directors

Information regarding OSI2’s current directors is set forth below. The directors are divided into two groups — interested director and Independent Directors. The interested director is an “interested person” of OSI2, as defined in Section 2(a)(19) of the Investment Company Act.

Name, Address, and Age (1)	Length of Time Served; Term of Office	Principal Occupation(s) During the Past Five Years	Number of Portfolios in the Fund Complex (2) Overseen by the Director or Nominee for Director	Other Directorships Held by Director or Nominee for Director During the Past Five Years (3)
Interested Director
Armen Panossian (46)	Class III Director, Chairman, Chief Executive Officer and Chief Investment Officer since 2019; term expires in 2024	Chairman, Chief Executive Officer and Chief Investment Officer of OSI2; Chairman, Chief Executive Officer and Chief Investment Officer of OSCF since December 2021; Chief Executive Officer and Chief Investment Officer of OCSL since 2019; Chief Executive Officer and Chief Investment Officer of OCSI from September 2019 to March 2021; Managing Director and Head of Performing Credit of OCM; as well as portfolio manager for OCM’s Global Private Debt and Global Credit Strategies.	2	Trustee, OSCF (2021 – present)

Independent Directors

Deborah Gero (62)	Class I Director since 2019, term expires in 2025	Until 2018, various positions with AIG, including as a Senior	3	Director, OCSL (2019 – present); Trustee OSCF (2021

Name, Address, and Age (1)	Length of Time Served; Term of Office	Principal Occupation(s) During the Past Five Years	Number of Portfolios in the Fund Complex (2) Overseen by the Director or Nominee for Director	Other Directorships Held by Director or Nominee for Director During the Past Five Years (3)
		Managing Director and Deputy Chief Investment Officer of AIG Asset Management from 2012 to 2018 and Chief Risk Officer for the Life and Retirement division from 2009 to 2012.		– present); Previously a member of the board of directors of OCSI.
Stephen Mosko (66)	Class I Director since 2018, term expires in 2025	Chief Executive Officer of Village Roadshow Entertainment Group since October 2018; from 2015 to 2016, Mr. Mosko served as Chair of Sony Pictures Television for which he remains a consultant. Mr. Mosko also served as the President of Sony Pictures’ U.S. Television Operation, Executive Vice President of Sales for Sony Pictures Television and Vice President of the Western Region for Columbia TriStar Television Distribution.	2	Trustee OSCF (2021 – present)

Allison Keller (57)	Class II Director since 2018; term expires in 2023	Since 2007, Executive Director and Chief Financial Officer of W.M. Keck Foundation; from 2007-2016, Ms. Keller was also the President of Oakmont Corporation, a private investment firm and family office assisting multi-generational, high net worth extended families and related private foundations.	2	Trustee OSCF (2021 – present).

(1)	The address of all directors is c/o Oaktree Strategic Income II, Inc., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.
(2)	“Fund Complex” includes OSI2, OCSL and OSCF, each a company that has elected to be regulated as a “business development company” under the Investment Company Act.
(3)

Except as set forth in this table, none of OSI2’s current directors otherwise serves, or has served during the past five years, as a director of an investment company registered under the Investment Company Act or of a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

Executive Officers

The following persons serve in the following capacities for OSI2:

Name	Age	Position
Mathew Pendo	59	President
Matthew Stewart	38	Chief Operating Officer
Christopher McKown	41	Chief Financial Officer and Treasurer
Ashley Pak	44	Chief Compliance Officer

Biographical Information

Additional biographical information regarding OSI2’s current directors and executive officers is set forth below.

Interested Director

Armen Panossian. Mr. Panossian has been a member of the OSI2 Board and has served as OSI2’s Chairman, Chief Executive Officer and Chief Investment Officer since September 2019. Since December 2021, Mr. Panossian has also served as Chief Executive Officer, Chief Investment Officer and Chairman of OSCF. Mr. Panossian has also served as Chief Executive Officer and Chief Investment Officer of OCSL since September 2019. Mr. Panossian also served as the Chief Executive Officer and Chief Investment Officer of OCSI from September 2019 until OCSI merged with and into OCSL on March 19, 2021. In addition, Mr. Panossian is a managing director and OCM’s Head of Performing Credit where his responsibilities include oversight of the firm’s performing credit activities including the senior loan, high yield bond, private credit, convertibles, structured credit and emerging markets debt strategies. He also serves as a portfolio manager within the Global Private Debt and Global Credit strategies. Mr. Panossian joined OCM in 2007 as a senior member of its Global Opportunities group. In January 2014, he joined the U.S. Senior Loan team to assume co-portfolio management responsibilities and lead the development of OCM’s CLO business. Mr. Panossian joined OCM from Pequot Capital Management, where he worked on their distressed debt strategy. Mr. Panossian received a B.A. degree in economics with honors and distinction from Stanford University, where he was elected to Phi Beta Kappa. Mr. Panossian then went on to receive an M.S. degree in health services research from Stanford Medical School and J.D. and M.B.A. degrees from Harvard Law School and Harvard Business School. Mr. Panossian serves on the Advisory Board of the Stanford Institute for Economic Policy Research. He is a member of the State Bar of California.

Independent Directors

Deborah Gero. Ms. Gero has been a member of the OSI2 Board since September 2019. Ms. Gero has also been a member of the board of directors of OCSL since March 2019 and a member of the board of trustees of OSCF since December 2021. Ms. Gero has held various positions with AIG, including as a Senior Managing Director and Deputy Chief Investment Officer of AIG Asset Management, where she was responsible for developing the firm’s investment strategy for approximately $300 billion of insurance company portfolios from 2012 to 2018. She joined AIG in 2009 and served as Chief Risk Officer for the Life and Retirement division until 2012. Before joining AIG, Ms. Gero was a consultant from 2003 to 2009, focusing on collateralized debt obligation investment management and investments in insurance companies. Prior to her work as a consultant, Ms. Gero spent eight years at AIG and its predecessor entities in a variety of capacities including Portfolio Manager of a $3 billion collateralized debt obligation portfolio and Corporate Actuary. Previous experiences include numerous actuarial and asset/liability management roles at Conseco, Inc., Tillinghast/Towers-Perrin and Pacific Mutual Life Insurance Company. Ms. Gero currently serves as a director of Newport Re, Ltd. and The Friends of the Brentwood Art Center and as a member of the Investment Committee of United Way of Greater Los Angeles. Ms. Gero has previously served as a director of OCSI, Aurora National Life Insurance Company and New California Life Holdings, as well as several insurance and asset management subsidiaries of AIG. Ms. Gero received a B.A. degree in mathematics from the University of Notre Dame. She is a CFA charterholder, a fellow in the Society of Actuaries and a member of the American Academy of Actuaries.

Stephen Mosko. Mr. Mosko has been a member of the OSI2 Board and has served as a member of the Audit Committee since July 2018. Mr. Mosko has also been a Trustee of OSCF since December 2021. Since October 2018, Mr. Mosko has served as Chief Executive Officer of Village Roadshow Entertainment Group. Mr. Mosko formerly served as Chair of Sony Pictures Television for which he remains a consultant. Mr. Mosko also served as the President of Sony Pictures’ U.S. Television operation, Executive Vice President of Sales for Sony Pictures Television and Vice President of the Western Region for Columbia TriStar Television Distribution. Before joining Sony Pictures, Mr. Mosko held earlier career positions as Local Sales Manager of NBC affiliate WMAR-TV in Baltimore, and in Philadelphia as General Sales Manager of WTAF-TV and Vice President and Station Manager of WPHL-TV. Mr. Mosko has served as Chairman of the National Association of Television Program Executives; Chairman of the Academy of Television Arts & Sciences Foundation; Director of Game Show Network, LLC and Game Show Network; Director of The Advertising Council, Inc.; Member of the Board of Directors for the Celine Cousteau Film Fellowship; Member of the Executive Committee of the Los Angeles Board of Governors of The Paley Museum; Member of the National Board of Junior Achievement; Member of the Executive Board of the UCLA School of Theater, Film and Television; Director at Loyola Marymount University, Los Angeles; Member of the Philadelphia Police Department’s Drug Advisory Council; and President of the Philadelphia Ad Club. Mr. Mosko received his Bachelor of Arts in Communications from the University of Delaware. Mr. Mosko also received honorary degrees from Loyola Marymount University, Chapman University and the University of Delaware.

Allison Keller. Ms. Keller has been a member of the OSI2 Board and has served as the Chair of the Audit Committee since July 2018. Ms. Keller has also been a Trustee of OSCF since December 2021. Since 2007, Ms. Keller has been the Executive Director and Chief Financial Officer of the W.M. Keck Foundation, a foundation focused primarily on promoting pioneering scientific discoveries as well as undergraduate education and, in Southern California, community programs. Ms. Keller manages the program, investment, staff and administrative activities while working closely with the foundation’s board of directors to develop the foundation’s vision and strategies. From 2007 through 2016, Ms. Keller was also the President of Oakmont Corporation, a private investment firm and family office assisting multi-generational, high net worth extended families and related private foundations. Previously, Ms. Keller was a corporate partner with O’Melveny & Myers LLP. Ms. Keller’s practice focused on raising public and private capital, counseling private and public company boards of directors on strategic transactions and corporate governance policies, negotiating business combinations and reviewing complex regulatory filings. Ms. Keller’s philanthropic work includes board service in both public and private higher education and K-12 education and medical research and education. Ms. Keller has also performed pro bono legal work for multiple community organizations in Los Angeles. Ms. Keller earned her A.B. from Princeton University and J.D. from UCLA School of Law.

Executive Officers

Mathew Pendo. Mr. Pendo has served as President of OSI2 since August 2019. Mr. Pendo has served as President of OCSL and OSCF since August 2019 and December 2021, respectively. Mr. Pendo also currently serves as Managing Director, Head of Corporate Development and Capital Markets for OCM, which he joined in 2015, and as Chief Operating Officer of Oaktree Acquisition Corp. III since February 2021. Mr. Pendo previously served as Chief Operating Officer of OCSL from October 2017 to January 2022, as Chief Operating Officer and President of OCSI from October 2017 and August 2019, respectively, until March 2021, as Chief Operating Officer of OSI2 from July 2018 until December 2021 and as Chief Operating Officer of Oaktree Acquisition Corp. II. from August 2020 until June 2022.

Prior to joining OCM in 2015, Mr. Pendo was at the investment banking boutique of Sandler O’Neill Partners, where he was a managing director focused on the financial services industry. Prior thereto, Mr. Pendo was the chief investment officer of the Troubled Asset Relief Program (TARP) of the U.S. Department of the Treasury, where he was honored with the Distinguished Service Award. There, he built and managed a team of 20 professionals overseeing the Treasury’s $200 billion TARP investment activities across multiple industries including AIG, GM and the banks, and all levels of the capital structure. Mr. Pendo began his career at Merrill Lynch, where he spent 18 years, starting in their investment banking division before becoming managing director of the technology industry group. Subsequently, Mr. Pendo was a managing director at Barclays Capital, first serving as co-head of U.S. Investment Banking and then co-head of Global Industrials group. Mr. Pendo previously served as a member of the Board of Directors of Keypath Education, Inc., New IPT Holdings, LLC and SuperValue Inc. He received a bachelor’s degree in economics from Princeton University, cum laude.

Matthew Stewart. Mr. Stewart has served as Chief Operating Officer of OSI2 since December 2021. Mr. Stewart has also served as the Chief Operating Officer of OCSL and OSCF since December 2021. Mr. Stewart is a Senior Vice President and investment professional on OCM’s Strategic Credit team. Prior to joining OCM in 2017, Mr. Stewart was a vice president at Fifth Street Management. Prior thereto, he was a director at Stifel Nicolaus where he worked in the Leveraged Finance Group. Mr. Stewart began his career as a senior associate at BDO Consulting in the Business Restructuring group before moving on to serving as a vice president in the institutional fixed income business at Knight Capital Group. He received a B.B.A. in finance and a B.S. in accountancy from Villanova University. Mr. Stewart is a Certified Public Accountant (inactive) and CFA charterholder.

Christopher McKown. Mr. McKown has served as Chief Financial Officer and Treasurer of OSI2 since January 2022. Mr. McKown has also served as Chief Financial Officer and Treasurer of OCSL and OSCF since November 2021 and December 2021, respectively. Mr. McKown joined OCM in 2011 and currently serves as a Managing Director responsible for fund accounting and reporting for OCM’s Strategic Credit strategy. Mr. McKown previously served as the Assistant Treasurer of OSI2 and OCSL and also served as Assistant Treasurer of OCSI until March 2021. Prior to joining OCM, Mr. McKown worked in the audit practice at KPMG LLP. Mr. McKown received a B.A. degree in business economics with a minor in accounting cum laude from the University of California, Los Angeles and is a Certified Public Accountant (inactive).

Ashley Pak. Ms. Pak has served as OSI2’s Chief Compliance Officer since November 2021. Ms. Pak has also served as the Chief Compliance Officer of OCSL and OSCF since November 2021 and December 2021, respectively. Ms. Pak joined OCM in 2007 and currently serves as a Senior Vice President in the Compliance Department. Prior to joining OCM, she was a Compliance/Legal Specialist at Associated Securities Corp. Ms. Pak received a B.A. in Business Administration from Seattle University and an MBA from the University of Massachusetts, Amherst – Isenberg School of Management.

Board Leadership Structure

The OSI2 Board monitors and performs oversight roles with respect to OSI2’s business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers. Among other things, the OSI2 Board approves the appointment of OSI2’s investment adviser and executive officers, reviews and monitors the services and activities performed by OSI2’s investment adviser and executive officers and approves the engagement of, and reviews the performance of, the independent registered public accounting firm.

Under OSI2’s bylaws, the OSI2 Board may designate a chairman to preside over the meetings of the OSI2 Board and meetings of stockholders and to perform such other duties as may be assigned to him or her by the OSI2 Board. OSI2 does not have a fixed policy as to whether the chairman of the OSI2 Board should be an Independent Director; OSI2 believes that it should maintain the flexibility to select the chairman and reorganize its leadership structure, from time to time, based on the criteria that is in OSI2’s best interests and the best interests of OSI’s stockholders at such time.

Presently, Mr. Panossian serves as the Chairman of the OSI2 Board. Mr. Panossian’s familiarity with Oaktree’s investment platform and extensive knowledge of the financial services industry qualify him to serve as the Chairman of OSI2. OSI2 believes that it is best served through this existing leadership structure, as Mr. Panossian’s relationship with Oaktree provides an effective bridge and encourages an open dialogue between Oaktree and the OSI2 Board.

OSI2’s corporate governance practices include regular meetings of its Independent Directors in executive session without the presence of interested directors and management, the establishment of an Audit Committee comprised solely of Independent Directors and the appointment of a chief compliance officer, with whom the Independent Directors of OSI2 meet with in executive session at least once a year, for administering OSI2’s compliance policies and procedures.

OSI2 Board’s Role in Risk Oversight

OSI2’s Board performs its risk oversight function primarily through (i) its standing Audit Committee, which reports to the entire OSI2 Board and is comprised solely of Independent Directors, and (ii) active monitoring by OSI2’s chief compliance officer and its compliance policies and procedures.

The Audit Committee assists the OSI2 Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing OSI2’s accounting and financial reporting processes, systems of internal controls regarding finance and accounting, and audit of OSI2’s financial statements, as well as the establishment of guidelines and making recommendations to the OSI2 Board regarding the valuation of OSI2’s loans and investments.

The OSI2 Board also performs its risk oversight responsibilities with the assistance of OSI2’s chief compliance officer. The OSI2 Board annually reviews a written report from OSI2’s chief compliance officer discussing the adequacy and effectiveness of the compliance policies and procedures of OSI2. The chief compliance officer’s annual report addresses: (i) the operation of the compliance policies and procedures of OSI2, its investment adviser and certain other entities since the last report; (ii) any material changes to such policies and procedures since the last report; (iii) any recommendations for material changes to such policies and procedures as a result of the chief compliance officer’s annual review; and (iv) any compliance matter that has occurred since the date of the last report about which the OSI2 Board would reasonably need to know to oversee compliance. In addition, OSI2’s chief compliance officer meets in executive session with the OSI2 Board’s Independent Directors at least once a year.

OSI2 believes that the role of the OSI2 Board in risk oversight is effective and appropriate given the extensive regulation to which it is already subject as a Business Development Company. As a Business Development Company, OSI2 is required to comply with certain regulatory requirements that are intended to limit the levels of risk in its businesses and operations.

Corporate Governance

Director Independence

Pursuant to Section 56 of the Investment Company Act, a majority of a Business Development Company’s board of directors must be comprised of Independent Directors. In addition, the OSI2 Board has determined that it is appropriate to have a board of directors with at least a majority of directors that meet the definition of “independent directors” under the corporate governance standards of Nasdaq. Under Nasdaq corporate governance standards, in order for a director to be deemed independent, OSI2’s Board must determine that the individual does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and OSI2, Oaktree, or of any of their respective affiliates, the OSI2 Board has determined that each of Ms. Gero, Ms. Keller and Mr. Mosko qualifies as an Independent Director. Each director who serves on the Audit Committee is an Independent Director for purposes of Rule 10A-3 under the Exchange Act.

Mr. Panossian is considered an “interested person” (as defined in Section 2(a)(19) of the Investment Company Act) of OSI2 because of his relationship with OSI2, Oaktree or affiliated persons of Oaktree.

Communications with Directors

OSI2’s Board has established procedures whereby its stockholders and other interested parties may communicate with any member of the OSI2 Board, the chair of any of the OSI2 Board committees or with the Independent Directors as a group by mail addressed to the applicable directors or director group, to Oaktree Strategic Income II, Inc., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: General Counsel and Secretary. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate director, or directors, for review.

Board Meetings and Committees

The OSI2 Board met five times during the fiscal year ended September 30, 2022. No Independent Director attended fewer than 75% of the aggregate of the total number of meetings of the OSI2 Board (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the OSI2 Board on which he or she served (held during the period that he or she served). OSI2 encourages, but does not require, the members of the OSI2 Board to attend OSI2’s annual meeting of its stockholders.

OSI2 has established an Audit Committee and may establish additional committees in the future. The OSI2 Board does not have a standing nominating committee because it believes the function typically served by this committee is best handled by those directors whose term is not expiring currently. The OSI2 Board does not have a standing compensation committee because OSI2 executive officers do not receive any direct compensation from OSI2.

Audit Committee

The Audit Committee is currently composed of Ms. Keller and Mr. Mosko, each of whom is an Independent Director. Ms. Keller serves as Chair of the Audit Committee. The OSI2 Board has determined that Ms. Keller is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. Each of Ms. Keller and Mr. Mosko meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act. The Audit Committee operates pursuant to a charter approved by the OSI2 Board, which sets forth the responsibilities of the Audit Committee. A copy of the charter was attached as Attachment A to OSI2’s definitive proxy statement for the fiscal year ended September 30, 2018, which OSI2 filed with the SEC on June 7, 2019. The Audit Committee’s responsibilities include establishing guidelines and making recommendations to the OSI2 Board regarding the valuation of its loans and investments, selecting OSI2’s independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of OSI2’s financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing OSI2’s annual financial statements, overseeing internal audit staff and periodic filings and receiving OSI2’s audit reports and financial statements.

The Audit Committee held eight meetings during the fiscal year ended September 30, 2022.

Nominating Committee

Nomination for election as a director may be made by the OSI2 Board or by stockholders in compliance with the procedures set forth in OSI2’s bylaws.

The OSI2 Board seeks candidates who possess the background, skills and expertise to make a significant contribution to OSI2, the OSI2 Board and OSI2 stockholders. In considering possible candidates for election as a director, the OSI2 Board takes into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to OSI2’s affairs;

•	are able to work with the other members of the OSI2 Board and contribute to OSI2’s success;

•	can represent the long-term interests of OSI2 Stockholders as a whole; and

•	are selected such that the OSI2 Board represents a range of backgrounds and experience.

The OSI2 Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the OSI2 Board considers and discusses diversity, among other factors, with a view toward the needs of the OSI2 Board as a whole. The OSI2 Board generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to the OSI2 Board, when identifying and recommending director nominees. The OSI2 Board believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a board of directors that best serves OSI2’s needs and the interests of OSI2 Stockholders.

The Independent Director or Directors whose term is not expiring selects and evaluates any candidates for Independent Director at such meeting, and the director or directors whose term is not expiring select and evaluate candidates for interested directors at such meeting, in each case in accordance with the criteria set forth above. Such Independent Directors and Directors, as applicable, are then responsible for recommending to the OSI2 Board a slate of nominees for Independent Director and interested director positions, as applicable, for the OSI2 Board’s approval. Generally, candidates for a position as a member of the OSI2 Board are suggested by existing members of the OSI2 Board; however, the OSI2 Board will consider stockholder recommendations for candidates for the OSI2 Board, and will evaluate any such recommendations using the criteria set forth above.

Code of Business Conduct

OSI2 has adopted a Joint Code of Business Conduct which applies to, among others, executive officers, including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and all other officers, employees and directors of OSI2. OSI2 has undertaken to provide a copy of the Joint Code of Business Conduct to any person, without charge, upon request. Requests for a copy of the Joint Code of Business Conduct may be made in writing addressed to Oaktree Strategic Income II, Inc., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: General Counsel and Secretary.

Securities Trading Policy

OSI2 has adopted a Joint Securities Trading Policy that, among other things, prohibits directors, officers and other employees from entering into a short sale transaction or transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, with respect to OSI2’s securities or use any other derivative transaction or instrument to take a short position in respect of OSI2’s securities. OSI2’s Joint Securities Trading Policy permits share pledges in limited cases with the pre-approval of OSI2’s chief compliance officer.

Executive Compensation

OSI2 does not currently have any employees and does not expect to have any employees. Services necessary for OSI2’s business are provided by individuals who are employees of Oaktree or its affiliates or by subcontractors, pursuant to the terms of the Investment Advisory Agreement entered into by and between OSI2 and Oaktree, and the Administration Agreement entered into by and between OSI2 and Oaktree Administrator. Each of OSI2’s executive officers is an employee of Oaktree or its affiliates. OSI2’s day-to-day investment operations are managed by Oaktree. Most of the services necessary for the origination and administration of OSI2’s investment portfolio are provided by investment professionals employed by the Adviser or its affiliates or by subcontractors.

Director Compensation

The following table sets forth information concerning total compensation earned or paid to each of OSI2’s Independent directors for the fiscal year ended September 30, 2022:

	Fees Earned or Paid in Cash(1)(2)	Total
Interested Directors:
Armen Panossian	—	—
Independent Directors:
Allison Keller	$55,000	$55,000
Stephen Mosko	$50,000	$50,000
Deborah Gero	$50,000	$50,000

For fiscal year 2022, the OSI2 Independent Directors received a $50,000 annual fee and the Chair of OSI2’s Audit Committee also received $5,000. No compensation was paid to directors who were interested persons of OSI2 as defined in the Investment Company Act. The OSI2 Independent Directors review and determine their compensation.

PORTFOLIO MANAGEMENT OF OCSL AND OSI2

Armen Panossian is the portfolio manager for OCSL and OSI2 and is primarily responsible for the day-to-day management of each of OCSL’s and OSI2’s portfolio. Mr. Panossian also manages registered investment companies, other pooled investment vehicles (including one additional Business Development Company) and other accounts, as indicated below. The following table identifies, as of September 30, 2022: (i) the number of registered investment companies, other pooled investment vehicles and other accounts managed by Mr. Panossian; (ii) the total assets of such companies, vehicles and accounts; and (iii) the number and total assets of such companies, vehicles and accounts that are subject to an advisory fee based on performance.

Type of Account	Number of Accounts	Assets of Accounts (in billions)	Number of Accounts Subject to a performance Fee	Assets Subject to a performance Fee (in billions)
Registered investment companies	1	$0.4	1	$0.4
Other pooled investment vehicles:	5	$0.6	5	$0.6
Other accounts	17	$5.2	11	$3.7

In addition to the accounts and assets listed in the table above, Mr. Panossian is Head of Oaktree’s Performing Credit organization and, in such capacity, oversees the management of approximately $41.4 billion of additional assets under management as of September 30, 2022.

Mr. Panossian is not employed by either OCSL or OSI2 and does not receive any direct compensation from either OCSL or OSI2 or from the previously listed accounts for serving in such capacity. Mr. Panossian is paid by OCM and compensation includes a base salary, deferred equity or other deferred compensation and discretionary bonuses and variable incentive compensation based primarily on past performance, services provided and expected future contributions.

The table below shows the dollar range of shares of OCSL Common Stock beneficially owned by Mr. Panossian as of September 30, 2022:

Name of Portfolio Manager	Dollar Range of Equity Securities(1)(2)
Armen Panossian	$100,001 — $500,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned are: none, $1 — $10,000, $10,001 — $50,000, $50,001 — $100,000, $100,001 — $500,000, $500,001 — $1,000,000, or over $1,000,000.

The table below shows the dollar range of shares of OSI2 Common Stock beneficially owned by Mr. Panossian as of September 30, 2022:

Name of Portfolio Manager	Dollar Range of Equity Securities(1)(2)
Armen Panossian	$	None

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned are: none, $1 — $10,000, $10,001 — $50,000, $50,001 — $100,000, $100,001 — $500,000, $500,001 — $1,000,000, or over $1,000,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF OCSL

Transactions with Related Persons

On March 19, 2021, OCSL entered into the OCSL Investment Advisory Agreement. Mr. Frank, an interested member of the OCSL Board, has a direct or indirect pecuniary interest in Oaktree. Oaktree is a registered investment adviser under the Advisers Act that is a subsidiary of OCG. In 2019, Brookfield acquired a majority economic interest in OCG. OCG operates as an independent business within Brookfield, with its own product offerings and investment, marketing and support teams.

Under the OCSL Investment Advisory Agreement, fees payable to Oaktree equal (a) a base management fee and (b) an incentive fee based on OCSL’s performance. The base management fee is calculated at an annual rate of 1.50% of the value of OCSL’s total gross assets, including any investment made with borrowings, but excluding cash and cash equivalents; provided, however, that the base management fee on OCSL’s gross assets, including any investments made with borrowings, but excluding any cash and cash equivalents, that exceed the product of (A) 200% (as calculated in accordance with the Investment Company Act and giving effect to exemptive relief OCSL received from the SEC with respect to debentures issued by a small business investment company subsidiary) and (B) OCSL’s net asset value is 1.00%. In connection with the OCSI Merger, Oaktree agreed to waive an aggregate of $6.0 million of base management fees otherwise payable to Oaktree in the two years following the closing of the OCSI Merger on March 19, 2021 at a rate of $750,000 per quarter (with such amount appropriately prorated for any partial quarter). In connection with the Mergers, Oaktree has agreed to waive $9.0 million of base management fees payable to it as follows: $6.0 million at a rate of $1.5 million per quarter (with such amount appropriately prorated for any partial quarter) in the first year following closing of the Mergers and $3.0 million at a rate of $750,000 per quarter (with such amount appropriately prorated for any partial quarter) in the second year following closing of the Mergers.

The incentive fee consists of two parts. The first part is calculated and payable quarterly in arrears and equals 17.5% of OCSL’s “pre-incentive fee net investment income” for the immediately preceding quarter, subject to a preferred return, or “hurdle,” and a “catch up” feature. For purposes of the OCSL Investment Advisory Agreement, “pre-incentive fee net investment income” means interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that OCSL receives from portfolio companies, other than fees for providing managerial assistance) accrued during the fiscal quarter, minus operating expenses for the quarter (including the base management fee, expenses payable under the OCSL Administration Agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that OCSL has not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. In addition, pre-incentive fee net investment income does not include any amortization or accretion of any purchase premium or purchase discount to interest income resulting solely from merger-related accounting adjustments in connection with the assets acquired in the OCSI Merger, including any premium or discount paid for the acquisition of such assets, solely to the extent that the inclusion of such merger-related accounting adjustments, in the aggregate, would result in an increase in pre-incentive fee net investment income. OCSL will exclude any amounts resulting solely from the new cost basis of the acquired OSI2 investments established by ASC 805 as a result of the Mergers from the calculation of the incentive fee on income and the incentive fee on capital gains, with such exclusion to be implemented either through an amendment to the OCSL Investment Advisory Agreement or a waiver of such amounts by Oaktree.

The second part is determined and payable in arrears as of the end of each fiscal year (or upon termination of the OCSL Investment Advisory Agreement) and equals 17.5% of OCSL’s realized capital gains, if any, on a cumulative basis from the beginning of the fiscal year ending September 30, 2019 through the end of each fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The calculation of realized capital gains, realized capital losses and unrealized capital depreciation does (1) not include any such amounts resulting solely from merger-related accounting adjustments in connection with the assets acquired in the OCSI Merger, including any premium or discount paid for the acquisition of such assets, solely to the extent that the inclusion of such merger- related accounting adjustments, in the aggregate, would result in an increase in the capital gains incentive fee and (2) include any such amounts associated with the investments acquired in the Merger for the period from October 1, 2018 to the date of closing of the OCSI Merger, solely to the extent that the exclusion of such amounts, in the aggregate, would result in an increase in the capital gains incentive fee.

The OCSL Investment Advisory Agreement may be terminated without penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of OCSL or by the vote of OCSL’s directors or by OCM.

OCSL has entered into the OCSL Administration Agreement with Oaktree Administrator, which is a wholly-owned subsidiary of OCM. Pursuant to the OCSL Administration Agreement, Oaktree Administrator provides administrative services necessary for the operations of OCSL, which include providing to OCSL office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities and such other services as Oaktree Administrator, subject to review by the OCSL Board, will from time to time deem to be necessary or useful to perform its obligations under the OCSL Administration Agreement. Oaktree Administrator also provides to OCSL portfolio collection functions for interest income, fees and warrants and is responsible for the financial and other records that OCSL is required to maintain and prepares, prints and disseminates reports to OCSL Stockholders and reports and all other materials filed with the SEC. In addition, Oaktree Administrator assists OCSL in determining and publishing OCSL’s net asset value, overseeing the preparation and filing of OCSL’s tax returns, and generally overseeing the payment of OCSL’s expenses and the performance of administrative and professional services rendered to OCSL by others. Oaktree Administrator may also offer to provide, on OCSL’s behalf, managerial assistance to OCSL’s portfolio companies.

For providing these services, facilities and personnel, OCSL reimburses Oaktree Administrator the allocable portion of overhead and other expenses incurred by Oaktree Administrator in performing its obligations under the OCSL Administration Agreement, including OCSL’s allocable portion of the rent of its principal executive offices (which are located in a building owned by a Brookfield affiliate) at market rates and OCSL’s allocable portion of the costs of compensation and related expenses of its chief financial officer and chief compliance officer and their respective staffs and other non-investment professionals at OCM that perform duties for OCSL. Such reimbursement is at cost, with no profit to, or markup by, Oaktree Administrator. The OCSL Administration Agreement may be terminated without penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of OCSL or by the vote of OCSL’s directors or by Oaktree Administrator. For the fiscal year ended September 30, 2022, OCSL incurred approximately $1.5 million of administration fees under the OCSL Administration Agreement.

Review, Approval or Ratification of Transactions with Related Persons

The Independent Directors of OCSL are required to review, approve or ratify any transactions with related persons (as such term is defined in Item 404 of Regulation S-K).

Material Conflicts of Interest

OCSL’s executive officers and directors, and certain members of Oaktree, serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as OCSL does or of investment funds managed by its affiliates. For example, Oaktree presently serves as the investment adviser to OSI2 and OSCF, a continuously offered Business Development Company. All of OCSL’s executive officers serve in substantially similar capacities for OSI2 and OSCF, and one of OCSL’s independent directors serves as an independent director of OSI2 and OSCF. OSI2 and OSCF invest in senior secured loans, including first lien, unitranche and second lien debt instruments that pay interest at rates which are determined periodically on the basis of a floating base lending rate, made to private middle-market companies whose debt is rated below investment grade, similar to those OCSL targets. OCM and its affiliates also manage or sub-advise other registered investment companies and private investment funds and accounts, and may manage other such funds and accounts in the future, which have investment mandates that are similar, in whole and in part, with OCSL’s. Therefore, there may be certain investment opportunities that satisfy the investment criteria for OSI2 and OSCF as well as other registered investment companies and private investment funds and accounts advised or sub-advised by Oaktree or its affiliates. In addition, OCM and its affiliates may have obligations to investors in other entities that they advise or sub-advise, the fulfillment of which might not be in the best interests of OCSL or OCSL Stockholders.

For example, the personnel of Oaktree may face conflicts of interest in the allocation of investment opportunities to OCSL and such other funds and accounts. OCM has investment allocation guidelines that govern the allocation of investment opportunities among the investment funds and accounts managed or sub-advised by OCM and its affiliates. To the extent an investment opportunity is appropriate for OCSL, OSI2, OSCF or any other investment fund or account managed or sub-advised by OCM or its affiliates, OCM will adhere to its investment allocation guidelines in order to determine a fair and equitable allocation.

OCSL may invest alongside funds and accounts managed or sub-advised by Oaktree and its affiliates in certain circumstances where doing so is consistent with applicable law and SEC staff interpretations. For example, OCSL may invest alongside such accounts consistent with guidance promulgated by the staff of the SEC permitting OCSL and such other accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that Oaktree, acting on OCSL’s behalf and on behalf of other clients, negotiates no term other than price or terms related to price.

In addition, affiliates of Oaktree have received exemptive relief from the SEC to allow certain managed funds and accounts, each of whose investment adviser is OCM or an investment adviser controlling, controlled by or under common control with OCM, such as Oaktree, as well as proprietary accounts (subject to certain conditions) to participate in negotiated co-investment transactions where doing so is consistent with the applicable registered fund’s or Business Development Company’s investment objective and strategies as well as regulatory requirements and other pertinent factors, and pursuant to the conditions of the exemptive relief. Each potential co-investment opportunity that falls under the terms of the exemptive relief and is appropriate for OCSL and any affiliated fund or account, and satisfies the then-current board-established criteria, will be offered to OCSL and such other eligible funds and accounts. If there is a sufficient amount of securities to satisfy all participants, the securities will be allocated among the participants in accordance with their proposed order size and if there is an insufficient amount of securities to satisfy all participants, the securities will be allocated pro rata based on the investment proposed by the applicable investment adviser to such participant, up to the amount proposed to be invested by each, which is reviewed and approved by an independent committee of legal, compliance and accounting professionals at Oaktree. OCSL may also invest alongside funds managed by Oaktree and its affiliates in certain circumstances where doing so is consistent with applicable law and SEC staff interpretations. For example, OCSL may invest alongside such accounts consistent with guidance promulgated by the staff of the SEC permitting OCSL and such other accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that Oaktree, acting on OCSL’s behalf and on behalf of other clients, negotiates no term other than price.

Although Oaktree will endeavor to allocate investment opportunities in a fair and equitable manner, OCSL and its stockholders could be adversely affected to the extent investment opportunities are allocated among OCSL and other investment vehicles managed or sponsored by, or affiliated with, OCSL’s executive officers, directors and members of Oaktree. OCSL might not participate in each individual opportunity, but will, on an overall basis, be entitled to participate equitably with other entities managed by Oaktree and its affiliates. Oaktree is committed to treating all clients fairly and equitably over time such that none receive preferential treatment vis-à-vis the others over time, in a manner consistent with its fiduciary duty to each of them; however, in some instances, especially in instances of limited liquidity, the factors may not result in pro rata allocations or may result in situations where certain funds or accounts receive allocations where others do not.

Pursuant to the OCSL Investment Advisory Agreement, Oaktree’s liability is limited and OCSL is required to indemnify Oaktree against certain liabilities. This may lead Oaktree to act in a riskier manner in performing its duties and obligations under the OCSL Investment Advisory Agreement than it would if it were acting for its own account, and creates a potential conflict of interest.

Pursuant to the OCSL Administration Agreement, Oaktree Administrator furnishes OCSL with the facilities, including its principal executive office, and administrative services necessary to conduct its day-to-day operations. OCSL pays the Oaktree Administrator its allocable portion of overhead and other expenses incurred by the Oaktree Administrator in performing its obligations under the OCSL Administration Agreement, including a portion of the rent at market rates and compensation of OCSL’s chief financial officer, chief compliance officer, their respective staffs and other non-investment professionals at Oaktree and its affiliate that perform duties for OCSL.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF OSI2

Transactions with Related Persons

OSI2 is externally managed by Oaktree, pursuant to the OSI2 Investment Advisory Agreement. Oaktree is a registered investment adviser under the Advisers Act, that is a subsidiary of OCG. In 2019, Brookfield acquired a majority economic interest in OCG. OCG operates as an independent business within Brookfield, with its own product offerings and investment, marketing and support teams.

Pursuant to the OSI2 Investment Advisory Agreement, OSI2 pays Oaktree a fee for investment advisory and management services consisting of two components — the management fee and the incentive fee. All investment professionals of Oaktree and certain of its affiliates who provide investment advisory services to OSI2 are compensated by Oaktree or such affiliates, as described below.

Prior to a Qualified Listing, if any, Oaktree is entitled to receive quarterly in arrears a management fee equal to 1.00% per annum (the “Applicable Management Fee Percentage”) of OSI2’s Gross Asset Value; provided, that prior to a Qualified Listing, the management fee does not exceed 1.75% per annum of the Unleveraged Asset Value. From and after the date of a Qualified Listing, if any, the Applicable Management Fee Percentage will increase to 1.50% per annum of OSI2’s Gross Asset Value. For purposes of calculating the management fee, the Gross Asset Value is determined by the OSI2 Board (including any committee thereof). Until the 12-month anniversary of the initial closing of a private offering of OSI2 Common Stock, which initial closing occurred on August 6, 2018 (the “Initial Closing”), the management fee for each quarter was calculated based on OSI2’s average Gross Asset Value at the end of each month during such calendar quarter (prior to taking into account any incentive fee); provided, that the management fee for OSI2’s first calendar quarter was calculated based on OSI2’s Gross Asset Value at the end of such calendar quarter (prior to taking into account any incentive fee). Following the 12-month anniversary of the Initial Closing, which 12-month anniversary occurred on August 6, 2019, the management fee for each quarter is calculated based on OSI2’s average Gross Asset Value at the end of such quarter and at the end of the preceding quarter (in each case, prior to taking into account any incentive fee); provided, that the management fee for the calendar quarter in which OSI2 consummates a Qualified Listing will be calculated based on OSI2’s Gross Asset Value at the end of such calendar quarter (prior to taking into account any Incentive Fee). For the fiscal year ended September 30, 2022, base management fees were $5,656,120.

The incentive fee consists of two parts: the investment income incentive fee and the capital gains incentive fee. The investment income incentive fee is calculated and payable quarterly in arrears based on OSI2’s pre-incentive fee net investment income, which, for purposes of the OSI2 Investment Advisory Agreement, means consolidated interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that OSI2 receives from portfolio companies) accrued during the calendar quarter, minus the operating expenses accrued for the quarter (including the management fee, OSI2 expenses and any interest expense or fees on any credit facilities or outstanding debt, but excluding the incentive fee). The pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that has not yet been received in cash. For the avoidance of doubt, the pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The pre-incentive fee net investment income, expressed as a rate of return on the value of OSI2’s net assets at the end of the immediately preceding calendar quarter, is compared to a hurdle of 1.50% per quarter (6% annualized) (the “OSI2 Hurdle Rate”). OSI2 pays Oaktree an investment income incentive fee each quarter as follows:

(a) Hurdle Rate Return: No investment income incentive fee in any calendar quarter in which the pre-incentive fee net investment income does not exceed the OSI2 Hurdle Rate;

(b) Catch-Up: 100% of the pre-incentive fee net investment income, if any, that exceeds the OSI2 Hurdle Rate but is less than a 1.875% (7.5% annualized) rate of return on the value of OSI2’s net assets in such calendar quarter (the “Catch-Up”), which is intended to provide Oaktree with 20% of the Pre-incentive fee net investment income as if the OSI2 Hurdle Rate did not apply, if the pre-incentive fee net investment income exceeds the OSI2 Hurdle Rate in such calendar quarter; and

(c) 80/20 Split: 20% of the pre-incentive fee net investment income, if any, that exceeds a 1.875% (7.5% annualized) rate of return on the value of OSI2’s net assets in such calendar quarter, so that once the OSI2 Hurdle Rate is reached and the Catch-Up in (b) immediately above is achieved, 20% of the pre-incentive fee net investment income thereafter is allocated to Oaktree.

The foregoing calculations will be appropriately prorated for any period of less than three months and adjusted for any issuances or repurchases of OSI2 Common Stock during a quarter. For the fiscal year ended September 30, 2022, the investment income incentive fee was $7,723,049.

In addition to the investment income incentive fee described above, Oaktree is entitled to receive a capital gains incentive fee. The capital gains incentive fee is determined and payable in arrears as of the end of each calendar year. The capital gains incentive fee is equal to 20% of the realized capital gains, if any, on a cumulative basis from the date of the Initial Closing through the end of each calendar year, computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation, less the aggregate amount of any previously paid capital gains incentive fee with respect to each of the investments in OSI2’s portfolio, provided that the capital gains incentive fee determined as of December 31, 2018, if any, was calculated for a period of shorter than 12 calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from the date of the Initial Closing through the end of 2018.

Although the capital gains incentive fee due to Oaktree is not payable until it is contractually due based on the OSI2 Investment Advisory Agreement, OSI2 accrues this component at the end of each reporting period based on OSI2’s realized capital gains, if any, on a cumulative basis from the date of the Initial Closing through the end of each reporting period, computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation, less the aggregate amount of any previously paid capital gains incentive fee, as contractually included in the calculation of the capital gains incentive fee, plus the cumulative amount of unrealized capital appreciation. If such amount is positive at the end of a period, then OSI2 accrues an incentive fee equal to 20% of such amount. If such amount is negative, then there is no accrual for such period or an appropriate reduction in any amount previously accrued. U.S. GAAP requires that the capital gains incentive fee accrual consider cumulative unrealized capital appreciation in the calculation, as a capital gains incentive fee would be payable if such unrealized capital appreciation were realized. There can be no assurance that such unrealized capital appreciation will be realized in the future. For the fiscal year ended September 30, 2022, $1,988,557 of accrued capital gains incentive fees were reversed. The OSI2 Investment Advisory Agreement may be terminated by either party without penalty, upon 60 days’ written notice to the other party, by the vote of a majority of the outstanding voting securities of OSI2, or by the vote of OSI2’s directors or by Oaktree.

OSI2 is externally administered pursuant to the OSI2 Administration Agreement with Oaktree Administrator, an affiliate of Oaktree. Pursuant to the OSI2 Administration Agreement, Oaktree Administrator furnishes OSI2 with office facilities (certain of which are located in buildings owned by a Brookfield affiliate), equipment and clerical, bookkeeping and recordkeeping services at such facilities. Under the OSI2 Administration Agreement, Oaktree Administrator also performs, or oversees the performance of, OSI2’s required administrative services, which include, among other things, providing assistance in accounting, legal, compliance, operations, technology and investor relations, and being responsible for the financial records that OSI2 is required to maintain and preparing reports to stockholders and reports filed with the SEC. In addition, Oaktree Administrator assists OSI2 in determining and publishing the net asset value, overseeing the preparation and filing of tax returns and the printing and dissemination of reports to OSI2 Stockholders, and generally overseeing the payment of OSI2’s expenses and the performance of administrative and professional services rendered to OSI2 by others.

Payments under the OSI2 Administration Agreement are equal to an amount that reimburses Oaktree Administrator for its costs and expenses incurred in performing its obligations under the OSI2 Administration Agreement and providing personnel and facilities. The OSI2 Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party, by the vote of a majority of OSI2’s outstanding voting securities, or by the vote of OSI2’s directors or by Oaktree Administrator. In addition, Oaktree Administrator entered into a sub-administration agreement with State Street Bank and Trust Company (“State Street”), pursuant to which State Street provides for certain administrative and professional services. OSI2 bears all of the costs and expenses of any sub-administration agreements that Oaktree Administrator enters into.

For the avoidance of doubt, OSI2 bears its allocable portion of the costs of the compensation, benefits, and related administrative expenses (including travel expenses) of OSI2’s officers who provide operational and administrative services under the OSI2 Administration Agreement, their respective staffs and other professionals who provide services to OSI2 (including, in each case, employees of Oaktree Administrator or an affiliate) who assist with the preparation, coordination, and administration of the foregoing or provide other “back office” or “middle office” financial or operational services to OSI2. OSI2 reimburses Oaktree (or its affiliates) for an allocable portion of the compensation paid by Oaktree (or its affiliates) to such individuals (based on a percentage of time such individuals devote, on an estimated basis, to OSI2’s business and affairs and to acting on OSI2’s behalf). The OSI2 Board reviews the fees payable under the OSI2 Administration Agreement to determine that these fees are reasonable and comparable to administrative services charged by unaffiliated third parties.

For the fiscal year ended September 30, 2022, OSI2 incurred $575,978 of expenses under the OSI2 Administration Agreement.

OSI2 has entered into a Placement Agent Agreement with OCM Investments, LLC (the “Placement Agent”), an affiliate of Oaktree, which may require investors (other than investors sourced by OSI2, Oaktree, the Placement Agent or their respective affiliates) to pay a distribution fee to the Placement Agent for its services. Although OSI2 does not pay any fees to the Placement Agent, OSI2 indemnifies the Placement Agent in connection with its activities.

Review, Approval or Ratification of Transactions with Related Persons

The Independent Directors of OSI2 are required to review, approve or ratify any transactions with related persons (as such term is defined in Item 404 of Regulation S-K).

Material Conflicts of Interest

OSI2’s executive officers and directors, and certain members of Oaktree, serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as OSI2 does, or of investment funds managed by its affiliates. For example, Oaktree presently serves as the investment adviser to OCSL and OCSF, a continuously offered Business Development Company. All of OSI2’s executive officers serve in substantially similar capacities for OCSL and OSCF, one of OSI2’s independent directors serves as an independent director of OCSL, and all of OSI2’s independent directors serve as independent directors of OSCF. OCSL and OSCF invest in senior secured loans, including first lien, unitranche and second lien debt instruments that pay interest at rates which are determined periodically on the basis of a floating base lending rate, made to private middle-market companies whose debt is rated below investment grade, similar to those OSI2 targets. OCM and its affiliates also manage or sub-advise other registered investment companies and private investment funds and accounts, and may manage other such funds and accounts in the future, which have investment mandates that are similar, in whole and in part, with OSI2’s. Therefore, there may be certain investment opportunities that satisfy the investment criteria for OCSL and OSCF as well as other registered investment companies and private investment funds and accounts advised or sub-advised by Oaktree or its affiliates. In addition, OCM and its affiliates may have obligations to investors in other entities that they advise or sub-advise, the fulfillment of which might not be in the best interests of OSI2 or OSI2 Stockholders.

For example, the personnel of Oaktree may face conflicts of interest in the allocation of investment opportunities to OSI2 and such other funds and accounts. OCM has investment allocation guidelines that govern the allocation of investment opportunities among the investment funds and accounts managed or sub-advised by OCM and its affiliates. To the extent an investment opportunity is appropriate for OCSL, OSI2, OSCF or any other investment fund or account managed or sub-advised by OCM or its affiliates, OCM will adhere to its investment allocation guidelines in order to determine a fair and equitable allocation.

OSI2 may invest alongside funds and accounts managed or sub-advised by Oaktree and its affiliates in certain circumstances where doing so is consistent with applicable law and SEC staff interpretations. For example, OSI2 may invest alongside such accounts consistent with guidance promulgated by the staff of the SEC permitting OSI2 and such other accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that Oaktree, acting on OSI2’s behalf and on behalf of other clients, negotiates no term other than price or terms related to price.

In addition, affiliates of Oaktree have received exemptive relief from the SEC to allow certain managed funds and accounts, each of whose investment adviser is OCM or an investment adviser controlling, controlled by or under common control with OCM, such as Oaktree, as well as proprietary accounts (subject to certain conditions) to participate in negotiated co-investment transactions where doing so is consistent with the applicable registered fund’s or Business Development Company’s investment objective and strategies as well as regulatory requirements and other pertinent factors, and pursuant to the conditions of the exemptive relief. Each potential co-investment opportunity that falls under the terms of the exemptive relief and is appropriate for OSI2 and any affiliated fund or account, and satisfies the then-current board-established criteria, will be offered to OSI2 and such other eligible funds and accounts. If there is a sufficient amount of securities to satisfy all participants, the securities will be allocated among the participants in accordance with their proposed order size and if there is an insufficient amount of securities to satisfy all participants, the securities will be allocated pro rata based on the investment proposed by the applicable investment adviser to such participant, up to the amount proposed to be invested by each, which is reviewed and approved by an independent committee of legal, compliance and accounting professionals at Oaktree. OSI2 may also invest alongside funds managed by Oaktree and its affiliates in certain circumstances where doing so is consistent with applicable law and SEC staff interpretations. For example, OSI2 may invest alongside such accounts consistent with guidance promulgated by the staff of the SEC permitting OSI2 and such other accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that Oaktree, acting on OSI2’s behalf and on behalf of other clients, negotiates no term other than price.

Although Oaktree will endeavor to allocate investment opportunities in a fair and equitable manner, OSI2 and its stockholders could be adversely affected to the extent investment opportunities are allocated among OSI2 and other investment vehicles managed or sponsored by, or affiliated with, OSI2’s executive officers, directors and members of Oaktree. OSI2 might not participate in each individual opportunity, but will, on an overall basis, be entitled to participate equitably with other entities managed by Oaktree and its affiliates. Oaktree is committed to treating all clients fairly and equitably over time such that none receive preferential treatment vis-à-vis the others over time, in a manner consistent with its fiduciary duty to each of them; however, in some instances, especially in instances of limited liquidity, the factors may not result in pro rata allocations or may result in situations where certain funds or accounts receive allocations where others do not.

Pursuant to the OSI2 Investment Advisory Agreement, Oaktree’s liability is limited and OSI2 is required to indemnify Oaktree against certain liabilities. This may lead Oaktree to act in a riskier manner in performing its duties and obligations under the OSI2 Investment Advisory Agreement than it would if it were acting for its own account, and creates a potential conflict of interest.

Pursuant to the OSI2 Administration Agreement, Oaktree Administrator furnishes OSI2 with the facilities, including OSI2’s principal executive office, and administrative services necessary to conduct OSI2’s day-to-day operations. OSI2 pays Oaktree Administrator its allocable portion of overhead and other expenses incurred by the Oaktree Administrator or such affiliate in performing its obligations and services under the OSI2 Administration Agreement, such as rent and OSI2’s allocable portion of the cost of personnel attributable to performing such obligations and services, including, but not limited to, marketing, legal and other services performed by the Oaktree Administrator or such affiliate for OSI2. This arrangement creates conflicts of interest that the OSI2 Board must monitor.

BUSINESS OF OCSL

The information in “Item 1. Business” in Part I of OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022 is incorporated herein by reference.

FINANCIAL HIGHLIGHTS OF OCSL

The information in “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Financial Highlights” in Part II of OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022 is incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OCSL

The information in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022 is incorporated herein by reference.

SENIOR SECURITIES OF OCSL

The information in “Item 8. Note 12 — Financial Highlights — Senior Securities” in Part II of OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022 is incorporated herein by reference.

PORTFOLIO COMPANIES OF OCSL

The following table sets forth certain information as of September 30, 2022 for each portfolio company in which OCSL had a debt or equity investment. OCSL’s only formal relationships with its portfolio companies are the managerial assistance ancillary to OCSL’s investments and the board observation or participation rights OCSL may receive. For example, certain of OCSL’s officers may serve as members of the boards of certain of its portfolio companies.

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Control Investments								(8)(9)
C5 Technology Holdings, LLC 850 W. Jackson Boulevard Chicago, IL 60607	Data Processing & Outsourced Services
		829 Common Units	82.90%			—	—	(15)
		34,984,460.37 Preferred Units				34,984	27,638	(15)
						34,984	27,638

Dominion Diagnostics, LLC 211 Circuit Drive North Kingstown, RI 02852	Health Care Services
		First Lien Term Loan, LIBOR+5.00% cash due 2/28/2024		8.68%	14,333	14,333	14,333	(6)(15)
		First Lien Revolver, LIBOR+5.00% cash due 2/28/2024			—	—	—	(6)(15)(19)
		30,030.8 Common Units in DD Healthcare Services Holdings, LLC	69.24%			15,222	4,946	(15)
						29,555	19,279

OCSI Glick JV LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071	Multi-Sector Holdings							(14)
		Subordinated Debt, LIBOR+4.50% cash due 10/20/2028		6.30%	59,662	50,194	50,283	(6)(11)(15)(19)
		87.5% equity interest	87.50%			—	—	(11)(16)(19)
						50,194	50,283

Senior Loan Fund JV I, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071	Multi-Sector Holdings							(14)
		Subordinated Debt, LIBOR+7.00% cash due 12/29/2028		8.80%	96,250	96,250	96,250	(6)(11)(15)(19)
		87.5% LLC equity interest	87.50%			49,322	20,715	(11)(12)(16)(19)
						145,572	116,965

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Affiliate Investments								(17)
Assembled Brands Capital LLC	Specialized Finance
76 Greene Street New York, NY 10012		First Lien Revolver, LIBOR+6.75% cash due 10/17/2023		10.42%	24,490	24,490	24,225	(6)(15)(19)
		1,609,201 Class A Units	7.77%			764	370	(15)
		1,019,168.80 Preferred Units, 6%				1,019	1,223	(15)
		70,424.5641 Class A Warrants (exercise price $3.3778) expiration date 9/9/2029				—	—	(15)
						26,273	25,818

Caregiver Services, Inc. 10451 N.W. 117th Avenue, Suite 110 Miami, FL 33178	Health Care Services
		1,080,399 shares of Series A Preferred Stock, 10%				1,080	378	(15)
						1,080	378

Non-Control/Non-Affiliate Investments								(18)
109 Montgomery Owner LLC 2329 Nostrand Avenue, 3rd Floor Brooklyn, NY 11210	Real Estate Operating Companies
		First Lien Term Loan, LIBOR+7.00% cash due 2/2/2023		9.80%	389	387	727	(6)(15)
		First Lien Delayed Draw Term Loan, LIBOR+7.00% cash due 2/2/2023			—	(31)	—	(6)(15)(19)
						356	727

A.T. Holdings II SÀRL	Biotechnology
Biopôle, route de la Corniche 3 B 1066 Epalinges Switzerland		First Lien Term Loan, 10.50% PIK due 12/22/2022			33,997	33,960	34,891	(11)(15)
						33,960	34,891

Access CIG, LLC 6818 A Patterson Pass Road Livermore, CA 94550	Diversified Support Services
		Second Lien Term Loan, LIBOR+7.75% cash due 2/27/2026		10.82%	20,000	19,927	19,075	(6)
						19,927	19,075

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Accupac, Inc.	Personal Products
1501 Industrial Boulevard Mainland, PA 19451		First Lien Term Loan, SOFR+5.50% cash due 1/16/2026		9.12%	15,976	15,686	15,944	(6)(15)
		First Lien Delayed Draw Term Loan, SOFR+5.50% cash due 1/16/2026			—	—	(6)	(6)(15)(19)
		First Lien Revolver, SOFR+5.50% cash due 1/16/2026		9.14%	500	462	495	(6)(15)(19)
						16,148	16,433

Acquia Inc. 53 State Street, 10th Floor Boston, MA 02109	Application Software
		First Lien Term Loan, LIBOR+7.00% cash due 10/31/2025		9.63%	27,349	27,038	27,158	(6)(15)
		First Lien Revolver, LIBOR+7.00% cash due 10/31/2025		10.64%	914	890	898	(6)(15)(19)
						27,928	28,056

ADB Companies, LLC 18777 US Highway 66 Pacific, MO 63069	Construction & Engineering
		First Lien Term Loan, SOFR+6.25% cash due 12/18/2025		9.80%	14,685	14,217	14,431	(6)(15)
						14,217	14,431

ADC Therapeutics SA	Biotechnology
Biopôle route de la Corniche 3B 1066 Epalinges Switzerland		First Lien Term Loan, SOFR+7.50% cash due 8/15/2029		11.20%	6,589	6,256	6,262	(6)(11)(15)
		First Lien Delayed Draw Term Loan, SOFR+7.50% cash due 8/15/2029			—	(38)	(37)	(6)(11)(15)(19)
		28,948 Common Stock Warrants (exercise price $8.297) expiration 8/15/2032				174	73	(11)(15)
						6,392	6,298

Aden & Anais Merger Sub, Inc. 20 Jay Street, Suite 600 Brooklyn, NY 11201	Apparel, Accessories & Luxury Goods
		51,645 Common Units in Aden & Anais Holdings, Inc.	5.25%			5,165	—	(15)
						5,165	—

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
AI Sirona (Luxembourg) Acquisition S.a.r.l. 5 Rue des Capucins L-1313, Luxembourg	Pharmaceuticals
		Second Lien Term Loan, EURIBOR+7.25% cash due 9/28/2026		7.94%	€24,838	27,752	22,143	(6)(11)(15)
						27,752	22,143

AIP RD Buyer Corp. 8280 Montgomery Road, Suite 101 Cincinnati, OH 45236	Distributors
		Second Lien Term Loan, SOFR+7.75% cash due 12/23/2029		10.88%	14,414	14,154	13,910	(6)(15)
		14,410 Common Units in RD Holding LP	0.34%			1,352	1,291	(15)
						15,506	15,201

AirStrip Technologies, Inc. 335 East Sonterra Boulevard, Suite 200 San Antonio, TX 78258	Application Software
		5,715 Common Stock Warrants (exercise price $139.99) expiration date 5/11/2025				90	—	(15)
						90	—

All Web Leads, Inc.	Advertising
7300 Room 2222 Building 2, Suite 100 Austin, TX 78730		First Lien Term Loan, LIBOR+8.50% PIK due 12/29/2023			23,338	22,057	22,141	(6)(15)
						22,057	22,141

Altice France S.A. 16 Rue Du General Alain De Boissieu Paris, Île-de-France, 75015 France	Integrated Telecommunication Services
		Fixed Rate Bond, 5.50% cash due 10/15/2029			4,050	3,518	3,057	(11)
						3,518	3,057

Alvogen Pharma US, Inc. 1440 Main Street, Suite 310 Waltham, MA 02451	Pharmaceuticals
		First Lien Term Loan, SOFR+7.50% cash due 6/30/2025		11.20%	13,134	12,847	13,068	(6)(15)
						12,847	13,068

Alvotech Holdings S.A. Saemundargata 15-19 101 Reykjavik, Iceland	Biotechnology							(13)
		Tranche A Fixed Rate Bond 10.00% cash due 6/24/2025			24,043	23,747	23,923	(11)(15)
		Tranche B Fixed Rate Bond 10.00% cash due 6/24/2025			23,522	23,264	23,404	(11)(15)
		587,930 Common Shares in Alvotech SA	0.29%			5,308	3,974	(11)
		124,780 Seller Earn Out Shares in Alvotech SA				485	212	(11)(15)
						52,804	51,513

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
American Auto Auction Group, LLC 10333 N. Meridian Street, Suite 200 Indianapolis, IN 46290	Consumer Finance
		Second Lien Term Loan, SOFR+8.75% cash due 1/2/2029		12.30%	14,760	14,492	13,284	(6)(15)
						14,492	13,284

American Tire Distributors, Inc. 12200 Herbert Wayne Ct, Suite 150 Huntersville, NC 28078	Distributors
		First Lien Term Loan, LIBOR+6.25% cash due 10/20/2028		9.03%	9,895	9,772	9,293	(6)
						9,772	9,293

Amplify Finco Pty Ltd. World Square Shopping Center Shop 9.28c, Lower Ground Floor Sydney, NSW 2000 Australia	Movies & Entertainment
		First Lien Term Loan, LIBOR+4.25% cash due 11/26/2026		7.92%	15,220	13,973	14,687	(6)(11)(15)
		Second Lien Term Loan, LIBOR+8.00% cash due 11/26/2027		11.67%	12,500	12,188	11,958	(6)(11)(15)
						26,161	26,645

Anastasia Parent, LLC	Personal Products
4638 E. Shelby Drive Memphis, TN 38118		First Lien Term Loan, LIBOR+3.75% cash due 8/11/2025		7.42%	2,736	2,260	2,189	(6)
						2,260	2,189

Ankura Consulting Group LLC 485 Lexington Avenue, 10th Floor New York, NY 10017	Research & Consulting Services
		Second Lien Term Loan, LIBOR+8.00% cash due 3/19/2029		10.78%	4,346	4,281	3,813	(6)(15)
						4,281	3,813

Apptio, Inc. 11100 NE 8th Street, Suite 600 Bellevue, WA 98004	Application Software
		First Lien Term Loan, LIBOR+6.00% cash due 1/10/2025		8.46%	34,458	33,737	33,738	(6)(15)
		First Lien Revolver, LIBOR+6.00% cash due 1/10/2025		8.46%	892	863	846	(6)(15)(19)
						34,600	34,584

APX Group Inc. 4931 North 300 W Provo, UT 84604	Electrical Components & Equipment
		Fixed Rate Bond, 5.75% cash due 7/15/2029			2,075	1,733	1,645	(11)
						1,733	1,645

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Ardonagh Midco 3 PLC 1 Minster Court Mincing Lane London, EC3R 7AA United Kingdom	Insurance Brokers
		First Lien Term Loan, EURIBOR+7.00% cash due 7/14/2026		8.00%	€1,964	2,176	1,927	(6)(11)(15)
		First Lien Term Loan, SONIA+7.00% cash due 7/14/2026		9.19%	£18,636	23,139	20,826	(6)(11)(15)
		First Lien Term Loan, LIBOR+5.75% cash due 7/14/2026		8.81%	10,519	10,357	10,328	(6)(11)(15)
		First Lien Delayed Draw Term Loan, SONIA+5.75% cash due 7/14/2026			—	(44)	—	(6)(11)(15)(19)
						35,628	33,081

ASP Unifrax Holdings, Inc. 1912 Woodford Road Vienna, VA 22182	Trading Companies & Distributors
		Fixed Rate Bond, 7.50% cash due 9/30/2029			5,500	5,408	3,641
		Fixed Rate Bond, 5.25% cash due 9/30/2028			2,500	2,220	1,926
						7,628	5,567

Associated Asphalt Partners, LLC 110 Franklin Road, 9th Floor Roanoke, VA 24011	Construction Materials
		First Lien Term Loan, LIBOR+5.25% cash due 4/5/2024		8.06%	2,501	2,331	1,934	(6)
						2,331	1,934

Astra Acquisition Corp. 5201 Congress Avenue Boca Raton, FL 33487	Application Software
		First Lien Term Loan, LIBOR+5.25% cash due 10/25/2028		8.37%	5,640	5,482	4,822	(6)
						5,482	4,822

athenahealth Group Inc. 311 Arsenal Street Watertown, MA 02472	Health Care Technology
		18,635 Shares of Series A Preferred Stock in Minerva Holdco, Inc., 10.75%				18,264	16,575	(15)
						18,264	16,575

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Athenex, Inc. 1001 Main Street, Suite 600 Buffalo, NY 14203	Pharmaceuticals
		First Lien Term Loan, 11.00% cash due 6/19/2026			13,346	12,929	12,812	(11)(15)
		First Lien Revenue Interest Financing Term Loan due 5/31/2031			8,309	8,264	8,309	(11)(15)
		328,149 Common Stock Warrants (exercise price $0.4955) expiration date 6/19/2027				973	16	(11)(15)
						22,166	21,137

Aurora Lux Finco S.À.R.L. Rue de Bitbourg 19 1273 Luxembourg Luxembourg	Airport Services
		First Lien Term Loan, LIBOR+6.00% cash due 12/24/2026		8.78%	22,425	22,086	21,326	(6)(11)(15)
						22,086	21,326

The Avery 333 South Grand Avenue, Suite 4450 Los Angeles, CA 90071	Real Estate Operating Companies
		First Lien Term Loan in T8 Urban Condo Owner, LLC, LIBOR+7.30% cash due 2/17/2023		10.44%	15,674	15,605	15,682	(6)(15)
		Subordinated Debt in T8 Senior Mezz LLC, LIBOR+12.50% cash due 2/17/2023		16.17%	3,789	3,774	3,800	(6)(15)
						19,379	19,482

BAART Programs, Inc. 1720 Lakepointe Drive, Suite 117 Lewisville, TX 75057	Health Care Services
		First Lien Delayed Draw Term Loan, LIBOR+5.00% cash due 6/11/2027		8.12%	2,546	2,503	2,395	(6)(15)(19)
		Second Lien Term Loan, LIBOR+8.50% cash due 6/11/2028		11.62%	7,166	7,059	6,915	(6)(15)
		Second Lien Delayed Draw Term Loan, LIBOR+8.50% cash due 6/11/2028		11.62%	4,227	4,070	3,839	(6)(15)(19)
						13,632	13,149

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Berner Food & Beverage, LLC 2034 E Factory Road Dakota, IL 61018	Soft Drinks
		First Lien Term Loan, LIBOR+5.50% cash due 7/30/2027		8.31%	33,078	32,612	32,053	(6)(15)
		First Lien Revolver, PRIME+4.50% cash due 7/30/2026		10.75%	1,702	1,660	1,617	(6)(15)(19)
						34,272	33,670

BioXcel Therapeutics, Inc. 555 Long Wharf Drive, 12th Floor New Haven, CT 06511	Pharmaceuticals
		First Lien Term Loan, 10.25% cash due 4/19/2027			5,322	5,111	5,114	(11)(15)
		First Lien Delayed Draw Term Loan, 10.25% cash due 4/19/2027			—	—	—	(11)(15)(19)
		First Lien Revenue Interest Financing Term Loan due 9/30/2032			2,353	2,353	2,353	(11)(15)
		First Lien Revenue Interest Financing Delayed Draw Term Loan due 9/30/2032			—	—	—	(11)(15)(19)
		21,177 Common Stock Warrants (exercise price $20.04) expiration date 4/19/2029				125	98	(11)(15)
						7,589	7,565

Blackhawk Network Holdings, Inc. 6220 Stoneridge Mall Road Pleasanton, CA 94588	Data Processing & Outsourced Services
		Second Lien Term Loan, LIBOR+7.00% cash due 6/15/2026		9.50%	30,625	30,276	29,017	(6)
						30,276	29,017

Blumenthal Temecula, LLC 40910 Temecula Center Drive Temecula, CA 92591	Automotive Retail
		First Lien Term Loan, 9.00% cash due 9/24/2023			3,979	3,980	3,960	(15)
		1,293,324 Preferred Units in Unstoppable Automotive AMV, LLC				1,293	1,280	(15)
		298,460 Preferred Units in Unstoppable Automotive VMV, LLC				298	295	(15)
		298,460 Common Units in Unstoppable Automotive AMV, LLC	2.6%			298	349	(15)
						5,869	5,884

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Cadence Aerospace, LLC 610 Newport Center Drive, Suite 950 Newport Beach, CA 92660	Aerospace & Defense
		First Lien Term Loan, LIBOR+6.50% cash 2.00% PIK due 11/14/2023		9.31%	14,294	13,471	13,143	(6)(15)
						13,471	13,143

Carvana Co. 1930 West Rio Salado Parkway Tempe, AZ 85281	Automotive Retail
		Fixed Rate Bond, 5.625% cash due 10/1/2025			6,700	5,825	4,724	(11)
						5,825	4,724

CCO Holdings LLC 12405 Powerscourt Drive St. Louis, MO 63131	Cable & Satellite
		Fixed Rate Bond, 4.50% cash due 5/1/2032			2,097	1,746	1,603	(11)
						1,746	1,603

CircusTrix Holdings, LLC P.O. Box 302 Provo, UT 84603	Leisure Facilities
		First Lien Term Loan, LIBOR+5.50% cash due 7/16/2023		8.62%	10,692	10,004	10,209	(6)(15)
						10,004	10,209

CITGO Holding, Inc. 1293 Eldridge Parkway Houston, TX 77077	Oil & Gas Refining & Marketing
		Fixed Rate Bond, 9.25% cash due 8/1/2024			7,857	7,857	7,807
						7,857	7,807

CITGO Petroleum Corp. 1293 Eldridge Parkway Houston, TX 77077	Oil & Gas Refining & Marketing
		First Lien Term Loan, LIBOR+6.25% cash due 3/28/2024		9.37%	795	770	797	(6)
						770	797

Clear Channel Outdoor Holdings Inc. 4830 North Loop 1604W, Suite 111 San Antonio, TX 78249	Advertising
		Fixed Rate Bond, 7.50% cash due 6/1/2029			4,311	4,311	3,132	(11)
		Fixed Rate Bond, 5.125% cash due 8/15/2027			1,374	1,229	1,163	(11)
		Fixed Rate Bond, 7.75% cash due 4/15/2028			676	648	512	(11)
						6,188	4,807

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Condor Merger Sub Inc.	Systems Software
6220 America Center Drive San Jose, CA 95002		Fixed Rate Bond, 7.375% cash due 2/15/2030			8,420	8,243	6,900
						8,243	6,900

Continental Intermodal Group LP 209 W. 2nd Street, Box 282 Forth Worth, TX 76102	Oil & Gas Storage & Transportation
		First Lien Term Loan, LIBOR+8.50% cash due 1/28/2025		11.62%	22,537	21,642	20,396	(6)(15)
		Common Stock Warrants expiration date 7/28/2025				648	457	(15)
						22,290	20,853

Convergeone Holdings, Inc. 10900 Nesbitt Avenue South Bloomington, MN 55437	IT Consulting & Other Services
		First Lien Term Loan, LIBOR+5.00% cash due 1/4/2026		8.12%	11,913	11,697	8,596	(6)
						11,697	8,596

Conviva Inc. 989 East Hillsdale Boulevard, Suite 400 Foster City, CA 94404	Application Software
		517,851 Shares of Series D Preferred Stock				605	894	(15)
						605	894

CorEvitas, LLC 1440 Main Street, Suite 310 Waltham, MA 02451	Health Care Technology
		First Lien Term Loan, SOFR+5.75% cash due 12/13/2025		8.88%	13,712	13,554	13,583	(6)(15)
		First Lien Revolver, PRIME+4.75% cash due 12/13/2025		11.00%	916	898	898	(6)(15)(19)
		1,099 Class A2 Common Units in CorEvitas Holdings, L.P.	0.79%			690	2,340	(15)
						15,142	16,821

Covetrus, Inc. 7 Custom House Street Portland, ME 04101	Health Care Distributors
		First Lien Term Loan, SOFR+5.00% cash due 9/20/2029		7.65%	10,336	9,716	9,681	(6)
						9,716	9,681

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Coyote Buyer, LLC 10622 W 6400 North Cedar City, UT 84721	Specialty Chemicals
		First Lien Term Loan, LIBOR+6.00% cash due 2/6/2026		8.81%	18,200	17,790	17,843	(6)(15)
		First Lien Revolver, LIBOR+6.00% cash due 2/6/2025			—	(13)	(26)	(6)(15)(19)
						17,777	17,817

Delivery Hero FinCo LLC Oranienburger Straße 70 Berlin, 10117 Germany	Internet & Direct Marketing Retail
		First Lien Term Loan, SOFR+5.75% cash due 8/12/2027		8.49%	4,988	4,882	4,757	(6)(11)
						4,882	4,757

Delta Leasing SPV II LLC 15500 Roosevelt Boulevard, Suite 301 Clearwater, FL 33762
	Specialized Finance
		Subordinated Delayed Draw Term Loan, 10.00% cash due 8/31/2029			4,183	4,183	4,183	(11)(15)(19)
		419 Series C Preferred Units in Delta Financial Holdings LLC				419	419	(11)(15)
		2.09 Common Units in Delta Financial Holdings LLC	2.09%			2	2	(11)(15)
		31.37 Common Warrants (exercise price $1.00)				—	—	(11)(15)
						4,604	4,604

Delta Topco, Inc. 2390 Mission College Boulevard, Suite 501 Santa Clara, CA 95054	Systems Software
		Second Lien Term Loan, LIBOR+7.25% cash due 12/1/2028		9.34%	6,680	6,647	5,934	(6)
						6,647	5,934

Dialyze Holdings, LLC 3297 NJ-66 Neptune City, NJ 07753	Health Care Equipment
		First Lien Term Loan, LIBOR+9.00% cash 2.00% PIK due 8/4/2026		12.67%	24,396	23,083	22,993	(6)(15)
		First Lien Delayed Draw Term Loan, LIBOR+9.00% cash 2.00% PIK due 8/4/2026			—	(135)	(129)	(6)(15)(19)
		5,403,823 Class A Warrants (exercise price $1.00) expiration date 8/4/2028				1,405	1,297	(15)
						24,353	24,161

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Digital.AI Software Holdings, Inc. 52 Third Avenue Burlington, MA 01803	Application Software
		First Lien Term Loan, LIBOR+7.00% cash due 2/10/2027		9.91%	9,902	9,599	9,793	(6)(15)
		First Lien Revolver, LIBOR+6.50% cash due 2/10/2027		9.41%	251	228	239	(6)(15)(19)
						9,827	10,032

DirecTV Financing, LLC 2230 East Imperial Highway El Segundo, CA 90245	Cable & Satellite
		First Lien Term Loan, LIBOR+5.00% cash due 8/2/2027		8.12%	19,242	18,970	17,973	(6)
						18,970	17,973

DTI Holdco, Inc. 1125 17th Street NW, 6th Floor Washington, DC 20036	Research & Consulting Services
		First Lien Term Loan, SOFR+4.75% cash due 4/26/2029		7.33%	5,000	4,906	4,760	(6)
						4,906	4,760

Eagleview Technology Corporation 3700 Monte Villa Parkway, Suite 200 Bothell, WA 98021	Application Software
		Second Lien Term Loan, LIBOR+7.50% cash due 8/14/2026		11.17%	8,974	8,884	8,503	(6)(15)
						8,884	8,503

EOS Fitness Opco Holdings, LLC 1 East Washington Street Phoenix, AZ 85004	Leisure Facilities
		487.5 Class A Preferred Units, 12%				488	966	(15)
		12,500 Class B Common Units	1.25%			—	—	(15)
						488	966

Establishment Labs Holdings Inc. 4th Street, Coyol Free Zone Provincia de Alajuela, Alajuela, 20102 Costa Rica	Health Care Technology
		First Lien Term Loan, 3.00% cash 6.00% PIK due 4/21/2027			10,418	10,275	10,231	(11)(15)
		First Lien Delayed Draw Term Loan, 3.00% cash 6.00% PIK due 4/21/2027			—	3	—	(11)(15)(19)
						10,278	10,231

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Fairbridge Strategic Capital Funding LLC 707 Westchester Avenue, Suite 304 White Plains, NY 10604	Real Estate Operating Companies							(20)
		First Lien Delayed Draw Term Loan, 9.00% cash due 12/24/2028			27,850	27,850	27,850	(15)(19)
		2,500 Warrant Units (exercise price $0.01) expiration date 11/24/2031				—	3	(11)(15)
						27,850	27,853

FINThrive Software Intermediate Holdings, Inc. 200 North Point Center East, Suite 400 Alpharetta, GA 30022	Health Care Technology
		Second Lien Term Loan, LIBOR+6.75% cash due 12/17/2029		9.87%	25,061	24,685	21,646	(6)
						24,685	21,646

Fortress Biotech, Inc. 2 Gansevoort Street, 9th Floor New York, NY 10014	Biotechnology
		First Lien Term Loan, 11.00% cash due 8/27/2025			9,466	9,071	9,008	(11)(15)
		331,200 Common Stock Warrants (exercise price $3.20) expiration date 8/27/2030				405	66	(11)(15)
						9,476	9,074

Frontier Communications Holdings, LLC 401 Merritt 7 Norwalk, CT 06851	Integrated Telecommunication Services
		Fixed Rate Bond, 6.00% cash due 1/15/2030			4,881	4,420	3,845	(11)
						4,420	3,845

GKD Index Partners, LLC 4925 Greenville Avenue, Suite 840 Dallas, TX 75206	Specialized Finance
		First Lien Term Loan, LIBOR+7.00% cash due 6/29/2023		10.67%	25,128	24,915	24,851	(6)(15)
		First Lien Revolver, LIBOR+7.00% cash due 6/29/2023		10.60%	1,280	1,268	1,262	(6)(15)(19)
						26,183	26,113

Global Medical Response, Inc. 209 Highway 121 Bypass, Suite 21 Lewisville, TX 75067	Health Care Services
		First Lien Term Loan, LIBOR+4.25% cash due 3/14/2025		7.37%	5,572	5,435	4,848	(6)
						5,435	4,848

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Grove Hotel Parcel Owner, LLC 14501 Grove Resort Avenue Winter Garden, FL 34787	Hotels, Resorts & Cruise Lines
		First Lien Term Loan, SOFR+8.00% cash due 6/21/2027		11.04%	14,311	14,041	14,060	(6)(15)
		First Lien Delayed Draw Term Loan, SOFR+8.00% cash due 6/21/2027			—	(54)	(50)	(6)(15)(19)
		First Lien Revolver, SOFR+8.00% cash due 6/21/2027			—	(27)	(25)	(6)(15)(19)
						13,960	13,985

Harbor Purchaser Inc. 125 High Street Boston, MA 02110	Education Services
		First Lien Term Loan, SOFR+5.25% cash due 4/9/2029		8.38%	9,392	9,080	8,582	(6)
						9,080	8,582

iCIMs, Inc. 101 Crawfords Corner Road, Suite 3-100, Fifth Floor Holmdel, NJ 07733	Application Software
		First Lien Term Loan, SOFR+6.75% cash due 8/18/2028		9.49%	19,203	18,874	18,867	(6)(15)
		First Lien Delayed Draw Term Loan, SOFR+6.75% cash due 8/18/2028			—	—	—	(6)(15)(19)
		First Lien Revolver, SOFR+6.75% cash due 8/18/2028			—	(31)	(32)	(6)(15)(19)
						18,843	18,835

Immucor, Inc. 3130 Gateway Drive P.O. Box 5625 Norcross, GA 30091	Health Care Supplies
		First Lien Term Loan, LIBOR+5.75% cash due 7/2/2025		9.42%	8,569	8,401	8,407	(6)(15)
		Second Lien Term Loan, LIBOR+8.00% cash 3.50% PIK due 10/2/2025		11.67%	22,619	22,162	22,275	(6)(15)
						30,563	30,682

Impel Neuropharma, Inc. 201 Elliott Avenue West, Suite 260 Seattle, WA 98119	Health Care Technology
		First Lien Revenue Interest Financing Term Loan due 2/15/2031			13,083	13,083	13,083	(15)
		First Lien Term Loan, SOFR+8.75% cash due 3/17/2027		12.45%	12,161	11,944	11,942	(6)(15)
						25,027	25,025

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Innocoll Pharmaceuticals Limited 210 Carnegie Center Drive, Suite 103 Princeton, NJ 08540	Health Care Technology
		First Lien Term Loan, 11.00% cash due 1/26/2027			6,817	6,553	6,408	(11)(15)
		First Lien Delayed Draw Term Loan, 11.00% cash due 1/26/2027			—	—	—	(11)(15)(19)
		56,999 Tranche A Warrant Shares (exercise price $4.23) expiration date 1/26/2029				135	609	(11)(15)
						6,688	7,017

Integral Development Corporation 850 Hansen Way Palo Alto, CA 94304	Other Diversified Financial Services
		1,078,284 Common Stock Warrants (exercise price $0.9274) expiration date 7/10/2024				113	—	(15)
						113	—

Inventus Power, Inc. 1200 Internationale Parkway Woodridge, IL 60517	Electrical Components & Equipment
		First Lien Term Loan, SOFR+5.00% cash due 3/29/2024		8.55%	18,660	18,567	18,134	(6)(15)
		Second Lien Term Loan, LIBOR+8.50% cash due 9/29/2024		12.17%	13,674	13,514	13,154	(6)(15)
						32,081	31,288

INW Manufacturing, LLC 1270 Champion Circle Carrollton, TX 75006	Personal Products
		First Lien Term Loan, LIBOR+5.75% cash due 3/25/2027		9.42%	35,625	34,806	31,528	(6)(15)
						34,806	31,528

IPC Corp. 1500 Plaza Ten, 15th Floor Jersey City, NJ 07311	Application Software
		First Lien Term Loan, LIBOR+6.50% cash due 10/1/2026		9.44%	34,357	33,612	32,639	(6)(15)
						33,612	32,639

Ivanti Software, Inc. 698 West 10000 South, Suite 500 South Jordan, UT 84095	Application Software
		Second Lien Term Loan, LIBOR+7.25% cash due 12/1/2028		10.33%	10,247	10,196	7,702	(6)
						10,196	7,702

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Jazz Acquisition, Inc. 416 Dividend Drive Peachtree City, GA 30269	Aerospace & Defense
		First Lien Term Loan, LIBOR+7.50% cash due 1/29/2027		10.62%	36,234	35,170	36,392	(6)(15)
		Second Lien Term Loan, LIBOR+8.00% cash due 6/18/2027		11.12%	528	478	481	(6)
						35,648	36,873

Kings Buyer, LLC 4 High Ridge Park, Suite 202 Stamford, CT 06905	Environmental & Facilities Services
		First Lien Term Loan, LIBOR+6.50% cash due 10/29/2027		10.17%	13,623	13,487	13,351	(6)(15)
		First Lien Revolver, LIBOR+6.50% cash due 10/29/2027		10.17%	329	311	292	(6)(15)(19)
						13,798	13,643

LaserShip, Inc. 1912 Woodford Road Vienna, VA 22182	Air Freight & Logistics
		Second Lien Term Loan, LIBOR+7.50% cash due 5/7/2029		10.38%	2,394	2,370	1,867	(6)(15)
						2,370	1,867

Lift Brands Holdings, Inc. 7 Times Square, Suite 4307 New York, NY 10036	Leisure Facilities
		2,000,000 Class A Common Units in Snap Investments, LLC	2.02%			1,399	—	(15)
						1,399	—

Lightbox Intermediate, L.P. 780 Third Avenue New York, NY 10017	Real Estate Services
		First Lien Term Loan, LIBOR+5.00% cash due 5/9/2026		8.67%	41,008	40,243	39,573	(6)(15)
						40,243	39,573

Liquid Environmental Solutions Corporation 7651 Esters Boulevard Suite 200 Irving, TX 75063	Environmental & Facilities Services
		Second Lien Term Loan, LIBOR+8.50% cash due 11/30/2026		11.38%	4,357	4,285	4,226	(6)(15)
		Second Lien Delayed Draw Term Loan, LIBOR+8.50% cash due 11/30/2026		11.38%	2,370	2,323	2,265	(6)(15)(19)
		450.75 Class A2 Units in LES Group Holdings, L.P.				451	451	(15)
						7,059	6,942

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
LSL Holdco, LLC 3100 Olympus Boulevard, Suite 100 Dallas, TX 75019	Health Care Distributors
		First Lien Term Loan, LIBOR+6.00% cash due 1/31/2028		9.12%	19,236	18,894	18,707	(6)(15)
		First Lien Revolver, LIBOR+6.00% cash due 1/31/2028		9.12%	1,710	1,672	1,651	(6)(15)(19)
						20,566	20,358

LTI Holdings, Inc. 600 S Mcclure Road Modesto, CA 95357	Electronic Components
		Second Lien Term Loan, LIBOR+6.75% cash due 9/6/2026		9.87%	2,140	2,092	1,890	(6)
						2,092	1,890

Marinus Pharmaceuticals, Inc. 5 Radnor Corporate Center, 100 Matsonford Road, Suite 500 Radnor, PA 19087	Pharmaceuticals
		First Lien Term Loan, 11.50% cash due 5/11/2026			17,203	16,954	16,644	(11)(15)
		First Lien Delayed Draw Term Loan, 11.50% cash due 5/11/2026			—	—	—	(11)(15)(19)
						16,954	16,644

Mesoblast, Inc. 55 Collins Street, Level 38 Melbourne 3000 Australia	Biotechnology
		First Lien Term Loan, 8.00% cash 1.75% PIK due 11/19/2026			7,215	6,650	6,440	(11)(15)
		First Lien Delayed Draw Term Loan, 8.00% cash 1.75% PIK due 11/19/2026			—	1	—	(11)(15)(19)
		209,588 Warrant Shares (exercise price $7.26) expiration date 11/19/2028				480	170	(11)(15)
						7,131	6,610

MHE Intermediate Holdings, LLC 3201 Levis Commons Boulevard, Suite 323 Perrysburg, OH 43551	Diversified Support Services
		First Lien Term Loan, SOFR+6.00% cash due 7/21/2027		9.50%	18,390	18,088	17,691	(6)(15)
		First Lien Revolver, SOFR+6.00% cash due 7/21/2027			—	(23)	(54)	(6)(15)(19)
						18,065	17,637

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Mindbody, Inc. 4051 Broad Street, Suite 220 San Luis Obispo, CA 93401	Internet Services & Infrastructure
		First Lien Term Loan, LIBOR+7.00% cash 1.50% PIK due 2/14/2025		10.64%	45,665	44,689	44,523	(6)(15)
		First Lien Revolver, LIBOR+8.00% cash due 2/14/2025			—	(54)	(100)	(6)(15)(19)
						44,635	44,423

Mosaic Companies, LLC 1530 NW 98th Court, Suite 101 Doral, FL 33172	Home Improvement Retail
		First Lien Term Loan, LIBOR+6.75% cash due 7/2/2026		9.89%	46,499	45,802	45,421	(6)(15)
						45,802	45,421

MRI Software LLC 28925 Fountain Parkway Solon, OH 44139	Application Software
		First Lien Term Loan, LIBOR+5.50% cash due 2/10/2026		9.17%	29,565	29,128	28,734	(6)(15)
		First Lien Delayed Draw Term Loan, LIBOR+5.50% cash due 2/10/2026			—	(12)	(96)	(6)(15)(19)
		First Lien Revolver, LIBOR+5.50% cash due 2/10/2026			—	(13)	(51)	(6)(15)(19)
						29,103	28,587

Navisite, LLC 400 Minuteman Road Andover, MA 01810	Data Processing & Outsourced Services
		Second Lien Term Loan, LIBOR+8.50% cash due 12/30/2026		12.17%	22,560	22,241	21,524	(6)(15)
						22,241	21,524

NeuAG, LLC 7 Switchbud Place, Suite 192 PMB 226 The Woodlands, TX 77380	Fertilizers & Agricultural Chemicals
		First Lien Term Loan, LIBOR+10.50% cash due 9/11/2024		14.17%	50,459	49,301	51,972	(6)(15)
						49,301	51,972

NFP Corp. 340 Madison Avenue, 20th Floor New York, NY 10173	Other Diversified Financial Services
		Fixed Rate Bond 6.875% cash due 8/15/2028			10,191	9,773	7,966
						9,773	7,966

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
NN, Inc. 6210 Ardrey Kell Road, Suite 600 Charlotte, NC 28277	Industrial Machinery
		First Lien Term Loan, LIBOR+6.88% cash due 9/19/2026		9.99%	58,713	57,655	56,805	(6)(11)(15)
						57,655	56,805

OEConnection LLC 4205 Highlander Parkway Richfield, OH 44286	Application Software
		First Lien Term Loan, LIBOR+4.00% cash due 9/25/2026		7.12%	3,323	3,162	3,207	(6)
		Second Lien Term Loan, LIBOR+7.00% cash due 9/25/2027		10.05%	7,519	7,389	7,237	(6)(15)
						10,551	10,444

OTG Management, LLC 352 Park Avenue S, 10th Floor New York, NY 10010	Airport Services
		First Lien Term Loan, LIBOR+2.00% cash 8.00% PIK due 9/1/2025		5.08%	21,557	21,267	21,557	(6)(15)
		First Lien Delayed Draw Term Loan, LIBOR+2.00% cash 8.00% PIK due 9/1/2025			—	(31)	—	(6)(15)(19)
						21,236	21,557

P & L Development, LLC 780 Third Avenue New York, NY 10017	Pharmaceuticals
		Fixed Rate Bond, 7.75% cash due 11/15/2025			7,776	7,820	5,846
						7,820	5,846

Park Place Technologies, LLC 5910 Landerbrook Drive Cleveland, OH 44124	Internet Services & Infrastructure
		First Lien Term Loan, SOFR+5.00% cash due 11/10/2027		8.13%	9,850	9,460	9,374	(6)
						9,460	9,374

Performance Health Holdings, Inc. 1245 Home Avenue Akron, OH 44310	Health Care Distributors
		First Lien Term Loan, LIBOR+6.00% cash due 7/12/2027		8.88%	17,976	17,690	17,537	(6)(15)
						17,690	17,537

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
PFNY Holdings, LLC 320 Yonkers Avenue Yonkers, NY 10701	Leisure Facilities
		First Lien Term Loan, LIBOR+7.00% cash due 12/31/2026		9.28%	26,154	25,712	25,893	(6)(15)
		First Lien Delayed Draw Term Loan, LIBOR+7.00% cash due 12/31/2026		9.25%	2,228	2,186	2,203	(6)(15)(19)
		First Lien Revolver, LIBOR+7.00% cash due 12/31/2026			—	(21)	(13)	(6)(15)(19)
						27,877	28,083

Planview Parent, Inc. 12301 Research Boulevard, Suite 101 Austin, TX 78759	Application Software
		Second Lien Term Loan, LIBOR+7.25% cash due 12/18/2028		10.92%	28,627	28,198	27,482	(6)(15)
						28,198	27,482

Pluralsight, LLC 42 Future Way Draper, UT 84020	Application Software
		First Lien Term Loan, LIBOR+8.00% cash due 4/6/2027		10.68%	48,689	47,951	47,155	(6)(15)
		First Lien Revolver, LIBOR+8.00% cash due 4/6/2027			—	(53)	(111)	(6)(15)(19)
						47,898	47,044

PRGX Global, Inc. 600 Galleria Parkway, Suite 100 Atlanta, GA 30339	Data Processing & Outsourced Services
		First Lien Term Loan, LIBOR+6.75% cash due 3/3/2026		10.42%	33,775	32,931	33,116	(6)(15)
		First Lien Revolver, LIBOR+6.75% cash due 3/3/2026			—	(34)	(49)	(6)(15)(19)
		80,515 Class B Common Units	0.09%			79	89	(15)
						32,976	33,156

Profrac Holdings II, LLC 333 Shops Boulevard Willow Park, TX 76087	Industrial Machinery
		First Lien Term Loan, SOFR+8.50% cash due 3/4/2025		10.01%	23,275	22,722	22,810	(6)(15)
						22,722	22,810

Project Boost Purchaser, LLC Unit 5, Priors Way Maidenhead, Berkshire SL6 2HP United Kingdom	Application Software
		Second Lien Term Loan, LIBOR+8.00% cash due 5/31/2027		11.12%	5,250	5,168	5,047	(6)(15)
						5,168	5,047

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Quantum Bidco Limited 12 St. James’s Square London, SW1Y 4LB England	Food Distributors
		First Lien Term Loan, SONIA+6.00% cash due 1/29/2028		8.39%	£3501	4,646	3,367	(6)(11)(15)
						4,646	3,367

QuorumLabs, Inc. 2890 Zanker Road, Suite 102 San Jose, CA 95134	Application Software
		64,887,669 Junior-2 Preferred Stock				375	—	(15)
						375	—

Radiology Partners Inc. 2330 Utah Avenue, Suite 200 El Segundo, CA 90245	Health Care Distributors
		First Lien Term Loan, LIBOR+4.25% cash due 7/9/2025		7.33%	3,400	3,202	2,880	(6)
		Fixed Rate Bond, 9.25% cash due 2/1/2028			4,755	4,720	3,109
						7,922	5,989

Relativity ODA LLC 231 South LaSalle Street, 8th Floor Chicago, IL 60604	Application Software
		First Lien Term Loan, LIBOR+7.50% PIK due 5/12/2027			24,692	24,265	24,101	(6)(15)
		First Lien Revolver, LIBOR+6.50% cash due 5/12/2027			—	(43)	(64)	(6)(15)(19)
						24,222	24,037

Renaissance Holding Corp. 24301 Walden Center Drive Bonita Springs, FL 34134	Diversified Banks
		Second Lien Term Loan, LIBOR+7.00% cash due 5/29/2026		10.12%	3,542	3,515	3,402	(6)
						3,515	3,402

RP Escrow Issuer LLC 2330 Utah Avenue, Suite 200 El Segundo, CA 90245	Health Care Distributors
		Fixed Rate Bond, 5.25% cash due 12/15/2025			1,325	1,218	1,097
						1,218	1,097

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
RumbleOn, Inc. 901 W. Walnut Hill Lane Irving, TX 75038	Automotive Retail
		First Lien Term Loan, LIBOR+8.25% cash due 8/31/2026		11.92%	37,656	35,775	36,187	(6)(11)(15)
		First Lien Delayed Draw Term Loan, LIBOR+8.25% cash due 8/31/2026		11.92%	11,393	10,583	10,760	(6)(11)(15)(19)
		164,660 Class B Common Stock Warrants (exercise price $33.00) expiration date 2/28/2023				1,202	74	(11)(15)
						47,560	47,021

Sabert Corporation 2288 Main Street Extension Sayreville, NJ 08872	Metal & Glass Containers
		First Lien Term Loan, LIBOR+4.50% cash due 12/10/2026		7.63%	1,691	1,610	1,623	(6)
						1,610	1,623

ShareThis, Inc. 4005 Miranda Avenue, Suite 100 Palo Alto, CA 94304	Application Software
		345,452 Series C Preferred Stock Warrants (exercise price $3.0395) expiration date 3/4/2024				367	—	(15)
						367	—

SiO2 Medical Products, Inc. 2250 Riley Street Auburn, AL 36832	Metal & Glass Containers
		First Lien Term Loan, 5.50% cash 8.50% PIK due 12/21/2026			46,121	45,413	45,295	(15)
		415.34 Common Stock Warrants (exercise price $4,920.75) expiration date 7/31/2028				681	681	(15)
						46,094	45,976

SM Wellness Holdings, Inc. 15601 Dallas Parkway, Suite 300 Addison, TX 75001	Health Care Services
		Second Lien Term Loan, LIBOR+8.00% cash due 4/16/2029		10.74%	9,109	8,972	8,289	(6)(15)
						8,972	8,289

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
SonicWall US Holdings Inc. 1033 McCarthy Boulevard Milpitas, CA 95035	Technology Distributors
		Second Lien Term Loan, LIBOR+7.50% cash due 5/18/2026		10.48%	3,195	3,163	2,997	(6)(15)
						3,163	2,997

Sorrento Therapeutics, Inc. 4955 Directors Place San Diego, CA 92121	Biotechnology
		50,000 Common Stock Units	0.01%			197	79	(11)
						197	79

Spanx, LLC 3035 Peachtree Road NE Atlanta, GA 30305	Apparel Retail
		First Lien Term Loan, LIBOR+5.25% cash due 11/20/2028		8.30%	4,534	4,455	4,427	(6)(15)
		First Lien Revolver, LIBOR+5.25% cash due 11/18/2027		8.03%	866	813	796	(6)(15)(19)
						5,268	5,223

SPX Flow, Inc. 13320 Ballantyne Corporate Place Charlotte, NC 28277	Industrial Machinery
		First Lien Term Loan, SOFR+4.50% cash due 4/5/2029		7.63%	1,500	1,410	1,393	(6)
						1,410	1,393

SumUp Holdings Luxembourg S.À.R.L. Rue Michel Rodange 20 2430 Luxembourg Luxembourg	Other Diversified Financial Services
		First Lien Term Loan, EURIBOR+8.50% cash due 3/10/2026		10.00%	€16,911	19,414	16,360	(6)(11)(15)
						19,414	16,360

Sunland Asphalt & Construction, LLC 1625 E Northern Avenue Phoenix, AZ 85020	Construction & Engineering
		First Lien Term Loan, LIBOR+6.00% cash due 1/13/2026		8.88%	42,618	41,654	41,723	(6)(15)
						41,654	41,723

Supermoose Borrower, LLC 9477 Waples Street, Suite 100 San Diego, CA 92121	Application Software
		First Lien Term Loan, LIBOR+3.75% cash due 8/29/2025		7.42%	3,466	3,141	3,056	(6)
						3,141	3,056

SVP-Singer Holdings Inc. 1224 Heil Quaker Boulevard La Vergne, TN, 37086	Home Furnishings
		First Lien Term Loan, LIBOR+6.75% cash due 7/28/2028		10.42%	20,766	19,550	18,188	(6)(15)
						19,550	18,188

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Swordfish Merger Sub LLC 6800 East 163rd Street Belton, MO 64012	Auto Parts & Equipment
		Second Lien Term Loan, LIBOR+6.75% cash due 2/2/2026		9.81%	12,500	12,474	11,469	(6)(15)
						12,474	11,469

Tacala, LLC 3750 Corporate Woods Drive Vestavia Hills, AL 35242	Restaurants
		Second Lien Term Loan, LIBOR+7.50% cash due 2/4/2028		10.62%	9,448	9,338	8,692	(6)
						9,338	8,692

Tahoe Bidco B.V. 800 Bridge Parkway, Suite 200 Redwood City, CA 94065	Application Software
		First Lien Term Loan, LIBOR+6.00% cash due 9/29/2028		8.68%	23,215	22,815	22,843	(6)(11)(15)
		First Lien Revolver, LIBOR+6.00% cash due 10/1/2027			—	(29)	(28)	(6)(11)(15)(19)
						22,786	22,815

Tecta America Corp. 9450 W. Bryn Mawr Avenue, Suite 500 Rosemont, IL 60018	Construction & Engineering
		Second Lien Term Loan, LIBOR+8.50% cash due 4/9/2029		11.62%	5,203	5,125	5,034	(6)(15)
						5,125	5,034

Telestream Holdings Corporation 1209 Orange Street Corporation Trust Center Wilmington, DE 19801	Application Software
		First Lien Term Loan, SOFR+9.25% cash due 10/15/2025		12.11%	18,323	17,956	17,865	(6)(15)
		First Lien Revolver, SOFR+9.25% cash due 10/15/2025		12.20%	1,231	1,210	1,187	(6)(15)(19)
						19,166	19,052

TerSera Therapeutics LLC 150 North Field Drive Two Conway Park, Suite 195 Lake Forest, IL 60045	Pharmaceuticals
		Second Lien Term Loan, LIBOR+9.50% cash due 3/30/2026		13.17%	29,663	29,352	29,031	(6)(15)
		668,879 Common Units of TerSera Holdings LLC	0.77%			2,028	4,077	(15)
						31,380	33,108

TGNR HoldCo LLC 811 Main Street, Suite 1500 Houston, TX 77002	Integrated Oil & Gas
		Subordinated Debt, 11.50% cash due 5/14/2026			4,984	4,866	4,872	(10)(11)(15)
						4,866	4,872

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Thrasio, LLC 85 Walpole Street Walpole, MA 02081	Internet & Direct Marketing Retail
		First Lien Term Loan, LIBOR+7.00% cash due 12/18/2026		11.17%	37,494	36,569	35,807	(6)(15)
		8,434 Shares of Series C-3 Preferred Stock in Thrasio Holdings, Inc.				101	69	(15)
		284,650.32 Shares of Series C-2 Preferred Stock in Thrasio Holdings, Inc.				2,409	2,320	(15)
		48,352 Shares of Series D Preferred Stock in Thrasio Holdings, Inc.				979	979	(15)
		23,201 Shares of Series X Preferred Stock in Thrasio Holdings, Inc.				22,986	26,487	(15)(19)
						63,044	65,662

TIBCO Software Inc. 3301 Hillview Avenue Palo Alto, CA 94304	Application Software
		First Lien Term Loan, SOFR+4.50% cash due 3/20/2029		8.15%	12,032	10,949	10,827	(6)
						10,949	10,827

Touchstone Acquisition, Inc. 5949 Commerce Boulevard Morristown, TN 37814	Health Care Supplies
		First Lien Term Loan, LIBOR+6.00% cash due 12/29/2028		9.12%	6,016	5,908	5,895	(6)(15)
						5,908	5,895

Uniti Group LP 10802 Executive Center Drive Benton Building, Suite 300 Little Rock, AR 72211	Specialized REITs
		Fixed Rate Bond, 6.50% cash due 2/15/2029			4,500	4,060	3,026	(11)
		Fixed Rate Bond, 4.75% cash due 4/15/2028			300	258	238	(11)
						4,318	3,264

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Win Brands Group LLC 675 Hudson Street, Suite 3S New York, NY 10014	Housewares & Specialties
		First Lien Term Loan, LIBOR+15.00% cash due 1/22/2026		19.64%	2,316	2,293	2,264	(6)(15)
		3,621 Class F Warrants in Brand Value Growth LLC (exercise price $0.01) expiration date 1/25/2027				—	192	(15)
						2,293	2,456

Windstream Services II, LLC 4001 Rodney Parham Road Little Rock, AR 72212	Integrated Telecommunication Services
		First Lien Term Loan, LIBOR+6.25% cash due 9/21/2027		9.37%	25,499	24,632	23,204	(6)
		18,032 Shares of Common Stock in Windstream Holdings II, LLC	0.42%			216	296	(15)
		109,420 Warrants in Windstream Holdings II, LLC				1,842	1,799	(15)
						26,690	25,299

WP CPP Holdings, LLC 1621 Euclid Avenue, Suite 1850 Cleveland, OH 44115	Aerospace & Defense
		First Lien Term Loan, LIBOR+3.75% cash due 4/30/2025		6.56%	7,564	6,989	6,795	(6)
		Second Lien Term Loan, LIBOR+7.75% cash due 4/30/2026		10.56%	6,000	5,855	5,070	(6)(15)
						12,844	11,865

WPEngine, Inc. 504 Lavaca Street, Suite 1000 Austin, TX 78701	Application Software
		First Lien Term Loan, LIBOR+6.00% cash due 3/27/2026		10.19%	40,536	39,947	40,131	(6)(15)
						39,947	40,131

WWEX Uni Topco Holdings, LLC 2323 Victory Avenue, Suite 1600 Dallas, TX 75219	Air Freight & Logistics
		Second Lien Term Loan, LIBOR+7.00% cash due 7/26/2029		10.67%	5,000	4,925	4,538	(6)(15)
						4,925	4,538

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Zayo Group Holdings, Inc. 1821 30th Street, Unit A Boulder, CO 80301	Alternative Carriers
		Fixed Rate Bond, 4.00% cash due 3/1/2027			250	212	201
						212	201

Zep Inc. 3330 Cumberland Boulevard, Suite 700 Atlanta, GA 30339	Specialty Chemicals
		Second Lien Term Loan, LIBOR+8.25% cash due 8/11/2025		11.92%	19,578	19,542	16,152	(6)(15)
						19,542	16,152

Zephyr Bidco Limited 65 Grosvenor Street London, W1K3JH United Kingdom	Specialized Finance
		Second Lien Term Loan, SONIA+7.50% cash due 7/23/2026		9.72%	£18,000	23,804	16,552	(6)(11)(15)
						23,804	16,552

*	Percentage of class held refers only to equity held, if any. Calculated on a fully diluted basis.
(1)	All debt investments are income producing unless otherwise noted. All equity investments are non-income producing unless otherwise noted.
(2)

See Note 3 in the notes to the Consolidated Financial Statements in OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022 for portfolio composition by geographic region.

(3)	Equity ownership may be held in shares or units of companies related to the portfolio companies.
(4)

Interest rates may be adjusted from period to period on certain term loans and revolvers. These rate adjustments may be either temporary in nature due to tier pricing arrangements or financial or payment covenant violations in the original credit agreements or permanent in nature per loan amendment or waiver documents.

(5)

Each of OCSL’s investments is pledged as collateral under one or more of its credit facilities. A single investment may be divided into parts that are individually pledged as collateral to separate credit facilities.

(6)

The interest rate on the principal balance outstanding for most of the floating rate loans is indexed to the London Interbank Offered Rate (“LIBOR”) and/or an alternate base rate (e.g., prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower’s option. Certain loans may also be indexed to the secured overnight financing rate (“SOFR”) or the sterling overnight index average (“SONIA”). The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, OCSL has provided the applicable margin over the reference rate based on each respective credit agreement and the cash interest rate as of period end. All LIBOR shown above is in U.S. dollars unless otherwise noted. As of September 30, 2022, the reference rates for OCSL’s variable rate loans were the 30-day LIBOR at 3.12%, the 90-day LIBOR at 3.67%, the 180-day LIBOR at 4.17%, the 360-day LIBOR at 4.78%, the PRIME at 6.25%, the 30-day SOFR at 3.03%, the 90-day SOFR at 3.55%, the SONIA at 1.69%, the 30-day EURIBOR at 0.69%, the 90-day EURIBOR at 0.99% and the 180-day EURIBOR at 0.38%. Most loans include an interest floor, which generally ranges from 0% to 1%. SOFR and SONIA based contracts may include a credit spread adjustment that is charged in addition to the base rate and the stated spread.

(7)

Principal includes accumulated payment in kind (“PIK”) interest and is net of repayments, if any. “£” signifies the investment is denominated in British Pounds. “€” signifies the investment is denominated in Euros. All other investments are denominated in U.S. dollars.

(8)

Control Investments generally are defined by the Investment Company Act, as investments in companies in which OCSL owns more than 25% of the voting securities or maintains greater than 50% of the board representation.

(9)

As defined in the Investment Company Act, OCSL is deemed to be both an “Affiliated Person” of and to “Control” these portfolio companies as OCSL owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company (including through a management agreement). See Schedule 12-14 in the notes to the Consolidated Financial Statements in OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022 for transactions during the year ended September 30, 2022 in which the issuer was both an Affiliated Person and a portfolio company that OCSL is deemed to control.

(10)	This investment represents a participation interest in the underlying securities shown.
(11)

Investment is not a “qualifying asset” as defined under Section 55(a) of the Investment Company Act. Under the Investment Company Act, OCSL may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of OCSL’s total assets. As of September 30, 2022, qualifying assets represented 75.7% of OCSL’s total assets and non-qualifying assets represented 24.3% of OCSL’s total assets.

(12)	Income producing through payment of dividends or distributions.
(13)

One half of the Seller Earn Out Shares will vest if, at any time through June 16, 2027, the Alvotech SA common share price is at or above a volume weighted average price (“VWAP”) of $15.00 per share for any ten trading days within any twenty trading day period, and the other half will vest, if at any time during such period, the common share price is at or above a VWAP of $20.00 per share for any ten trading days within any twenty trading day period.

(14)	See Note 3 in the notes to the Consolidated Financial Statements in OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022 for portfolio composition.
(15)

As of September 30, 2022, these investments were categorized as Level 3 within the fair value hierarchy established by Financial Accounting Standards Board guidance under Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (“ASC 820”).

(16)	This investment was valued using net asset value as a practical expedient for fair value. Consistent with ASC 820, these investments are excluded from the hierarchical levels.
(17)	Affiliate Investments generally are defined by the Investment Company Act as investments in companies in which OCSL owns between 5% and 25% of the voting securities.
(18)	Non-Control/Non-Affiliate Investments are investments that are neither Control Investments nor Affiliate Investments.
(19)

Investment had undrawn commitments. Unamortized fees are classified as unearned income which reduces cost basis, which may result in a negative cost basis. A negative fair value may result from the unfunded commitment being valued below par.

(20)	This investment was renamed during the three months ended March 31, 2022. For periods prior to March 31, 2022, this investment was referenced as Realfi Strategic Capital Funding LLC.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF OCSL

The following table sets forth, as of November 23, 2022, the beneficial ownership information of each current director, including the nominees for director, of OCSL, as well as OCSL’s executive officers, each person known to it to beneficially own 5% or more of the outstanding shares of OCSL Common Stock, and the executive officers and directors as a group. Percentage of beneficial ownership is based on 183,374,250 shares of OCSL Common Stock outstanding as of November 23, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of the shares of OCSL Common Stock is based upon filings by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, OCSL believes that each beneficial owner set forth in the table below has sole voting and investment power over the shares beneficially owned by such beneficial owner. The directors are divided into two groups — interested director and Independent Directors. The interested director is an “interested person” of OCSL as defined in Section 2(a)(19) of the Investment Company Act. The address of all executive officers and directors is c/o Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

Name (Company or Companies)	Number of Shares of OCSL Common Stock Owned Beneficially	Percentage of OCSL Common Stock Outstanding	Pro Forma Percentage of OCSL Common Stock Outstanding(5)
Interested Director:
John B. Frank(1)	162,789	*	*
Independent Directors:
Phyllis R. Caldwell	15,200	*	*
Deborah Gero	59,736	*	*
Craig Jacobson	170,273	*	*
Bruce Zimmerman	57,390	*	*
Executive Officers:
Christopher McKown	11,965	*	*
Ashley Pak	2,600	*	*
Armen Panossian	38,370	*	*
Mathew Pendo	108,207	*	*
Matthew Stewart	26,806	*	*
All Executive Officers and Directors as a Group(2)	653,336	*	*
5% Holders
Leonard M. Tannenbaum and affiliates(3)	13,535,003	7.4%	5.9%
Oaktree Capital Management, L.P. and affiliates(4)	18,549,514	10.1%	8.1%

*	Represents less than 1%
(1)

Of the 162,789 shares of OCSL Common Stock listed as beneficially owned by John B. Frank, (i) 44,663 shares are held directly by Mr. Frank and (ii) 118,126 shares are held by a member of Mr. Frank’s family and he may be deemed to have voting and/or investment power with respect to, but he has no pecuniary interest in, such shares.

(2)	Amount only includes Section 16(a) reporting persons of OCSL.

(3)

The address for Leonard M. Tannenbaum is 525 Okeechobee Blvd, Suite 1770, West Palm Beach, FL 33401. As reported on the Schedule 13D/A filed by Mr. Tannenbaum on August 12, 2022, of the 13,535,003 shares of OCSL Common Stock over which Mr. Tannenbaum has shared voting and dispositive power (i) 11,262,829 shares of OCSL Common Stock are held by Mr. Tannenbaum directly; (ii) 1,224,216 shares of OCSL Common Stock are held by the Leonard M. Tannenbaum Foundation, for which Mr. Tannenbaum serves as the President; and (iii) 1,047,958 shares of OCSL Common Stock are held directly by the Leonard M. Tannenbaum 2012 Trust for the benefit of certain members of Mr. Tannenbaum’s family for which Mr. Bernard D. Berman is a trustee.

(4)

The address for OCM is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. As reported on a Schedule 13D/A filed by OCM on August 16, 2022 of the shares of OCSL Common Stock over which OCM and its affiliates have shared or sole voting and dispositive power, (i) 5,014,511 shares of OCSL Common Stock are held by Oaktree Capital I, L.P. and (ii) OCM may be deemed to beneficially own 13,535,003 shares of OCSL Common Stock pursuant to a voting agreement by and among OCM, Fifth Street Holdings, L.P. (“FSH”), Leonard M. Tannenbaum, the Leonard M. Tannenbaum Foundation, the Tannenbaum Family 2012 Trust and 777 West Putnam Avenue LLC. Oaktree Capital I, L.P. has indicated that it intends to vote the OCSL Common Stock it holds in favor of the Merger Stock Issuance Proposal.

(5)

Pro forma percentage of ownership is based on 230,421,660 shares of OCSL Common Stock expected be outstanding immediately following completion of the Mergers based on the number of issued and outstanding shares of OCSL Common Stock and OSI2 Common Stock as of November 23, 2022 and the NAV per share of OCSL Common Stock and the NAV per share of OSI2 Common Stock on such date, and includes shares of OCSL Common Stock that may be exchanged for shares of OSI2 Common Stock in accordance with the terms of the Merger Agreement.

The following table sets forth, as of November 23, 2022, the dollar range of OCSL’s equity securities that is beneficially owned by each of the current directors of OCSL.

Name (Company or Companies) Interested Director:	Dollar Range of Equity Securities Beneficially Owned(1)(2)
John B. Frank	Over $100,000
Independent Directors:
Phyllis R. Caldwell	$50,001 — $100,000
Deborah Gero	Over $100,000
Craig Jacobson	Over $100,000
Bruce Zimmerman	Over $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)

The dollar range of equity securities beneficially owned is based on the closing price per share for OCSL Common Stock of $7.14 on November 23, 2022 on Nasdaq. The dollar range of equity securities beneficially owned are: none, $1 — $10,000, $10,001 — $50,000, $50,001 — $100,000, or over $100,000.

In addition, one of the OCSL Independent Directors, Mr. Jacobson has greater than $100,000 of investments in certain private funds managed by OCM and its affiliates.

BUSINESS OF OSI2

The information in “Item 1. Business” in Part I of OSI2’s Annual Report on Form 10-K (File no. 814-01281) for the fiscal year ended September 30, 2021 is incorporated herein by reference.

FINANCIAL HIGHLIGHTS OF OSI2

The information in “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Financial Highlights” in Part II of OSI2’s Annual Report on Form 10-K (File no. 814-01281) for the fiscal year ended September 30, 2021 and the information in Note 11 to the consolidated financial statements included in Part 1 of OSI2’s Quarterly Report on Form 10-Q (File No. 814-01281) for the quarter ended June 30, 2022 is incorporated herein by reference.

SELECTED FINANCIAL DATA OF OSI2

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF OSI2

The information in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of OSI2’s Annual Report on Form 10-K (File no. 814-01281) for the fiscal year ended September 30, 2021 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I of OSI2’s Quarterly Report on Form 10-Q (File No. 814-01281) for the quarter ended June 30, 2022 is incorporated herein by reference.

SENIOR SECURITIES OF OSI2

The information in “Item 8. Note 11 — Financial Highlights — Senior Securities” in Part II of OSI2’s Annual Report on Form 10-K (File no. 814-01281) for the fiscal year ended September 30, 2021 is incorporated herein by reference.

PORTFOLIO COMPANIES OF OSI2

The following table sets forth certain information as of June 30, 2022 for each portfolio company in which OSI2 had a debt or equity investment. OSI2’s only formal relationships with its portfolio companies are the managerial assistance ancillary to OSI2’s investments and the board observation or participation rights OSI2 may receive. For example, certain of OSI2’s officers may serve as members of the boards of certain of its portfolio companies.

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Non-Control/Non-Affiliate Investments								(7)
109 Montgomery Owner LLC 2329 Nostrand Avenue, 3rd Floor Brooklyn, NY 11210	Real Estate Operating Companies
		First Lien Term Loan, LIBOR+7.00% cash due 2/2/2023		8.33%	527,084	522,929	558,106	(5)(8)
		First Lien Delayed Draw Term Loan, LIBOR+7.00% cash due 2/2/2023			—	(12,807)	7,309	(5)(8)(9)
						510,122	565,415

A.T. Holdings II SÀRL	Biotechnology
Biopôle, route de la Corniche 3 B 1066 Epalinges, Switzerland		First Lien Term Loan, 9.50% PIK due 12/22/2022			11,447,137	11,420,464	11,475,755	(8)(10)
						11,420,464	11,475,755

Accupac, Inc.	Personal Products
1501 Industrial Blvd. Mainland, PA 19451		First Lien Term Loan, SOFR+5.50% cash due 1/16/2026		7.59%	4,479,233	4,432,903	4,468,035	(5)(8)
		First Lien Delayed Draw Term Loan, SOFR+5.50% cash due 1/16/2026			—	—	(2,141)	(5)(8)(9)
		First Lien Revolver, SOFR+5.50% cash due 1/16/2026		7.59%	25,492	19,586	24,065	(5)(8)(9)
						4,452,489	4,489,959

Acquia Inc. 53 State Street, 10th Floor Boston, MA 02109	Application Software
		First Lien Term Loan, LIBOR+7.00% cash due 10/31/2025		8.12%	4,381,994	4,333,187	4,360,085	(5)(8)
		First Lien Revolver, LIBOR+7.00% cash due 10/31/2025		9.08%	56,232	50,875	53,889	(5)(8)(9)
						4,384,062	4,413,974

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
ADB Companies, LLC 18777 US Highway 66 Pacific, MO 63069	Construction & Engineering
		First Lien Term Loan, LIBOR+6.25% cash due 12/18/2025		8.50%	8,362,365	8,223,688	8,224,386	(5)(8)
						8,223,688	8,224,386

AI Sirona (Luxembourg) Acquisition S.a.r.l.	Pharmaceuticals
5 Rue des Capucins L-1313, Luxembourg		Second Lien Term Loan, EURIBOR+7.25% cash due 9/28/2026		7.25%	€5,147,000	5,644,386	4,923,552	(5)(8)(10)
						5,644,386	4,923,552

AIP RD Buyer Corp.	Distributors
8280 Montgomery Road, Suite 101 Cincinnati, OH 45236		Second Lien Term Loan, SOFR+7.75% cash due 12/23/2029		9.35%	3,459,000	3,394,321	3,331,017	(5)(8)
		3,460 Common Units in RD Holding LP	0.08%		—	324,727	310,881	(8)
						3,719,048	3,641,898

Alvogen Pharma US, Inc.	Pharmaceuticals
1440 Main Street, Suite 310 Waltham, MA 02451		First Lien Term Loan, LIBOR+5.25% cash due 12/31/2023		7.50%	4,889,596	4,708,121	4,319,959	(5)
						4,708,121	4,319,959

Alvotech Holdings S.A.	Biotechnology
Saemundargata 15-19 101 Reykjavik, Iceland		Tranche A Fixed Rate Bond 10.00% cash due 6/24/2025			3,109,198	3,515,170	3,565,356	(8)(10)
		Tranche B Fixed Rate Bond 10.00% cash due 6/24/2025			2,909,948	3,296,570	3,336,873	(8)(10)
		79,437 Common Shares in Alvotech SA	0.04%			722,763	652,178	(10)(11)
		16,860 Seller Earn Out Shares in Alvotech SA				60,045	41,813	(8)(10)(11)
						7,594,548	7,596,220

American Auto Auction Group, LLC	Consumer Finance
10333 N. Meridian Street, Suite 200 Indianapolis, IN 46290		Second Lien Term Loan, SOFR+8.75% cash due 1/2/2029		10.80%	2,288,000	2,244,785	2,219,360	(5)(8)
						2,244,785	2,219,360

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
American Tire Distributors, Inc.	Distributors
12200 Herbert Wayne Ct Suite 150 Huntersville, NC 28078		First Lien Term Loan, LIBOR+6.25% cash due 10/20/2028		7.00%	5,993,978	5,919,053	5,682,291	(5)
						5,919,053	5,682,291

Amplify Finco Pty Ltd. World Square Shopping Center Shop 9.28c, Lower Ground Floor Sydney, NSW 2000 Australia	Movies & Entertainment
		First Lien Term Loan, LIBOR+4.25% cash due 11/26/2026		5.92%	8,015,500	7,776,126	7,821,765	(5)(8)(10)
						7,776,126	7,821,765

Anastasia Parent, LLC	Personal Products
4638 E. Shelby Drive Memphis, TN 38118		First Lien Term Loan, LIBOR+3.75% cash due 8/11/2025		6.00%	1,005,452	791,605	806,750	(5)
						791,605	806,750

Ankura Consulting Group LLC 485 Lexington Avenue, 10th Floor New York, NY 10017	Research & Consulting Services
		Second Lien Term Loan, LIBOR+8.00% cash due 3/19/2029		9.18%	1,707,376	1,681,765	1,536,638	(5)(8)
						1,681,765	1,536,638

Apptio, Inc. 11100 NE 8th Street, Suite 600 Bellevue, WA 98004	Application Software
		First Lien Term Loan, LIBOR+6.00% cash due 1/10/2025		7.25%	7,129,297	7,068,270	6,968,175	(5)(8)
		First Lien Revolver, LIBOR+6.00% cash due 1/10/2025		7.25%	184,615	180,724	174,184	(5)(8)(9)
						7,248,994	7,142,359

Ardonagh Midco 3 PLC	Insurance Brokers
1 Minster Court Mincing Lane London, EC3R 7AA United Kingdom		First Lien Term Loan, EURIBOR+7.00% cash due 7/14/2026		8.00%	€1,052,732	1,176,661	1,100,579	(5)(8)(10)
		First Lien Term Loan, SONIA+7.00% cash due 7/14/2026		8.19%	£9,987,149	12,501,398	12,128,893	(5)(8)(10)
						13,678,059	13,229,472

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
ASP-R-PAC Acquisition Co LLC	Paper Packaging
132 W 36th Street New York, NY 10018		First Lien Term Loan, LIBOR+6.00% cash due 12/29/2027		7.67%	3,317,728	3,256,946	3,238,102	(5)(8)(10)
		First Lien Revolver, LIBOR+6.00% cash due 12/29/2027			—	(7,254)	(9,503)	(5)(8)(9)(10)
						3,249,692	3,228,599

Assembled Brands Capital LLC	Specialized Finance
76 Greene Street New York, NY 10012		First Lien Revolver, LIBOR+6.75% cash due 10/17/2023		9.00%	2,353,872	2,353,872	2,300,538	(5)(8)(9)
		174,131 Class A Units		0.84%		82,713	60,946	(8)
		100,285 Preferred Units, 6%				110,285	130,136	(8)
		7,621 Class A Warrants (exercise price $3.3778) expiration date 9/9/2029				—	—	(8)
						2,546,870	2,491,620

Associated Asphalt Partners, LLC	Construction Materials
110 Franklin Rd, 9th Floor Roanoke, VA 24011		First Lien Term Loan, LIBOR+5.25% cash due 4/5/2024		6.92%	904,942	833,056	646,065	(5)
						833,056	646,065

Astra Acquisition Corp. 5201 Congress Ave. Boca Raton, FL 33487	Application Software
		First Lien Term Loan, LIBOR+5.25% cash due 10/25/2028		6.92%	4,326,462	4,215,252	3,782,041	(5)
						4,215,252	3,782,041

athenahealth Group Inc. 311 Arsenal St Watertown, MA 02472	Health Care Technology
		2,888 Shares of Series A Preferred Stock in Minerva Holdco, Inc., 10.75%				2,830,529	2,658,288	(8)
						2,830,529	2,658,288

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Athenex, Inc.	Pharmaceuticals
1001 Main Street, Suite 600 Buffalo, New York 14203		First Lien Term Loan, 11.00% cash due 6/19/2026			4,785,629	4,653,759	4,665,989	(8)(10)
		First Lien Delayed Draw Term Loan, 11.00% cash due 6/19/2026			—	(86,693)	(156,053)	(8)(9)(10)
		First Lien Revenue Interest Financing Term Loan due 5/31/2031			2,348,000	2,334,697	2,334,697	(5)(8)(10)
		97,205 Common Stock Warrants (exercise price $0.4955) expiration date 6/19/2027				334,386	12,636	(8)(10)
						7,236,149	6,857,269

Aurora Lux Finco S.À.R.L.	Airport Services
Rue de Bitbourg 19 1273 Luxembourg		First Lien Term Loan, LIBOR+6.00% cash due 12/24/2026		7.63%	7,331,250	7,213,913	6,957,356	(5)(8)(10)
						7,213,913	6,957,356

The Avery 333 South Grand Avenue, Suite 4450 Los Angeles, CA 90071	Real Estate Operating Companies
		First Lien Term Loan in T8 Urban Condo Owner, LLC, LIBOR+7.30% cash due 2/17/2023		9.09%	4,006,593	3,993,721	4,048,392	(5)(8)
		Subordinated Debt in T8 Senior Mezz LLC, LIBOR+12.50% cash due 2/17/2023		14.53%	967,734	964,812	975,527	(5)(8)
						4,958,533	5,023,919

BAART Programs, Inc. 1720 Lakepointe Dr Suite 117 Lewisville, TX 75057	Health Care Services
		First Lien Term Loan, LIBOR+5.00% cash due 6/11/2027		6.67%	1,277,325	1,265,445	1,258,165	(5)(8)
		First Lien Delayed Draw Term Loan, LIBOR+5.00% cash due 6/11/2027		6.60%	653,606	643,200	634,851	(5)(8)(9)
		Second Lien Term Loan, LIBOR+8.50% cash due 6/11/2028		10.17%	1,754,000	1,727,690	1,727,690	(5)(8)
		Second Lien Delayed Draw Term Loan, LIBOR+8.50% cash due 6/11/2028		10.17%	868,095	829,767	827,955	(5)(8)(9)
						4,466,102	4,448,661

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Berner Food & Beverage, LLC	Soft Drinks
2034 E Factory Rd Dakota, IL 61018		First Lien Term Loan, LIBOR+6.50% cash due 7/30/2027		7.50%	8,017,449	7,898,660	7,744,855	(5)(8)
		First Lien Revolver, PRIME+5.50% cash due 7/30/2026		10.25%	478,698	468,017	455,511	(5)(8)(9)
						8,366,677	8,200,366

BioXcel Therapeutics, Inc.	Pharmaceuticals
555 Long Wharf Dr 12th floor New Haven, CT 06511		First Lien Term Loan, 10.25% cash due 4/19/2027			1,245,098	1,192,826	1,195,170	(8)(10)
		First Lien Delayed Draw Term Loan, 10.25% cash due 4/19/2027			—	—	—	(8)(9)(10)
		First Lien Revenue Interest Financing Delayed Draw Term Loan due 9/30/2032			—	—	—	(5)(8)(9)(10)
		4,954 Common Stock Warrants (exercise price $20.04) expiration date 4/19/2029				29,278	28,188	(8)(10)
						1,222,104	1,223,358

Blumenthal Temecula, LLC	Automotive Retail
40910 Temecula Center Drive Temecula, CA 92591		First Lien Term Loan, 9.00% cash due 9/24/2023			1,277,827	1,277,827	1,271,438	(8)
		415,294 Preferred Units in Unstoppable Automotive AMV, LLC				415,294	411,141	(8)
		95,837 Preferred Units in Unstoppable Automotive VMV, LLC				95,837	94,879	(8)
		95,837 Common Units in Unstoppable Automotive AMV, LLC	0.83%			95,837	119,796	(8)
						1,884,795	1,897,254

Cadence Aerospace, LLC	Aerospace & Defense
610 Newport Center Drive, Suite 950 Newport Beach, CA 92660		First Lien Term Loan, LIBOR+6.50% cash 2.00% PIK due 11/14/2023		7.74%	3,180,774	3,151,234	2,921,223	(5)(8)
						3,151,234	2,921,223

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
CCO Holdings LLC	Cable & Satellite
12405 Powerscourt Drive St. Louis, MO 63131		Fixed Rate Bond, 4.50% cash due 5/1/2032			400,000	334,649	325,234	(10)
						334,649	325,234

CITGO Holding, Inc. 1293 Eldridge Parkway Houston, TX 77077	Oil & Gas Refining & Marketing
		First Lien Term Loan, LIBOR+7.00% cash due 8/1/2023		8.67%	639,982	629,763	633,115	(5)
						629,763	633,115

CITGO Petroleum Corp. 1293 Eldridge Parkway Houston, TX 77077	Oil & Gas Refining & Marketing

		First Lien Term Loan, LIBOR+6.25% cash due 3/28/2024		7.92%	5,622,640	5,566,413	5,589,269	(5)
						5,566,413	5,589,269

Clear Channel Outdoor Holdings, Inc.	Advertising
4830 North Loop 1604W, Suite 111 San Antonio, TX 78249		Fixed Rate Bond, 5.125% cash due 8/15/2027			250,000	218,089	211,744	(10)
						218,089	211,744

Continental Intermodal Group LP 209 W. 2nd Street, Box 282 Forth Worth, TX 76102	Oil & Gas Storage & Transportation
		First Lien Term Loan, LIBOR+8.50% cash due 1/28/2025		10.17%	8,198,818	8,198,818	6,972,274	(5)(8)
		Common Stock Warrants expiration date 7/28/2025				—	171,409	(8)
						8,198,818	7,143,683

Convergeone Holdings, Inc. 10900 Nesbitt Avenue South Bloomington, MN 55437	IT Consulting & Other Services
		First Lien Term Loan, LIBOR+5.00% cash due 1/4/2026		6.67%	5,745,005	5,626,217	4,940,733	(5)
						5,626,217	4,940,733

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
CorEvitas, LLC 1440 Main St, Suite 310 Waltham, MA 02451	Health Care Technology
		First Lien Term Loan, SOFR+5.75% cash due 12/13/2025		7.38%	5,018,968	4,960,891	4,971,790	(5)(8)
		First Lien Revolver, PRIME+4.75% cash due 12/13/2025		9.50%	111,500	104,765	105,211	(5)(8)(9)
		401 Class A2 Common Units in CorEvitas Group Holdings, L.P.	0.29%		—	251,644	853,635	(8)
						5,317,300	5,930,636

CPC Acquisition Corp. 150 Dascomb Road Andover, MA 01810	Specialty Chemicals
		Second Lien Term Loan, LIBOR+7.75% cash due 12/29/2028		10.00%	727,000	716,095	648,848	(5)(8)
						716,095	648,848

Dialyze Holdings, LLC 3297 NJ-66 Neptune City, NJ 07753	Health Care Equipment
		First Lien Term Loan, LIBOR+9.00% cash 2.00% PIK due 8/4/2026		11.25%	4,462,078	4,204,743	4,159,995	(5)(8)
		First Lien Delayed Draw Term Loan, LIBOR+9.00% cash 2.00% PIK due 8/4/2026			—	(26,434)	(32,231)	(5)(8)(9)
		993,431 Class A Warrants (exercise price $1.00) expiration date 8/4/2028				258,292	248,358	(8)
						4,436,601	4,376,122

Digital.AI Software Holdings, Inc.	Application Software
52 Third Avenue Burlington, MA 01803		First Lien Term Loan, LIBOR+7.00% cash due 2/10/2027		8.40%	2,617,831	2,557,433	2,559,191	(5)(8)
		First Lien Revolver, LIBOR+6.50% cash due 2/10/2027		7.90%	66,274	59,721	57,185	(5)(8)(9)
						2,617,154	2,616,376

DirecTV Financing, LLC	Cable & Satellite
2230 East Imperial Highway El Segundo, CA 90245		First Lien Term Loan, LIBOR+5.00% cash due 8/2/2027		6.67%	8,392,500	8,308,575	7,750,851	(5)
						8,308,575	7,750,851

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
FINThrive Software Intermediate Holdings, Inc.	Health Care Technology
200 North Point Center East, Suite 400 Alpharetta, GA 30022		Second Lien Term Loan, LIBOR+6.75% cash due 12/17/2029		8.42%	6,013,000	5,922,805	5,381,635	(5)
						5,922,805	5,381,635

Fortress Biotech, Inc.	Biotechnology
2 Gansevoort Street, 9th Floor New York, NY 10014		First Lien Term Loan, 11.00% cash due 8/27/2025			2,452,500	2,358,180	2,360,531	(8)(10)(12)
		85,811 Common Stock Warrants (exercise price $3.20) expiration date 8/27/2030				90,960	14,588	(8)(10)
						2,449,140	2,375,119

Gibson Brands, Inc.	Leisure Products
309 Plus Park Boulevard Nashville, TN 37217		First Lien Term Loan, LIBOR+5.00% cash due 8/11/2028		6.41%	2,487,500	2,467,600	2,126,813	(5)(8)
						2,467,600	2,126,813

Global Medical Response, Inc.	Health Care Services
209 Highway 121 Bypass, Suite 21 Lewisville, TX 75067		First Lien Term Loan, LIBOR+4.25% cash due 3/14/2025		5.92%	1,059,480	1,048,752	988,521	(5)
		First Lien Term Loan, LIBOR+4.25% cash due 10/2/2025		5.25%	3,716,701	3,666,879	3,466,994	(5)
						4,715,631	4,455,515

Grove Hotel Parcel Owner, LLC 14501 Grove Resort Avenue Winter Garden, FL 34787	Hotels, Resorts & Cruise Lines
		First Lien Term Loan, SOFR+8.00% cash due 6/21/2027		9.45%	3,309,767	3,243,934	3,243,572	(5)(8)
		First Lien Delayed Draw Term Loan, SOFR+8.00% cash due 6/21/2027			—	(13,167)	(13,239)	(5)(8)(9)
		First Lien Revolver, SOFR+8.00% cash due 6/21/2027			—	(6,583)	(6,620)	(5)(8)(9)
						3,224,184	3,223,713

Harbor Purchaser Inc.	Education Services
125 High St Boston, MA 02110		First Lien Term Loan, SOFR+5.25% cash due 4/9/2029		6.88%	5,100,000	4,909,797	4,637,838	(5)
						4,909,797	4,637,838

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
iCIMs, Inc. 101 Crawfords Corner Road, Suite 3-100, Fifth Floor Holmdel, NJ 07733	Application Software
		First Lien Term Loan, LIBOR+6.50% cash due 9/12/2024		7.72%	2,517,618	2,495,334	2,509,058	(5)(8)
		First Lien Revolver, LIBOR+6.50% cash due 9/12/2024		7.72%	88,235	87,409	87,935	(5)(8)
						2,582,743	2,596,993

Immucor, Inc. 3130 Gateway Drive, P.O. Box 5625 Norcross, GA 30091-5625	Health Care Supplies
		First Lien Term Loan, LIBOR+5.75% cash due 7/2/2025		8.00%	2,324,886	2,296,951	2,278,388	(5)(8)
		Second Lien Term Loan, LIBOR+8.00% cash 3.50% PIK due 10/2/2025		10.25%	6,066,854	5,996,753	5,960,684	(5)(8)
						8,293,704	8,239,072

Impel Neuropharma, Inc.	Health Care Technology
201 Elliott Avenue West, Suite 260 Seattle, WA 98119		First Lien Revenue Interest Financing Term Loan due 2/15/2031			948,500	948,500	948,500	(5)(8)
		First Lien Term Loan, SOFR+8.75% cash due 3/17/2027		10.95%	948,500	930,631	931,427	(5)(8)
						1,879,131	1,879,927

Indivior Finance S.À.R.L. 1 Rue De La Poudrerie Leudelange 3364 Leudelange, Luxembourg	Pharmaceuticals
		First Lien Term Loan, LIBOR+5.25% cash due 6/30/2026		7.57%	1,980,000	1,947,701	1,933,807	(5)(8)(10)
						1,947,701	1,933,807

Innocoll Pharmaceuticals Limited 210 Carnegie Center Dr Suite 103 Princeton, NJ 08540	Health Care Technology
		First Lien Term Loan, 11.00% cash due 1/26/2027			1,635,588	1,568,674	1,533,364	(8)(10)
		First Lien Delayed Draw Term Loan, 11.00% cash due 1/26/2027			—	—	—	(8)(9)(10)
		13,676 Tranche A Warrant Shares (exercise price $4.23) expiration date 1/26/2029				32,275	30,087	(8)(10)
						1,600,949	1,563,451

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Inventus Power, Inc. 1200 Internationale Parkway Woodridge, IL 60517	Electrical Components & Equipment
		First Lien Term Loan, SOFR+5.00% cash due 3/29/2024		7.32%	4,525,713	4,499,409	4,378,627	(5)(8)
		Second Lien Term Loan, LIBOR+8.50% cash due 9/29/2024		10.75%	2,750,000	2,714,723	2,633,125	(5)(8)
						7,214,132	7,011,752

INW Manufacturing, LLC 1270 Champion Circle Carrollton, TX 75006	Personal Products
		First Lien Term Loan, LIBOR+5.75% cash due 3/25/2027		8.00%	11,550,000	11,269,423	10,914,750	(5)(8)
						11,269,423	10,914,750

IPC Corp. 1500 Plaza Ten 15TH FL Jersey City, NJ 07311	Application Software
		First Lien Term Loan, LIBOR+6.50% cash due 10/1/2026		7.50%	6,229,786	6,086,118	6,023,580	(5)(8)
						6,086,118	6,023,580

Itafos Inc. 109 North Post Oak Lane, Suite 405 Houston, TX 77024	Fertilizers & Agricultural Chemicals
		First Lien Term Loan, LIBOR+8.25% cash due 8/25/2024		9.82%	4,114,683	3,996,649	3,971,081	(5)(8)
						3,996,649	3,971,081

Ivanti Software, Inc. 698 West 10000 South, Suite 500 South Jordan, UT 84095	Application Software
		Second Lien Term Loan, LIBOR+7.25% cash due 12/1/2028		8.85%	3,692,000	3,673,540	3,390,493	(5)
						3,673,540	3,390,493

Jazz Acquisition, Inc. 416 Dividend Drive Peachtree City, GA 30269	Aerospace & Defense
		First Lien Term Loan, LIBOR+7.50% cash due 1/29/2027		9.17%	9,437,325	9,227,953	9,459,372	(5)(8)
		Second Lien Term Loan, LIBOR+8.00% cash due 6/18/2027		10.03%	137,300	123,570	125,424	(5)
						9,351,523	9,584,796

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Kings Buyer, LLC 4 High Ridge Park, Suite 202 Stamford, CT 06905	Environmental & Facilities Services
		First Lien Term Loan, LIBOR+6.50% cash due 10/29/2027		8.75%	3,277,071	3,244,301	3,195,145	(5)(8)
		First Lien Revolver, LIBOR+6.50% cash due 10/29/2027		8.75%	158,090	153,611	146,892	(5)(8)(9)
						3,397,912	3,342,037

LaserShip, Inc. 1912 Woodford Road Vienna, VA 22182	Air Freight & Logistics
		Second Lien Term Loan, LIBOR+7.50% cash due 5/7/2029		10.38%	1,150,000	1,138,500	1,089,625	(5)(8)
						1,138,500	1,089,625

Lightbox Intermediate, L.P. 780 Third Avenue New York, NY 10017	Real Estate Services
		First Lien Term Loan, LIBOR+5.00% cash due 5/9/2026		7.25%	8,730,000	8,657,515	8,511,750	(5)(8)
						8,657,515	8,511,750

Liquid Environmental Solutions Corporation	Environmental & Facilities Services
7651 Esters Blvd Suite 200 Irving, TX 75063		Second Lien Term Loan, LIBOR+8.50% cash due 11/30/2026		10.17%	1,046,111	1,027,760	1,014,728	(5)(8)
		Second Lien Delayed Draw Term Loan, LIBOR+8.50% cash due 11/30/2026		10.17%	278,963	273,384	253,856	(5)(8)(9)
						1,301,144	1,268,584

LSL Holdco, LLC 3100 Olympus Blvd Suite 100 Dallas, TX 75019	Health Care Distributors
		First Lien Term Loan, LIBOR+6.00% cash due 1/31/2028		7.67%	4,615,633	4,529,682	4,477,164	(5)(8)
		First Lien Revolver, LIBOR+6.00% cash due 1/31/2028		7.67%	205,139	195,589	189,754	(5)(8)(9)
						4,725,271	4,666,918

Marinus Pharmaceuticals, Inc.	Pharmaceuticals
5 Radnor Corporate Center 100 Matsonford Rd, Suite 500 Radnor, PA 19087		First Lien Term Loan, 11.50% cash due 5/11/2026			4,216,200	4,151,087	4,058,093	(8)(10)
		First Lien Delayed Draw Term Loan, 11.50% cash due 5/11/2026			—	—	—	(8)(9)(10)
						4,151,087	4,058,093

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Mesoblast, Inc.	Biotechnology
55 Collins Street, Level 38 Melbourne 3000 Australia		First Lien Term Loan, 8.00% cash 1.75% PIK due 11/19/2026			1,723,588	1,579,307	1,525,375	(8)(10)
		First Lien Delayed Draw Term Loan, 8.00% cash 1.75% PIK due 11/19/2026			—	323	341	(8)(9)(10)
		50,289 Warrant Shares (exercise price $7.26) expiration date 11/19/2028				115,162	33,191	(8)(10)
						1,694,792	1,558,907

MHE Intermediate Holdings, LLC	Diversified Support Services
3201 Levis Commons Blvd, Suite 323 Perrysburg, OH 43551		First Lien Term Loan, LIBOR+6.00% cash due 7/21/2027		7.29%	4,609,168	4,532,323	4,494,860	(5)(8)
		First Lien Revolver, LIBOR+6.00% cash due 7/21/2027			—	(6,018)	(8,857)	(5)(8)(9)
						4,526,305	4,486,003

Mindbody, Inc. 4051 Broad Street, Suite 220 San Luis Obispo, CA 93401	Internet Services & Infrastructure
		First Lien Term Loan, LIBOR+7.00% cash 1.50% PIK due 2/14/2025		8.38%	8,664,181	8,582,205	8,499,561	(5)(8)
		First Lien Revolver, LIBOR+8.00% cash due 2/14/2025			—	(6,670)	(14,476)	(5)(8)(9)
						8,575,535	8,485,085

Mosaic Companies, LLC 1530 NW 98th Court, Suite 101 Doral, FL 33172	Home Improvement Retail
		First Lien Term Loan, LIBOR+6.75% cash due 7/2/2026		8.36%	11,450,063	11,266,711	11,232,511	(5)(8)
						11,266,711	11,232,511

MRI Software LLC 28925 Fountain Parkway Solon, OH 44139	Application Software
		First Lien Term Loan, LIBOR+5.50% cash due 2/10/2026		7.75%	7,208,857	7,163,409	7,064,680	(5)(8)
		First Lien Revolver, LIBOR+5.50% cash due 2/10/2026			—	(4,612)	(9,224)	(5)(8)(9)
						7,158,797	7,055,456

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Navisite, LLC 400 Minuteman Road Andover, MA 01810	Data Processing & Outsourced Services
		Second Lien Term Loan, LIBOR+8.50% cash due 12/30/2026		10.75%	7,779,000	7,662,333	7,390,050	(5)(8)
						7,662,333	7,390,050

NeuAG, LLC 7 Switchbud Place, Suite 192 PMB 226 The Woodlands, TX 77380	Fertilizers & Agricultural Chemicals
		First Lien Term Loan, LIBOR+5.50% cash 7.00% PIK due 9/11/2024		7.75%	14,129,954	13,794,224	13,722,249	(5)(8)
						13,794,224	13,722,249

NN, Inc. 6210 Ardrey Kell Road, Suite 600 Charlotte, NC 28277	Industrial Machinery
		First Lien Term Loan, LIBOR+6.88% cash due 9/19/2026		8.54%	14,691,038	14,409,459	14,176,851	(5)(8)(10)
						14,409,459	14,176,851

OEConnection LLC 4205 Highlander Parkway Richfield, OH 44286	Application Software
		First Lien Term Loan, LIBOR+4.00% cash due 9/25/2026		5.67%	6,279,551	6,250,789	5,855,682	(5)
		Second Lien Term Loan, LIBOR+7.00% cash due 9/25/2027		8.60%	1,804,000	1,771,275	1,731,840	(5)(8)
						8,022,064	7,587,522

OTG Management, LLC 352 Park Ave S, 10th Floor New York, NY 10010	Airport Services
		First Lien Term Loan, LIBOR+2.00% cash 8.00% PIK due 9/1/2025		4.63%	3,403,395	3,352,580	3,335,327	(5)(8)
		First Lien Delayed Draw Term Loan, LIBOR+2.00% cash 8.00% PIK due 9/1/2025			—	(4,839)	(6,104)	(5)(8)(9)
						3,347,741	3,329,223

Park Place Technologies, LLC 5910 Landerbrook Drive Cleveland, OH 44124	Internet Services & Infrastructure
		First Lien Term Loan, SOFR+5.00% cash due 11/10/2027		6.63%	4,937,500	4,785,851	4,760,565	(5)
						4,785,851	4,760,565

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Performance Health Holdings, Inc. 1245 Home Avenue Akron, OH 44310	Health Care Distributors
		First Lien Term Loan, LIBOR+6.00% cash due 7/12/2027		8.88%	4,398,925	4,325,161	4,291,591	(5)(8)
						4,325,161	4,291,591

PFNY Holdings, LLC	Leisure Facilities
320 Yonkers Ave Yonkers, NY 10701		First Lien Term Loan, LIBOR+7.00% cash due 12/31/2026		8.00%	6,291,262	6,178,657	6,165,437	(5)(8)
		First Lien Delayed Draw Term Loan, LIBOR+7.00% cash due 12/31/2026		9.25%	534,596	523,845	522,583	(5)(8)(9)
		First Lien Revolver, LIBOR+7.00% cash due 12/31/2026			—	(5,376)	(6,007)	(5)(8)(9)
						6,697,126	6,682,013

Planview Parent, Inc. 12301 Research Boulevard, Suite 101 Austin, TX 78759	Application Software
		Second Lien Term Loan, LIBOR+7.25% cash due 12/18/2028		8.92%	9,872,000	9,723,920	9,477,120	(5)(8)
						9,723,920	9,477,120

PLNTF Holdings, LLC	Leisure Facilities
6400 Shafer Court, Suite 250 Rosemont, IL 60018		First Lien Term Loan, LIBOR+8.00% cash due 3/22/2026		10.10%	686,139	675,873	665,555	(5)(8)
						675,873	665,555

Pluralsight, LLC 42 Future Way Draper, UT 84020	Application Software
		First Lien Term Loan, LIBOR+8.00% cash due 4/6/2027		9.00%	15,361,250	15,115,202	14,931,135	(5)(8)
		First Lien Revolver, LIBOR+8.00% cash due 4/6/2027			—	(16,803)	(29,622)	(5)(8)(9)
						15,098,399	14,901,513

PRGX Global, Inc. 600 Galleria Parkway, Ste 100 Atlanta, GA 30339	Data Processing & Outsourced Services
		First Lien Term Loan, LIBOR+6.75% cash due 3/3/2026		8.95%	8,194,427	8,074,069	8,034,636	(5)(8)
		First Lien Revolver, LIBOR+6.75% cash due 3/3/2026			—	(8,951)	(11,883)	(5)(8)(9)
		19,485 Class B Common Units	0.02%			19,485	21,502	(8)
						8,084,603	8,044,255

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Profrac Holdings II, LLC	Industrial Machinery
333 Shops Blvd Willow Park, TX 76087		First Lien Term Loan, SOFR+8.50% cash due 3/4/2025		10.01%	4,944,977	4,812,735	4,846,077	(5)(8)
						4,812,735	4,846,077

Project Boost Purchaser, LLC	Application Software
Unit 5, Priors Way Maidenhead, Berkshire SL6 2HP, United Kingdom		Second Lien Term Loan, LIBOR+8.00% cash due 5/31/2027		9.67%	1,500,000	1,500,000	1,451,250	(5)(8)
						1,500,000	1,451,250

Quantum Bidco Limited	Food Distributors
12 St. James’s Square London, SW1Y 4LB, England		First Lien Term Loan, SONIA+6.00% cash due 1/29/2028		7.31%	£1,125,000	1,491,941	1,137,408	(5)(8)(10)
						1,491,941	1,137,408

Radiology Partners, Inc. 2330 Utah Avenue, Suite 200 El Segundo, CA 90245	Health Care Distributors
		First Lien Term Loan, LIBOR+4.25% cash due 7/9/2025		5.89%	2,100,000	1,975,875	1,893,675	(5)
						1,975,875	1,893,675

Relativity ODA LLC 231 South LaSalle Street, 8th Floor Chicago, IL 60604	Application Software
		First Lien Term Loan, LIBOR+7.50% PIK due 5/12/2027			5,900,803	5,790,624	5,759,184	(5)(8)
		First Lien Revolver, LIBOR+6.50% cash due 5/12/2027			—	(11,018)	(13,049)	(5)(8)(9)
						5,779,606	5,746,135

Renaissance Holding Corp.	Diversified Banks
24301 Walden Center Drive Bonita Springs, FL 34134		Second Lien Term Loan, LIBOR+7.00% cash due 5/29/2026		8.67%	1,138,000	1,129,465	1,063,558	(5)
						1,129,465	1,063,558

RP Escrow Issuer LLC 2330 Utah Avenue, Suite 200 El Segundo, CA 90245	Health Care Distributors
		Fixed Rate Bond, 5.25% cash due 12/15/2025			306,000	279,653	264,950
						279,653	264,950

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
RumbleOn, Inc.	Automotive Retail
901 W. Walnut Hill Lane Irving, TX 75038		First Lien Term Loan, LIBOR+8.25% cash due 8/31/2026		9.25%	9,123,542	8,638,460	8,766,812	(5)(8)(10)
		First Lien Delayed Draw Term Loan, LIBOR+8.25% cash due 8/31/2026		9.25%	2,760,290	2,551,565	2,606,793	(5)(8)(9)(10)
		39,794 Class B Common Stock Warrants (exercise price $33.00) expiration date 2/28/2023				290,496	18,703	(8)(10)
						11,480,521	11,392,308

Sabert Corporation 2288 Main Street Extension Sayreville, NJ 08872	Metal & Glass Containers
		First Lien Term Loan, LIBOR+4.50% cash due 12/10/2026		6.19%	2,590,677	2,564,770	2,467,619	(5)
						2,564,770	2,467,619

Scilex Pharmaceuticals Inc.	Pharmaceuticals
301 Lindenwood Drive, Suite 300 Malvern, PA 19355		Fixed Rate Zero Coupon Bond due 8/15/2026			444,040	399,929	437,379	(8)
						399,929	437,379

SiO2 Medical Products, Inc. 2250 Riley Street Auburn, AL 36832	Metal & Glass Containers
		First Lien Term Loan, 5.50% cash 8.50% PIK due 12/21/2026			6,545,193	6,430,125	6,428,034	(8)(12)
		Common Stock Warrants (exercise price $0.75) expiration date 7/31/2028				123,557	123,557	(8)
						6,553,682	6,551,591

SM Wellness Holdings, Inc. 15601 Dallas Parkway, Suite 300 Addison, TX 75001	Health Care Services	Second Lien Term Loan, LIBOR+8.00% cash due 4/16/2029		9.04%	2,925,000	2,881,125	2,866,500	(5)(8)
						2,881,125	2,866,500

Sorenson Communications, LLC	Communications Equipment
4192 South Riverboat Road Salt Lake City, UT 84123		First Lien Term Loan, LIBOR+5.50% cash due 3/17/2026		7.75%	4,371,500	4,327,785	4,286,802	(5)
						4,327,785	4,286,802

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Sorrento Therapeutics, Inc. 4955 Directors Place San Diego, CA 92121	Biotechnology
		16,000 Common Stock Units				63,040	32,160	(10)
						63,040	32,160

SPX Flow, Inc. 13320 Ballantyne Corporate Pl Charlotte, NC 28277	Industrial Machinery
		First Lien Term Loan, SOFR+4.50% cash due 4/5/2029		6.13%	1,490,683	1,420,360	1,393,043	(5)
						1,420,360	1,393,043

SumUp Holdings Luxembourg S.À.R.L. Rue Michel Rodange 20 2430 Luxembourg	Other Diversified Financial Services
		First Lien Term Loan, EURIBOR+8.50% cash due 3/10/2026		10.00%	€6,820,000	7,959,220	6,931,043	(5)(8)(10)
						7,959,220	6,931,043

Sunland Asphalt & Construction, LLC 1625 E Northern Ave Phoenix, AZ 85020	Construction & Engineering
		First Lien Term Loan, LIBOR+6.00% cash due 1/13/2026		8.88%	11,632,389	11,467,695	11,376,476	(5)(8)
						11,467,695	11,376,476

Supermoose Borrower, LLC 9477 Waples Street, Suite 100 San Diego, CA 92121	Application Software
		First Lien Term Loan, LIBOR+3.75% cash due 8/29/2025		6.00%	2,872,535	2,663,364	2,608,176	(5)
						2,663,364	2,608,176

SVP-Singer Holdings Inc. 1224 Heil Quaker Blvd La Vergne, TN, 37086	Home Furnishings
		First Lien Term Loan, LIBOR+6.75% cash due 7/28/2028		9.00%	5,033,960	4,726,358	4,546,320	(5)(8)
						4,726,358	4,546,320

Tacala, LLC	Restaurants
3750 Corporate Woods Drive Vestavia Hills, AL 35242		Second Lien Term Loan, LIBOR+7.50% cash due 2/4/2028		9.17%	3,394,977	3,353,116	3,185,626	(5)
						3,353,116	3,185,626

Tahoe Bidco B.V. 800 Bridge Parkway, Suite 200 Redwood City, CA 94065	Application Software
		First Lien Term Loan, LIBOR+6.00% cash due 9/29/2028		7.12%	5,611,000	5,510,495	5,521,224	(5)(8)(10)
		First Lien Revolver, LIBOR+6.00% cash due 10/1/2027			—	(7,391)	(7,154)	(5)(8)(9)(10)
						5,503,104	5,514,070

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Tecta America Corp. 9450 W. Bryn Mawr Avenue, Suite 500 Rosemont, IL 60018	Construction & Engineering
		Second Lien Term Loan, LIBOR+8.50% cash due 4/9/2029		10.17%	1,671,000	1,645,935	1,637,580	(5)(8)
						1,645,935	1,637,580

Telestream Holdings Corporation	Application Software
1209 Orange Street Corporation Trust Center Wilmington, DE 19801		First Lien Term Loan, SOFR+9.25% cash due 10/15/2025		10.59%	5,235,275	5,170,202	5,125,334	(5)(8)
		First Lien Revolver, SOFR+9.25% cash due 10/15/2025		10.59%	200,400	193,726	189,879	(5)(8)(9)
						5,363,928	5,315,213

TerSera Therapeutics LLC	Pharmaceuticals
150 North Field Drive Two Conway Park, Suite 195, Lake Forest, IL 60045		Second Lien Term Loan, LIBOR+10.00% cash due 3/30/2026		12.25%	6,100,000	5,976,617	6,034,730	(5)(8)
						5,976,617	6,034,730

Thrasio, LLC 85 Walpole Street Walpole, MA 02081	Internet & Direct Marketing Retail
		First Lien Term Loan, LIBOR+7.00% cash due 12/18/2026		9.25%	9,722,338	9,537,133	9,382,056	(5)(8)
		2,182 Shares of Series C-3 Preferred Stock in Thrasio Holdings, Inc.				26,665	32,163	(8)
		73,648 Shares of Series C-2 Preferred Stock in Thrasio Holdings, Inc.				600,000	1,085,575	(8)
		12,510 Shares of Series D Preferred Stock in Thrasio Holdings, Inc.				253,328	253,328	(8)
		6,000 Shares of Series X Preferred Stock in Thrasio Holdings, Inc.				6,000,300	6,849,942	(8)(9)
						16,417,426	17,603,064

Touchstone Acquisition, Inc.	Health Care Supplies
5949 Commerce Blvd. Morristown, TN 37814		First Lien Term Loan, LIBOR+6.00% cash due 12/29/2028		7.67%	5,788,493	5,680,377	5,614,838	(5)(8)
						5,680,377	5,614,838

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Veritas US Inc. 2625 Augustine Drive Santa Clara, CA 95054	Application Software
		First Lien Term Loan, LIBOR+5.00% cash due 9/1/2025		7.25%	7,344,642	7,250,715	6,065,426	(5)
						7,250,715	6,065,426

Virgin Pulse, Inc. 75 Fountain St. Providence, RI 02902	Application Software
		Second Lien Term Loan, LIBOR+7.25% cash due 4/6/2029		8.92%	1,540,000	1,524,600	1,328,250	(5)
						1,524,600	1,328,250

Win Brands Group LLC 675 Hudson Street, Suite 3S New York, NY 10014	Housewares & Specialties
		First Lien Term Loan, LIBOR+9.00% cash 5.00% PIK due 1/22/2026		12.00%	1,100,124	1,089,554	1,089,122	(5)(8)
		62 Class F Warrants in Brand Value Growth LLC (exercise price $0.01) expiration date 1/25/2027			—	—	67,400	(8)
						1,089,554	1,156,522

Windstream Services II, LLC 4001 Rodney Parham Road Little Rock, AR 72212	Integrated Telecommunication Services
		First Lien Term Loan, LIBOR+6.25% cash due 9/21/2027		7.92%	9,945,414	9,647,987	9,343,717	(5)
						9,647,987	9,343,717

WP CPP Holdings, LLC 1621 Euclid Avenue, Suite 1850 Cleveland, OH 44115	Aerospace & Defense
		First Lien Term Loan, LIBOR+3.75% cash due 4/30/2025		4.99%	6,357,045	6,097,242	5,342,206	(5)
						6,097,242	5,342,206

WPEngine, Inc. 504 Lavaca Street, Suite 1000 Austin, TX 78701	Application Software
		First Lien Term Loan, LIBOR+6.00% cash due 3/27/2026		7.50%	14,623,000	14,395,246	14,450,054	(5)(8)
						14,395,246	14,450,054

WWEX Uni Topco Holdings, LLC	Air Freight & Logistics
2323 Victory Avenue, Suite 1600 Dallas, TX 75219		First Lien Term Loan, LIBOR+4.00% cash due 7/26/2028		5.46%	997,494	936,397	911,360	(5)
						936,397	911,360

Portfolio Company / Type of Investment (1)(2)(3)(4)	Principal Business	Title of Securities held by OSI2	Percentage of Ownership Interest *	Cash Interest Rate (5)	Principal (6)	Cost	Fair Value	Notes
Zayo Group Holdings, Inc. 1821 30th Street, Unit A Boulder, CO 80301	Alternative Carriers
		First Lien Term Loan, LIBOR+3.00% cash due 3/9/2027		4.67%	1,000,000	942,801	897,778	(5)
		Fixed Rate Bond, 4.00% cash due 3/1/2027			150,000	125,880	124,718
						1,068,681	1,022,496

Zephyr Bidco Limited 65 Grosvenor Street London, W1K3JH, United Kingdom	Specialized Finance
		Second Lien Term Loan, SONIA+7.50% cash due 7/23/2026		8.72%	£2,000,000	2,592,781	2,171,837	(5)(8)(10)
						2,592,781	2,171,837

*	Percentage of class held refers only to equity held, if any. Calculated on a fully diluted basis. Percentages of class of less than 0.01% are not presented.
(1)	All debt investments are income producing unless otherwise noted. All equity investments are non-income producing unless otherwise noted.
(2)

See Note 3 to the Consolidated Financial Statements included in OSI2’s Quarterly Report on Form 10-Q (File no. 814-01281) for the quarterly period ended June 30, 2022 for portfolio composition by geographic region.

(3)

Interest rates may be adjusted from period to period on certain term loans and revolvers. These rate adjustments may be either temporary in nature due to tier pricing arrangements or financial or payment covenant violations in the original credit agreements or permanent in nature per loan amendment or waiver documents.

(4)

Each of OSI2’s investments is pledged as collateral under one or more of its credit facilities. A single investment may be divided into parts that are individually pledged as collateral to separate credit facilities.

(5)

The interest rate on the principal balance outstanding for most of the floating rate loans is indexed to the LIBOR and/or an alternate base rate (e.g., prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower’s option. Certain loans may also be indexed to SOFR or SONIA. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, OSI2 has provided the applicable margin over the reference rate based on each respective credit agreement and the cash interest rate as of period end. All LIBOR shown above is in U.S. dollars unless otherwise noted. As of June 30, 2022, the reference rates for OSI2’s variable rate loans were the 30-day LIBOR at 1.67%, the 90-day LIBOR at 2.25%, the 180-day LIBOR at 2.88%, the 360-day LIBOR at 3.61%, the PRIME at 4.75%, the 30-day SOFR at 1.53%, the 90-day SOFR at 2.05%, the SONIA at 1.19%, the 30-day EURIBOR at (0.54)%, the 90-day EURIBOR at (0.30)% and the 180-day EURIBOR at (0.38)%. Most loans include an interest floor, which generally ranges from 0% to 1%. SOFR and SONIA based contracts may include a credit spread adjustment that is charged in addition to the base rate and the stated spread.

(6)

Principal includes accumulated PIK interest and is net of repayments, if any. “£” signifies the investment is denominated in British Pounds. “€” signifies the investment is denominated in Euros. All other investments are denominated in U.S. dollars.

(7)

Non-Control/Non-Affiliate Investments are investments that are neither Control Investments nor Affiliate Investments. Control Investments generally are defined by the Investment Company Act as investments in companies in which OSI2 owns more than 25% of the voting securities and/or has the power to exercise control over the management or policies of the company. Affiliate Investments generally are defined by the Investment Company Act as investments in companies in which OSI2 owns between 5% and 25% of the voting securities.

(8)	As of June 30, 2022, these investments are categorized as Level 3 within the fair value hierarchy established by ASC 820 and were valued using significant unobservable inputs.
(9)

Investment has undrawn commitments. Unamortized fees are classified as unearned income which reduces cost basis, which may result in a negative cost basis. A negative fair value may result from the unfunded commitment being valued below par.

(10)

Investment is not a qualifying asset as defined under Section 55(a) of the Investment Company Act. Under the Investment Company Act, OSI2 may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of OSI2’s total assets. As of June 30, 2022, qualifying assets represented 80.6% of OSI2’s total assets and non-qualifying assets represented 19.4% of OSI2’s total assets.

(11)

One half of the Seller Earn Out Shares will vest if, at any time through June 16, 2027, the Alvotech SA common share price is at or above a VWAP of $15.00 per share for any ten trading days within any twenty trading day period, and the other half will vest, if at any time during such period, the common share price is at or above a VWAP of $20.00 per share for any ten trading days within any twenty trading day period.

(12)

The sale of all or a portion of this investment did not qualify for sale accounting under FASB ASC Topic 860, Transfers and Servicing (“ASC 860”), and therefore the investment remains on OSI2’s Consolidated Schedule of Investments as of June 30, 2022. See “Secured Borrowings” in Note 6 in the Consolidated Financial Statements of OSI2’s Quarterly Report on Form 10-Q (File No. 814-00755) for the quarter ended June 30, 2022, for further details.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF OSI2

The following table sets forth, as of November 23, 2022, the beneficial ownership information of each current director of OSI2, as well as OSI2’s executive officers, each person known to it to beneficially own 5% or more of the outstanding shares of OSI2 Common Stock, and the executive officers and directors as a group. Percentage of beneficial ownership is based on 17,401,121 shares of OSI2 Common Stock outstanding as of November 23, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Based upon the absence of filings with the SEC by persons reporting beneficial ownership of 5% or more of OSI2’s common stock, OSI2 believes there are no such persons.

Unless otherwise indicated, OSI2 believes that each beneficial owner set forth in the table below has sole voting and investment power over the shares beneficially owned by such beneficial owner. The directors are divided into two groups — interested director and Independent Directors. The interested director is an “interested person” of OSI2 as defined in Section 2(a)(19) of the Investment Company Act. The address of all executive officers and directors is c/o Oaktree Strategic Income II, Inc., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

Name	Number of Shares of OSI2 Common Stock Owned Beneficially	Percentage of OSI2 Common Stock Outstanding
Interested Director:
Armen Panossian	0	0.0%
Independent Directors:
Allison Keller	0	0.0%
Stephen Mosko	0	0.0%
Deborah Gero	0	0.0%
Executive Officers:
Christopher McKown	0	0.0%
Ashley Pak	0	0.0%
Mathew Pendo	0	0.0%
Matthew Stewart	0	0.0%
All Executive Officers and Directors as a Group(1)	0	0.0%
5% Holders	0	0.0%

(1)	Amount only includes Section 16(a) reporting persons of OSI2.

The following table sets forth, as of November 23, 2022, the dollar range of OSI2 equity securities that is beneficially owned by each of the current directors of OSI2.

Name Interested Director:	Dollar Range of Equity Securities Beneficially Owned(1)(2)
Armen Panossian	None
Independent Directors:
Deborah Gero	None
Allison Keller	None
Stephen Mosko	None

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.

DESCRIPTION OF CAPITAL STOCK OF OCSL

The following description summarizes material provisions of the DGCL and OCSL’s certificate of incorporation and bylaws. This summary is not necessarily complete, and OCSL refers you to the DGCL and OCSL’s certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

OCSL’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, of which 183,374,250 shares were outstanding as of September 30, 2022.

OCSL Common Stock is listed on Nasdaq under the ticker symbol “OCSL.” No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, OCSL Stockholders generally will not be personally liable for OCSL’s debts or obligations.

Set forth below is a chart describing the classes of OCSL securities outstanding as of September 30, 2022:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by OCSL or for OCSL’s Account	(4) Amount Outstanding Exclusive of Amount Under Column 3
Equity Securities
Common Stock	250,000,000	—	183,374,250
Debt Securities
3.500% notes due 2025	$300,000,000	—	$300,000,000
2.700% notes due 2027	$350,000,000	—	$350,000,000

Under the terms of OCSL’s certificate of incorporation, all shares of OCSL Common Stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, are duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of OCSL Common Stock if, as and when declared by the OCSL Board out of funds legally available therefore. Shares of OCSL Common Stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of OCSL’s liquidation, dissolution or winding up, each share of OCSL Common Stock would be entitled to share ratably in all of OCSL’s assets that are legally available for distribution after OCSL pays all debts and other liabilities. Each share of OCSL Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of OCSL Common Stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of OCSL Common Stock are able to elect all of OCSL’s directors, and holders of less than a majority of such shares are unable to elect any director.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Under OCSL’s certificate of incorporation, OCSL will fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of OCSL’s directors or officers or is or was serving at OCSL’s request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorney’s fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. OCSL’s certificate of incorporation also provides that OCSL’s directors will not be personally liable for monetary damages to OCSL for breaches of their fiduciary duty as directors, except for a breach of their duty of loyalty to OCSL or OCSL Stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit. So long as OCSL is regulated under the Investment Company Act, the above indemnification and limitation of liability will be limited by the Investment Company Act or by any valid rule, regulation or order of the SEC thereunder. The Investment Company Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its stockholders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct.

Delaware law also provides that indemnification permitted under the law will not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

OCSL’s certificate of incorporation permits OCSL to secure insurance on behalf of any person who is or was or has agreed to become a director or officer or is or was serving at OCSL’s request as a director or officer of another enterprise for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. OCSL has obtained liability insurance for OCSL’s officers and directors.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions; Anti-Takeover Measures

OCSL is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested stockholders” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

OCSL’s certificate of incorporation and bylaws provide that:

•	the OCSL Board be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

•	directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of OCSL capital stock entitled to vote; and

•	any vacancy on the OCSL Board, however the vacancy occurs, including a vacancy due to an enlargement of the OCSL Board, may only be filled by vote of the directors then in office.

The classification of the OCSL Board and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire OCSL, or of discouraging a third party from acquiring OCSL.

OCSL’s certificate of incorporation and bylaws also provide that:

•

any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

•	special meetings of the stockholders may only be called by the OCSL Board, chairman or chief executive officer.

OCSL’s bylaws provide that, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to OCSL. These provisions could delay until the next OCSL Stockholders’ meeting actions which are favored by the holders of a majority of OCSL’s outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for OCSL Common Stock, because such person or entity, even if it acquired a majority of OCSL’s outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called OCSL Stockholders’ meeting, and not by written consent.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Under OCSL’s certificate of incorporation and bylaws, any amendment or repeal of the bylaws by OCSL Stockholders will require the affirmative vote of the holders of at least 66 2/3% of the shares of OCSL’s capital stock then outstanding and entitled to vote in the election of directors. The vote of at least 66 2/3% of the shares of OCSL’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, will be required to amend or repeal any provision of OCSL’s certificate of incorporation pertaining to the OCSL Board, limitation of liability, indemnification, stockholder action or amendments to OCSL’s certificate of incorporation. In addition, OCSL’s certificate of incorporation permits the OCSL Board to amend or repeal OCSL’s bylaws by a majority vote.

DESCRIPTION OF CAPITAL STOCK OF OSI2

The following description summarizes material provisions of the DGCL and OSI2’s amended and restated certificate of incorporation (the “OSI2 certificate of incorporation”) and OSI2’s bylaws. This summary is not necessarily complete, and OSI2 refers you to the DGCL, the OSI2 certificate of incorporation and OSI2’s bylaws for a more detailed description of the provisions summarized below.

Capital Stock

OSI2’s authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.001 per share, of which 17,401,121 shares were outstanding as of November 23, 2022 and (ii) 100,000,000 shares of preferred stock (the “OSI2 Preferred Stock”), par value $0.001 per share, of which no shares were outstanding as of November 23, 2022. There are no outstanding options or warrants to purchase OSI2 stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, holders of equity securities of a corporation, such as OSI2 Common Stock, will generally not be personally liable for OSI2’s debts or obligations. Unless the OSI2 Board determines otherwise, OSI2 will issue all shares of its capital stock in uncertificated form.

Set forth below is a chart describing the classes of OSI2 securities outstanding as of November 23, 2022:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by OSI2 or for OSI2’s Account	(4) Amount Outstanding Exclusive of Amount Under Column 3
Equity Securities
Common Stock	250,000,000	—	17,401,121
Preferred Stock	100,000,000	0	0

Under the terms of the OSI2 certificate of incorporation, all shares of OSI2 Common Stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, are duly authorized, validly issued, fully paid and nonassessable. Dividends may be declared and paid ratably on the OSI2 Common Stock out of OSI2’s assets which are legally available for such purpose at such times and in such amounts as the Board of Directors determines, in its discretion. Shares of OSI2 Common Stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract.

In the event of OSI2’s liquidation, dissolution or winding up, each share of OSI2 Common Stock would be entitled to share ratably in all of OSI2’s assets that are legally available for distribution after OSI2 pays all debts and other liabilities. Each share of OSI2 Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of OSI2 Common Stock are able to elect all of OSI2’s directors, and holders of less than a majority of such shares are unable to elect any director.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The OSI2 certificate of incorporation also provides that OSI2’s directors will not be liable for monetary damages to OSI2 or its stockholders for breaches of their fiduciary duty as directors, except for liability of a director (i) for any breach of the director’s duty of loyalty to OSI2 or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which relates to unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such person under certain circumstances for liabilities, including reimbursement for expenses, arising under the Securities Act. The OSI2 certificate of incorporation also provides that OSI2 will indemnify its directors and officers to the fullest extent authorized or permitted by law, and this right to indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and personal and legal representatives; however, for proceedings to enforce rights to indemnification, OSI2 will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless that proceeding (or part thereof) was authorized or consented to by the OSI2 Board. The right to indemnification includes the right to be paid by OSI2 the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

OSI2’s obligation to provide indemnification and advancement of expenses is subject to the requirements of the Investment Company Act and Investment Company Act Release No. 11330, which, among other things, preclude indemnification for any liability (whether or not there is an adjudication of liability or the matter has been settled) arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties, and require reasonable and fair means for determining whether indemnification will be made.

In addition, OSI2 entered into indemnification agreements with its directors and officers that provide for a contractual right to indemnification to the fullest extent permitted by the DGCL.

OSI2 may, to the extent authorized from time to time by the OSI2 Board, provide rights to indemnification and to the advancement of expenses to its employees and agents similar to those conferred to its directors and officers. The rights to indemnification and to the advancement of expenses are subject to the requirements of the Investment Company Act to the extent applicable. Any repeal or modification of the OSI2 certificate of incorporation by OSI2 Stockholders will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer existing at the time of the repeal or modification with respect to any acts or omissions occurring prior to the repeal or modification.

OSI2’s bylaws permit OSI2 to secure insurance for itself and on behalf of any director, officer, employee or agent of OSI2 or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not OSI2 would have the power to indemnify such person against such expense, liability or loss under the DGCL. OSI2 has obtained liability insurance for its directors and officers.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions; Anti-Takeover Measures

The OSI2 certificate of incorporation provides that OSI2 has expressly elected not to be subject to the provisions of Section 203 of the DGCL. However, OSI2’s certificate of incorporation contains provisions that, at any point in time in which OSI2 Common Stock is registered under Section 12(b) or Section 12(g) of the Exchange Act, have the same effect as Section 203, except that it exempts Oaktree, and its affiliates and successors, and certain of its or their respective direct or indirect transferees and any group as to which such persons are a party, from the effect of those provisions. In general, these provisions will prohibit OSI2 from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such time, the OSI2 Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of OSI2 outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of OSI2 and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time as the business combination is approved by the OSI2 Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The OSI2 certificate of incorporation defines “business combination” to include the following:

•

any merger or consolidation of OSI2 or any direct or indirect majority-owned subsidiary of OSI2 (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the aforementioned exceptions on the prohibition do not apply;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of OSI2, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of OSI2 or of any direct or indirect-owned subsidiary of OSI2 which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of OSI2 determined on a consolidated basis or the aggregate market value of all the outstanding stock of OSI2;

•

any transaction which results in the issuance or transfer by OSI2 or by any direct or indirect majority-owned subsidiary of OSI2 of any stock of OSI2 or of such subsidiary to the interested stockholder, except (a) pursuant to the exercise, exchange or conversation of securities exercisable for, exchangeable for or convertible into stock of OSI2 or any such subsidiary which securities were outstanding prior to the time that the interested stockholder become such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of OSI2 or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of OSI2 subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by OSI2 to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by OSI2; provided, however, that in no case under items (c)-(e) will there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of OSI2 or of the voting stock of OSI2 (except as a result of immaterial changes due to fractional share adjustments);

•

any transaction involving OSI2 or any direct or indirect majority-owned subsidiary of OSI2 which has the effect, directly or indirectly, or increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of OSI2 or of any subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

•

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of OSI2), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in the aforementioned items above) provided by or through OSI2 or any direct or indirect majority-owned subsidiary.

In general, these provisions define an “interested stockholder” as any person (other than OSI2 or any direct or indirect majority-owned subsidiary of OSI2) that (i) is the owner of 15% or more of the outstanding vote of OSI2, or (ii) is an affiliate or associate of OSI2 and was the owner of 15% or more of the outstanding voting stock of OSI2 at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that “interested stockholder” does not include (a) Oaktree, and its affiliates and successors, and certain of its or their respective direct or indirect transferees and any group as to which such persons are a party, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by OSI2, provided that such person described in clause (b) will be an interested stockholder if thereafter such person acquires additional shares or voting stock of OSI2, except as a result of further corporate action not causes, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of OSI2 deemed to be outstanding will include stock deemed to be owned by the person through the application of the term “owner” (as defined below) but will not include any other unissued stock of OSI2 which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

The OSI2 certificate of incorporation defines “owner” as a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person will not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such persons’ affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person will not be deemed the owner of any stock because of such person’s right to vote such stock in the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii)(b) above, or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

These provisions could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire OSI2.

The OSI2 certificate of incorporation and OSI2’s bylaws provide that:

•	the OSI2 Board be divided into three classes, as nearly equal in size as possible, with staggered three-year terms (and the number of directors may never be fewer than one or greater than 12);

•

directors elected by OSI2 Stockholders may be removed only for cause by the affirmative vote of 75% of the holders of OSI2’s capital stock then outstanding and entitled to vote in the election of directors; and

•

subject to the rights of any holders of OSI2 Preferred Stock, any vacancy on the OSI2 Board, however the vacancy occurs, and any newly created directorship due to an enlargement of the OSI2 Board, may only be filled by vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum, or by a sole remaining director.

The classification of the OSI2 Board and the limitations on removal of directors and filling of vacancies and newly created directorships could have the effect of making it more difficult for a third party to acquire OSI2 or of discouraging a third party from acquiring OSI2. OSI2 believes, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of management and OSI2’s policies.

The OSI2 certificate of incorporation and OSI2’s bylaws also provide that:

•	any action required or permitted to be taken by the OSI2 Stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

•

special meetings of the stockholders may only be called by or at the direction of the OSI2 Board, the Chairman of the OSI2 Board, or the Chief Executive Officer, and may not be called by any other person.

OSI2’s bylaws provide that for OSI2 Stockholder-proposed nominations and other matters to be considered “properly brought” before a meeting, an OSI2 Stockholder must comply with requirements regarding advance notice. The purpose of requiring OSI2 Stockholders to give OSI2 advance notice of OSI2 Stockholder-proposed nominations and other business is to afford the OSI2 Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the OSI2 Board, to inform OSI2 Stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of OSI2 Stockholders. The OSI2 certificate of incorporation further provides that OSI2 Stockholders may not take action by written consent in lieu of a meeting following a Qualified Listing. These provisions may discourage another person or entity from making a tender offer for OSI2 Common Stock, except that they may do so prior to a Qualified Listing, because such person or entity, even if it acquired a majority of OSI2’s outstanding voting securities, would be able to take action as an OSI2 Stockholder (such as electing new directors or approving a merger) only at a duly called OSI2 Stockholders’ meeting, and not by written consent.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. From and after the consummation of a Qualified Listing, the OSI2 certificate of incorporation will require the affirmative vote of the holders of at least 75% in voting power of the capital stock then outstanding and entitled to vote thereon, voting together as a single class, to amend certain specified provisions of the OSI2 certificate of incorporation relating to the OSI2 Board, limitation of liability and indemnification, amendments to the OSI2 certificate of incorporation and OSI2’s bylaws, meetings of stockholders, certain business combinations, and termination.

The OSI2 certificate of incorporation permits the OSI2 Board to amend or repeal OSI2’s bylaws. OSI2’s bylaws generally will be able to be amended or repealed by approval of a majority of the total number of authorized directors then in office. Additionally, OSI2 Stockholders will have the power to adopt, amend or repeal OSI2’s bylaws, upon the affirmative vote of the holders of at least 75% in voting power of all of the then-outstanding capital stock entitled to vote thereon.

DIVIDEND REINVESTMENT PLAN OF OCSL

OCSL has adopted a dividend reinvestment plan that provides for reinvestment of OCSL’s distributions on behalf of OCSL Stockholders, unless an OCSL Stockholder elects to receive cash as provided below. As a result, if the OCSL Board declares a cash distribution, then OCSL Stockholders who have not “opted out” of OCSL’s dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of OCSL Common Stock, rather than receiving the cash distributions.

No action will be required on the part of a registered OCSL Stockholder to have their cash distributions reinvested in shares of OCSL Common Stock. A registered OCSL Stockholder may elect to receive an entire distribution in cash by notifying American Stock Transfer & Trust Company, LLC, the plan administrator and OCSL’s transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than three days prior to the distribution payment date for distributions to OCSL Stockholders. The plan administrator will set up an account for shares acquired through the plan for each OCSL Stockholder who has not elected to receive distributions in cash and hold such shares in non-certificated form. Upon request by an OCSL Stockholder participating in the plan, received in writing not less than three days prior to the distribution payment date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of OCSL Common Stock and a check for any fractional share. Those OCSL Stockholders whose shares are held by a broker or other financial intermediary may receive distributions in cash by notifying their broker or other financial intermediary of their election. If the OCSL Stockholder request is received less than three days prior to the distribution payment date then that distribution will be reinvested. However, all subsequent distributions will be paid out in cash on all balances.

OCSL intends to use newly issued shares to implement the plan when shares of OCSL Common Stock are trading at or above NAV. Under such circumstances, the number of shares to be issued to an OCSL Stockholder is determined by dividing the total dollar amount of the distribution payable to such OCSL Stockholder by the greater of (a) the NAV per share of OCSL Common Stock, and (b) 95% of the market price per share of OCSL Common Stock at the close of trading on the payment date fixed by the OCSL Board for such distribution. Market price per share on that date will be the closing price for such shares on Nasdaq or, if no sale is reported for such day, at the average of their reported bid and asked prices. OCSL reserves the right to purchase shares in the open market in connection with OCSL’s implementation of the plan if either (1) the price at which newly-issued shares are to be credited does not exceed 110% of the last determined NAV of the shares; or (2) OCSL has advised the plan administrator that since such NAV was last determined, OCSL has become aware of events that indicate the possibility of a material change in the per share NAV as a result of which the NAV of the shares on the payment date might be higher than the price at which the plan administrator would credit newly-issued shares to OCSL Stockholders. Shares purchased in open market transactions by the plan administrator will be allocated to an OCSL Stockholder based on the average purchase price, excluding any brokerage charges or other charges, of all shares of OCSL Common Stock purchased in the open market.

There will be no brokerage charges or other charges for distribution reinvestment to OCSL Stockholders who participate in the plan. OCSL will pay the plan administrator’s fees under the plan. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

OCSL Stockholders who receive distributions in the form of stock generally are subject to the same federal, state and local tax consequences as are OCSL Stockholders who elect to receive their distributions in cash; however, since their cash distributions will be reinvested, such OCSL Stockholders will not receive cash with which to pay any applicable taxes on reinvested distributions. An OCSL Stockholder’s basis for determining gain or loss upon the sale of stock received in a distribution from OCSL will be equal to the total dollar amount of the distribution payable to the OCSL Stockholder. Any stock received in a distribution will have a holding period for tax purposes commencing on the day following the day on which the shares are credited to the OCSL Stockholder’s account.

Participants may terminate their accounts under the plan by notifying the plan administrator via its website at www.amstock.com, by filling out the transaction request form located at the bottom of their statement and sending it to the plan administrator at P.O. Box 922, Wall Street Station, New York New York, 10269-0560, or by calling the plan administrator at 1-866-665-2281.

OCSL may terminate the plan upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any distribution by OCSL. All correspondence concerning the plan should be directed to the plan administrator by mail at P.O. Box 922, Wall Street Station, New York New York 10269-0560, or by telephone at 1-866-665-2281.

COMPARISON OF OCSL AND OSI2 STOCKHOLDER RIGHTS

The following is a summary of the material differences between the rights of OCSL and OSI2 stockholders. The following discussion is not intended to be complete and is qualified by reference to OCSL’s certificate of incorporation and bylaws, OSI2’s certificate of incorporation and bylaws and the DGCL. Information about the rights of OCSL Stockholders and OSI2 Stockholders can be found in OCSL’s certificate of incorporation and bylaws and OSI2’s certificate of incorporation and bylaws. OCSL’s certificate of incorporation and bylaws are incorporated herein by reference to Exhibits (1) and (2) in this joint proxy statement/prospectus and will be sent to OCSL Stockholders upon request. OSI2’s certificate of incorporation and bylaws are incorporated herein by reference to Exhibits 3.1-3.2 in “Item 15. Exhibits and Financial Statement Schedules — 3. Exhibits required to be filed by Item 601 of Regulation S-K” in Part IV of OSI2’s Annual Report on Form  10-K (File No. 814-01281) for the fiscal year ended September 30, 2021 and will be sent to OSI2 Stockholders upon request. See “Where You Can Find More Information.”

OCSL and OSI2 are Delaware corporations subject to the DGCL. The rights of OCSL Stockholders and OSI2 Stockholders are substantially similar, with the following exceptions:

	Rights of OCSL Stockholders	Rights of OSI2 Stockholders
Authorized Stock	OCSL’s authorized capital stock consists of 250,000,000 shares of OCSL Common Stock, par value $0.01 per share. As of November 23, 2022, there were 183,374,250 shares of OCSL Common Stock outstanding.

OSI2’s authorized stock consists of 250,000,000 shares of OSI2 Common Stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share.

The OSI2 certificate of incorporation expressly authorizes the OSI2 Board, without stockholder approval (to the extent permitted by the Investment Company Act), to issue shares of OSI2 Preferred Stock, in one or more series, by resolution or resolutions. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of OSI2 Preferred Stock may differ from those of any and all other series of OSI2 Preferred Stock.

As of November 23, 2022, there were 17,401,121 shares of OSI2 Common Stock outstanding and no shares of OSI2 Preferred Stock outstanding.

	Rights of OCSL Stockholders	Rights of OSI2 Stockholders

Amendment of Certificate of Incorporation	OCSL reserves the right to amend, alter, change or repeal any provision contained in OCSL’s certificate of incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon OCSL Stockholders or others hereunder are granted subject to this reservation. Notwithstanding the foregoing, the affirmative vote of the holders of at least 66-2/3% of the shares of OCSLs capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class shall be required to amend or repeal any provision of Articles V (Board of Directors), VI (Limitation of Liability), VII (Indemnification), VIII (Stockholder Action) or IX (Amendment) of OCSL’s certificate of incorporation.	OSI2 reserves the right to amend, alter, change or repeal any provision contained in the OSI2 certificate of incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware. However, from and after the Qualified Listing, in addition to any other vote required by applicable law, the following provisions of OSI2’s certificate of incorporation may be amended, altered or repealed, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of OSI2 Common Stock entitled to vote thereon, voting together as a single class: Article V (Amendment of the Certificate of Incorporation and Bylaws), Article VI (Board of Directors), Article VII (Limitation of Liability; Indemnification), Article VIII (Consent of Stockholders in Lieu of Meeting, Annual and Special Meetings of Stockholders), Article IX (DGCL Section 203 and Business Combinations), and Article X (Termination; Liquidation) of OSI2’s certificate of incorporation.

Amendment of Bylaws by Stockholders	OCSL’s bylaws shall not be amended or repealed by the OCSL Stockholders, and no provision inconsistent therewith shall be adopted by the OCSL Stockholders, in each case without the affirmative vote of the holders of 66-2/3% of the shares of OCSL’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class.	The affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of stock of OSI2 entitled to vote thereon, voting together as a single class, shall be required in order for the OSI2 Stockholders to alter, amend, repeal or rescind, in whole or in part, any provision of OSI2’s bylaws or to adopt any provision inconsistent therewith.

	Rights of OCSL Stockholders	Rights of OSI2 Stockholders

Business Combinations with Interested Stockholders	OCSL is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested stockholders” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.	OSI2 has elected not to be governed by Section 203 of the DGCL. However, OSI2’s certificate of incorporation contain provisions that, at any point in time in which OSI2 Common Stock is registered under Section 12(b) or Section 12(g) of the Exchange Act, have the same effect as Section 203, except that it exempts Oaktree and its affiliates, and certain of their respective direct or indirect transferees and any group as to which such persons are a party, from the effect of those provisions.

Number of Directors	The number of directors constituting the whole OCSL Board may be increased or decreased from time to time by the OCSL Board; provided, however, that (a) the number of directors shall not be fewer than five (5) or greater than eleven (11) and (b) no decrease in the number of directors shall shorten the term of any incumbent director.	The total number of directors constituting the entire OSI2 Board shall be fixed from time to time exclusively by resolution of the OSI2 Board; provided, however, that (a) the number of directors may never be fewer than one or greater than twelve, and (b) no decrease in the number of directors shall shorten the term of any incumbent director.

Removal of Directors	Any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 66-2/3% of the shares of OCSL’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class.	Directors elected by OSI2 Stockholders generally may be removed only for cause and only by the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of stock of OSI2 entitled to vote thereon, voting together as a single class.

Advance Notice of Director Nominations and New Business	To be timely, an OCSL Stockholder’s notice must be delivered to, or mailed and received by, the Secretary of	To be timely, a OSI2 Stockholder’s notice shall be delivered to the Secretary of OSI2 at the principal executive offices

Rights of OCSL Stockholders	Rights of OSI2 Stockholders
OCSL, in each case, at the principal executive offices of OCSL (a) in the case of an annual meeting, not earlier than the close of business on the one hundred and fiftieth (150th) day and not later than the close of business on the one hundred and twentieth (120th) day prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or later than such anniversary date, notice by the OCSL Stockholder in order to be timely must be so received not later than the later of the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs and (b) in the case of a special meeting of OCSL Stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall the public disclosure of an adjournment or postponement of any meeting of OCSL Stockholders commence a new notice time period (or extend any notice time period).	of OSI2 not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, notice by the OSI2 Stockholder to be timely must be so delivered not later than the later of the close of business on the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. If the number of directors to be elected to the OSI2 Board at an annual meeting is increased and there is no public announcement by OSI2 naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of OSI2 Stockholders, then a OSI2’s Stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of OSI2 not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by OSI2.

	Rights of OCSL Stockholders	Rights of OSI2 Stockholders

In the event OSI2 calls a special meeting of OSI2 Stockholders for the purpose of electing one or more directors to the OSI2 Board, any OSI2 Stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in OSI2’s notice of meeting if the OSI2 Stockholder’s notice as required by the above shall be delivered to the Secretary at OSI2’s principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the OSI2 Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of an OSI2 Stockholder’s notice as described above.

Written Consent in Lieu of Stockholder Meeting	Any action required or permitted to be taken by the OCSL Stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the OCSL Stockholders.	Prior to a Qualified Listing, any action required or permitted to be taken by the OSI2 Stockholders may be effected by written consent of the OSI2 Stockholders. From and after a Qualified Listing, any action required or permitted to be taken by the OSI2 Stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by the OSI2 Stockholders.

	Rights of OCSL Stockholders	Rights of OSI2 Stockholders

Limitations on Indemnification	Directors shall not be entitled to indemnification (i) for any breach of the director’s duty of loyalty to OCSL or OCSL Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, gross negligence, bad faith, reckless disregard or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.	Directors shall not be entitled to indemnification (i) for any breach of the director’s duty of loyalty to OSI2 or OSI2 Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR OF OCSL

OCSL’s portfolio securities are held under a separate custody agreement by U.S. Bank National Association. The address of OCSL’s custodian is Corporate Trust Services, One Federal Street, 3rd Floor, Boston, MA 02110. American Stock Transfer & Trust Company, LLC acts as OCSL’s transfer agent, distribution paying agent and registrar for OCSL Common Stock. The principal business address of OCSL’s transfer agent is 6201 15th Avenue, Brooklyn, NY 11219.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR OF OSI2

OSI2’s portfolio securities are held under a separate custody agreement by The Bank of New York Mellon. The address of OSI2’s custodian is 240 Greenwich Street, New York, NY 10286. State Street acts as OSI2’s transfer agent, distribution paying agent and registrar for OSI2 Common Stock. The principal business address of OSI2’s transfer agent is One Lincoln Street, Boston, MA 02111.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since OCSL and OSI2 generally acquire and dispose of their respective investments in privately negotiated transactions, OCSL and OSI2 infrequently use brokers in the normal course of business. Subject to policies established by each of the OCSL Board and the OSI2 Board, Oaktree is primarily responsible for the execution of the publicly traded securities portion of OCSL’s and OSI2’s portfolio transactions and the allocation of brokerage commissions. Oaktree does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for OCSL and OSI2, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While Oaktree will generally seek reasonably competitive trade execution costs, OCSL and OSI2 will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, Oaktree may select a broker based partly upon brokerage or research services provided to Oaktree, OCSL, OSI2 and any other clients. In return for such services, OCSL and OSI2 may pay a higher commission than other brokers would charge if Oaktree determines in good faith that such commission is reasonable in relation to the services provided.

Neither OCSL nor OSI2 has paid any brokerage commissions during the three most recent fiscal years.

LEGAL MATTERS

Certain legal matters in connection with the validity of securities being offered by this joint proxy statement/prospectus will be passed upon for OCSL by Kirkland & Ellis LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of OCSL and its consolidated subsidiaries as of September 30, 2022 and 2021, and for each of the three years in the period ended September 30, 2022, appearing in OCSL’s Annual Report (Form 10-K) for the year ended September 30, 2022, and the effectiveness of OCSL’s and its consolidated subsidiaries’ internal control over financial reporting as of September 30, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of OSI2 and its consolidated subsidiaries as of September 30, 2021 and 2020, and for each of the three years in the period ended September 30, 2021, appearing in OSI2’s Annual Report (Form 10-K) for the year ended September 30, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The address of Ernst & Young LLP is 725 South Figueroa Street, Suite 500, Los Angeles, CA 90017.

STOCKHOLDER PROPOSALS

Any stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in OCSL’s proxy statement and form of proxy for the 2024 annual meeting of stockholders must be received by OCSL on or before August 3, 2023. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary. Proxies solicited by OCSL will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Stockholder proposals or director nominations for OCSL to be presented at an annual meeting of stockholders, other than stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, must be delivered to, or mailed and received at, the principal executive offices of OCSL not more than 150 days and not less than 120 days prior to the date of the anniversary of the previous year’s annual meeting of stockholders. For the 2024 annual meeting of stockholders of OCSL, OCSL must receive such proposals and nominations no earlier than August 23, 2023 and no later than September 22, 2023. If the annual meeting of stockholders is scheduled to be held on a date more than 30 days prior to or after such anniversary date, stockholder proposals or director nominations must be received no later than the 10th day following the day on which such notice of the date of the 2024 annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting was made. Proposals and nominations must also comply with the other requirements contained in OCSL’s bylaws, including supporting documentation and other information and representations.

If the Mergers are completed, OSI2 will have no public stockholders and there will be no public participation in any future meetings of OSI2 Stockholders. However, if the Mergers are not completed, OSI2 Stockholders will continue to be entitled to attend and participate in stockholder meetings.

OSI2 will hold the regular annual meeting of its stockholders in 2023 only if the Mergers are not completed. Any stockholder proposals submitted pursuant to the SEC’s Rule 14a-8 for inclusion in OSI2’s proxy statement and form of proxy for the 2023 annual meeting of stockholders (if held) must have been received by OSI2 on or before September 22, 2022. No such proposals were received.

Stockholder proposals or director nominations for OSI2 to be presented at the 2023 annual meeting of stockholders (if held), other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of OSI2 not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2023 annual meeting of stockholders (if held), OSI2 must receive such proposals and nominations no earlier than November 4, 2022 and no later than December 4, 2022. In the event that the date of the annual meeting of stockholders for 2023 (if held) is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the 2022 annual meeting of stockholders, notice by the stockholder to be timely must be delivered to OSI2 not later than the later of the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting (if held) is first made. Proposals and nominations must also comply with the other requirements contained in OSI2’s bylaws, including supporting documentation and other information and representations. The submission of a proposal does not guarantee its inclusion in OSI2’s proxy statement or presentation at the meeting unless certain securities law requirements are met. OSI2 reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

No other matter is likely to come before the OCSL Annual Meeting or the OSI2 Special Meeting or may properly come before the OCSL Annual Meeting or the OSI2 Special Meeting.

Pursuant to OCSL’s bylaws the chairman of the OCSL Annual Meeting will have the power to adjourn the OCSL Annual Meeting from time to time for such periods as the chairman of such meeting will direct without notice other than announcement at such meeting.

Pursuant to OSI2’s bylaws, if less than a quorum is present at the OSI2 Special Meeting or if an insufficient number of votes is present for the adoption of the Merger Proposal at such meeting, the chairman of the OSI2 Special Meeting or OSI2 stockholders holding a majority of the shares of OSI2 Common Stock will have the power to adjourn the OSI2 Special Meeting from time to time without notice other than announcement at the OSI2 Special Meeting until a quorum is present.

STOCKHOLDERS SHARING AN ADDRESS

Please note that only one copy of this joint proxy statement/prospectus may be delivered to two or more OCSL Stockholders who share an address unless OCSL has received contrary instructions from one or more of such stockholders. OCSL will deliver promptly, upon request, a separate copy of any of these documents to OCSL Stockholders at a shared address to which a single copy of such document(s) was delivered. OCSL Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by calling OCSL collect at (213) 830-6300 or by writing to Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary.

Please note that only one copy of this joint proxy statement/prospectus may be delivered to two or more OSI2 Stockholders who share an address unless OSI2 has received contrary instructions from one or more of such stockholders. OSI2 will deliver promptly, upon request, a separate copy of any of these documents to OSI2 Stockholders at a shared address to which a single copy of such document(s) was delivered. OSI2 Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by calling OSI2 collect at (213) 830-6300 or by writing to Oaktree Strategic Income II, Inc., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary.

WHERE YOU CAN FIND MORE INFORMATION

OCSL has filed with the SEC a registration statement on Form N-14 (of which this joint proxy statement/prospectus is a part), together with all amendments and related exhibits, under the Securities Act. The registration statement contains additional information about OCSL and the securities being offered by this document.

Each of OCSL and OSI2 files with or submits to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by each of OCSL and OSI2 with the SEC. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, NE, Washington, D.C. 20549.

OCSL maintains a website at www.oaktreespecialtylending.com and makes all of its annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through its website. Except for documents incorporated by reference into this joint proxy statement/prospectus and any accompanying prospectus supplement, information contained on such website is not incorporated by reference into this joint proxy statement/prospectus. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling OCSL at the following address and telephone number:

Investor Relations

Oaktree Specialty Lending Corporation

1301 Avenue of the Americas, 34th Floor

New York, NY 10019

(212) 284-1900

ocsl-ir@oaktreecapital.com

You may request a copy of OSI2’s publicly filed information (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling OSI2 at the following address and telephone number:

Oaktree Strategic Income II, Inc.

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Mary Gallegly

(213) 830-6300

mgallegly@oaktreecapital.com

INCORPORATION BY REFERENCE FOR OCSL

This joint proxy statement/prospectus is part of a registration statement that OCSL has filed with the SEC. OCSL is allowed to “incorporate by reference” the information that it files with the SEC, which means OCSL can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus and any prospectus supplement incorporate by reference the document set forth below that have previously been filed with the SEC:

•	OCSL’s Annual Report on Form 10-K (File No. 814-00755) for the fiscal year ended September 30, 2022, filed with the SEC on November 15, 2022.

To obtain a copy of this filing, see “Where You Can Find More Information.”

INCORPORATION BY REFERENCE FOR OSI2

This joint proxy statement/prospectus is part of a registration statement that OCSL has filed with the SEC. OSI2 is allowed to “incorporate by reference” the information that it files with the SEC, which means OSI2 can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus and any prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	OSI2’s Annual Report on Form 10-K (File No. 814-01281) for the fiscal year ended September 30, 2021, filed with the SEC on December 14, 2021;

•	OSI2’s Quarterly Report on Form 10-Q (File No. 814-01281) for the quarter ended June 30, 2022, filed with the SEC on August 9, 2022;

•	OSI2’s Quarterly Report on Form 10-Q (File No. 814-01281) for the quarter ended March 31, 2022, filed with the SEC on May 10, 2022;

•	OSI2’s Quarterly Report on Form 10-Q (File No. 814-01281) for the quarter ended December 31, 2021, filed with the SEC on February 10, 2022;

•	OSI2’s Current Report on Form 8-K (File No. 814-01281) filed with the SEC on September 15, 2022;

•	OSI2’s Current Report on Form 8-K (File No. 814-01281) filed with the SEC on August 1, 2022;

•	OSI2’s Current Report on Form 8-K (File No. 814-01281) filed with the SEC on November 12, 2021; and

•	OSI2’s Current Report on Form 8-K (File No. 814-01281) filed with the SEC on October 5, 2021.

To obtain copies of these filings, see “Where You Can Find More Information.”

Annex A

ANNEX A - MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

among

OAKTREE STRATEGIC INCOME II, INC.,

OAKTREE SPECIALTY LENDING CORPORATION,

PROJECT SUPERIOR MERGER SUB, INC.

and

OAKTREE FUND ADVISORS, LLC

(for the limited purposes set forth herein)

Dated as of September 14, 2022

A-i

TABLE OF CONTENTS

(continued)

4.5	Reports	A-19
4.6	OCSL Financial Statements	A-20
4.7	Broker’s Fees	A-22
4.8	Absence of Changes or Events	A-22
4.9	Compliance with Applicable Law; Permits	A-22
4.10	OCSL Information	A-23
4.11	Taxes and Tax Returns	A-23
4.12	Litigation	A-25
4.13	Employee Matters	A-25
4.14	Certain Contracts	A-25
4.15	Insurance Coverage	A-26
4.16	Intellectual Property	A-26
4.17	Real Property	A-26
4.18	Investment Assets	A-26
4.19	State Takeover Laws	A-27
4.20	Valuation	A-27
4.21	Opinion of Financial Advisor	A-27
ARTICLE V REPRESENTATIONS AND WARRANTIES OF OFA		A-27
5.1	Organization	A-27
5.2	Authority; No Violation	A-27
5.3	Compliance with Applicable Law; Permits	A-28
5.4	Litigation	A-28
5.5	Valuation	A-29
5.6	OFA Information	A-29
5.7	Best Interests and No Dilution	A-29
5.8	Financial Resources	A-29
5.9	OCSL and OSI2 Representations and Warranties	A-29
5.10	Forbearances	A-29
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		A-30
6.1	Conduct of Businesses Prior to the Effective Time	A-30
6.2	OSI2 Forbearances	A-30
6.3	OCSL Forbearances	A-31
ARTICLE VII ADDITIONAL AGREEMENTS		A-33
7.1	Further Assurances	A-33
7.2	Regulatory Matters	A-34
7.3	Stockholder Approval	A-35
7.4	Nasdaq Listing	A-36
7.5	Indemnification; Directors’ and Officers’ Insurance	A-36
7.6	No Solicitation	A-37
7.7	OSI2 Takeover Proposals	A-38
7.8	OCSL Takeover Proposals	A-40
7.9	Access to Information	A-41
7.10	Publicity	A-42
7.11	Takeover Statutes and Provisions	A-42
7.12	Tax Matters	A-42
7.13	Stockholder Litigation	A-43
7.14	No Other Representations or Warranties	A-43
7.15	Merger of Surviving Company	A-43
7.16	Coordination of Dividends	A-43

A-ii

TABLE OF CONTENTS

(continued)

ARTICLE VIII CONDITIONS PRECEDENT		A-43
8.1	Conditions to Each Party’s Obligations to Effect the Merger	A-43
8.2	Conditions to Obligations of OCSL and Merger Sub to Effect the Merger	A-44
8.3	Conditions to Obligations of OSI2 to Effect the Merger	A-45
8.4	Frustration of Closing Conditions	A-46
ARTICLE IX TERMINATION AND AMENDMENT		A-46
9.1	Termination	A-46
9.2	Termination Fee	A-48
9.3	Effect of Termination	A-49
9.4	Fees and Expenses	A-50
9.5	Amendment	A-50
9.6	Extension; Waiver	A-50
ARTICLE X CERTAIN DEFINITIONS		A-50
ARTICLE XI GENERAL PROVISIONS		A-57
11.1	Nonsurvival of Representations, Warranties and Agreements	A-57
11.2	Notices	A-57
11.3	Interpretation; Construction	A-58
11.4	Counterparts	A-59
11.5	Entire Agreement	A-59
11.6	Governing Law; Jurisdiction; Waiver of Jury Trial	A-59
11.7	Assignment; Third Party Beneficiaries	A-59
11.8	Specific Performance	A-59
11.9	Disclosure Schedule	A-60

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2022 (this “Agreement”), among Oaktree Strategic Income II, Inc., a Delaware corporation (“OSI2”), Oaktree Specialty Lending Corporation, a Delaware corporation (“OCSL”), Project Superior Merger Sub, Inc., a Delaware corporation and wholly-owned direct Consolidated Subsidiary of OCSL (“Merger Sub”), and, solely for the purposes of Section 2.6, Article V, Section 8.1(h) and Article XI, Oaktree Fund Advisors, LLC, a Delaware limited liability company (“OFA”).

RECITALS

WHEREAS, each of OSI2 and OCSL has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and OFA is the investment adviser to each of OSI2 and OCSL;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement Merger Sub shall merge with and into OSI2 (the “Merger”), with OSI2 as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, immediately following the Merger and the Terminations (as defined below), the Surviving Company shall merge with and into OCSL (the “Second Merger” and, together with the Merger, the “Mergers”), with OCSL as the surviving company in the Second Merger;

WHEREAS, the Board of Directors of OSI2 (the “OSI2 Board”), upon the recommendation of a committee of the OSI2 Board comprised solely of certain Independent Directors of OSI2 (the “OSI2 Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of OSI2 and (y) the interests of OSI2’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement and the Transactions, (iii) approved the other OSI2 Matters, (iv) directed that the adoption of this Agreement and approval of the other OSI2 Matters be submitted to OSI2’s stockholders at the OSI2 Stockholders Meeting and (v) resolved to recommend that the stockholders of OSI2 adopt this Agreement and approve the other OSI2 Matters;

WHEREAS, the Board of Directors of OCSL (the “OCSL Board”), upon the recommendation of a committee of the OCSL Board comprised solely of certain Independent Directors of OCSL (the “OCSL Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of OCSL and (y) the interests of OCSL’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement and the Transactions, (iii) approved the OCSL Matters, (iv) directed that the approval of the OCSL Matters be submitted to OCSL stockholders at the OCSL Stockholders Meeting and (v) resolved to recommend that the stockholders of OCSL approve the OCSL Matters;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the terms of the Mergers and the Transactions are in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions and (iii) resolved to recommend the adoption of this Agreement by OCSL, in OCSL’s capacity as the sole stockholder of Merger Sub;

WHEREAS, the parties intend the Mergers to qualify for the Intended Tax Treatment, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into OSI2, and the separate corporate existence of the Merger Sub shall cease. OSI2 shall be the surviving company in the Merger and shall continue its existence as a corporation under the Laws of the State of Delaware.

1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place by mutual exchange of electronic signature pages, on the date that is one (1) Business Day after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the “Closing Date”).

1.3 Effective Time. The Merger shall become effective as set forth in the certificate of merger relating to the Merger (the “First Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware (the “DE SOS”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as agreed by the parties and set forth in the First Certificate of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.5 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of OSI2, OCSL or Merger Sub or the holder of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company, which shall constitute the only shares of common stock of the Surviving Company issued and outstanding immediately after the Effective Time.

(b) All shares of common stock, par value $0.001 per share, of OSI2 (the “OSI2 Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by OCSL or any of its Consolidated Subsidiaries (including Merger Sub) shall be cancelled and shall cease to exist and no shares of common stock, par value $0.01 per share, of OCSL (the “OCSL Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(c) Subject to Section 1.5(e), each share of OSI2 Common Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a number of shares of OCSL Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(d) All of the shares of OSI2 Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each such share of OSI2 Common Stock, all of which are in non-certificated book-entry form, shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares into which such shares of OSI2 Common Stock have been converted pursuant to Section 2.2 and any dividends or other distributions payable pursuant to Section 2.4(b).

(e) The Exchange Ratio shall be appropriately adjusted (to the extent not already taken into account in determining the Closing OSI2 Net Asset Value and/or the Closing OCSL Net Asset Value, as applicable) if, between the Determination Date and the Effective Time, the respective issued and outstanding shares of OCSL Common Stock or OSI2 Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, merger, issue tender or exchange offer, combination or exchange of shares or similar transaction, or if a stock dividend or dividend payable in any other securities or similar distribution shall be authorized and declared with a record date within such period (as permitted by this Agreement), in each case to provide the stockholders of OSI2 and OCSL the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Exchange Ratio. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

1.6 Effect on OCSL Common Stock. Each share of OCSL Common Stock outstanding immediately prior to the Effective Time shall remain outstanding.

1.7 Termination of Certain Contractual Obligations. Immediately after the Effective Time and immediately prior to the Second Merger, the OSI2 Advisory Agreement and the OSI2 Administration Agreement shall be automatically terminated and of no further force and effect (the “Terminations”).

1.8 The Second Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Second Effective Time, the Surviving Company shall merge with and into OCSL and the separate corporate existence of the Surviving Company shall cease. OCSL shall be the surviving company in the Second Merger and shall continue its existence as a corporation under the Laws of the State of Delaware. The Second Merger shall become effective as set forth in the certificate of merger relating to the Second Merger (the “Second Certificate of Merger”) that OCSL shall file with the DE SOS on the Closing Date (the “Second Effective Time”), it being understood that OCSL and the Surviving Company shall cause the Second Effective Time to occur immediately following the Terminations. At and after the Second Effective Time, the Second Merger shall have the effects set forth in the DGCL.

(b) Subject to the terms and conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of OCSL or the Surviving Company or the holder of any of the following securities, (i) each share of common stock of the Surviving Company issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be exchanged therefor; and (ii) each share of OCSL Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of OCSL Common Stock.

1.9 Certificate of Incorporation and Bylaws.

(a) The OSI2 Certificate shall be amended and restated in the form of the Certificate of Incorporation of Merger Sub as of the Effective Time, and the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company as of the Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of the Certificate of Incorporation and Bylaws of the Surviving Company, as applicable.

(b) At the Second Effective Time, the Certificate of Incorporation of OCSL as in effect immediately prior to the Second Effective Time shall be the Certificate of Incorporation of OCSL, as the surviving company of the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of such Certificate of Incorporation. The Bylaws of OCSL as in effect immediately prior to the Second Effective Time shall be the Bylaws of OCSL, as the surviving company in the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of such bylaws.

1.10 Directors and Officers. Subject to applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. Subject to applicable Law, the directors and officers of OCSL immediately prior to the Second Effective Time shall be the directors and officers of OCSL immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

ARTICLE II

MERGER CONSIDERATION

2.1 Delivery of Evidence of OCSL Common Stock. As soon as reasonably practicable after the Effective Time, OCSL shall deposit with the Paying and Exchange Agent evidence of book-entry shares representing OCSL Common Stock issued as Merger Consideration pursuant to Section 1.5(c).

2.2 Fractional Shares. Each holder of OSI2 Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of OCSL Common Stock pursuant to Section 1.5(c) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of OCSL Common Stock multiplied by (ii) the volume-weighted average trading price of a share of OCSL Common Stock on the Nasdaq Global Select Market (“Nasdaq”) for the five (5) consecutive Trading Days ending on the third (3rd) Trading Day preceding the Closing Date (as reported by Bloomberg L.P. or its successor or, if not reported thereon, another authoritative source selected by OCSL that is reasonably acceptable to OSI2). For purposes of this Section 2.2, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

2.3 Paying and Exchange Agent. Prior to the Effective Time, OCSL shall appoint OCSL’s transfer agent or other bank or trust company to act as exchange agent (the “Paying and Exchange Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of OCSL and OSI2. Following the Effective Time, OCSL shall deposit, or shall cause to be deposited, with the Paying and Exchange Agent cash sufficient to pay the aggregate cash for fractional shares in accordance with Section 2.2. Any cash deposited with the Paying and Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. To the extent that any amount in the Exchange Fund is below that required to make prompt payment of the payments contemplated by this Article II, OCSL shall promptly replace, restore or supplement cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying and Exchange Agent to make the payments contemplated by this Article II.

2.4 Delivery of Merger Consideration.

(a) Each holder of record of shares of OSI2 Common Stock (other than the Cancelled Shares) in book-entry form that were converted into the right to receive the Merger Consideration pursuant to Section 1.5(c) and any cash in lieu of fractional shares of OCSL Common Stock to be issued or paid in consideration therefor and any dividends and other distributions pursuant to Section 2.4(b), shall, promptly after the Effective Time, be entitled to receive the Merger Consideration, any cash in lieu of fractional shares of OCSL Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b).

(i) As promptly as reasonably practicable after the Effective Time (and in any event within five (5) Business Days thereafter), OCSL shall cause the Paying and Exchange Agent to mail to each holder of record of OSI2 Common Stock as of such time (i) a notice advising such holders of the effectiveness of the Mergers, (ii) a statement reflecting the number of whole shares of OCSL Common Stock, if any, that such holder received pursuant to Article I in the name of such record holder and (iii) a check in the amount (after giving effect to any required tax withholdings as provided in Section 2.8) of any cash in lieu of fractional shares.

(ii) Payment of the Merger Consideration, cash in lieu of fractional shares of OCSL Common Stock, if any, payable pursuant to this Article II, shall only be made to the Person in whose name such shares of OSI2 Common Stock in book-entry form are registered in the stock transfer books of OSI2 as of the Effective Time.

(b) Subject to the effect of applicable abandoned property, escheat or similar Laws, following the Effective Time, the record holder of shares (other than Cancelled Shares) of OSI2 Common Stock at the Effective Time shall be entitled to receive, without interest, the amount of dividends or other distributions which theretofore had become payable with respect to the whole shares of OCSL Common Stock which the shares of OSI2 Common Stock have been converted into the right to receive.

2.5 No Further Ownership Rights. All Merger Consideration, any cash in lieu of fractional shares of OCSL Common Stock paid by OCSL in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to OSI2 Common Stock in respect of which such Merger Consideration or cash in lieu of fractional shares of OCSL Common Stock was paid. From and after the Effective Time, the stock transfer books of OSI2 shall be closed, and there shall be no further transfers on the stock transfer books of OSI2 of the shares of OSI2 Common Stock that were issued and outstanding immediately prior to the Effective Time.

2.6 Net Asset Value Calculation.

(a) OCSL shall deliver to OSI2 a calculation of the net asset value of OCSL as of a date mutually agreed between OCSL and OSI2, such date to be no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used in preparing the calculation of the net asset value per share of OCSL Common Stock (with an accrual for any dividend declared by OCSL and not yet paid) (the “Closing OCSL Net Asset Value”); provided that OCSL shall update the calculation of the Closing OCSL Net Asset Value in the event that there is a material change to the Closing OCSL Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing OCSL Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that OFA shall certify in writing to OSI2, the calculation of the Closing OCSL Net Asset Value.

(b) OSI2 shall deliver to OCSL a calculation of the net asset value of OSI2 as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used in preparing the calculation of the net asset value per share of OSI2 Common Stock (with an accrual for any dividend declared by OSI2 and not yet paid) (the “Closing OSI2 Net Asset Value”); provided that OSI2 shall update the calculation of the Closing OSI2 Net Asset Value in the event there is a material change to the Closing OSI2 Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing OSI2 Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that OFA shall certify in writing to OCSL, the calculation of the Closing OSI2 Net Asset Value.

(c) In connection with preparing the calculations provided pursuant to this Section 2.6, each of OSI2 and OCSL will use the portfolio valuation methods approved by the OSI2 Board or the OCSL Board, as applicable, for valuing the securities and other assets of OSI2 or OCSL, as applicable, as of September 8, 2022, unless otherwise agreed by each of the OCSL Board and the OSI2 Board.

(d) OFA agrees to give each of OCSL and OSI2 and its respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.6 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individuals remain employed by OFA or its Affiliates.

2.7 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to stockholders of OSI2 as of the first anniversary of the Effective Time may be paid to OCSL, upon OCSL’s written demand to the Paying and Exchange Agent. In such event, any former stockholders of OSI2 who have not theretofore complied with any applicable requirements to receive cash in lieu of fractional shares of OCSL Common Stock shall thereafter look only to OCSL with respect to such cash in lieu of fractional shares, without any interest thereon. Notwithstanding the foregoing, none of OCSL, OSI2, the Surviving Company, Merger Sub, the Paying and Exchange Agent or any other Person shall be liable to any former holder of shares of OSI2 Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.8 Withholding Rights. OCSL or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of OSI2 Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OSI2

Except with respect to matters that have been Previously Disclosed, OSI2 hereby represents and warrants to OCSL and Merger Sub that:

3.1 Corporate Organization.

(a) OSI2 is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. OSI2 has the requisite corporate power to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OSI2. OSI2 has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the Amended and Restated Certificate of Incorporation of OSI2, as amended (the “OSI2 Certificate”), and the Amended and Restated Bylaws of OSI2 (the “OSI2 Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by OSI2.

(c) Each Consolidated Subsidiary of OSI2 (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OSI2.

3.2 Capitalization.

(a) The authorized capital stock of OSI2 consists of (i) 250,000,000 shares of OSI2 Common Stock, of which 17,401,121 shares were outstanding as of the close of business on September 13, 2022 (the “OSI2 Capitalization Date”) and 100,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares were outstanding as of the OSI2 Capitalization Date. All of the issued and outstanding shares of OSI2 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to OSI2 attaching to the ownership thereof. No Indebtedness having the right to vote on any matters on which stockholders of OSI2 may vote (“OSI2 Voting Debt”) is issued or outstanding. As of the OSI2 Capitalization Date, OSI2 does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of OSI2 Common Stock, OSI2 Voting Debt or any other equity securities of OSI2 or any securities representing the right to purchase or otherwise receive any shares of OSI2 Common Stock, OSI2 Voting Debt or other equity securities of OSI2. There are no obligations of OSI2 or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of OSI2, OSI2 Voting Debt or any equity security of OSI2 or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, OSI2 Voting Debt or any other equity security of OSI2 or its Consolidated Subsidiaries or (ii) pursuant to which OSI2 or any of its Consolidated Subsidiaries is or could be required to register shares of OSI2’s capital stock or other securities under the Securities Act. All of the OSI2 Common Stock has been sold in compliance with applicable Law.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of OSI2 are owned by OSI2, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of OSI2 has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3 Authority; No Violation.

(a) OSI2 has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the OSI2 Board. The OSI2 Board (on the recommendation of the OSI2 Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of OSI2 and (B) the interests of OSI2’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement and the Transactions, (iii) approved the other OSI2 Matters, (iv) directed that the adoption of this Agreement and approval of the other OSI2 Matters be submitted to OSI2’s stockholders for approval at a duly held meeting of such stockholders (the “OSI2 Stockholders Meeting”) and (v) resolved to recommend that the stockholders of OSI2 adopt this Agreement and approve the other OSI2 Matters. Except for receipt of the approval of at least a majority of the outstanding shares of OSI2 Common Stock entitled to vote thereon to approve the OSI2 Matters at a duly held meeting of OSI2 stockholders (the “OSI2 Requisite Vote”), the Merger and the other Transactions have been authorized by all necessary corporate action on the part of

OSI2. This Agreement has been duly and validly executed and delivered by OSI2 and (assuming due authorization, execution and delivery by OCSL, Merger Sub and OFA) constitutes the valid and binding obligation of OSI2, enforceable against OSI2 in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b) Neither the execution and delivery of this Agreement by OSI2, nor the consummation by OSI2 of the Transactions, nor performance of this Agreement by OSI2, will (i) violate any provision of the OSI2 Certificate or the OSI2 Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to OSI2 or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of OSI2 or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which OSI2 or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole. Section 3.3(b) of the OSI2 Disclosure Schedule sets forth, to OSI2’s knowledge, any material consent fees payable to a third party in connection with the Merger.

3.4 Governmental Consents. Assuming the representations and warranties set forth in Section 4.4 are true and correct, no consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by OSI2 of the Merger and the other Transactions, except for (i) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the OSI2 Stockholders Meeting and the OCSL Stockholders Meeting to be held in connection with this Agreement and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the First Certificate of Merger with and the acceptance by the DE SOS, (iii) the filing of the Second Certificate of Merger with and the acceptance by the DE SOS, (iv) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) approval of listing of such OCSL Common Stock on the Nasdaq, (vi) the reporting of this Agreement on a Current Report on Form 8-K, (vii) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of OCSL Common Stock pursuant to this Agreement and (viii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on OSI2.

3.5 Reports.

(a) OSI2 has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since January 1, 2019 (the “Applicable Date”) with or to the SEC (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “OSI2 SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries taken as a whole. To OSI2’s knowledge, no OSI2 SEC Report, at the time filed or furnished with or to the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To OSI2’s knowledge, all OSI2 SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of OSI2 is required to make any filing with the SEC.

(b) Neither OSI2 nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to OSI2’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of OSI2 or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has OSI2 or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of OSI2, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) OSI2 has made available to OCSL all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of OSI2 (i) there are no unresolved comments from the SEC with respect to the OSI2 SEC Reports or any SEC examination of OSI2 and (ii) none of the OSI2 SEC Reports is subject to any ongoing review by the SEC.

3.6 OSI2 Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of OSI2 and its Consolidated Subsidiaries included (or incorporated by reference) in the OSI2 SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of OSI2 and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to OSI2’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Ernst & Young LLP (“EY”) has not resigned, threatened resignation or been dismissed as OSI2’s independent public accountant as a result of or in connection with any disagreements with OSI2 on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of OSI2 as of September 30, 2021 included in the audited financial statements set forth in OSI2’s annual report on Form 10-K for the year ended September 30, 2021 (the “OSI2 Balance Sheet”), (B) liabilities incurred in the ordinary course of business since September 30, 2021, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the OSI2 SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OSI2, neither OSI2 nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the OSI2 Balance Sheet in accordance with GAAP.

(c) Neither OSI2 nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(d) Since the Applicable Date, (i) neither OSI2 nor any of its Consolidated Subsidiaries nor, to the knowledge of OSI2, any director, officer, auditor, accountant or representative of OSI2 or any of its Consolidated

Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OSI2 or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that OSI2 or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing OSI2 or any of its Consolidated Subsidiaries has reported evidence of a material violation of securities laws, breach of duty or similar violation by OSI2 or any of its directors, officers or agents to the OSI2 Board or any committee thereof or to any director or officer of OSI2.

(e) To OSI2’s knowledge, since the Applicable Date, EY, which has expressed its opinion with respect to the financial statements of OSI2 and its Consolidated Subsidiaries included in the OSI2 SEC Reports (including the related notes), has been (i) “independent” with respect to OSI2 and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of OSI2 have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and OSI2 is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) OSI2 has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by OSI2 in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to OSI2’s management as appropriate to allow timely decisions regarding required disclosure and to allow OSI2’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) OSI2’s management, with the participation of OSI2’s principal executive and financial officers, has completed an assessment of the effectiveness of OSI2’s internal controls over financial reporting for the fiscal year ended September 30, 2021 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that OSI2 maintained, in all material respects, effective internal control over financial reporting as of September 30, 2021, using the framework specified in OSI2’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the OSI2 Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of OSI2’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and

(2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for OSI2’s auditors any material weaknesses in internal controls; and

(iv) provided to OCSL true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the OSI2 Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to OCSL true, complete and correct copies of any such disclosures that are made after the date hereof.

(h) The fair value of OSI2’s investments as of June 30, 2022 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board (“ASC Topic 820”) and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the OSI2 Board.

(i) To OSI2’s knowledge, there is no fraud or suspected fraud affecting OSI2 involving management of OSI2 or employees of OFA or any of its Affiliates who have significant roles in OSI2’s internal control over financial reporting.

3.7 Broker’s Fees. Neither OSI2 nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to KBW pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to OCSL.

3.8 Absence of Changes or Events. Since September 30, 2021 and through the date of this Agreement, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of OSI2 and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OSI2 and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of OCSL under Section 6.1 or 6.2.

3.9 Compliance with Applicable Law; Permits.

(a) Each of OSI2 and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OSI2. OSI2 has not received any written or, to OSI2’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole.

(b) OSI2 is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OSI2.

(c) OSI2 has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for OSI2, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the OSI2 Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole.

(d) Each of OSI2 and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit OSI2 and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole. OSI2 has not received any written or, to OSI2’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of OSI2 has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of OSI2, threatened that would result in any such disqualification.

(f) The minute books and other similar records of OSI2 maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of OSI2, the OSI2 Board and any committees of the OSI2 Board.

3.10 OSI2 Information. None of the information supplied or to be supplied by OSI2 for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of OSI2 or stockholders of OCSL or at the time of the OSI2 Stockholders Meeting or the OCSL Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by OSI2 with respect to information supplied by OCSL, Merger Sub or OFA for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

3.11 Taxes and Tax Returns.

(a) OSI2 and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of OSI2 or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon OSI2 or any of its Consolidated Subsidiaries for which OSI2 does not have reserves that are adequate under GAAP. Neither OSI2 nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among OSI2 and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither OSI2 nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither OSI2 nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by OSI2 or any of its Consolidated Subsidiaries. Neither OSI2 nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If OSI2 or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) OSI2 made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). OSI2 has qualified as a RIC at all times since the beginning of its taxable year ending September 30, 2018 and expects to continue to so qualify through the Effective Time. No challenge to OSI2’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of OSI2 ending on or before the Effective Time, OSI2 has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code and all dividends (as defined in Section 316 of the Code) paid by OSI2 in any taxable year for which the applicable statute of limitations remains open shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code (assuming for these purposes that any Tax Dividend declared by OSI2 after the date of this Agreement has been timely paid).

(c) Prior to the Effective Time, OSI2 shall have declared and paid a Tax Dividend with respect to all taxable years ended prior to the Effective Time. Prior to the Determination Date, OSI2 shall have declared a Tax Dividend with respect to the final taxable year ending with its complete liquidation.

(d) OSI2 and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e) OSI2 is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(f) OSI2 has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g) Section 3.11(g) of the OSI2 Disclosure Schedule lists each asset the disposition of which would be subject to the rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than such assets listed in Section 3.11(g) of the OSI2 Disclosure Schedule, OSI2 is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h) No claim has been made in writing by a taxing authority in a jurisdiction where OSI2 or any of its Consolidated Subsidiaries does not file Tax Returns that OSI2 or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i) Neither OSI2 nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j) Neither OSI2 nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k) Neither OSI2 nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than OSI2 and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l) Neither OSI2 nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is OSI2 or any of its Consolidated Subsidiaries).

(m) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of OSI2 or any of its Consolidated Subsidiaries.

3.12 Litigation. As of the date of this Agreement, there are no material Proceedings pending or, to OSI2’s knowledge, threatened against OSI2 or any of its Consolidated Subsidiaries. As of the date of this Agreement, there is no Order binding upon OSI2 or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole.

3.13 Employee Matters. Neither OSI2 nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14 Certain Contracts.

(a) OSI2 has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to OCSL of, all Contracts (collectively, the “OSI2 Material Contracts”) to which, as of the date hereof, OSI2 or any of its Consolidated Subsidiaries is a party, or by which OSI2 or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of OSI2, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to OSI2 or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of OSI2 or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by OSI2 or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 60 days or less, or any Contract that creates or would create a Lien on any asset of OSI2 or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole);

(iv) any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to OSI2 and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of OSI2 and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that OSI2 and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the OSI2 SEC Reports;

(vii) any Contract that obligates OSI2 or any of its Consolidated Subsidiaries to conduct any business that is material to OSI2 and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Merger, will obligate OCSL, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis; or

(viii) any Contract with a Governmental Entity.

(b) Each OSI2 Material Contract is (x) valid and binding on OSI2 or its applicable Consolidated Subsidiary and, to OSI2’s knowledge, each other party thereto, (y) enforceable against OSI2 or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole. The OSI2 Advisory Agreement has been approved by the OSI2 Board and stockholders of OSI2 in accordance with Section 15 of the Investment Company Act. Neither OSI2 nor any of its Consolidated Subsidiaries nor, to OSI2’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any OSI2 Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OSI2. No OSI2 Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole. As of the date of this Agreement, no event has occurred with respect to OSI2 or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any OSI2 Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole.

3.15 Insurance Coverage. All material insurance policies maintained by OSI2 or any of its Consolidated Subsidiaries and that name OSI2 or any of its Consolidated Subsidiaries as an insured (each, a “OSI2 Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each OSI2 Insurance Policy have been paid. Neither OSI2 nor any of its Consolidated Subsidiaries has received written notice of cancellation of any OSI2 Insurance Policy.

3.16 Intellectual Property. OSI2 and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of OSI2 and its Consolidated Subsidiaries taken as a whole (hereinafter, “OSI2 Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OSI2. No claims are pending for which OSI2 has received written notice or, to the knowledge of OSI2, threatened (i) that OSI2 or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any OSI2 Intellectual Property Right is invalid or unenforceable. To the knowledge of OSI2, no Person is infringing, misappropriating or using without authorization the rights of OSI2 or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to OSI2 and its Consolidated Subsidiaries, taken as a whole.

3.17 Real Property. Neither OSI2 nor any of its Consolidated Subsidiaries owns or leases any real property.

3.18 Investment Assets. Each of OSI2 and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of OSI2 or its Consolidated Subsidiaries set forth in Section 3.18 of the OSI2 Disclosure Schedule and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of June 30, 2022, the value of investments owned by OSI2 that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of OSI2’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

3.19 State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other Transactions.

3.20 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of OSI2 Common Stock in connection with the Transactions.

3.21 Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by OSI2 that is used in connection with the computations made by OSI2 pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures set forth in OSI2’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by OSI2 other than investment assets that are used in connection with the computations made by OSI2 pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the OSI2 Board as of or prior to the date hereof.

3.22 Opinion of Financial Advisor. The OSI2 Board and the OSI2 Special Committee have received the opinion of KBW, financial advisor to the OSI2 Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of OSI2 Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OCSL

Except with respect to matters that have been Previously Disclosed, OCSL hereby represents and warrants to OSI2 that:

4.1 Corporate Organization.

(a) OCSL is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS and Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. Each of OCSL and Merger Sub has the requisite corporate power to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL. OCSL has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the Restated Certificate of Incorporation of OCSL, as corrected and amended (the “OCSL Certificate”), and the Fourth Amended and Restated Bylaws of OCSL (the “OCSL Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by OCSL.

(c) Each Consolidated Subsidiary of OCSL (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL.

4.2 Capitalization.

(a) The authorized capital stock of OCSL consists of (i) 250,000,000 shares of OCSL Common Stock, of which 183,374,250 shares were outstanding as of the close of business on September 13, 2022 (the “OCSL Capitalization Date”). All of the issued and outstanding shares of OCSL Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to OCSL attaching to the ownership thereof. All of the shares of OCSL Common Stock constituting the Merger Consideration will be, when issued pursuant to the terms of the Merger, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to OCSL attaching to the ownership thereof. No Indebtedness having the right to vote on any matters on which stockholders of OCSL may vote (“OCSL Voting Debt”) is issued or outstanding. As of the OCSL Capitalization Date, except pursuant to OCSL’s amended and restated dividend reinvestment plan, OCSL does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of OCSL Common Stock, OCSL Voting Debt or any other equity securities of OCSL or any securities representing the right to purchase or otherwise receive any shares of OCSL Common Stock, OCSL Voting Debt or other equity securities of OCSL. There are no obligations of OCSL or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of OCSL, OCSL Voting Debt or any equity security of OCSL or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, OCSL Voting Debt or any other equity security of OCSL or its Consolidated Subsidiaries or (ii) pursuant to which OCSL or any of its Consolidated Subsidiaries is or could be required to register shares of OCSL capital stock or other securities under the Securities Act. All OCSL Common Stock has been sold in compliance with applicable Law.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of OCSL are owned by OCSL, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of OCSL has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

(c) With respect to OCSL SLF JV I:

(i) to OCSL’s knowledge, OCSL SLF JV I is a limited liability company duly organized and validly existing under the Laws of the State of Delaware;

(ii) all of the issued and outstanding equity ownership interests of OCSL SLF JV I owned by OCSL are owned free and clear of any Liens;

(iii) OCSL is in compliance with all applicable Laws with respect to its ownership interest in OCSL SLF JV I, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL; and

(iv) there are no material Proceedings pending or, to OCSL’s knowledge, threatened against OCSL with respect to its ownership interest in OCSL SLF JV I.

(d) With respect to OCSI Glick JV:

(i) to OCSL’s knowledge, OCSI Glick JV is a limited liability company duly organized and validly existing under the Laws of the State of Delaware;

(ii) all of the issued and outstanding equity ownership interests of OCSI Glick JV owned by OCSL are owned free and clear of any Liens;

(iii) OCSL is in compliance with all applicable Laws with respect to its ownership interest in OCSI Glick JV, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL; and

(iv) there are no material Proceedings pending or, to OCSL’s knowledge, threatened against OCSL with respect to its ownership interest in OCSI Glick JV.

4.3 Authority; No Violation.

(a) Each of OCSL and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the OCSL Board and the board of directors of Merger Sub. The OCSL Board (on the recommendation of the OCSL Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of OCSL and (B) the interests of OCSL’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement and the Transactions, (iii) approved the OCSL Matters, (iv) directed that the approval of the OCSL Matters be submitted to OCSL’s stockholders for approval at a duly held meeting of such stockholders (the “OCSL Stockholders Meeting”) and (v) resolved to recommend that the stockholders of OCSL approve the OCSL Matters. The Board of Directors of Merger Sub has unanimously determined that this Agreement and the terms of the Mergers and the Transactions are advisable and in the best interests of Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Transactions and resolved to recommend the adoption of this Agreement by the OCSL Board, in OCSL’s capacity as the sole stockholder of Merger Sub. Except for receipt of the approval of at least a majority of the shares of OCSL Common Stock represented and voting to approve the OCSL Matters at the OCSL Stockholders Meeting (the “OCSL Requisite Vote”), and the adoption of this Agreement by OCSL, as the sole stockholder of Merger Sub (which adoption shall occur promptly following the execution of this

Agreement), the Mergers and the Transactions have been authorized by all necessary corporate action on the part of OCSL and Merger Sub. This Agreement has been duly and validly executed and delivered by OCSL and Merger Sub and (assuming due authorization, execution and delivery by OSI2 and OFA) constitutes the valid and binding obligation of each of OCSL and Merger Sub, enforceable against each of OCSL and Merger Sub in accordance with its terms (except as may be limited by the Enforceability Exception).

(b) Neither the execution and delivery of this Agreement by OCSL or Merger Sub, nor the consummation by OCSL or Merger Sub of the Transactions, nor performance of this Agreement by OCSL or Merger Sub, will (i) violate any provision of the OCSL Certificate, OCSL Bylaws or the Bylaws or Certificate of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to OCSL or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of OCSL or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which OCSL or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole. Section 4.3(b) of the OCSL Disclosure Schedule sets forth, to OCSL’s knowledge, any material consent fees payable to a third party in connection with the Merger.

4.4 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by OCSL or Merger Sub of the Merger and the other Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the First Certificate of Merger with and the acceptance for record by the DE SOS, (iii) the filing of the Second Certificate of Merger with and the acceptance for record by the DE SOS, (iv) any notices or filings under the HSR Act, (v) approval of listing of such OCSL Common Stock on the Nasdaq, (vi) the reporting of this Agreement on a Current Report on Form 8-K, (vii) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of OCSL Common Stock pursuant to this Agreement and (viii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on OCSL.

4.5 Reports.

(a) OCSL has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since the Applicable Date with or to the SEC (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, the “OCSL SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries taken as a whole. To OCSL’s knowledge, no OCSL SEC Report, at the time filed or furnished with or to the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To OCSL’s knowledge, all OCSL SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of OCSL is required to make any filing with the SEC.

(b) Neither OCSL nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to OCSL’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of OCSL or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has OCSL or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of OCSL, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) OCSL has made available to OSI2 all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of OCSL, (i) there are no unresolved comments from the SEC with respect to the OCSL SEC Reports or any SEC examination of OCSL and (ii) none of the OCSL SEC Reports is subject to any ongoing review by the SEC.

4.6 OCSL Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of OCSL and its Consolidated Subsidiaries included (or incorporated by reference) in the OCSL SEC Reports (including the related notes, where applicable): (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of OCSL and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to OCSL’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. EY has not resigned, threatened resignation or been dismissed as OCSL’s independent public accountant as a result of or in connection with any disagreements with OCSL on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of OCSL as of September 30, 2021 included in the audited financial statements set forth in OCSL’s annual report on Form 10-K for the year ended September 30, 2021 (the “OCSL Balance Sheet”), (B) liabilities incurred in the ordinary course of business since September 30, 2021, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the OCSL SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL, neither OCSL nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the OCSL Balance Sheet in accordance with GAAP.

(c) Neither OCSL nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(d) Since the Applicable Date, (i) neither OCSL nor any of its Consolidated Subsidiaries nor, to the knowledge of OCSL, any director, officer, auditor, accountant or representative of OCSL or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OCSL or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that OCSL or any of its Consolidated

Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing OCSL or any of its Consolidated Subsidiaries has reported evidence of a material violation of securities laws, breach of duty or similar violation by OCSL or any of its directors, officers or agents to the OCSL Board or any committee thereof or to any director or officer of OCSL.

(e) To OCSL’s knowledge, since the Applicable Date, EY, which has expressed its opinion with respect to the financial statements of OCSL and its Consolidated Subsidiaries included in the OCSL SEC Reports (including the related notes), has been (i) “independent” with respect to OCSL and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of OCSL have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and OCSL is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) OCSL has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by OCSL in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to OCSL’s management as appropriate to allow timely decisions regarding required disclosure and to allow OCSL’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) OCSL’s management, with the participation of OCSL’s principal executive and financial officers, has completed an assessment of the effectiveness of OCSL’s internal controls over financial reporting for the fiscal year ended September 30, 2021 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that OCSL maintained, in all material respects, effective internal control over financial reporting as of September 30, 2021, using the framework specified in OCSL’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the OCSL Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of OCSL’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for OCSL’s auditors any material weaknesses in internal controls; and

(iv) provided to OSI2 true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the OCSL Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to OSI2 true, complete and correct copies of any such disclosures that are made after the date hereof.

(h) The fair value of OCSL’s investments as of June 30, 2022 (i) was determined in accordance with ASC Topic 820 and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the OCSL Board.

(i) To OCSL’s knowledge, there is no fraud or suspected fraud affecting OCSL involving management of OCSL or employees of OFA or any of its Affiliates who have significant roles in OCSL’s internal control over financial reporting.

4.7 Broker’s Fees. Neither OCSL nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Houlihan pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to OSI2.

4.8 Absence of Changes or Events. Since September 30, 2021 and through the date of this Agreement, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of OCSL and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of OSI2 under Section 6.1 or 6.3.

4.9 Compliance with Applicable Law; Permits.

(a) Each of OCSL and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL. OCSL has not received any written or, to OCSL’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole. OCSL has operated in compliance with all listing standards of the Nasdaq since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole.

(b) OCSL is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL.

(c) OCSL has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for OCSL, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the OCSL Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole.

(d) Each of OCSL and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit OCSL and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole. OCSL has not received any written or, to OCSL’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of OCSL has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of OCSL, threatened that would result in any such disqualification.

(f) The minute books and other similar records of OCSL maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of OCSL, the OCSL Board and any committees of the OCSL Board.

4.10 OCSL Information. None of the information supplied or to be supplied by OCSL for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of OSI2 or stockholders of OCSL or at the time of the OSI2 Stockholders Meeting or the OCSL Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by OCSL with respect to information supplied by OSI2 or OFA for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

4.11 Taxes and Tax Returns.

(a) OCSL and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of OCSL or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon OCSL or any of its Consolidated Subsidiaries for which OCSL does not have reserves that are adequate under GAAP. Neither OCSL nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among OCSL and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither OCSL nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither OCSL nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by OCSL or any of its Consolidated Subsidiaries. Neither OCSL nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If OCSL or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) OCSL made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. OCSL has qualified as a RIC at all times since the beginning of its taxable year ending September 30, 2008 and expects to continue to so qualify through the Effective Time. No challenge to OCSL’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of OCSL ending on or before the Effective Time, OCSL has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code and all dividends (as defined in Section 316 of the Code) paid by OCSL in any taxable year for which the applicable statute of limitations remains open shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code.

(c) Merger Sub is a newly formed entity created for the purpose of undertaking the Merger. Prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(d) OCSL and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e) OCSL is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(f) OCSL has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g) Section 4.11(g) of the OCSL Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than such assets listed in Section 4.11(g) of the OCSL Disclosure Schedule, OCSL is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h) No claim has been made in writing by a taxing authority in a jurisdiction where OCSL or any of its Consolidated Subsidiaries does not file Tax Returns that OCSL or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i) Neither OCSL nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j) Neither OCSL nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k) Neither OCSL nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than OCSL and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l) Neither OCSL nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is OCSL or any of its Consolidated Subsidiaries).

(m) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of OCSL or any of its Consolidated Subsidiaries.

4.12 Litigation. As of the date of this Agreement, there are no material Proceedings pending or, to OCSL’s knowledge, threatened against OCSL or any of its Consolidated Subsidiaries. As of the date of this Agreement, there is no Order binding upon OCSL or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole.

4.13 Employee Matters. Neither OCSL nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.

4.14 Certain Contracts.

(a) OCSL has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to OSI2 of, all Contracts (collectively, the “OCSL Material Contracts”) to which, as of the date hereof, OCSL or any of its Consolidated Subsidiaries is a party, or by which OCSL or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of OCSL, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to OCSL or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of OCSL or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by OCSL or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 60 days or less, or any Contract that creates or would create a Lien on any asset of OCSL or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole);

(iv) any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to OCSL and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of OCSL and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that OCSL and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the OCSL SEC Reports;

(vii) any Contract that obligates OCSL or any of its Consolidated Subsidiaries to conduct any business that is material to OCSL and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party; or

(viii) any Contract with a Governmental Entity.

(b) Each OCSL Material Contract is (x) valid and binding on OCSL and, to OCSL’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to OCSL. The investment advisory agreement between OCSL and OFA in effect as of the date of this Agreement has been approved by the OCSL Board and stockholders of OCSL in accordance with Section 15 of the Investment Company Act. Neither OCSL nor any of its Consolidated Subsidiaries nor, to OCSL’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any OCSL Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL. No OCSL Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to OCSL. As of the date of this Agreement, no event has occurred with respect to OCSL that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any OCSL Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to OCSL.

4.15 Insurance Coverage. All material insurance policies maintained by OCSL or any of its Consolidated Subsidiaries and that name OCSL or any of its Consolidated Subsidiaries as an insured (each, a “OCSL Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each OCSL Insurance Policy have been paid. Neither OCSL nor any of its Consolidated Subsidiaries has received written notice of cancellation of any OCSL Insurance Policy.

4.16 Intellectual Property. OCSL and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of OCSL and its Consolidated Subsidiaries taken as a whole (hereinafter, “OCSL Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL. No claims are pending for which OCSL has received written notice or, to the knowledge of OCSL, threatened (i) that OCSL or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any OCSL Intellectual Property Right is invalid or unenforceable. To the knowledge of OCSL, no Person is infringing, misappropriating or using without authorization the rights of OCSL or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole.

4.17 Real Property. Neither OCSL nor any of its Consolidated Subsidiaries owns or leases any real property.

4.18 Investment Assets. Each of OCSL and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of OCSL or its Consolidated Subsidiaries set forth in Section 4.18 of the OCSL Disclosure Schedule and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of June 30, 2022, the value of investments owned by OCSL that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of OCSL’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

4.19 State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

4.20 Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by OCSL that is used in connection with the computations made by OCSL pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures set forth in OCSL’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by OCSL other than investment assets that are used in connection with the computations made by OCSL pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the OCSL Board as of or prior to the date hereof.

4.21 Opinion of Financial Advisor. The OCSL Board and the OCSL Special Committee have received the opinion of Houlihan, financial advisor to the OCSL Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to OCSL.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF OFA

Except with respect to matters set forth in the OFA Disclosure Schedule, OFA hereby represents and warrants to OSI2 and OCSL that:

5.1 Organization. OFA is a limited liability company organized and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. OFA has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OSI2.

5.2 Authority; No Violation.

(a) OFA has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the managers of OFA. This Agreement has been duly and validly executed and delivered by OFA and (assuming due authorization, execution and delivery by OSI2, OCSL and Merger Sub) constitutes the valid and binding obligation of OFA, enforceable against OFA in accordance with its terms (except as may be limited by the Enforceability Exception).

(b) Neither the execution and delivery of this Agreement by OFA, nor the consummation of the Transactions, nor performance of this Agreement by OFA, will (i) violate any provision of the certificate of formation of OFA or the limited liability company agreement of OFA or (ii) (A) violate any Law or Order applicable to OFA or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of OFA under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which OFA is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OSI2.

(c) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by OFA, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OFA.

5.3 Compliance with Applicable Law; Permits.

(a) OFA is, and at all times since May 4, 2020 has been, duly registered as an investment adviser under the Investment Advisers Act.

(b) OFA is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OFA. OFA has not received any written or, to OFA’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OSI2.

(c) OFA holds and is in compliance with all Permits required in order to permit OFA to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OSI2. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OSI2. OFA has not received any written or, to OFA’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OSI2.

(d) OFA has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to OSI2 and OCSL) and, during the period prior to the date of this Agreement that OFA has been the investment adviser to OCSL or OSI2, OFA has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to OCSL and its Consolidated Subsidiaries, taken as a whole, or OSI2 and its Consolidated Subsidiaries, taken as a whole.

(e) During the period prior to the date of this Agreement that it has been the investment adviser to OCSL or OSI2, there has been no material adverse change in the operations, affairs or regulatory status of OFA.

5.4 Litigation. There are no Proceedings pending or, to OFA’s knowledge, threatened against OFA, except as would not reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OSI2. There is no Order binding upon

OFA other than such Orders as would not, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OSI2.

5.5 Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by OSI2 that is used in connection with the computations made by OFA on behalf of OSI2 pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved and set forth in OSI2’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by OSI2 other than investment assets that are used in connection with the computations made by OFA on behalf of OSI2 pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, the value of each investment asset owned by OCSL that is used in connection with the computations made by OFA on behalf of OCSL pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved set forth in OCSL’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by OCSL other than investment assets that are used in connection with the computations made by OFA on behalf of OCSL pursuant to Section 2.6 will be determined in accordance with GAAP. The Closing OSI2 Net Asset Value presented by OFA to the OSI2 Board will reflect OFA’s determination (as valuation designee under Rule 2a-5 under the Investment Company Act) of the fair value of any portfolio securities of OSI2 for which market quotations are not readily available. The Closing OCSL Net Asset Value presented by OFA to the OCSL Board will reflect OFA’s determination (as valuation designee under Rule 2a-5 under the Investment Company Act) of the fair value of any portfolio securities of OCSL for which market quotations are not readily available.

5.6 OFA Information. None of the information supplied or to be supplied by OFA for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of OSI2 or stockholders of OCSL or at the time of the OSI2 Stockholders Meeting or the OCSL Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Joint Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by OFA with respect to information supplied by OSI2, OCSL or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

5.7 Best Interests and No Dilution. OFA believes that (i) participation in the Mergers is in the best interests of each of OSI2 and OCSL and (ii) the interests of existing stockholders of OSI2 and OCSL will not be diluted as a result of the Mergers.

5.8 Financial Resources. OFA has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Joint Proxy Statement/Prospectus and under this Agreement.

5.9 OCSL and OSI2 Representations and Warranties. To the knowledge of OFA, as of the date hereof, the representations and warranties made by OCSI in Article III and the representations and warranties made by OCSL in Article IV are true and correct in all material respects.

5.10 Forbearances. The forbearances set forth in Section 6.2 and Section 6.3 hereof are not overtly onerous on the conduct of the business of OSI2 or OCSL, respectively, in the ordinary course of business consistent with past practice.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law or a Governmental Entity, as required or expressly permitted by this Agreement or with the prior written consent of the other parties hereto (including the consent of the OCSL Special Committee, in the case of OCSL, and the consent of the OSI2 Special Committee, in the case of OSI2), which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of OCSL and OSI2 shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with past practice and each of OSI2’s and OCSL’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.

6.2 OSI2 Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law or a Governmental Entity, as required or expressly permitted by this Agreement or as set forth in the OSI2 Disclosure Schedule, and acting in a manner consistent with Section 6.1, OSI2 shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the OCSL Special Committee (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) Issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any OSI2 Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b) (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis (“Quarterly Dividends”), (B) a Tax Dividend, (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of OSI2 to OSI2 or another direct or indirect wholly owned Consolidated Subsidiary of OSI2 or (D) the authorization and payment of any dividend or distribution necessary for such party to maintain its qualification as a RIC or to avoid the imposition of any income or excise tax, as reasonably determined by such party, (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c) Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business, or (ii) encumbrances required to secure Permitted Indebtedness of OSI2 or any of its Consolidated Subsidiaries.

(d) Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business.

(e) Amend the OSI2 Certificate, the OSI2 Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g) Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying for the Intended Tax Treatment; provided, however, that the foregoing shall not preclude OSI2 from declaring or paying any Tax Dividend on or before the Closing Date.

(h) Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(i) Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(j) File or amend any material Tax Return other than in the ordinary course of business consistent with past practice; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(k) Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause OSI2 to fail to qualify or not be subject to tax as a RIC.

(l) Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which OSI2 or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in OSI2’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(m) Other than in the ordinary course of business consistent with past practice or as permitted by Section 6.2(h), enter into any Contract that would otherwise constitute an OSI2 Material Contract had it been entered into prior to the date of this Agreement.

(n) Other than in the ordinary course of business, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any OSI2 Material Contract (other than any OSI2 Material Contract related to Permitted Indebtedness).

(o) Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and OSI2’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, OCSL, the Surviving Company or any of their Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(p) Except as otherwise expressly contemplated by this Agreement, merge or consolidate OSI2 or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of OSI2 or any of its Consolidated Subsidiaries.

(q) Agree to take, make any commitment to take, or adopt any resolutions of the OSI2 Board authorizing, any of the actions prohibited by this Section 6.2.

6.3 OCSL Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law or a Governmental Entity, as required or expressly permitted by this Agreement or as set forth in the OCSL Disclosure Schedule, and acting in a manner consistent with Section 6.1, OCSL shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the OSI2 Special Committee (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) Other than pursuant to OCSL’s dividend reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any OCSL Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b) (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis, (B) the authorization and payment of any dividend or distribution necessary for OCSL to maintain its qualification as a RIC or avoid the imposition of any income or excise tax, as reasonably determined by OCSL or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of OCSL to OCSL or another direct or indirect wholly owned Consolidated Subsidiary of OCSL; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c) Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business, or (ii) encumbrances required to secure Permitted Indebtedness of OCSL or any of its Consolidated Subsidiaries.

(d) Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business.

(e) Amend the OCSL Certificate, the OCSL Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g) Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying for the Intended Tax Treatment.

(h) Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(i) Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(j) File or amend any material Tax Return other than in the ordinary course of business consistent with past practice; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(k) Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause OCSL to fail to qualify or not be subject to tax as a RIC.

(l) Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which OCSL or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in OCSL’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(m) Other than in the ordinary course of business or as permitted by Section 6.3(h), enter into any Contract that would otherwise constitute an OCSL Material Contract had it been entered into prior to the date of this Agreement.

(n) Other than in the ordinary course of business, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any OCSL Material Contract (other than any OCSL Material Contract related to Permitted Indebtedness).

(o) Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and OCSL’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, the Surviving Company or any of its Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(p) Except as otherwise expressly contemplated by this Agreement, merge or consolidate OCSL or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of OCSL or any of its Consolidated Subsidiaries.

(q) Agree to take, make any commitment to take, or adopt any resolutions of the OCSL Board authorizing, any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Further Assurances.

(a) Subject to the right of OSI2 to take any action that constitutes an OSI2 Adverse Recommendation Change as expressly permitted pursuant to Section 7.7, and the right of OCSL to take any action that constitutes an OCSL Adverse Recommendation Change as expressly permitted pursuant to Section 7.8, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

In furtherance (but not in limitation) of the foregoing, each of OCSL and OSI2 shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law,

OSI2 and OCSL shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to OSI2 or OCSL, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. OCSL, on the one hand, and OSI2, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(b) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either OCSL and its Consolidated Subsidiaries or OSI2 and its Consolidated Subsidiaries to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Transactions (including the Mergers), other than any consent fees set forth in Section 3.3(b) of the OSI2 Disclosure Schedule and Section 4.3(b) of the OCSL Disclosure Schedule.

7.2 Regulatory Matters.

(a) OCSL and OSI2 shall as promptly as practicable jointly prepare and file with the SEC the Registration Statement. OCSL shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers. OSI2 and OCSL shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be promptly mailed to their respective stockholders upon such effectiveness and shall also use their respective reasonable best efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, if any. OSI2 shall use reasonable best efforts to furnish all information concerning OSI2 and the holders of OSI2 Common Stock as may be reasonably requested by OCSL in connection with any such actions.

(b) Each of OCSL and OSI2 shall cooperate with the other in the preparation of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the Registration Statement or any other filing or application made by or on behalf of OCSL, OSI2 or any of their respective Consolidated Subsidiaries to any Governmental Entity in connection with the Mergers and the other Transactions. Prior to the Effective Time, each party hereto shall promptly notify the other party (i) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (ii) after the receipt by it of any comments of the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement.

(c) Subject to applicable Law, each of OCSL and OSI2 shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3 Stockholder Approval.

(a) As of the date of this Agreement, the OSI2 Board has adopted resolutions approving the OSI2 Matters, including the Merger, on the terms and conditions set forth in this Agreement, declaring the Merger advisable, and directing that the OSI2 Matters, including the Merger, be submitted to OSI2’s stockholders for their consideration, with the recommendation that the OSI2 stockholders approve the same. Notwithstanding anything to the contrary in Section 7.7, unless the OSI2 Board has withdrawn the OSI2 Recommendation in compliance with Section 7.7, OSI2 shall submit to its stockholders the OSI2 Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, OSI2 shall take, in accordance with applicable Law and the OSI2 Certificate and the OSI2 Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 5 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the OSI2 Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the OSI2 Matters including the Merger, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the OSI2 Stockholders Meeting shall be determined in prior consultation with OCSL. Unless the OSI2 Board has withdrawn the OSI2 Recommendation in compliance with Section 7.7, OSI2 shall use reasonable best efforts to obtain from OSI2’s stockholders the vote required to approve the OSI2 Matters, on the terms and conditions set forth in this Agreement, including, subject to Section 7.7, by providing to OSI2’s stockholders the OSI2 Board’s recommendation of the OSI2 Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of OCSL, postponing or adjourning the OSI2 Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that OSI2 shall not postpone or adjourn the OSI2 Stockholders Meeting for any other reason without the prior written consent of OCSL (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing, OSI2’s obligations pursuant to this Section 7.3(a) (including its obligation to submit to its stockholders the OSI2 Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to OSI2, its Representatives or its stockholders of any Takeover Proposal (including any OSI2 Superior Proposal), (ii) OSI2 effecting a Takeover Approval or delivering a Notice of an OSI2 Superior Proposal or (iii) an OSI2 Adverse Recommendation Change.

(b) As of the date of this Agreement, the OCSL Board has adopted resolutions approving the OCSL Matters on the terms and conditions set forth in this Agreement, and directing that the OCSL Matters be submitted to OCSL’s stockholders for their consideration, with the recommendation that the OCSL stockholders approve the same. Notwithstanding anything to the contrary in Section 7.8, unless the OCSL Board has withdrawn the OCSL Recommendation in compliance with Section 7.8, OCSL shall submit to its stockholders the OCSL Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, OCSL shall take, in accordance with applicable Law and the OCSL Certificate and the OCSL Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 5 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the OCSL Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the OCSL Matters including the issuance of shares of OCSL Common Stock as Merger Consideration, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the OCSL Stockholders Meeting shall be determined in prior consultation OSI2. Unless the OCSL Board has withdrawn the OCSL Recommendation in compliance with Section 7.8, OCSL shall use reasonable best efforts to obtain from OCSL’s stockholders the OCSL Requisite Vote to approve the OCSL Matters, on terms and conditions set forth in this Agreement, including, subject to Section 7.8, providing to OCSL’s stockholders the OCSL Board’s recommendation of the approval of the OCSL Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of OSI2, postponing or adjourning the OCSL Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that OCSL shall not postpone or adjourn the OCSL Stockholders Meeting for any other reason without the prior written consent of OSI2 (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing, OCSL’s obligations pursuant to this Section 7.3(b) (including its obligation to submit to its stockholders the OCSL Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to OCSL, its Representatives or its stockholders of any Takeover Proposal (including any OCSL Superior Proposal), (ii) OCSL effecting a Takeover Approval or delivering a Notice of an OCSL Superior Proposal or (iii) an OCSL Adverse Recommendation Change.

7.4 Nasdaq Listing. OCSL shall use reasonable best efforts to cause the shares of OCSL Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on the Nasdaq, subject to official notice of issuance, at or prior to the Effective Time.

7.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Following the Effective Time, OCSL shall, to the fullest extent permitted under applicable Law, defend and hold harmless and advance expenses to the present and former directors and officers of OSI2 or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) OCSL shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) OCSL and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b) Unless (1) OCSL shall have amended its existing directors’ and officers’ insurance policies to include coverage for claims arising from acts of OSI2’s directors and officers with respect to matters existing or occurring at or prior to the Effective Time; provided that OCSL will maintain its directors’ and officers’ insurance policies as amended pursuant to this subpart (1) for a period of at least six years from and after the Effective Time with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, OSI2’s Current D&O Insurance (as defined below) or (2) OCSL and OSI2 shall otherwise agree, prior to the Effective Time, OSI2 shall, and, if OSI2 is unable to, OCSL shall, cause the Surviving Company or its successor, effective as of the Effective Time, to obtain and fully pay the premium for a “tail” insurance policy for the extension of the directors’ and officers’ liability coverage of OSI2’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, OSI2’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (the “Current D&O Insurance”). If OSI2 and the Surviving Company or its successor for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Company or its successor shall, and OCSL shall cause the Surviving Company or its successor to, continue to maintain in effect for the Tail Period the Current D&O Insurance in place as of the date of this Agreement with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, provided in the Current D&O Insurance, or the Surviving Company or its successor shall, and OCSL shall cause the Surviving Company or its successor to, purchase comparable insurance for the Tail Period; provided, that in no event shall the annual cost of such insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by OSI2 for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Company or its successor shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Proceeding described above, shall promptly notify OCSL in writing; provided, that the failure to so notify shall not affect the obligations of OCSL under Section 7.5(a) unless OCSL is materially prejudiced as a consequence.

(d) If OCSL or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each such case, OCSL shall cause proper provision to be made so that the successors and assigns of OCSL shall assume the obligations set forth in this Section 7.5.

(e) The provisions of this Section 7.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.6 No Solicitation.

(a) Each of OSI2 and OCSL shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to OSI2 or OCSL, as applicable) of all confidential information previously furnished to any Person (other than OSI2, OCSL or their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 7.7 in the case of OSI2 and Section 7.8 in the case of OCSL, each of OSI2 and OCSL shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than OCSL, OSI2 or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than OCSL, OSI2 or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) unless required by applicable fiduciary duties, waiver or release under any standstill or any similar agreement with respect to equity securities of OSI2 or OCSL; provided, however, that notwithstanding the foregoing, each party (A) may inform Persons of the provisions contained in this Section 7.6, and (B) shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any third party with respect to equity securities of OCSL or OSI2 in order to allow such third party to confidentially submit a Takeover Proposal.

(b) Each of OSI2 and OCSL shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by OSI2 or OCSL or their respective Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of OSI2 and OCSL agrees that it shall keep the other party informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by OSI2 or OCSL and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.7 OSI2 Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the OSI2 Stockholders Meeting: (i) OSI2 receives a bona fide unsolicited Takeover Proposal (under circumstances in which OSI2 has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the OSI2 Special Committee shall have determined in good faith, after consultation with its outside legal counsel and, in the case of financial matters, its financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be inconsistent with the OSI2 directors’ exercise of their fiduciary duties under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an OSI2 Superior Proposal; and (iii) OSI2 gives OCSL written notice of its intention to engage in negotiations or discussions with the Person making such Takeover Proposal at least two (2) Business Days before engaging in such negotiations or discussions (with such written notice specifying the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and OSI2’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal) then, subject to compliance with this Section 7.7(a), OSI2 may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if OSI2 (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides OCSL a copy of all such information that has not previously been delivered to OCSL simultaneously with delivery to such Person (or such Person’s Representatives and Affiliates); and

(ii) after fulfilling its obligations under Section 7.7(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to the OSI2 Stockholders Meeting, the OSI2 Special Committee shall have determined after consultation with its outside legal counsel that continued recommendation of the OSI2 Matters to OSI2’s stockholders would be reasonably likely to be inconsistent with the OSI2 directors’ exercise of their fiduciary duties under applicable Law as a result of an OSI2 Superior Proposal, OSI2 may (A) withdraw or qualify (or modify or amend in a manner adverse to OCSL), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to OCSL), the approval, adoption, recommendation or declaration of advisability by the OSI2 Board of the OSI2 Matters, including the recommendation of the OSI2 Board that the stockholders of OSI2 adopt this Agreement and approve the Transactions (the “OSI2 Recommendation”), and (B) take any action or make any statement, filing or release, in connection with the OSI2 Stockholders Meeting or otherwise, inconsistent with the OSI2 Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as a “OSI2 Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes an OSI2 Superior Proposal, OSI2 shall promptly provide (and in any event within twenty-four (24) hours of such determination) to OCSL a written notice (a “Notice of an OSI2 Superior Proposal”) (i) advising OCSL that the OSI2 Board has received an OSI2 Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such OSI2 Superior

Proposal, including the amount per share or other consideration that the stockholders of OSI2 will receive in connection with the OSI2 Superior Proposal and including a copy of all written materials provided to or by OSI2 in connection with such OSI2 Superior Proposal (unless previously provided to OCSL), and (iii) identifying the Person making such OSI2 Superior Proposal. OSI2 shall cooperate and negotiate in good faith with OCSL (to the extent OCSL desires to negotiate) during the five (5) calendar day period following OCSL’s receipt of the Notice of an OSI2 Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such OSI2 Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable OSI2 to determine that such OSI2 Superior Proposal is no longer an OSI2 Superior Proposal and proceed with an OSI2 Recommendation without an OSI2 Adverse Recommendation Change. If thereafter the OSI2 Special Committee determines, in its reasonable good faith judgment after consultation with its outside legal counsel and, in the case of financial matters, its financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such OSI2 Superior Proposal remains an OSI2 Superior Proposal or the failure to make such OSI2 Adverse Recommendation Change would be reasonably likely to be inconsistent with the OSI2 directors’ exercise of their fiduciary duties under applicable Law, and OSI2 has complied in all material respects with Section 7.7(a) above, OSI2 may terminate this Agreement pursuant to Section 9.1(c)(iv).

(c) Other than as permitted by Section 7.7(a), neither OSI2 nor the OSI2 Board shall make any OSI2 Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no OSI2 Adverse Recommendation Change shall change the approval of the OSI2 Matters or any other approval of the OSI2 Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) OSI2 shall provide OCSL with prompt written notice of any meeting of the OSI2 Board at which the OSI2 Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by OCSL reasonably in advance of such meeting).

(e) Other than in connection with an OSI2 Takeover Proposal, nothing in this Agreement shall prohibit or restrict the OSI2 Board from taking any action described in clause (A) of the definition of OSI2 Adverse Recommendation Change in response to an Intervening Event (an “OSI2 Intervening Event Recommendation Change”) if (A) prior to effecting any such OSI2 Intervening Event Recommendation Change, OSI2 promptly notifies OCSL, in writing, at least five (5) Business Days (the “OSI2 Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an OSI2 Adverse Recommendation Change or an OSI2 Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) OSI2 shall, and shall cause its Representatives to, during the OSI2 Intervening Event Notice Period, negotiate with OCSL in good faith (to the extent OCSL desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the OSI2 Board to make an OSI2 Intervening Event Recommendation Change, and (C) the OSI2 Special Committee determines, after consulting with outside legal counsel and, in the case of financial matters, its financial advisor, that the failure to effect such an OSI2 Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by OCSL during the OSI2 Intervening Event Notice Period, would be reasonably likely to be inconsistent with the OSI2 directors’ exercise of their fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit OSI2, the OSI2 Board or the OSI2 Special Committee from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to OSI2’s stockholders if, after consultation with its outside legal counsel, OSI2 determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an OSI2 Adverse Recommendation Change unless the OSI2 Board expressly publicly reaffirms the OSI2 Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by OCSL.

7.8 OCSL Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the OCSL Stockholders Meeting: (i) OCSL receives a bona fide unsolicited Takeover Proposal (under circumstances in which OCSL has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the OCSL Special Committee shall have determined in good faith, after consultation with its outside legal counsel and, in the case of financial matters, its financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be inconsistent with the OCSL directors’ exercise of their fiduciary duties under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an OCSL Superior Proposal; and (iii) OCSL gives OSI2 written notice of its intention to engage in negotiations or discussions with the Person making such Takeover Proposal at least two (2) Business Days before engaging in such negotiations or discussions (with such written notice specifying the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and OCSL’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal) then, subject to compliance with this Section 7.8(a), OCSL may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if OCSL (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides OSI2 a copy of all such information that has not previously been delivered to OSI2 simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii) after fulfilling its obligations under Section 7.8(b) below, effect a Takeover Approval.

If on or after the date of this Agreement and at any time prior to the OCSL Stockholders Meeting, the OCSL Special Committee shall have determined after consultation with its outside legal counsel that continued recommendation of the OCSL Matters to OCSL’s stockholders would be reasonably likely to be inconsistent with the OCSL directors’ exercise of their fiduciary duties under applicable Law as a result of an OCSL Superior Proposal, OCSL may (A) withdraw or qualify (or modify or amend in a manner adverse to OSI2), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to OSI2), the approval, adoption, recommendation or declaration of advisability by the OCSL Board of the OCSL Matters, including the recommendation of the OCSL Board that the stockholders of OCSL approve the OCSL Matters (the “OCSL Recommendation”), and (B) take any action or make any statement, filing or release, in connection with the OCSL Stockholders Meeting or otherwise, inconsistent with the OCSL Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as an “OCSL Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes an OCSL Superior Proposal, OCSL shall promptly provide (and in any event within twenty-four (24) hours of such determination) to OSI2 a written notice (a “Notice of an OCSL Superior Proposal”) (i) advising OSI2 that the OCSL Board has received an OCSL Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such OCSL Superior Proposal, including the amount per share or other consideration that the stockholders of OCSL will receive in connection with the OCSL Superior Proposal and including a copy of all written materials provided to or by OCSL in connection with such OCSL Superior Proposal (unless previously provided to OSI2), and (iii) identifying the Person making such OCSL Superior Proposal. OCSL shall cooperate and negotiate in good faith with OSI2 (to the extent OSI2 desires to negotiate) during the five (5) calendar day period following OSI2’s receipt of the Notice of an OCSL Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such OCSL Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable OCSL to determine that such OCSL Superior Proposal is no longer an OCSL Superior Proposal and proceed with an OCSL Recommendation without an OCSL Adverse Recommendation Change. If thereafter the OCSL Special

Committee determines, in its reasonable good faith judgment after consultation with its outside legal counsel and, in the case of financial matters, its financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such OCSL Superior Proposal remains an OCSL Superior Proposal or the failure to make such OCSL Adverse Recommendation Change would be reasonably likely to be inconsistent with the OCSL directors’ exercise of their fiduciary duties under applicable Law, and OCSL has complied in all material respects with Section 7.8(a) above, OCSL may terminate this Agreement pursuant to Section 9.1(d)(iv).

(c) Other than as permitted by Section 7.8(a), neither OCSL nor the OCSL Board shall make any OCSL Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no OCSL Adverse Recommendation Change shall change the approval of the OCSL Matters or any other approval of the OCSL Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) OCSL shall provide OSI2 with prompt written notice of any meeting of the OCSL Board at which the OCSL Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by OSI2 reasonably in advance of such meeting).

(e) Other than in connection with an OCSL Takeover Proposal, nothing in this Agreement shall prohibit or restrict the OCSL Board from taking any action described in clause (A) of the definition of OCSL Adverse Recommendation Change in response to an Intervening Event (a “OCSL Intervening Event Recommendation Change”) if (A) prior to effecting any such OCSL Intervening Event Recommendation Change, OCSL promptly notifies OSI2, in writing, at least five (5) Business Days (the “OCSL Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an OCSL Adverse Recommendation Change or an OCSL Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) OCSL shall, and shall cause its Representatives to, during the OCSL Intervening Event Notice Period, negotiate with OSI2 in good faith (to the extent OSI2 desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the OCSL Board to make an OCSL Intervening Event Recommendation Change, and (C) the OCSL Special Committee determines, after consulting with outside legal counsel and, in the case of financial matters, its financial advisor, that the failure to effect such an OCSL Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by OSI2 during the OCSL Intervening Event Notice Period, would be reasonably likely to be inconsistent with the OCSL directors’ exercise of their fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit OCSL, the OCSL Board or the OCSL Special Committee from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to OCSL’s stockholders if, after consultation with its outside legal counsel, OCSL determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an OCSL Adverse Recommendation Change unless the OCSL Board expressly publicly reaffirms the OCSL Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by OSI2.

7.9 Access to Information.

(a) Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of OSI2 and OCSL shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require OSI2 or OCSL, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either OSI2 or OCSL may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

(b) No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other party set forth in this Agreement.

7.10 Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of OCSL and OSI2. Thereafter, so long as this Agreement is in effect, OCSL and OSI2 each shall consult with the other before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers, or the Transactions, except as may be required by applicable Law or the rules and regulations of the Nasdaq and, to the extent practicable, before such press release or disclosure is issued or made, OCSL or OSI2, as applicable, shall have used commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such disclosure; provided, that either OCSL or OSI2 may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.10.

7.11 Takeover Statutes and Provisions. Neither OCSL nor OSI2 will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of OCSL and OSI2 shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.12 Tax Matters.

(a) Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of OCSL and OSI2 shall execute and deliver to tax counsel a tax representation letter (which will be used in connection with the tax opinion contemplated by Sections 8.2(d) and Section 8.3(d), respectively). Each of the OCSL and OSI2 shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to tax counsel in furtherance of such tax opinion.

(b) RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) OSI2 shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of OCSL take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause OSI2 to fail to qualify as a RIC, and (ii) OCSL shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of OSI2, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause OCSL to fail to qualify as a RIC.

(c) Tax Treatment of Mergers. For United States federal income Tax purposes, (i) the parties intend that the Mergers, taken together, constitute an integrated plan of the type contemplated in IRS Revenue Ruling 2001-46 and will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which OSI2, OCSL and Merger Sub are parties under Section 368(b) of the Code. Unless otherwise required by applicable Law or administrative action, (i) each of OSI2, OCSL and Merger Sub shall use its reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of OSI2, OCSL and Merger Sub shall report the Mergers for U.S. federal income Tax purposes in a manner consistent with the Intended Tax Treatment.

(d) Tax Opinions. OSI2 shall use its best efforts to obtain the tax opinion described in Section 8.3(d), and OCSL shall use its best efforts to obtain the tax opinion described in Section 8.2(d).

7.13 Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by OSI2’s stockholders or OCSL’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of OSI2 and OCSL (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.14 No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of OSI2 in Article III, representations and warranties of OCSL in Article IV and the representations and warranties of OFA in Article V, none of OFA, OSI2, OCSL or any of OSI2’s or OCSL’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes any representation or warranty, express or implied.

7.15 Merger of Surviving Company. Immediately after the occurrence of the Effective Time in accordance with the DGCL and the Terminations, the Surviving Company and OCSL shall consummate the Second Merger.

7.16 Coordination of Dividends. OCSL and OSI2 shall coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and neither OCSL nor OSI2 shall authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date. In the event that a dividend or distribution with respect to the shares of OSI2 Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of OSI2 Common Stock shall be entitled to receive such dividend or distribution at the time such shares are exchanged pursuant to Article I and Article II.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approvals. (i) The OSI2 Matters shall have been approved by the OSI2 Requisite Vote, and (ii) the OCSL Matters shall have been approved by the OCSL Requisite Vote.

(b) Nasdaq Listing. The shares of OCSL Common Stock to be issued under this Agreement in connection with the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC. Any necessary state securities or “blue sky” authorizations shall have been received.

(d) No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect.

(e) Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act). Each of the approvals listed on Section 8.1(e) of the OSI2 Disclosure Schedule and Section 8.1(e) of the OCSL Disclosure Schedule, if any, shall have been obtained and shall remain in full force and effect.

(f) No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Mergers or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other Transactions.

(g) Net Asset Value Determinations. The determination of both the Closing OCSL Net Asset Value and the Closing OSI2 Net Asset Value shall have been completed in accordance with Section 2.6.

(h) Representations and Warranties of OFA. The representations and warranties of OFA set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the conditions set forth in this Section 8.1(h) shall be deemed to have been satisfied even if any such representations and warranties of OFA are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of OFA to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to OCSL. OCSL shall have received a certificate signed on behalf of OFA by an authorized officer of OFA to the effect that the conditions set forth in this Section 8.1(h) have been satisfied, and, for the avoidance of doubt, any waiver of any of the conditions set forth in this Section 8.1(h) shall require prior written consent of each of OCSL and OSI2.

8.2 Conditions to Obligations of OCSL and Merger Sub to Effect the Merger. The obligations of OCSL and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by OCSL, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of OSI2. (i) The representations and warranties of OSI2 set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of OSI2 set forth in Section 3.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of OSI2 set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.20 and 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of OSI2 set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of OSI2 are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of OSI2 to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to OSI2. OCSL shall have received a certificate signed on behalf of OSI2 by the Chief Executive Officer or the Chief Financial Officer of OSI2 to the effect that the conditions set forth in Section 8.2(a)(i), (ii), (iii) and (iv) have been satisfied.

(b) Performance of Obligations of OSI2. OSI2 shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. OCSL shall have received a certificate signed on behalf of OSI2 by the Chief Executive Officer or the Chief Financial Officer of OSI2 to such effect.

(c) Absence of OSI2 Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of OSI2.

(d) Federal Tax Opinion. OCSL shall have received the opinion of Kirkland & Ellis LLP, counsel to OCSL (or, if Kirkland & Ellis LLP is unable or unwilling to render such an opinion, the written opinion of Sullivan & Cromwell LLP or another nationally recognized counsel as may be reasonably acceptable to OCSL), addressed to OCSL substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, tax counsel may rely upon the tax representation letters provided by OSCL and OSI2.

8.3 Conditions to Obligations of OSI2 to Effect the Merger. The obligation of OSI2 to effect the Merger is also subject to the satisfaction or waiver by OSI2, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of OCSL. (i) The representations and warranties of OCSL set forth in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of OCSL and Merger Sub set forth in Section 4.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of OCSL and Merger Sub set forth in Sections 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of OCSL and Merger Sub set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of OCSL and Merger Sub are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of OCSL and Merger Sub to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to OCSL. OSI2 shall have received a certificate signed on behalf of OCSL by the Chief Executive Officer or the Chief Financial Officer of OCSL and Merger Sub to the effect that the conditions set forth in Section 8.3(a)(i), (ii), (iii) and (iv) have been satisfied.

(b) Performance of Obligations of OCSL and Merger Sub. Each of OCSL and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. OSI2 shall have received a certificate signed on behalf of OCSL and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of OCSL to such effect.

(c) Absence of OCSL Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of OCSL.

(d) Federal Tax Opinion. OSI2 shall have received the opinion of Sullivan & Cromwell LLP, counsel to OSI2 (or, if Sullivan & Cromwell LLP is unable or unwilling to render such an opinion, the written opinion of Kirkland & Ellis LLP or another nationally recognized counsel as may be reasonably acceptable to OSI2), addressed to OSI2, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, tax counsel may rely upon the tax representation letters provided by OSCL and OSI2.

8.4 Frustration of Closing Conditions. None of OCSL, Merger Sub or OSI2 may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the Transactions.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the OSI2 Matters by the stockholders of OSI2 or the OCSL Matters by the stockholders of OCSL:

(a) by mutual consent of OSI2 and OCSL in a written instrument authorized by each of the OSI2 Board (upon the recommendation of the OSI2 Special Committee), and the OCSL Board (upon the recommendation of the OCSL Special Committee);

(b) by either OSI2 (acting upon the recommendation of the OSI2 Special Committee) or OCSL (acting upon the recommendation of the OCSL Special Committee), if:

(i) any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions (including the Mergers) and such denial has become final and nonappealable, or any Governmental

Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii) the Merger shall not have been consummated on or before June 30, 2023 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date;

(iii) the stockholders of OSI2 shall have failed to approve the OSI2 Matters by the OSI2 Requisite Vote of OSI2’s stockholders at a duly held meeting of OSI2’s stockholders or at any adjournment or postponement thereof at which the OSI2 Matters have been voted upon; or

(iv) the stockholders of OCSL shall have failed to approve the OCSL Matters by the OCSL Requisite Vote of OCSL’s stockholders at a duly held meeting of OCSL’s stockholders or at any adjournment or postponement thereof at which the OCSL Matters have been voted upon; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c) by OSI2, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of OCSL or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by OSI2 to OCSL (provided that OSI2 is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a), 8.2(b) or 8.2(c) not to be satisfied);

(ii) prior to obtaining approval of the OCSL Matters by the stockholders of OCSL (A) an OCSL Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) OCSL shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the OCSL Board that OCSL’s stockholders vote in favor of the OCSL Matters, (C) a Takeover Proposal is publicly announced and OCSL fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the OCSL Board that OCSL’s stockholders vote in favor of the OCSL Matters, or (D) a tender or exchange offer relating to any shares of OCSL Common Stock shall have been commenced by a third party and OCSL shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the OCSL Board recommends rejection of such tender or exchange offer;

(iii) OCSL breaches, in any material respect, its obligations under Section 7.6 or Section 7.8; or

(iv) at any time prior to the time the approval of stockholders with respect to the OSI2 Matters is obtained, (A) OSI2 is not in material breach of any of the terms of this Agreement, (B) the OSI2 Board, upon the recommendation of the OSI2 Special Committee, authorizes OSI2, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and OSI2 enters into, a definitive Contract with respect to an OSI2 Superior Proposal and (C) the third party that made such OSI2 Superior Proposal, prior to such termination, pays to OCSL in immediately available funds any fees required to be paid pursuant to Section 9.2(a).

(d) by OCSL, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of OSI2, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by OCSL to OSI2 (provided that OCSL is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a), 8.3(b) or 8.3(c) not to be satisfied);

(ii) prior to obtaining approval of the OSI2 Matters by the stockholders of OSI2 (A) an OSI2 Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) OSI2 shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the OSI2 Board that OSI2’s stockholders vote in favor of the OSI2 Matters, including the Merger and the other Transactions, (C) a Takeover Proposal is publicly announced and OSI2 fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the OSI2 Board that OSI2’s stockholders vote in favor of the OSI2 Matters, including the Merger and the other Transactions or (D) a tender or exchange offer relating to any shares of OSI2 Common Stock shall have been commenced by a third party and OSI2 shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the OSI2 Board recommends rejection of such tender or exchange offer;

(iii) OSI2 breaches, in any material respect, its obligations under Section 7.6 or Section 7.7; or

(iv) at any time prior to the time the approval of stockholders with respect to the OCSL Matters is obtained, (A) OCSL is not in material breach of any of the terms of this Agreement, (B) the OCSL Board, upon the recommendation of the OCSL Special Committee, subject to complying with the terms of this Agreement (including Section 7.8(b)), to enter into, and OCSL enters into, a definitive Contract with respect to an OCSL Superior Proposal and (C) the third party that made such OCSL Superior Proposal, prior to such termination pays to OSI2 in immediately available funds any fees required to be paid pursuant to Section 9.2(b).

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 Termination Fee.

(a) If this Agreement shall be terminated:

(i) by OSI2 pursuant to Section 9.1(c)(iv), then, prior to, and as a condition to such termination, OSI2 shall cause the third party that made the applicable OSI2 Superior Proposal (or its designee) to pay OCSL, subject to applicable Law, a non-refundable fee in an amount equal to $9,758,386 (the “OSI2 Termination Fee”) as liquidated damages and full compensation hereunder; or

(ii) (A) by (x) OCSL or OSI2 pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iii) or (y) OCSL pursuant to Section 9.1(d)(i) (solely to the extent that OSI2 has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) or Section 9.1(d)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iii), prior to the time of the duly held OSI2 Stockholders Meeting, and (C) OSI2 enters into a definitive Contract with respect to such Takeover Proposal within 12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, OSI2 shall cause the third party that made such Takeover Proposal (or its designee) to pay OCSL, subject to applicable Law, the OSI2 Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(a)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The OSI2 Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to OSI2 by OCSL if OCSL shall have furnished to OSI2 wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the OSI2 Termination Fee becomes payable and is paid pursuant to this Section 9.2(a), the OSI2 Termination Fee shall be OCSL’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(b) If this Agreement shall be terminated:

(i) by OCSL pursuant to Section 9.1(d)(iv), then, prior to, and as a condition to such termination, OCSL shall cause the third party that made the applicable OCSL Superior Proposal (or its designee) to pay OSI2, subject to applicable Law, a non-refundable fee in an amount equal to $37,905,870 (the “OCSL Termination Fee”) as liquidated damages and full compensation hereunder; or

(ii) (A) by (x) OCSL or OSI2 pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iv) or (y) OSI2 pursuant to Section 9.1(c)(i) (solely to the extent that OCSL has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) and Section 9.1(c)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iv), prior to the time of the duly held OCSL Stockholders Meeting, and (C) OCSL enters into a definitive Contract with respect to such Takeover Proposal within 12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, OCSL shall cause the third party that made such Takeover Proposal (or its designee) to pay OSI2, subject to applicable Law, the OCSL Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(b)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The OCSL Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to OCSL by OSI2 if OSI2 shall have furnished to OCSL wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the OCSL Termination Fee becomes payable and is paid pursuant to this Section 9.2(b), the OCSL Termination Fee shall be OSI2’s sole and exclusive remedy for monetary damages under this Agreement.

(iii) The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, that without these agreements each party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If OCSL fails to pay any amounts due to OSI2 pursuant to this Section 9.2 within the time periods specified in this Section 9.2 or OSI2 fails to pay OCSL any amounts due to OCSL pursuant to this Section 9.2 within the time periods specified in this Section 9.2, OCSL or OSI2, as applicable, shall pay reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by OSI2 or OCSL, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts from the date payment of such amounts was due at the prime lending rate in effect on the date payment was due as published in The Wall Street Journal (or any successor publication thereto), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3 Effect of Termination. In the event of termination of this Agreement by either OSI2 or OCSL as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of OCSL, Merger Sub, OSI2, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.9(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.4 Fees and Expenses. Subject to Section 9.2, except with respect to (i) all filing and other fees paid to the SEC in connection with the Mergers and (ii) all filing and other fees in connection with any filing under the HSR Act, which, in each case, shall be borne equally by OCSL and OSI2, all fees and expenses incurred in connection with this Agreement and the Transactions (including the Mergers) shall be paid by the party incurring such fees or expenses, whether or not the Transactions (including the Mergers) are consummated, provided that, for the avoidance of doubt, all fees and expenses of Merger Sub shall be paid by OCSL.

9.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the OCSL Matters by the stockholders of OCSL or the OSI2 Matters by the stockholders of OSI2; provided, however, that after any approval of the OCSL Matters by the stockholders of OCSL or the OSI2 Matters by the stockholders of OSI2, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties (acting upon the recommendation of the OSI2 Special Committee, in the case of OSI2, or the OCSL Special Committee, in the case of OCSL).

9.6 Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the OSI2 Board, upon the recommendation of the OSI2 Special Committee, or the OCSL Board, upon the recommendation of the OCSL Special Committee, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

ARTICLE X

CERTAIN DEFINITIONS

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, NY or Los Angeles, CA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exchange Ratio” means the quotient (rounded to four decimal places) of (i) the OSI2 Per Share NAV divided by (ii) the OCSL Per Share NAV.

“Governmental Entity” means any federal, state, local or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Houlihan” means Houlihan Lokey Capital, Inc.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into the in the ordinary course of business.

“Independent Director” means, with respect to OCSL or OSI2, each director who is not an “interested person”, as defined in the Investment Company Act, of OCSL or OSI2, as the case may be.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, OCSL and its Consolidated Subsidiaries, taken as a whole, or OSI2 and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, the party’s board of directors, as of or prior to the date hereof (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date hereof) and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the OCSL Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event); and (c) any changes in general economic or political conditions.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means (i) for OSI2, the actual knowledge of its executive officers and directors set forth in Section 9 of the OSI2 Disclosure Schedule, (ii) for OCSL, the actual knowledge of its executive officers and directors set forth in Section 9 of the OCSL Disclosure Schedule and (iii) for OFA, the actual knowledge of the individuals set forth in Section 9 of the OFA Disclosure Schedule.

“KBW” means Keefe, Bruyette & Woods, Inc.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Material Adverse Effect” means, with respect to OCSL, OSI2 or OFA, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God or pandemics, including COVID-19 (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure to meet internal or published projections or forecasts for any period, as the case may be, or, with respect to OCSL, any decline in the price of shares of OCSL Common Stock on the Nasdaq or trading volume of OCSL Common Stock (provided that the underlying causes of such failure or decline shall be considered in determining whether there is a Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the other Transactions.

“OCSI Glick JV” means OCSI Glick JV LLC, a Delaware limited liability company.

“OCSL Matters” means (i) the proposed issuance of OCSL Common Stock in connection with the Merger and (ii) any other matters required to be approved or adopted by the stockholders of OCSL in order to effect the Transactions.

“OCSL Per Share NAV” means the quotient of (i) the Closing OCSL Net Asset Value divided by (ii) the number of shares of OCSL Common Stock issued and outstanding as of the Determination Date.

“OCSL SLF JV I” means Senior Loan Fund JV I, LLC a Delaware limited liability company.

“OCSL Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, OCSL or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of OCSL or more than 75% of the assets of OCSL on a consolidated basis (a) on terms which the OCSL Board determines in good faith to be superior for the stockholders of OCSL (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the OCSL Termination Fee and any alternative proposed by OSI2 in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by OCSL Board (upon the recommendation of the OCSL Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“OSI2 Administration Agreement” means the administration agreement between OSI2 and Oaktree Fund Administration, LLC in effect as of the date of this Agreement.

“OSI2 Advisory Agreement” means the investment advisory agreement between OSI2 and OFA in effect as of the date of this Agreement.

“OSI2 Matters” means (i) the adoption of this Agreement and approval of the Transactions and (ii) any other matters required to be approved or adopted by the stockholders of OSI2 in order to effect the Transactions.

“OSI2 Per Share NAV” means the quotient of (i) the Closing OSI2 Net Asset Value divided by (ii) the number of shares of OSI2 Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares).

“OSI2 Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, OSI2 or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of OSI2 or more than 75% of the assets of OSI2 on a consolidated basis (a) on terms which the OSI2 Board determines in good faith to be superior for the stockholders of OSI2 (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the OSI2 Termination Fee and any alternative proposed by OCSL in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the OSI2 Board (upon the recommendation of the OSI2 Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of OCSL or OSI2, as applicable, and its respective Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) Indebtedness incurred after the date of this Agreement to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of OCSL or OSI2, as applicable.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Previously Disclosed” means information (i) with respect to OSI2, (A) set forth by OSI2 in the OSI2 Disclosure Schedule or (B) disclosed since the Applicable Date in any OSI2 SEC Report, and (ii) with respect to OCSL, (A) set forth by OCSL in the OCSL Disclosure Schedule or (B) disclosed since the Applicable Date in any OCSL SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any OSI2 SEC Report or OCSL SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than OCSL or OSI2 or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving OSI2 or OCSL, as applicable, or any of such party’s respective Consolidated Subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of OSI2 or OCSL, as applicable, and such party’s respective Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, OSI2 or in any of OSI2’s Consolidated Subsidiaries or, OCSL or in any of OCSL’s Consolidated Subsidiaries, as applicable, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, other than a Quarterly Dividend, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to OSI2’s stockholders (i) all of its previously undistributed “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Trading Day” shall mean a day on which shares of OCSL Common Stock are traded on Nasdaq.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

Table of Definitions
Term:	Section:
Acceptable Courts	11.6
Agreement	Preamble
Applicable Date	3.5(a)
ASC Topic 820	3.6(i)
BDC	Recitals
Cancelled Shares	1.5(b)
Closing	1.2
Closing Date	1.2
Closing OCSL Net Asset Value	2.6(a)
Closing OSI2 Net Asset Value	2.6(b)
Code	Recitals
Current D&O Insurance	7.5(b)
DE SOS	1.3
Determination Date	2.6(a)
DGCL	1.1
Disclosure Schedule	11.9
DOJ	7.1(a)
Effective Time	1.3
Employee Benefit Plans	3.13
Enforceability Exception	3.3(a)
Exchange Fund	2.3
EY	3.6(a)
First Certificate of Merger	1.3
FTC	7.1(a)
GAAP	3.6(a)
HSR Act	3.4
Indemnified Liabilities	7.5(a)
Indemnified Parties	7.5(a)
Indemnified Party	7.5(a)
Intellectual Property Rights	3.16
Intended Tax Treatment	7.12(c)
IRS	3.11(a)
Joint Proxy Statement/Prospectus	3.4
Merger	Recitals
Merger Consideration	1.5(c)
Merger Sub	Preamble
Mergers	Recitals
Nasdaq	2.2
Notice of an OCSL Superior Proposal	7.7(b)
Notice of an OSI2 Superior Proposal	7.8(b)
OCSL	Preamble
OCSL Adverse Recommendation Change	7.8(a)
OCSL Balance Sheet	4.6(b)

Table of Definitions
Term:	Section:
OCSL Board	Recitals
OCSL Bylaws	4.1(b)
OCSL Capitalization Date	4.2(a)
OCSL Certificate	4.1(b)
OCSL Common Stock	1.5(b)
OCSL Disclosure Schedule	11.9
OCSL Insurance Policy	4.15
OCSL Intellectual Property Rights	4.16
OCSL Intervening Event Notice Period	7.8(e)
OCSL Intervening Event Recommendation Change	7.8(e)
OCSL Material Contracts	4.14(a)
OCSL Recommendation	7.8(a)
OCSL Requisite Vote	4.3(a)
OCSL SEC Reports	4.5(a)
OCSL Special Committee	Recitals
OCSL Stockholders Meeting	4.3(a)
OCSL Termination Fee	9.2(b)
OCSL Voting Debt	4.2(a)
OFA Disclosure Schedule	11.9
OSI2	Preamble
OSI2 Adverse Recommendation Change	7.7(a)
OSI2 Balance Sheet	3.6(b)
OSI2 Board	Recitals
OSI2 Bylaws	3.1(b)
OSI2 Capitalization Date	3.2(a)
OSI2 Certificate	3.1(b)
OSI2 Common Stock	1.5(b)
OSI2 Disclosure Schedule	11.9
OSI2 Insurance Policy	3.15
OSI2 Intellectual Property Rights	3.16
OSI2 Intervening Event Notice Period	7.7(e)
OSI2 Intervening Event Recommendation Change	7.7(e)
OSI2 Material Contracts	3.14(a)
OSI2 Recommendation	7.7(a)
OSI2 Requisite Vote	3.3(a)
OSI2 SEC Reports	3.5(a)
OSI2 Special Committee	Recitals
OSI2 Stockholders Meeting	3.3(a)
OSI2 Termination Fee	9.2(a)
OSI2 Voting Debt	3.2(a)
Paying and Exchange Agent	2.3
Quarterly Dividends	6.2(b)
Registration Statement	3.4
Representatives	7.6(a)
RIC	3.11(b)
Rights	3.2(a)
Sarbanes-Oxley Act	3.6(g)
Second Certificate of Merger	1.8(a)
Second Merger	Recitals
Surviving Company	Recitals

Table of Definitions
Term:	Section:
Tail Period	7.5(b)
Takeover Approval	7.7(a)(ii)
Takeover Proposal	9.2(a)(ii)
Takeover Statutes	3.19
Termination Date	9.1(b)(ii)
Terminations	1.9

ARTICLE XI

GENERAL PROVISIONS

11.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.5 and Section 9.4 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

11.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to OSI2, to:

Oaktree Strategic Income II, Inc.

333 South Grand Avenue

28th Floor

Los Angeles, CA 90071

Attention:       Mary Gallegly

Email:            mgallegly@oaktreecapital.com

with a copy, which will not constitute notice, to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:       William G. Farrar / Melissa Sawyer

Email:             farrarw@sullcrom.com / sawyerm@sullcrom.com

If to OCSL or Merger Sub, to:

Oaktree Specialty Lending Corporation 333 South Grand Avenue 28th Floor
Los Angeles, CA 90071

Attention:	Mary Gallegly
Email:	mgallegly@oaktreecapital.com

with a copy, which will not constitute notice, to:

Kirkland & Ellis LLP 1301 Pennsylvania Avenue, NW
Washington, DC 20004

Attention:	William Tuttle / Erin Lett
Email:	william.tuttle@kirkland.com / erin.lett@kirkland.com

and

Stradley Ronon Stevens & Young, LLP 2000 K Street, NW, Suite 700
Washington, DC 20006

Attention:	Eric S. Purple
Email:	epurple@stradley.com

If to OFA, to:

Oaktree Fund Advisors, LLC 333 South Grand Avenue 28th Floor
Los Angeles, CA 90071

Attention:	Mary Gallegly
Email:	mgallegly@oaktreecapital.com

with a copy, which will not constitute notice, to:

Kirkland & Ellis LLP 1301 Pennsylvania Avenue, NW
Washington, DC 20004

Attention:	William Tuttle / Erin Lett
Email:	william.tuttle@kirkland.com / erin.lett@kirkland.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3 Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.5 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware, or if jurisdiction over the matter is vested exclusively in federal courts, the state or federal courts in the State of Delaware, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.9 Disclosure Schedule. Before entry into this Agreement, OCSL, OSI2 and OFA each delivered to the other party a schedule (the “OCSL Disclosure Schedule”, the “OSI2 Disclosure Schedule” and the “OFA Disclosure Schedule”, respectively, each, a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV, or Article V, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. Each Disclosure Schedule shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

[Signature Page Follows]

IN WITNESS WHEREOF, OSI2, OCSL, Merger Sub and OFA have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OAKTREE STRATEGIC INCOME II, INC.

By:	/s/ Armen Panossian
Name:	Armen Panossian
Title:	Chief Executive Officer

OAKTREE SPECIALTY LENDING CORPORATION

By:	/s/ Armen Panossian
Name:	Armen Panossian
Title:	Chief Executive Officer

PROJECT SUPERIOR MERGER SUB, INC.

By:	/s/ Mathew Pendo
Name:	Mathew Pendo
Title:	President

OAKTREE FUND ADVISORS, LLC

(Solely for the purposes of Section 2.6, Article V, Section 8.1(h) and Article XI)

By:	/s/ Mary Gallegly
Name:	Mary Gallegly
Title:	Managing Director

By:	/s/ Armen Panossian
Name:	Armen Panossian
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

Annex B

ANNEX B - OPINION OF THE FINANCIAL ADVISOR TO THE OCSL SPECIAL COMMITTEE

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

September 14, 2022

Oaktree Specialty Lending Corporation

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

Attn:	The Special Committee of the Board of Directors and
Board of Directors

Dear Members of the Special Committee and the Board:

We understand that Oaktree Specialty Lending Corporation (the “Acquiror”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among Oaktree Strategic Income II, Inc. (the “Company”), the Acquiror, Project Superior Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and solely for the purposes set forth therein, Oaktree Fund Advisors, LLC (the “Advisor”), pursuant to which, among other things, (a) Merger Sub will merge with the Company (the “Merger”), with the Company as the surviving company in the Merger (the “Surviving Company”), (b) each outstanding share of common stock, par value $0.001 per share (“Company Common Stock”), of the Company will be converted into the right to receive a number of shares of the common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror, equal to the quotient obtained by dividing the net asset value of the Company per share of Company Common Stock by the net asset value of the Acquiror per share of Acquiror Common Stock, each as to be determined in the manner and as of the date provided by the Agreement (the “Exchange Ratio”), (c) immediately following the Merger, the advisory agreement between the Company and the Advisor and the administration agreement between the Company and the Advisor will be terminated (together, the “Terminations”), and (d) immediately following the Terminations, the Surviving Company will merge (the “Second Merger”) with the Acquiror, with the Acquiror as the surviving company in the Second Merger.

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Acquiror has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee and the Board as to whether, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to the Acquiror.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated September 13, 2022, of the Agreement;

2.	reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and the Acquiror made available to us by the Advisor, including (a) financial projections prepared by the management of the Advisor relating to the Company contemplating continued operation as a going concern (the “Company Projections”), (b) solely for illustrative purposes, financial projections prepared by the management of the Advisor relating to the Company contemplating a wind-down and liquidation of the Company (the “Company Liquidation Projections”), (c) solely for illustrative purposes, financial projections prepared by the management of the Advisor relating to the Company contemplating an initial public offering (“IPO”) by the Company

(the “Company IPO Projections”), (d) financial projections prepared by the management of the Advisor relating to the Acquiror (the “Acquiror Projections”), and (e) solely for illustrative purposes, financial projections prepared by the management of the Advisor relating to the Acquiror after giving effect to the Merger (the “Pro Forma Acquiror Projections”);

4.

spoken with certain members of the management of the Advisor and certain of its representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and the Acquiror, the Merger and related matters;

5.	compared the financial and operating performance of the Company and the Acquiror with that of companies with publicly traded equity securities that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.

reviewed the net asset value per share of the Company and the net asset value per share of the Acquiror as of June 30, 2022, prepared and provided to us by the Advisor, as adjusted for estimated transaction expenses provided by the Advisor (the “Adjusted June 30 NAVs”);

8.

compared the Exchange Ratio, determined on the basis of the Adjusted June 30 NAVs, to the relative value reference ranges that we believed were indicated by our financial analyses of the Company and the Acquiror;

9.	reviewed the current and historical market prices for the Acquiror’s publicly traded equity securities; and

10.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Advisor has advised us, and we have assumed, that (a) the Company Projections, the Company Liquidation Projections, and the Company IPO Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company on a going concern basis, under a wind-down and liquidation, and following an IPO, respectively, and (b) the Acquiror Projections and the Pro Forma Acquiror Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Acquiror on a standalone basis and after giving effect to the Merger, respectively. At your direction, we have assumed that the Company Projections and the Acquiror Projections provide a reasonable basis on which to evaluate the Company, the Acquiror and the Merger and we have, at your direction, used and relied upon the Company Projections and the Acquiror Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Company Projections, the Company Liquidation Projections, the Company IPO Projections, the Acquiror Projections, the Pro Forma Acquiror Projections or the respective assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto that would be material to our analyses or this Opinion. We have also assumed that the Merger, together with the Second Merger, will qualify, for federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Acquiror, or otherwise have an effect on the Merger, the Company or the Acquiror or any expected benefits of the Merger that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ from the draft of the Agreement identified above in any respect material to our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquiror or any other party. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) solicit any indications of interest from third parties with respect to the Merger, the securities, assets, businesses or operations of the Company, the Acquiror or any other party, or any alternatives to the Merger, or (b) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, and this Opinion does not purport to address potential developments in any such markets. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of Acquiror Common Stock actually will be when issued pursuant to the Merger or the price or range of prices at which Company Common Stock or Acquiror Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the shares of Acquiror Common Stock to be issued in the Merger to holders of Company Common Stock will be listed on the Nasdaq Global Select Market immediately following the consummation of the Merger.

This Opinion is furnished for the use of the Committee and the Board (each in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and/or certain of its affiliates have in the past provided and are currently providing financial advisory and/or other services to the Acquiror and have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Oaktree Capital Management, L.P. (“Oaktree”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Oaktree (collectively, with Oaktree, the “Oaktree Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having provided and currently providing valuation advisory services for financial reporting purposes to the Acquiror, (ii) having acted as financial advisor to the special committee of the board of directors of Oaktree Strategic Income Corporation, then managed by a member of the Oaktree Group, in connection with its merger transaction with the Acquiror, which closed in March 2021, (iii) having acted as financial advisor to a noteholder group, of which one or more members of the Oaktree Group were members, in relation to their interests as noteholders of Frontier Communications Corporation in connection with its chapter 11 bankruptcy proceedings, which concluded in April 2021, (iv) having acted as financial advisor to a consortium of shareholders, in which Oaktree was a leading member along with Centerbridge Partners, LP, in connection with the restructuring and reorganization of Garrett Motion, Inc., which was completed in April 2021, and (v) having acted as financial advisor to a lender group, of which one or more members of the Oaktree Group were members, in relation to their interests as lenders to Array Canada, Inc. in connection with its refinancing transaction, which closed in September 2021. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Acquiror, members of the Oaktree Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Oaktree, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the Oaktree Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, members of the Oaktree Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has acted as financial advisor to the Committee in connection with the Merger and will receive a fee for such services, a portion of which became payable to Houlihan Lokey upon the rendering of this Opinion and a substantial portion of which is contingent upon the successful completion of the Merger. In addition, the Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses the fairness, from a financial point of view, to the Acquiror of the Exchange Ratio provided for in the Merger pursuant to the Agreement and does not address any other aspect or implication of the Merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the Terminations or the Second Merger. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Acquiror, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Acquiror, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Acquiror, the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Acquiror’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Acquiror’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of the Acquiror, whether Acquiror should be issuing debt or equity securities or a combination of both in the Merger, or the form, structure or any aspect or terms of any debt or equity financing for the Merger or the likelihood of obtaining such financing, (vii) whether or not the Acquiror, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (viii) the solvency, creditworthiness or fair value of the Acquiror, the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Acquiror and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to the Acquiror.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

Annex C

ANNEX C - OPINION OF THE FINANCIAL ADVISOR TO THE OSI2 SPECIAL COMMITTEE

[LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]

September 14, 2022

The Special Committee of the Board of Directors

The Board of Directors

Oaktree Strategic Income II, Inc.

333 South Grand Avenue

28th Floor

Los Angeles, CA 90071

The Special Committee of the Board of Directors (the “Committee”) and the Board of Directors (the “Board”) of Oaktree Strategic Income II, Inc.:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Oaktree Strategic Income II, Inc. (“OSI2”) of the Exchange Ratio (as defined below) in the proposed merger of Project Superior Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Oaktree Specialty Lending Corporation (“OCSL”), with and into OSI2, with OSI2 as the surviving company (such transaction, the “Merger” and, taken together with the immediately following merger of OSI2 with and into OCSL (with OCSL as the surviving company), the “Transaction”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among OSI2, OCSL, Merger Sub and, solely for certain limited purposes, Oaktree Fund Advisors, LLC (“OFA”), which is the investment adviser to each of OSI2 and OCSL. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of OSI2, OCSL or Merger Sub or the holder of any securities, each share of the common stock, par value $0.001 per share, of OSI2 (“OSI2 Common Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares (as defined in the Agreement), shall be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of OCSL (“OCSL Common Stock”) equal to the quotient (rounded to four decimal places) of (i) the OSI2 Per Share NAV (as defined in the Agreement) divided by (ii) the OCSL Per Share NAV (as defined in the Agreement) (such quotient, the “Exchange Ratio”). At the direction of OSI2 and without independent verification, we have relied upon and assumed for purposes of our analyses and this opinion, that the OSI2 Per Share NAV and the OCSL Per Share NAV will be $18.58 and $6.87, respectively, and that, as a result thereof, the Exchange Ratio will be 2.7037x. The terms and conditions of the Transaction are more fully set forth in the Agreement.

KBW has acted as financial advisor to the Committee and not as an advisor to or agent of any other person. As part of our investment banking business, we are regularly engaged in the valuation of business development company (“BDC”) securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, OSI2 and OCSL. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of OCSL for our and their own respective accounts and for the accounts of our and their respective customers and

The Special Committee of the Board of Directors

The Board of Directors – Oaktree Strategic Income II, Inc.

September 14, 2022

clients. KBW employees may also from time to time maintain individual positions in OCSL Common Stock. As the Committee has previously been informed by KBW, such positions currently include an individual position in shares of OCSL Common Stock held by a senior member of the KBW advisory team providing services to the Committee in connection with the proposed Transaction. A commercial bank affiliate of KBW is also a lender to OCSL under an existing revolving credit facility. We have acted exclusively for the Committee in rendering this opinion and will receive a fee from OSI2 for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, OSI2 has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to OSI2. In the past two years, KBW has provided investment banking and financial advisory services to OCSL and received compensation for such services. KBW acted as (i) a sales agent for the ATM program of OCSL, (ii) financial advisor to the special committee of the board of directors of OCSL in connection with OCSL’s March 2021 acquisition of Oaktree Strategic Income Corporation and (iii) co-manager for OCSL’s May 2021 notes offering. In the past two years, KBW has not provided investment banking or financial advisory services to OFA. We may in the future provide investment banking and financial advisory services to OSI2, OCSL or OFA and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of OSI2 and OCSL and bearing upon the Transaction, including among other things, the following: (i) a draft of the Agreement dated September 9, 2022 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended September 30, 2021 of OSI2; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2021, March 31, 2022 and June 30, 2022 of OSI2; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended September 30, 2021 of OCSL; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2021, March 31, 2022 and June 30, 2022 of OCSL; (vi) certain other interim reports and other communications of OSI2 and OCSL to their respective stockholders; and (vii) other financial information concerning the respective businesses and operations of OSI2 and OCSL furnished to us by OSI2 and OCSL or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of OSI2 and OCSL; (ii) the assets and liabilities of OSI2 and OCSL; (iii) the nature and terms of certain other merger transactions and business combinations in the BDC industry; (iv) a comparison of certain financial information of OSI2 and certain financial and stock market information of OCSL with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of OSI2 and OCSL that were prepared by OFA management (which acts as management of both OSI2 and OCSL), provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of OSI2 and with the consent of the Committee; and (vi) estimates regarding certain pro forma financial effects of the Transaction on OCSL (including, without limitation, the cost savings, related expenses and operating synergies expected to result or be derived from the Transaction) that were prepared by OFA management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of OSI2 and with the consent of the Committee. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as

Keefe, Bruyette & Woods, A Stifel Company

The Special Committee of the Board of Directors

The Board of Directors – Oaktree Strategic Income II, Inc.

September 14, 2022

well as our experience in securities valuation and knowledge of the BDC industry generally. We have also participated in discussions with OFA management regarding the past and current business operations, regulatory relations, financial condition and future prospects of OSI2 and OCSL and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, OSI2 with soliciting indications of interest from third parties regarding a potential transaction with OSI2.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of OSI2 and the Committee, upon OFA management as to the reasonableness and achievability of the financial and operating forecasts and projections of OSI2 and OCSL and the estimates regarding certain pro forma financial effects of the Transaction on OCSL (including, without limitation, the cost savings, related expenses and operating synergies expected to result or be derived from the Transaction), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents the best currently available estimates and judgments of OFA management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the foregoing financial information of OSI2 and OCSL that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with OFA management, and with the consent of OSI2 and the Committee, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on OSI2 and OCSL. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either OSI2 or OCSL since the date of the last financial statements of each such entity that were made available to us. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of OSI2 or OCSL, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of OSI2 or OCSL under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

Keefe, Bruyette & Woods, A Stifel Company

The Special Committee of the Board of Directors

The Board of Directors – Oaktree Strategic Income II, Inc.

September 14, 2022

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of OSI2 Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transactions and that all conditions to the completion of the Transaction and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of OSI2, OCSL or the pro forma entity, or the contemplated benefits of the Transaction, including without limitation the cost savings, related expenses and operating synergies expected to result or be derived from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of OSI2 that OSI2 has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to OSI2, OCSL, Merger Sub, the Transaction and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of OSI2 Common Stock. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction (including the termination of the investment advisory agreement between OSI2 and OFA and the administration agreement between OSI2 and Oaktree Fund Administration, LLC and the fee waiver to be entered into by and between OCSL and OFA), including without limitation, the form or structure of the Transaction or any such related transaction, any consequences of the Transaction or any related transaction to OSI2, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions, economic uncertainty and the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. We express no view or opinion as to any changes to the OSI2 Per Share NAV or the OCSL Per Share NAV after the date hereof from the respective amounts thereof that we have been directed to assume for purposes of our analyses and this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of OSI2 to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by OSI2, the Committee or the Board, (iii) the fairness of the amount or nature of

Keefe, Bruyette & Woods, A Stifel Company

The Special Committee of the Board of Directors

The Board of Directors – Oaktree Strategic Income II, Inc.

September 14, 2022

any compensation to any of OSI2’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of OSI2 Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of OSI2 (other than the holders of OSI2 Common Stock, solely with respect to the Exchange Ratio (as described herein) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of OCSL or any other party to any transaction contemplated by the Agreement, (v) any fees payable by OCSL to OFA for investment advisory and management services or the reduction of the base management fee resulting from the fee waiver between OCSL and OFA, (vi) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed for purposes of our opinion (whether relating to a reverse stock split of OCSL Common Stock or otherwise); (vii) the actual value of OCSL Common Stock to be issued in connection with the Merger, (viii) the prices, trading range or volume at which OCSL Common Stock will trade following the public announcement or consummation of the Transaction, (ix) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to OSI2, OCSL, Merger Sub, any of their respective stockholders, or relating to or arising out of or as a consequence of the Transaction or any other related transaction, including whether or not the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Committee (in its capacity as such) and, as requested by the Committee, the Board (in its capacity as such) in connection with their respective consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Committee or the Board as to how it should vote on the Transaction, or to any holder of OSI2 Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Transaction or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of OSI2 Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company

Annex D

ANNEX D - CERTIFICATE OF AMENDMENT

FORM OF

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

OAKTREE SPECIALTY LENDING CORPORATION

Oaktree Specialty Lending Corporation. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The Corporation’s Restated Certificate of Incorporation is hereby amended by deleting Article IV thereof in its entirety and replacing the following in lieu thereof:

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 250,000,000 shares, par value $0.01 per share, of common stock (the “Common Stock”).

(A) Common Stock. Except as (1) otherwise required by laws of the State of Delaware or (2) expressly provided in this Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters. The shares of Common Stock shall not have any preemptive rights whatsoever.

(1) Dividends. Subject to the provisions of the laws of the State of Delaware, and to the other provisions of this Certificate of Incorporation (as amended from time to time), holders of shares of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(2) Voting Rights. At every annual or special meeting of stockholders of the Corporation, each record holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation for the election of directors and on matters submitted to a vote of stockholders of the Corporation. Except as provided with respect to any other class or series of capital stock of the Corporation hereafter classified or reclassified, the exclusive voting power for all purposes shall solely be vested with the holders of Common Stock. There shall be no cumulative voting.

(3) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and other liabilities, upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (A)(3).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, each three (3) shares of Common

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Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”).

No fractional shares shall be issued in connection with the Reverse Stock Split. For any remaining fraction of a share of Common Stock, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the Nasdaq Global Select Market (as adjusted to give effect to the Reverse Stock Split) on the trading day immediately prior to the Effective Time.

SECOND: This amendment shall be effective as of 11:59 p.m., Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.

THIRD: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 9, 2007.

FOURTH: The foregoing amendment has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its [    ] this [    ] day of [    ] 2023.

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